Exhibit 99(d)(9)

EXECUTION VERSION

Deed of Irrevocable Undertaking

From:	PLATINUM HAWK C 2019 RSC Limited

Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, PO BOX 25642, United Arab Emirates, in its capacity as trustee of Platinum Cactus A 2019 Trust, a trust established under the laws of Abu Dhabi Global Market by deed of settlement dated 28 March 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited (“we, us”, “our”)

To:	The Directors

DYUTI PRIVATE HOLDINGS INC. (“WOS”)

Prior to 17 August 2026: One Queen Street East, Suite 2500, Toronto, ON M5C 2W5, Canada

On or after 17 August 2026: 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3

MR. SUMANT SINHA (the “Founder”)

1017 B, Aralias

DLF Golf Course Road

Gurgaon -122009

India

11 August 2026

Dear Sirs / Madam,

Proposed acquisition by WOS and the Founder (together, the “Consortium”) of, subject to the Rollover, the entire issued and to be issued share capital of ReNew Energy Global Plc (the “Target”) not held by the Consortium

1.	Proposed Transaction

1.1	In this undertaking all references to:

(a)

the “Acquisition” shall mean the proposed acquisition by WOS of, subject to the Rollover (as defined below), the entire issued and to be issued share capital of the Target which is not held by the Consortium or any Rolling Shareholder (as defined below) (the “Target Shares”):

(i)

to be effected by way of a court-sanctioned scheme of arrangement (the “Scheme”) under Part 26 of the Companies Act 2006 (the “CA 2006”) but which may ultimately be effected by way of a takeover offer under Part 28 of the CA 2006 (an “Offer”) within the meaning of section 974 of the CA 2006 on the same terms, so far as relevant, as those which would apply to the Scheme, pursuant to which each non-Consortium shareholder of the Target will be entitled to either (i) receive cash consideration for each share of the Target it holds in exchange for transferring its shares to WOS, or (ii) elect to retain its shares in the Target (the “Rollover”, and any such shareholder electing to participate in the Rollover being a “Rolling Shareholder”); and

(ii)	on the terms and conditions set out in the transaction agreement to be entered into between the Consortium and the Target (the “Transaction Agreement”); and

(b)

the “Reorganisation” shall mean the proposed reorganisation to be undertaken following completion of the Acquisition, pursuant to which all shareholders in the Target (following implementation of the Scheme) will become, to the extent they are not already, shareholders of a subsidiary of the Target, ReNew Private Limited (“ReNew Private”):

(i)	comprising the steps contained in the legal reorganisation steps plan in substantially the form set out in Annex 1 (the “Legal Reorganisation Steps Plan”);

(ii)

to be effected by way of a reorganisation deed or other document governing the implementation of the Reorganisation and the steps contemplated in the Legal Reorganisation Steps Plan to be entered into in connection with the Acquisition between, amongst others, WOS, the Founder, the Target, the Rolling Shareholders and us (the “Reorganisation Deed”); and

(iii)

pursuant to which the parties will enter into a shareholders’ agreement in relation to the Target and ReNew Private, governing the rights and obligations of the parties as shareholders of the Target and, subsequently, ReNew Private following the implementation of, in each case, the Acquisition and Reorganisation, substantially in the form set out in Annex 2 (the “SHA”),

(together, the “Transaction”).

1.2	Certain terms used in this undertaking are defined in Clause 14 below.

2.	Ownership

2.1	We warrant to each member of the Consortium that:

(a)

Schedule 1 to this undertaking contains complete and accurate details of all of the Relevant Securities in which we are interested (“Relevant Securities” having the meaning set out in Clause 14.1(c) below and “interest” having the meaning set out in Clause 14.1(d));

(b)	we do not have an interest in any other shares or securities of the Target other than those set out in Schedule 1 and as described in Clause 14.1(d));

(c)

we are the registered holder and beneficial owner of or are otherwise able to control the exercise of all rights attaching to, including voting rights and the ability to procure the transfer of, the Relevant Securities; and

(d)

we have full power and authority to enter into and perform our obligations under this undertaking in accordance with its terms, and are able to transfer (or procure the transfer of) the Relevant Securities free from all liens, charges, options, equities, encumbrances and other third party rights, restrictions and interests of any nature and together with all rights now or hereafter attaching thereto, including the right to all dividends and other distributions (if any) declared, made or paid hereafter subject to the matters referred to in the announcement to be made in connection with the Acquisition (the “Announcement”).

3.	Voting in favour of the Scheme

3.1	Unless and until this undertaking lapses in accordance with Clause 10:

(a)

for as long as the Consortium elects to implement the Acquisition by way of the Scheme, we irrevocably undertake to each member of the Consortium to exercise, or, where applicable, procure the exercise of, all voting rights attaching to the Relevant Securities at:

(i)	any meeting of the Target’s shareholders convened by order of the Court (including any adjournment thereof) in connection with the Scheme (the “Court Meeting”); and

(ii)	any general meeting of the Target (including any adjournment thereof) directly in connection with the Scheme (the “GM”),

in favour of the Scheme and the Transaction, including any resolutions required to give effect to the Scheme and the Transaction (the “Resolutions”) as set out in the notices of meeting in the circular to be sent to shareholders of the Target containing an explanatory statement in respect of the Scheme (the “Scheme Document”) and against any resolution to adjourn the Court Meeting or the GM or to amend the Scheme or which, if passed, is likely to result in any condition of the Scheme not being fulfilled or which is likely to impede or frustrate the Scheme in any way or prevent the Scheme from becoming effective;

(b)

we undertake to each member of the Consortium to exercise, or procure the registered holder to exercise, all rights attaching to the Relevant Securities to requisition or join in the requisitioning of any general meeting of the Target for the purposes of voting on any resolution referred to under Clause 3.1(a) above, or to require the Target to give notice of any meeting, in accordance with WOS’s instructions; and

(c)

without prejudice to Clause 3.1(a), we shall, after the posting of the Scheme Document to the Target’s shareholders, and without prejudice to our right to attend and vote in person at the Court Meeting and the GM:

(i)

return, or procure the return of, the signed forms of proxy enclosed with the Scheme Document, (completed, signed and voting in favour of the Scheme and the Resolutions), in accordance with the instructions printed on the forms of proxy as soon as possible and in any event within seven Business Days after the date of posting of the Scheme Document; and

(ii)	not revoke or withdraw the forms of proxy once they have been returned in accordance with Clause 3.1(c)(i).

3.2

In the event that we acquire any interest in Relevant Securities after the date of this undertaking, the obligations in Clause 3.1 shall apply in relation to those securities save that the obligation in Clause 3.1(c)(ii) shall apply from the date of acquisition by us of such Relevant Securities.

4.	Offer

4.1	We acknowledge that the Consortium has reserved the right to implement the Acquisition by way of an Offer with the consent of the Target.

4.2

Unless and until the obligations under this undertaking lapse in accordance with Clause 10, in the event that the Acquisition is implemented by way of an Offer, we confirm and agree that this undertaking shall continue to be binding in respect of the Relevant Securities and all references to the Scheme shall, where the context permits, be read as references to the Offer.

4.3	In particular, if the Acquisition is implemented by way of an Offer, references in this undertaking to:

(a)

voting (or procuring the voting) in favour of the Scheme and the resolutions to be proposed at the Court and/or shareholder meetings in person or by proxy shall be read and construed as accepting the Offer, which acceptances in such circumstances shall be tendered as soon as possible and in any event by no later than 3:00 pm (London time) on the fifth Business Day after despatch to Target shareholders of the formal document containing the full terms and conditions of the Offer (the “Offer Document”) and not withdrawing, or procuring the withdrawal of acceptances in respect of the Relevant Securities; and

(b)	the Scheme becoming effective shall be read as references to the Offer becoming unconditional; and

(c)	the Scheme lapsing or being withdrawn shall be read as reference to the withdrawal, closing or lapsing of the Offer; and

(d)	the Scheme Document shall be read as references to the Offer Document.

5.	Dealings in Relevant Securities

We undertake to each member of the Consortium that we will not, other than in favour of WOS, Canada Pension Plan Investment Board (“CPPIB”) or any of their respective wholly-owned subsidiaries or Affiliates, pursuant to the Scheme or Offer itself, prior to (i) the withdrawal or lapsing of the Scheme in accordance with the terms of the Transaction Agreement; or (ii) the termination of the Transaction Agreement (whichever is earlier) without the written consent of WOS:

(a)

sell, transfer, charge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or creation or grant of any other encumbrance or option of or over all or any of the Relevant Securities or interest in any Relevant Securities except pursuant to the Transaction, or accept any other offer in respect of all or any Relevant Securities;

(b)

purchase or otherwise acquire (or encourage any other person to so deal in, purchase or acquire other than in accordance with the terms of the Transaction) any other securities in the Target or any interest therein or rights to acquire or subscribe for securities in the Target (including any options or derivatives), other than to the extent that they will become Relevant Securities in accordance with the terms of this undertaking;

(c)

enter into any undertaking or agreement with any third party relating to any Relevant Securities or any interest in them, including (without limitation) any agreement that could prevent us from complying with our obligations under paragraph 6 below;

(d)

restrict, constrain or remove our ability to control the exercise of all rights attaching to, including voting rights and the ability to procure the transfer of, the Relevant Securities, whether conditionally or unconditionally; or

(e)	other than pursuant to the Transaction, enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

(i)	to do all or any of the acts referred to in paragraphs (a) to (d) (inclusive) above; or

(ii)	which would or might restrict or impede us voting in favour of the Scheme or accepting the Offer, or be otherwise prejudicial to, the Transaction in respect of the Relevant Securities,

and for the avoidance of doubt, references in this Clause 5 to any agreement, arrangement or obligation shall include any such agreement, arrangement or obligation whether or not subject to any conditions, or which is to take effect upon or following withdrawal or lapsing of the Scheme and/or the termination of the Transaction Agreement, or upon or following this undertaking ceasing to be binding, or upon or following any other event.

6.	Electing to participate in the Rollover

6.1

Unless and until this undertaking lapses in accordance with Clause 10, we irrevocably undertake (whether the Acquisition is implemented by way of a Scheme or an Offer) to each member of the Consortium to:

(a)

validly elect to participate in the Rollover in respect of all of the Relevant Securities, including by duly completing, signing and delivering to the Consortium a written notice, in the form to be set out in the Scheme Document (a “Rollover Election Notice”) stating such election, provided that the Rollover Election Notice is received by the Consortium no later than five Business Days prior to the Court Meeting (the “Rollover Election Deadline”); and

(b)	subject to the terms of the Scheme, not revoke, withdraw, vary or amend such election without the prior written consent of the Consortium.

7.	The Reorganisation

7.1	Unless and until this undertaking lapses in accordance with Clause 10, we irrevocably undertake to each member of the Consortium to:

(a)

use reasonable endeavours to procure (to the extent possible using the shareholder or contractual rights, or other legal rights, available to us and provided that we shall not have to incur unreasonable costs) that any lawful action which is necessary or desirable to give effect to the following steps in the Legal Reorganisation Steps Plan (which are to occur prior to entry into the Reorganisation Deed):

(i)	the variation of the Class C shares of the Target to have the same or substantially equivalent rights to the Class A shares of the Target;

(ii)	the variation of the articles of association of the Target to permit non-pro rata distribution to facilitate the distributions contemplated by step 7(c) of the Legal Reorganisation Steps Plan;

(iii)

the variation of the articles of association of the Target to permit the implementation of the “Appointer Structure” for compliance with the rule under Section 13 of the Canada Pension Plan Investment Board Regulations, SOR/99-190 that CPPIB may not, directly or indirectly, invest in the securities of a corporation to which are attached more than 30% of the votes that may be cast to elect the directors of that corporation; and

(iv)	the re-registration of the Target as a private company,

including the provision of any information, the execution of any document, voting in favour of any shareholder resolutions and/or board resolutions, or giving any consents to the holding of general meetings or board meetings on shorter notice, in relation to the matters listed at limbs (i) to (iv) shall be so taken by us as required;

(b)	enter into each of the SHA and the Reorganisation Deed;

(c)

prepare, submit, file, publish, execute and/or deliver any document, filing, application, notification, submission or other instrument (as applicable) as may be necessary or desirable pursuant to or in connection with the implementation of the steps contemplated in the Legal Reorganisation Steps Plan prior to entry into the Reorganisation Deed, as listed in clause 7.1(a)(i) to 7.1(a)(iv) (inclusive) (including in each case any deed of adherence or accession thereto); and

(d)

cooperate reasonably with each member of the Consortium in connection with obtaining any authorisations, orders, grants, recognitions, confirmations, consents, licences, clearances, certificates, permissions, approvals, waivers, determinations and/or comfort letters that are required to be obtained, all applications, filings, notifications and submissions that are required to be made and all waiting periods that are required to have expired, from or under any of the laws or any of the practices applied by any governmental, quasi-governmental, supranational, statutory, regulatory or investigative body or authority (including any national or supranational anti-trust, competition, trade or merger control authority, any sectoral ministry or regulator and any foreign investment review body) in any jurisdiction (each, a “Relevant Authority”) that are necessary to satisfy any regulatory condition to the Transaction (each, a “Clearance”), including by:

(i)

providing, in a timely manner, such information (that is in our or our affiliates’ possession or control and that we are legally permitted to disclose) and such assistance within our control as may be reasonably required for the purposes of preparing and making any filings, notifications or submissions to any Relevant Authority as are necessary in connection with obtaining any Clearance, taking into account all applicable waiting periods;

(ii)

promptly making any filings, notifications or submissions (including draft filings, notifications or submissions where applicable) that we are required to make to any governmental or regulatory authority in connection with the Transaction, the Reorganisation or the Rollover;

(iii)

promptly providing to each member of the Consortium copies of any material correspondence and summaries of material communications received by us from any Relevant Authority in connection with any Clearance;

(iv)

where reasonably requested by each member of the Consortium, making available appropriate representatives for meetings, hearings and calls with any Relevant Authority in connection with the obtaining of any Clearance (save to the extent where confidential information relating to us and our affiliates are discussed at the meetings, hearings and calls); and

(v)

not knowingly taking, or agree or commit to take any voluntary action, or entering into any agreement for, or completing, any acquisition or other transaction which would, or would be reasonably likely to, have the effect of materially delaying, impeding or preventing satisfaction of any regulatory condition to the Transaction or completion of the Transaction, provided that (a) this paragraph shall apply only to actions within our control and in our capacity as holder of the Relevant Securities or prospective Rolling Shareholder, and (b) any omission shall only be relevant to the extent it is a deliberate failure by us to take an action expressly required of us under paragraphs (i) to (iv) above, provided in each case that:

(vi)

nothing in this Clause (d) shall require us, the Abu Dhabi Investment Authority (ADIA), or any of our or their affiliates, the Government of Abu Dhabi or any entity directly or indirectly owned by the Government of Abu Dhabi to disclose or provide, or procure the disclosure or procure the disclosure or provision of, to any person (including, for the avoidance of doubt any Relevant Authority) any non-public information (including any non-public financial information): (a) relating to ADIA, its affiliates, any of its direct or indirect shareholders or ultimate beneficial owners, or any current or former directors or officers of any of the foregoing, or (b) in respect of the current or former directors or officers of, or any investments held by, any other entity (other than ADIA and its subsidiaries) ultimately owned by the Government of the Emirate of Abu Dhabi, if such information exceeds the scope and type of information that we or ADIA have previously provided to such Relevant Authority in connection with obtaining regulatory approvals for a transaction similar in nature to the transactions contemplated by the Transaction Agreement;

(vii)

any cooperation and provision of information, access or assistance pursuant to this Clause (d) shall be conducted in a manner reasonably designed to preserve applicable legal professional privilege and to limit the exchange of any commercially or competitively sensitive information, which may (without limitation) include sharing information on a ‘counsel-to-counsel’ basis; and

(viii)	nothing in this undertaking shall require us to accept or agree to any remedy proposed by a Relevant Authority, in connection with the Transaction.

8.	Shareholder Actions

8.1

Prior to: (i) the withdrawal or lapsing of the Scheme; or (ii) the termination of the Transaction Agreement (whichever is earlier), we will not, in any capacity as a shareholder, without the consent of WOS, requisition solely or jointly, any general or class meeting of the Target.

8.2

Prior to: (i) the withdrawal or lapsing of the Scheme; or (ii) the termination of the Transaction Agreement (whichever is earlier), we will exercise or procure the exercise, by proxy or in person, of the votes attaching to the Relevant Securities in respect of any resolution proposed at any general or class meeting of the Target, or at any adjournment thereof (a “Relevant Resolution”):

(a)	in favour of any such resolution the passing of which is necessary to fulfil any condition of the Scheme;

(b)

against any such resolution whose passing is required in connection with any offer for Target securities that is made by a person other than the Consortium, CPPIB or any of their respective wholly-owned subsidiaries or Affiliates; and

(c)	against any such resolution which, if passed, might result in any condition of the Scheme not being fulfilled or which might impede or frustrate the Scheme in any way.

We acknowledge and accept that any resolution to adjourn a general or class meeting of the Target whose business includes the consideration of a Relevant Resolution, and a resolution to amend a Relevant Resolution, is also a Relevant Resolution.

9.	Disclosure

9.1	We consent to the issue of the Announcement.

9.2

We understand and accept that, if the Acquisition is made, this undertaking, the SHA and the Reorganisation Deed will be made available for inspection during the Scheme and that particulars of it will be contained in the Scheme Document.

9.3

We undertake to provide to WOS on written request within a reasonable period all such further information at our disposal in relation to our interests, and those of any person connected with us, in securities of the Target as WOS may reasonably require in order to comply with any legal or regulatory requirements for inclusion in the Scheme Document (or any other document reasonably required in connection with the Scheme), and we will notify WOS in writing of any material change in the accuracy or import of any information previously supplied to WOS by us as soon as reasonably practicable.

10.	Lapse of Undertaking

10.1	Notwithstanding any other provision of this undertaking, all our obligations under this undertaking shall lapse and shall cease to have any effect if:

(a)

the Transaction Agreement has not been executed by all parties thereto on or before 8:00 am (London time) on 12 August 2026 or such later time and date as the Target and the Consortium may agree in writing;

(b)

the Announcement, substantially in the form set out in Annex 3, has not been made on or before 8:00 am (London time) on 12 August 2026 or such later time and date as the Target and the Consortium may agree in writing;

(c)	the Transaction Agreement is terminated by any party thereto prior to the completion of the Scheme or Offer;

(d)	the Consortium announces that it does not intend to make or proceed with the Transaction either on the terms set out in the Transaction Agreement and the Announcement or at all;

(e)

the Scheme lapses or is withdrawn provided that this Clause 10.1(e) shall not apply where the Scheme is withdrawn or lapses solely as a result of the Consortium exercising its right to implement the Acquisition by way of an Offer rather than a Scheme;

(f)

the Scheme has not become effective by 5:30 pm (London time) on the later of (i) 31 March 2027 and (ii) 95 days following the publication of the Scheme Document, or such later time or date as we, the Target and the Consortium may agree; or

(g)

any competing offer for the entire issued and to be issued share capital of the Target is declared unconditional or, if proceeding by way of a scheme of arrangement, becomes effective in accordance with its terms.

10.2

If this undertaking lapses, we shall have no claim against each member of the Consortium and each member of the Consortium shall have no claim against us, including in relation to any prior breach(es).

10.3	If this undertaking lapses, Clause 10.2, Clauses 13.5 to 13.7 and Clause 14 shall continue in effect.

11.	Power of Attorney

11.1

We hereby irrevocably and by way of security for the performance of our obligations set out in this undertaking appoint WOS and any director and/or authorised representative of WOS severally to be our attorney to:

(a)	execute as a deed and deliver on our behalf forms of proxy to be issued with the Scheme Document in respect of the Relevant Securities;

(b)	sign, execute and deliver:

(i)

any documents (including without limitation any indemnity in a customary form in respect of any lost or missing share certificates), as may be necessary for or incidental to the voting in favour of the Scheme in respect of the Relevant Securities, and/or for giving full effect to this undertaking; and

(ii)	the SHA and the Reorganisation Deed (including in each case any deed of adherence or accession thereto); and

(c)

to do all acts and things as may be necessary for or incidental to the voting in favour of the Scheme and the Resolutions in respect of the Relevant Securities, the implementation of the steps contemplated in the Legal Reorganisation Steps Plan prior to entry into the Reorganisation Deed, as listed in clause 7.1(a)(i) to 7.1(a)(iv) (inclusive) and/or for giving full effect to this undertaking.

We agree this appointment is irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 until this undertaking lapses in accordance with Clause 10 (at which point this power of attorney shall be automatically revoked without further action by us).

12.	Confidentiality

We understand that the information you have given to us in relation to the Transaction must be kept confidential in accordance with applicable law until the Announcement is released or the information has otherwise become publicly available. Before this time, we will not, on the basis of this information, enter into a transaction, place an order to trade, cancel or amend an order which has already been made or engage in any other activity or behaviour which would amount to market manipulation and agree to comply with the insider dealing provisions set out in and in Part V of the Criminal Justice Act 1993 (as amended).

13.	General

13.1	Without prejudice to Clauses 10.1(a) and/or 10.1(b), we acknowledge and accept that nothing in this undertaking obliges the Consortium to announce or make the Acquisition or undertake the Transaction.

13.2	We acknowledge and accept that time shall be of the essence as regards any time, date or period mentioned in this undertaking or extended by mutual agreement.

13.3

With regard to any of the Relevant Securities not registered in our name, we will give the registered holder(s) of those Relevant Securities instructions to, and we will procure that such registered holders act in accordance with the terms of this undertaking.

13.4

We confirm that we fully understand our obligations hereunder and the consequences of entering into those obligations. We understand and agree that, if we fail to vote in favour of the Scheme, participate in and implement the Reorganisation, enter into the SHA and/or the Reorganisation Deed and/or any other document deemed necessary or desirable in accordance with our obligations in this undertaking, or if we are otherwise in breach of those obligations, an order of specific performance may be the only adequate remedy.

13.5

Nothing in this undertaking is intended to confer on any person any right to enforce any term of this undertaking which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

13.6	This undertaking and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with English law.

13.7

The English courts have exclusive jurisdiction to settle any dispute, claim or controversy arising out of or in connection with this undertaking (including a dispute, claim or controversy relating to any non-contractual obligations arising out of or in connection with this undertaking) and we irrevocably submit to the exclusive jurisdiction of the English courts for all purposes in relation to this undertaking.

14.	Interpretation

14.1	In this undertaking:

(a)	references to “Business Days” means a day, other than a Saturday, Sunday or public holiday when banks are open for business in London;

(b)

the expressions “the Scheme”, “the Offer” and “the Acquisition” shall be construed mutatis mutandis as including any amended, revised, extended, improved, increased, additional or other offer or offers made, or scheme or schemes proposed, by or on behalf of WOS for, or in relation to, the securities of the Target, provided that, in relation to any such offer, the terms of such offer(s) are, in the opinion of both (i) the Consortium’s and Target’s financial advisers; and (ii) the special committee comprising all independent directors of the Target established by the Target’s board of directors for the purposes of considering, negotiating and implementing the Acquisition, at least as favourable to shareholders of the Target as the terms set out in the Announcement;

(c)

“Relevant Securities” means all Target shares and securities in which we are interested and including any other securities in Target issued after the date hereof and attributable to or derived from such securities;

(d)	an “interest” in shares or securities has the same meaning in this undertaking as it does for the purposes of section 820 and sections 822-825 of the CA 2006;

(e)

references to “Affiliates”means, in relation to any person (the relevant person), (i) any person Controlled by the relevant person (whether directly or indirectly); (ii) any person Controlling (directly or indirectly) the relevant person; (iii) any person Controlled (whether directly or indirectly) by any person Controlling the relevant person, but in respect of CPPIB and WOS and/or its other Affiliates, shall exclude the members of the CPPIB or WOS group and any and all of their respective portfolio companies which are not 100 per cent owned and Controlled by them.

(f)

references to “Control” means, in relation to any person (being the Controlled Person), being (i) entitled to exercise, or control the exercise of (directly or indirectly) more than 50 per cent of the voting power at any general meeting of the shareholders, members or partners or other equity holders (and including, in the case of a limited partnership, of the limited partners of) (or in the case of a trust, of the beneficiaries thereof) in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or (ii) entitled (including by virtue of the provisions contained in the constitutional documents of the Controlled Person or pursuant to applicable governance rights or delegated authority in respect of such Controlled Person) to appoint or remove or control the appointment or removal of: (1) directors on the Controlled Person’s board of directors or its other governing body (or, in the case of a limited partnership, of the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50 per cent of the voting power at meetings of that board or governing body in respect of all or substantially all matters; (2) any managing member of such Controlled Person; (3) in the case of a limited partnership, its general partner; and/or (4) in the case of a trust, its trustee and/or manager;

(g)

references to “the period of the Scheme” are references to the period commencing on the date of this undertaking and continuing thereafter unless and until the Scheme becomes effective, lapses or is withdrawn; and

(h)	any reference to a time, date or period is a reference to London time.

14.2	The headings and sub-headings in this undertaking are for convenience only and shall not affect its interpretation.

14.3	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa.

IN WITNESS of which this undertaking has been executed as a deed and has been delivered and takes effect on the date first above written on page 1.

Schedule 1

Interests in Target

Our “interests” in the Target on the date of this undertaking are as follows:

(1)	Shares

Number of Relevant Securities	Class	Registered holder	Beneficial owner	Where we are not the registered holder or beneficial owner, the nature of our interest (e.g. discretionary fund or investment manager)

58,170,916	A Ordinary	Platinum Cactus A 2019 Trust, through its trustee Platinum Hawk C 2019 RSC Limited	Abu Dhabi Investment Authority	The A Ordinary shares are directly held by Platinum Cactus A 2019 Trust. The Abu Dhabi Investment Authority is the ultimate beneficial owner. Platinum Hawk C 2019 RSC Limited acts as the trustee of Platinum Cactus A 2019 Trust and is an indirect wholly owned subsidiary of the Abu Dhabi Investment Authority.

12

EXECUTION VERSION

EXECUTED as a deed by PLATINUM CACTUS A 2019 TRUST, acting by its trustee, PLATINUM HAWK C 2019 RSC LIMITED
Suhail AI Dhaheri
and
Mujeeb Ur Rehman Qazi

Annex 1

Legal Reorganisation Steps Plan

14

PRIVILEGED AND CONFIDENTIAL

PROJECT SURYA

REORGANISATION - LEGAL STEPS PLAN

AGREED FORM

Legal Steps Plan Overview

Step	Description
Part A – The Take-Private

1.	Execution of Transaction Documents

2.	Take Private Process

3.	Implementation of Take-Private

Part B – The Reorganisation

4.	Re-registration of UK Co as a private limited company

5.	Primary investment in UK Co to facilitate the Reorganisation

6.	Collapse of UK Co

7.	Reduction of Capital, buyback and Distribution of Collapse Receivables by UK Co

8.	Winding up of UK Co

AGREED FORM

Legal Steps Plan

Part A – The Take-Private

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Step 1: Execution of Transaction Documents

Step 1(a): Execution of Transaction Documents

1.	Transaction Agreement Transaction Agreement to be executed	N/A	CPPIB[1] Founder UK Co	N/A

2.	Agreed Form Documents	To be in agreed form on signing of the Transaction Agreement

Following documents expected to be in agreed form at time of signing transaction document:

•

RPL Shareholders’ agreement

•

This Legal Steps Plan (which will be appended to the Reorganisation Deed to be executed upon Take-Private Completion)

•

Template Irrevocable Undertaking (Shareholder)

•

Structure paper

•

Founder Service Agreement

•

Appointer deed

3.	Irrevocable Undertakings Irrevocable undertakings to be executed	To be signed simultaneously with the Transaction Agreement	CPPIB ADIA Jera	N/A

[1]	Take-Private and certain other steps contemplated by this document to be implemented by CPPIB shall include any of its wholly-owned subsidiaries or affiliates.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
4.	13D/A for Transaction Agreement and the Irrevocable Undertakings	On the same business day (after market close) as the signing of the Transaction Agreement and the irrevocable undertakings	CPPIB	To attach the Transaction Agreement and the Irrevocable Undertakings and contain a summary of the key terms therein.

Step 2: Take Private Process

Step 2a: SEC Process

5.	Submission of 13E-3 to SEC	Submission to be made and SEC approval to be received before posting of Scheme Document to UK Co shareholders	UK Co CPPIB Founder

13E-3 is a US securities shareholder disclosure document designed to provide additional disclosure in take-private transactions involving an existing shareholder. It will reference contents of the scheme document and will not functionally be a different document. An undated version of the Scheme Document will be an exhibit to the initial 13E-3 filing.

The SEC may choose to review and comment on the filing, and if they do, the commenting process can take anywhere between 5 to 10 weeks, depending on the extent of comments and speed of response.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Once all SEC comments are resolved, the 13E-3 and Scheme Document can be finalised and the Scheme Document can be posted to UK Co shareholders.

Step 2b: Scheme of Arrangement Process[2]

6.	Direction Hearing to be held	Following receipt of approval of the Scheme Document from the SEC	UK Co CPPIB Kings Counsel[3]

Documents[4] required for the Direction Hearing include:

•

Claim form

•

Application for Directions Hearing

•

First witness statement

•

Draft order

•

Proxy forms for Court and Shareholder Meetings

•

Scheme Document

•

Verification notes for Scheme Document

7.	Paying Agent Agreement	To be in agreed form prior to publication of Scheme Document	CPPIB Computershare

8.	Scheme Document to be published	Following the Directions Hearing	UK Co

[2]

The UK PLC warrants expire on 23 August 2026 and it is assumed the sanction hearing will take place after this date such that the warrants shall expire in accordance with their own terms. This steps plan therefore does not include any steps in relation to outstanding UK Co warrants.

[3]	Andrew Thornton KC has again been instructed as Scheme counsel for the matter.
[4]	Scheme documents to reflect the depositary structure as needed.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

CPPIB

9.	Proposals on outstanding equity awards to be distributed to awardholders	On or shortly after publication of Scheme Document	UK Co

Proposal to include:

•

Cover letter explaining treatment of awards

•

Notice of exercise for Non-Resident Awards, Accelerated ITM Awards and Vested ITM Awards

•

Consent to replace (i) unexercised Accelerated ITM Awards and Vested ITM Awards, and (ii) Near Vested ITM Awards

•

Bespoke documentation for Founder

10.	General Meeting and Court Meeting (i.e., the shareholder meetings) to be held	No sooner than 20 days after publication of the Scheme Document	UK Co

Approval of the Scheme requires a positive vote of: (i) majority in number; and (ii) 75% in value of members present and voting in person or by proxy.

Documents required for the shareholder meetings include:

•

Chair’s scripts for court and shareholder meetings

•

Copies of UK Co resolutions for court and shareholder meetings to approve Scheme

•

Proxy forms for shareholder meetings to approve Scheme

•

Poll cards for court and shareholder meetings

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
• UK Co amended articles • Minutes of Court and shareholder meetings • Announcement of the results of the court convened shareholder meetings

11.	30% Rule Structuring[5] Articles of UK Co and RPL to be amended to include 30% Rule provisions.	As part of General Meeting (see Row 10 above)	UK Co	At UK Co level, the “Appointer Structure“[6] will be implemented as part of the General Meeting (see Row 10 above) that will take place before Take-private Completion to ensure compliance with the 30% Rule.

[5]

CPPIB is a Canadian Crown Corporation created by statute. Under Section 13 of the Canada Pension Plan Investment Board Regulations, SOR/99-190, CPPIB may not, directly or indirectly, invest in the securities of a corporation to which are attached more than 30% of the votes that may be cast to elect the directors of that corporation (the 30% Rule).

[6]	The “Appointer Structure” works as follows:

a)

the right to vote for the election / appointment and removal of directors shall be removed from all shares of UK Co by expressly stating in the articles of association of UK Co that none of the securities issued by UK Co carry any right to appoint, elect, remove or replace (or to vote for the appointment, election, removal or replacement of) the directors of UK Co; rather, the sole and exclusive rights to do so vests in one or more named entities (the Appointer(s));

b)

CPPIB and each other shareholder in UK plc having director appointment rights will appoint an Appointer. These Appointers can be any affiliated entity of the applicable shareholders that does not directly own (legally or beneficially) any securities in UK Co (e.g., CPPIB’s Appointer will be a subsidiary of CPPIB). For completeness, a shareholder cannot act as its own Appointer;

c)

the articles of association of UK Co will provide for the maximum number of directors that each Appointer may appoint. The SHA will clarify the actual number of directors that each Appointer can appoint based on the shareholder ownership and how the appointment numbers may change based on ownership changes. The SHA will also include a covenant that the shareholders will amend the articles of association of UK Co to the extent needed to reflect the governance arrangements agreed to in the SHA; and

d)

A short deed will additionally be entered into pursuant to which the shareholders agree in favour of the Appointers not to exercise any such rights under the local corporate law statute and/or common law that would be inconsistent or conflict with the Appointers’ sole and exclusive right(s) to appoint and remove the directors as reflected in the articles,

(the structure described above being the Appointer Structure).

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
	Reorganisation Documents • Articles of UK Co to be amended to reflect Appointer Structure			To ensure compliance with the 30% Rule at RPL level after the Collapse, the RPL articles will include an irrevocable waiver from CPPIB

•

SHA

•

Appointer Deeds to be executed by each shareholder in UK Co, waiving residual appointment rights

•

Special resolution of UK Co shareholders to approve amendment of Articles

•

Articles of RPL to be amended to include CPPIB irrevocable waiver of its right to exercise the director voting rights attaching to the shares it holds in RPL such that CPPIB’s percentage equity stake in RPL does not exceed 30% of the total votes that may be cast for the election, appointment and/or removal of directors of RPL (thus limiting CPPIB’s director voting power to 30% at all times).

12.

Variation of class rights of Class C shares

Articles of UK Co to be amended to vary rights of Class C shares.

Reorganisation Documents

•

Form SH12

•

Articles of UK Co to be amended to reflect updated rights of Class C shares

•

Special resolution of UK Co shareholders to approve amendment of Articles

•

CPPIB consent will be recorded in writing through a special resolution.

		As part of General Meeting (see Row 8 above)	UK Co

The effect of the variation of class rights will be that the Class C shares will have the same, or substantially equivalent, rights to the Class A shares.

Once completed, UK Co will need to file Form SH12 with Companies House within 28 days.

13.	Variation of Articles of UK Co to permit non-pro rata distributions Articles of UK Co to be amended to enable Step 7(c) to occur.	As part of General Meeting (see Row 8 above)	UK Co	The effect of the amendment will be that the distributions contemplated by Step 7(c) (Distribution of Collapse Receivables by UK Co to Consortium members and Continuing Investors) may take place on a non-pro rata basis.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Reorganisation Documents • Articles of UK Co to be amended to reflect updated rights of Class C shares • Special resolution of UK Co shareholders to approve amendment of Articles

14.	Conditions under Transaction Agreement to be satisfied or waived	CPPIB will be required to formally confirm that all Conditions have been either satisfied or waived prior to the Court Sanction Hearing	UK Co CPPIB Founder

Transaction Agreement shall include the full list of Conditions.

It is expected that the consent required under the Group’s financing arrangements with Natixis will be obtained prior to Take-private Completion.

Antitrust approvals

Antitrust approvals from various jurisdictions specified in the Transaction Agreement will need to be obtained prior to take-private completion, including by way of a single consolidated notification / filing to the Competition Commission of India. This will also include any antitrust approvals required in connection with the Collapse (including all intermediate steps and transactions) on account of the steps in the transaction being highly dependent and interlinked.

Approval requirements

Consent / intimations (as applicable) under various contracts to be obtained / provided for the Take-private process, including for the delisting of UK Co and other related matters.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
15.	Valuation report(s) UK Co to obtain valuation report required under the Indian Income Tax Act 2025 and the Indian Income Tax Rules, 2026.	Before or at the time of publishing of the Scheme Document (and if required due to time gap or significant events, an updated report to be obtained at the time of implementation of the Take-private under step 3)	UK Co

Step 2c: Court Sanction Hearing

16.	Sanction Hearing	Following satisfaction or waiver of all the Conditions set out in the Transaction Agreement and shareholder approval following General Meeting and Court Meeting.	UK Co CPPIB King’s Counsel

Documents required for the Sanction Hearing include:

•

Report of the Chair on the results of the Court Meeting

•

Scrutineer’s certificate for purpose of Chair’s report for court meeting and shareholder meeting

•

Second witness statement of the Chair requesting the Court to make the order sanctioning the scheme, attaching relevant exhibits

•

Witness Statement of Computershare confirming dispatch of the list of shareholders confirming dispatch of the list of shareholders of UK Co at the record date to the Printers

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

•

Witness Statement of Printers confirming the dispatch of the Scheme Document to the shareholders

•

Draft order

•

Skeleton argument

•

Undertaking to be bound by the Scheme

•

Undertaking of CPPIB to pay stamp duty

17.	Settlement of all ordinary course exercise of awards	Prior to Scheme Record Time	UK Co	• All awards exercised in the ordinary course to be settled prior to Scheme Record Time, to the extent they will be settled in Shares, to ensure that the resulting Shares constitute Scheme Shares.

Step 2d: Filing of court order with Companies House

18.

Filing of Sanction Hearing Court Order with Companies House

The Scheme of Arrangement will become effective, and the Take-private Completion will occur, on the date that the Court Order is filed with Companies House.

		Generally, within 1 or 2 Business Days’ of the Sanction Hearing	UK Co CPPIB	• Payment of stamp duty by CPPIB will follow upon Take-private Completion

Step 3: Implementation of Take-Private

Step 3(a) Acquisition of free float by CPPIB

19.	Acquisition of free float by CPPIB On Take-private Completion, CPPIB will acquire the free float pursuant to the Scheme of Arrangement.	On Take-private Completion	CPPIB	Take-private Completion not expected to trigger a mandatory repayment event under the Group’s financing arrangements (subject to confirmation with UK Co).

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
20.	Shareholders Agreement to be executed Consortium, RPL,UK Co and Continuing Investors (via PoA) to execute the SHA	To be in agreed form by signing of the Transaction Agreement To be executed on Take-private Completion	Consortium UK Co RPL Continuing Investors (via PoA)

21.	Reorganisation Deed to be executed Consortium, Continuing Investors (via PoA), RPL and UK Co to execute the Reorganisation Deed	To be executed on Take-private Completion	Consortium UK Co RPL Continuing Investors (via PoA)

22.	Appointer Deed to be executed CPPIB and each other shareholder(s) having director appointment rights in UK Co to execute the Appointer Deed	To be in agreed form by signing of the Transaction Agreement To be executed on Take-private Completion	CPPIB Shareholder( s) having director appointment rights in UK Co

23.	RPL articles to be amended	Amended articles to be adopted on	UK Co	Documents required for adopting the restated RPL articles:

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
	The articles of association will be amended and restated to incorporate the provisions of the Shareholders’ Agreement and authorise issuance of shares pursuant to ESOPs under the RPL option plans.	Take Private Completion, with certain articles coming into effect from Collapse Closing.	RPL CPPIB	• RPL board resolution • RPL shareholders’ resolution

24.	Adoption of RPL option plans and approval of grants	Subject to obtaining the requisite shareholder approvals, within 5 business days following the Take-private Completion	RPL

•

RPL board resolutions to: (i) approve and adopt the RPL Founder Share Option Plan and RPL New Share Option Plan, subject to the approval of the shareholders; (ii) subject to receipt of shareholders’ approval for items at (i), authorise the board or committee to grant options pursuant to such plans.

•

Consent forms for convening shareholders’ meeting at shorter notice

•

Template Award Agreements

•

List of grants

•

(See also rows 27 and 28)

25.	Founder Service Agreement to be executed	To be in agreed form by signing of the Transaction Agreement	RPL Founder	This can be executed at any time following signing of the Transaction Agreement. The effectiveness of the agreement is conditional upon Take-private Completion.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Step 3(b) Termination of Founder Share Awards and issuance of new RPL Share awards

26.

Founder Share Awards to be terminated and new Share Awards to be issued in RPL

Action

Founder Share Options, RSUs and PBUs to be terminated upon Take-private Completion, and new RPL awards to be issued on equivalent terms (and subject to applicable Indian laws).

Documents

•

RPL Founder Share Option Plan

•

Template award agreement

		Cancellation of existing options on Take-private Completion. Issuance of new RPL awards within 5 business days following Take-private completion.	UK Co RPL

Founder will have agreed to the treatment of his equity awards.

A separate Founder-specific option plan is required for Indian law reasons.

UK Co board resolutions to confirm cancellation of Founder Share Awards subject to grant of new RPL awards.

Step 3(c) Termination of Employee Share Awards and issuance of New Employee Share Awards

27.

Employee Share Awards to be termi

nated and New Employee Share Awards to be issued by RPL on equivalent terms

Action

Employee Share Options, RSUs and PBUs to be terminated upon Take-private Completion.

•

Unexercised Accelerated ITM Awards and Vested ITM Awards to be replaced with RPL awards with a 1-year vesting period

•

Near Vested ITM Awards to be replaced with RPL awards with a 1-year vesting period

•

All other ITM Awards to be replaced with equivalent RPL awards

•

Underwater Options to be replaced with RPL awards

		Cancellation of existing options on Take-private Completion. Issuance of new RPL awards within 5 business days following Take-private Completion.	UK Co RPL	Participant consent required (see Row 9) UK Co board resolutions to confirm cancellation of Employee Share Awards subject to grant of new RPL awards.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Documents • RPL New Share Option Plan • Template award agreement

Step 3(d) De-listing and de-registration of UK Co

28.	UK Co de-lists and de-registers its Class A Shares	Form 25 filed with SEC on Take-private Completion Form 15 filed with SEC at earliest ten days after Form 25 is filed Deregistration effective 90 days following filing of Form 15	UK Co

De-listing and de-registering in the U.S. require filing a Form 25 and a Form 15 with the SEC. Form 15 suspends registration.

The Form 25 is filed on Take-private Completion to effect the de-listing and commence the de-registration process. The earliest the Form 15 could be filed is ten days after the Form 25 is filed.

Step 3(e) – UK Co director changes

29.	UK Co director changes Directors to resign and new directors to be appointed in accordance with the UK Co SHA	On Take-private Completion	UK Co	Following documents expected to be in agreed form on Take-private Completion: • Director resignation letters • Director consent to act letters • Executive director service contracts

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
• Non-executive director appointment letters • Companies House filings (TM01, AP01)

AGREED FORM

Part B – The Reorganisation

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Step 4: Cash settlement of awards, re-registration of UK Co as a private limited company and redemption of Shares

Step 4(a) – cash settlement of awards

30.	Cash settlement of awards	As soon as practicable following Take-private Completion	UK Co CPPIB

•

Non-Resident Awards exercised prior to Scheme Record Time

•

Non-Resident Awards that remain unexercised

•

Accelerated ITM Awards and Vested ITM Awards, to the extent validly (i.e., subject to the cap) exercised

Step 4(b)(1) - Re-registration of UK Co as a private limited company

31.

UK Co to be re-registered as a private limited company

Process

Re-registration of UK Co as a private limited company must be approved by UK Co’s board of directors and a special resolution of the shareholders. Once approved, UK Co will file Form RR02 with Companies house, formally notifying it of UK Co’s intention to re-register. Re-registration will be effective once Companies House has processed the relevant documents and issued a new certificate of incorporation.

		As soon as UK Co is de-registered. See Step 3 (Row 28)	UK Co

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Reorganisation Documents • UK Co board resolution • Special resolution of UK Co shareholders • New articles of association for UK Co as a private limited company • Form RR02

Step 4(b)(2) – redemption of Neerg Energy Limited Shares

32.

Redemption of Neerg Energy preference shares

Preference shares held by Neerg Energy to remain outstanding until UK Co is converted into a private company, at following which they shall be redeemed at nominal value as per agreed terms.

Process

Preference shares may be redeemed by UK Co on not less than two business days’ written notice to the holder.

		Following re-registration of UK Co as private company	UK Co	Once UK Co is converted into a private company, preference shares will be redeemed at par. This would be £50,000, given that there are 50,000 redeemable preference shares of £1 each.

Step 5: Shareholders to make primary investment in UK Co to facilitate the Reorganisation, including to raise funds to settle Diamond II Unsecured Loan

Step 5(a) – Primary Infusion into UK Co

33.	Shareholders to elect to subscribe for Class A shares for their applicable pro rata proportion of such subscription amount as determined by CPPIB and the	Expected to be as soon as reasonably possible after the Take-private	UK Co CPPIB

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Company to facilitate the implementation of the Reorganisation

Action

Shareholders to enter into subscription agreement with UK Co for Class A shares in UK Co

Reorganisation Documents

•

SHA

•

Subscription Agreement

•

Corporate approvals – board resolution, ordinary resolution to allot new shares and special resolution to disapply pre-emption rights

Completion but prior to settlement of the Diamond II Unsecured Loan

Step 5(b) - UK Co to use some of the proceeds of Primary Infusion to settle Diamond II Unsecured Loan due to Diamond II

34.

UK Co uses some of the proceeds of Primary Infusion to repay outstanding balance (including accrued unpaid interest) owing to Diamond II under the Unsecured Loan Agreement7

Action

UK Co to give five business days’ notice of repayment

Reorganisation Documents

•

Notice of repayment

		Following Step 5 but prior to the Collapse Closing	UK Co Diamond II

[7]	This will be followed by: (a) the repayment of the loan from owing from Diamond II to the IFSC gift city entity, and (b) the infusion of debt by the IFSC gift city entity into RPL / its subsidiaries.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Step 6: Collapse of UK Co

Step 6(a) – Collapse of UK Co (sale of shares of RPL against payables/receivables)

35.

UK Co to transfer its shares in RPL to CPPIB and Continuing Investors[8]

Process

UK Co to transfer its shares in RPL to CPPIB and Continuing Investors. Transfers will be in proportion to CPPIB and Continuing Investors’ shareholdings in UK Co based on economic rights not voting rights.

Consideration to be left outstanding (i.e., receivables owing from each of CPPIB and Continuing Investors to UK Co for amounts equal to the value of the RPL shares).

All tranches of shares in RPL held by UK Co with different costs of acquisition shall be transferred to the existing shareholders on a proportionate basis.

		Following Steps 1 – 5	UK Co CPPIB ADIA and JERA RPL

RPL will need to provide a letter to UK Co confirming that the proposed transfer of shares by UK Co to CPPIB and the Continuing Investors is in accordance with the provisions of the (Indian) Companies Act.

Such letter will need to be provided by UK Co to the depository along with the delivery instructions to enable the depository to initiate the transfer.

All shareholders proposed to hold shares in RPL will need to have a demat account in place prior to the Collapse Closing.

The SHA will include customary cooperation undertakings with regard to obtaining required consents.

[8]	To be determined whether the Founder will still have shares in UK Co at this stage.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Reorganisation Documents To be effected via a single agreement between UK Co, CPPIB and Continuing Investors (via Power of Attorney) with simultaneous closings.

Anti-trust and FDI approvals

It is anticipated that any anti-trust or FDI approvals required in connection with the Collapse (including all intermediate steps and transactions) will be sought at the same time as the approvals are sought in connection with the Take-private by way of a single consolidated notification/filing to the Competition Commission of India, on account of the steps in the transaction being highly dependent and inter-linked. In other words, the intention is that the Collapse is “pre-approved” by all relevant regulators. If any public shareholders of UK Co are Indian resident entities, the transfer of RPL shares to such resident must be undertaken at a price which is no more than the fair market value of equity instruments of RPL (as calculated in accordance with an internationally accepted pricing methodology for valuation). Under the Indian exchange control laws, the valuation certificate must be completed no more than 90 days before the date of the transfer of RPL shares.

If any Continuing Investors are Indian residents, payment must be conducted through an inward remittance through banking channels / funds held in repatriable foreign currency or rupee account (and not a settlement of funds). A transaction through a payables / receivables structure for Indian resident Continuing Investors would require RBI approval.

Approval requirements

Consents / intimations (as applicable) under various contracts to be obtained / provided for the collapse of UK Co, including for change in shareholding and other related matters.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Additional documents

The following documents will also be required of UK Co:

•

a valuation report under section 92(2)(m) of the IT Act and section 79 of the IT Act read with Rule 57 of the IT Rules

•

a transfer pricing valuation report

•

a capital gains report prepared by a Big Four accounting firm

•

a tax memo prepared by a Big Four accounting firm

•

a Section 499 Report under IT Act read with IT rules

•

a Forms 145 and 146 under IT Act read with IT rules

Step 6(b) - RPL director changes

36.

RPL director changes

Directors to step down and new directors to be appointed in accordance with the SHA and applicable Indian law

Documents

•

Digital signature certificate (DSC)[9]

•

Director identification number (DIN)

•

Form DIR 2 (written consent to act)

		On Collapse Documents to be filed prior to director changes (except for Form DIR-12 to be filed after new appointments)	RPL Appointee director(s)

[9]	Firstly a DSC and then a DIN to be obtained by each appointee director prior to appointment (which takes c.3 working days each).

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
• Form DIR 8 (no disqualification declaration) • Form MBP 1 (disclosure of interests) • Form DIR-12[10]

Step 7: Reduction of Capital, buyback and Distribution of Collapse Receivables by UK Co to Consortium and Continuing Investors

Step 7(a): Reduction of capital by UK Co

37.

UK Co to undertake a reduction of capital

Action

UK Co to reduce share premium created by Primary Infusion in Step 5 in order to create sufficient distributable reserves to enable UK Co to distribute Collapse Receivables to the Consortium (see Step 7(c)).

Process and Reorganisation Documents

Capital reduction process includes:

(i) preparation of solvency statement

(ii) shareholders approval (75% majority);

(iii) signing of compliance statement by directors; (iv) filings with Companies House within 15 days of special resolution (including Form SH19).

Once Companies House registers the documents, the reduction is legally effective.

		Following Collapse but prior to distribution of Collapse Receivables	UK Co The Board of UK Co	Working assumption is that the share capital reduction will be effected as a reduction of nominal capital of all the shares (rather than cancelling a proportion of shares).

[10]	Form DIR-12 to be filed by RPL with the Ministry of Corporate Affairs to report the appointment of director(s) to the registrar of companies.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Provided that the reduction is planned for in advance, it should be possible to complete in c. 1-2 weeks.

Step 7(b): Buyback of Class B Share and Class D Share

38.

UK Co to conduct off-market buyback for Class B Share and Class D Share

Process

Buyback must be approved by an ordinary resolution of the shareholders and documented in a written contract (in this case, the Reorganisation Deed) approved before Take-private Completion.

Once completed, UK Co will cancel the repurchased shares and file Form SH03 and SH06 if applicable with Companies House within 28 days.

Reorganisation Documents

•

Articles of UK Co to be amended to reflect removal of Class B Share and Class D Share

•

Reorganisation Deed

•

Ordinary resolution of UK Co shareholders

•

Special resolution of UK Co shareholders to approve amendment of Articles

		Following Step 7(a)	UK Co CPPIB Founder	This step is taken to simplify the capital structure in UK Co before the distribution of Collapse Receivables at step 39 below. Pricing We expect the buyback to take place at fair market value.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
• Form SH03[11] • Form SH06

Step 7(c): Distribution of Collapse Receivables by UK Co to Consortium members and Continuing Investors

39.

UK Co to distribute receivables created by Collapse to Consortium and Continuing Investors

Process

Following the Collapse, the consideration left outstanding under the transfer agreements entered into by UK Co, the Consortium and the Continuing Investors will be reflected as receivables in the books of UK Co (the Collapse Receivables).

The Collapse Receivables will be distributed to the Consortium and Continuing Investors thereby eliminating the Collapse Receivables.

Reorganisation Documents

•

Reorganisation Deed

•

UK Co board resolutions

•

Relevant Accounts

•

Assignment documents

		Following Step 7(b) and on an ongoing basis to the extent required	UK Co CPPIB

Step 8: Winding up of UK Co

[11]	The “shares being transferred for less than £1000” box will need to be ticked on the SH03 given that the B and D shares being repurchases will have nominal value.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
40.	Liquidation of UK Co	In due course following Take-private Completion and the Collapse	UK Co

Ultimate intention is to wind-up UK Co. It is expected that this will be done at some point following the Take-private Completion and the Collapse by way of a members’ voluntary liquidation (MVL).

Process for a MVL involves the appointment of a third party liquidator and typically takes between 6-12 months. However, that timeline could be significantly reduced if: (i) by the time of the liquidation UK Co has very limited assets and liabilities; and (ii) discussions with the liquidator are commenced early.

It is expected that the power of attorney to be provided by shareholders in connection with the reorganisation and collapse will capture consenting to any future MVL process.

AGREED FORM

Definitions

ADIA	Platinum Hawk C 2019 RSC Limited

Collapse	the proposed transfer of 100% of the shares in RPL not already owned by members of the Consortium to the Consortium and the Continuing Investors

Collapse Closing	completion of the Collapse

Collapse Receivables	the receivables in relation to outstanding consideration under the transfer agreements entered into between UK Co, the Consortium and the Continuing Investors (as applicable)

Companies House	UK registrar of companies

Conditions	conditions under the Transaction Agreement to be satisfied (or waived) prior to court sanction hearing for the proposed scheme of arrangement

Consortium	collectively, CPPIB and the Founder

Continuing Investors	UK Co shareholders that elect to retain their shares in UK Co

Court Meeting	court meeting in relation to the proposed scheme of arrangement for UK Co

CPPIB	CPP Investments

Diamond II	Diamond II Limited

Diamond II Unsecured Loan	the USD 180,000,000 (United States Dollars One Hundred and Eighty Million only) unsecured loan from Diamond II to UK Co

Founder	Mr. Sumant Sinha

Founder Share Options	share options of the Founder

General Meeting	general meeting of shareholders in relation to the proposed scheme of arrangement for UK Co

GIFT City	Gujarat International Finance Tec-City, India

Group	UK Co and its subsidiaries from time to time

Neerg Energy	Neerg Energy Limited

Primary Infusion	the primary infusion of funds into UK Co in accordance with step 5 of this legal steps plan

RBI	the Reserve Bank of India

AGREED FORM

Reorganisation Deed	the reorganisation agreement to be entered into by Consortium and Continuing Investors pursuant to which the Collapse will be implemented.

RPL	Renew Private Limited

RSUs	restricted stock units in UK Co

Sanction Hearing	court hearing for the sanctioning of the proposed scheme of arrangement for UK Co

Scheme Document	the scheme document to be circulated to UK Co shareholders in relation to the proposed scheme of arrangement

SEBI	the Securities and Exchange Board of India

SEC	United States Securities and Exchange Commission

SHA	the shareholders’ agreement between the Consortium, the Continuing Investors, UK Co and RPL in respect of UK Co and RPL

Take-private	the take-private of UK Co, by way of scheme of arrangement

Take-private Completion	the completion of the take-private of UK Co, by way of scheme of arrangement

Transaction Agreement	the transaction agreement to be entered into between CPPIB, Founder and UK Co pursuant to step 1(a) of this legal steps plan

UK Co	Renew Energy Global PLC (expected to be, following reregistration as a private limited company, Renew Energy Global Limited)

Unsecured Loan Agreement	the unsecured loan agreement dated 27 April 2023 between UK Co and Diamond II in relation to the Diamond II Unsecured Loan

Annex 2

Form of SHA

AGREED FORM

[•] 2026

CANADA PENSION PLAN INVESTMENT

BOARD DYUTI PRIVATE HOLDINGS INC.

MR. SUMANT SINHA

WISEMORE ADVISORY PRIVATE LIMITED

COGNISIA INVESTMENT

[APPOINTER A]

[APPOINTER B]

THE CONTINUING INVESTORS

RENEW PRIVATE LIMITED

RENEW ENERGY GLOBAL PLC

RENEW ENERGY GLOBAL PLC

AND

RENEW PRIVATE LIMITED

SHAREHOLDERS’ AGREEMENT

-i-

34.	Marketing and other Transfer support	99

35.	Announcements	99

36.	Notices	100

37.	Warranties	102

38.	Holdings by members of an Investor Group	103

39.	Anti Bribery and Corruption and Anti-Money Laundering	104

40.	Sanctions	106

41.	Costs and interest	112

42.	Whole agreement	115

43.	Legal Relationship	115

44.	Assignment	115

45.	Variations	116

46.	Invalid terms	116

47.	Enforceability, rights and remedies	117

48.	Further assurances	118

49.	Counterparts	120

50.	Governing law	120

51.	Dispute Resolution	120

Schedule 1 Pre-emption on Issue		122

Schedule 2 Emergency funding procedure		126

Schedule 3 Investor Reserved Matters		130

	Part A Investor Majority Matters	130

	Part B Investor Super Majority Matters	131

Schedule 4 Board and management appointments		133

Schedule 5 Board quorum		137

Schedule 6 Right of First Offer		138

Schedule 7 Management Assistance		144

Schedule 8 Transfer terms		146

Schedule 9 Determination of Subscription Price		148

Schedule 10 Deed of Adherence		151

Schedule 11 Post-IPO Governance Principles		155

Schedule 12 The Continuing Investors		158

Schedule 13 UK PLC Articles		159

Schedule 14 30% Rule Irrevocable Waiver		160

Form of Article Providing for Perpetual Irrevocable Waiver		160

Schedule 15 Definitions and Interpretation		164

-ii-

AGREED FORM DOCUMENTS REFERRED TO IN THIS AGREEMENT

30% Rule - Irrevocable Waiver

Appointer Deed Relating to Shares

UK PLC Articles

THIS AGREEMENT is dated [•] 2026 and effective from Closing

PARTIES:

(1)

CANADA PENSION PLAN INVESTMENT BOARD, a Canadian crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40, whose registered office is at 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3 (CPPIB Parent);

(2)

DYUTI PRIVATE HOLDINGS INC., a Canadian corporation incorporated under the Canada Business Corporations Act, whose registered office is at 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3, under corporation number 1532365-7 (CPPIB);

(3)	The Investors whose names and addresses are set out in Schedule 12 (the Continuing Investors);

(4)	MR. SUMANT SINHA, passport number Z7764314 and presently residing at 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India (the Founder);

(5)

WISEMORE ADVISORY PRIVATE LIMITED, a company incorporated under the provisions of the (Indian) Companies Act, 2013 and whose registered office is at 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India (Wisemore);

(6)	COGNISIA INVESTMENT, a partnership firm whose registered office is at 1017B, Aralias, Golf Course Road, DLF Phase V, Gurgaon, Haryana-122009 (Cognisia);

(7)	[Appointer A] (Appointer A);

(8)	[Appointer B] (Appointer B);

(9)

RENEW PRIVATE LIMITED, a company with limited liability incorporated under the Laws of India and having its registered office at 138, Ansal Chambers II, Bhikaji Cama Place, Delhi, India - 110066 (the Company); and

(10)

RENEW ENERGY GLOBAL PLC, a public limited company incorporated in England and Wales with registered number 13220321 and having its registered office at c/o Vistra (UK) Ltd, Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB (UK PLC).

Words and expressions used in this agreement (the Agreement) shall be interpreted in accordance with Schedule 15 (Definitions and Interpretation).

WHEREAS:

(A)

Following the closing of the take-private of UK PLC (Closing), CPPIB, CPPIB Parent and the Founder (together, the Consortium), together with the Continuing Investors, currently hold all of the shares in UK PLC;

(B)

The terms of the Reorganisation Deed shall, amongst others, provide that: (i) the deferred shares, Class B Shares and Class D Shares of UK PLC shall be bought back and cancelled and the redeemable preference shares of UK PLC will be redeemed; (ii) CPPIB Parent shall Transfer all of the Shares that it holds directly in the Company to CPPIB; and (iii) the members of the Consortium, together with each of the Continuing Investors, will acquire Shares in the Company from UK PLC in proportion to their shareholdings in UK PLC, ignoring for these purposes any holding of deferred shares, Class B Shares or Class D Shares (the PLC Collapse); and

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(C)

CPPIB, the Founder Investor Group, the Founder, the Continuing Investors and the Appointers are entering into this Agreement in order to set out the terms governing their relationship as investors and how Directors will be appointed and removed in UK PLC and the Company with effect from Closing.

IT IS AGREED:

1.	UK PLC

1.1	All Clauses and Schedules of this Agreement shall take effect immediately upon Closing.

1.2	Until such time as Collapse Closing occurs:

(a)

each party other than the Continuing Investors and their respective Affiliates shall cooperate (acting reasonably and in good faith) to take, or cause to be taken, all such actions as are reasonably necessary to obtain or deliver (as applicable), as promptly as practicable, all third-party consents, waivers, confirmations or notifications required under any material agreement, instrument or arrangement to which the Group is a party in order to: (i) give effect to Collapse Closing in a manner consistent with the Reorganisation Deed (including but not limited to the adoption of the Articles by the Company conditional upon, and with effect from Collapse Closing); and (ii) do so in a manner that does not constitute a breach or default under any such agreement or give rise to any right of termination, acceleration, amendment or other adverse consequence under any such agreement, provided that the obtaining of such consents, waivers or confirmations shall not be a condition to Collapse Closing taking place as contemplated in accordance with the terms of the Reorganisation Deed; and

(b)

each of the Continuing Investors shall, so far as they are legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in UK PLC as are reasonably necessary in order to give effect to Collapse Closing in a manner consistent with the Reorganisation Deed, including but not limited to the adoption of the Articles by the Company conditional upon, and with effect from Collapse Closing.

1.3

As soon as reasonably practicable following Collapse Closing, each party other than the Continuing Investors and their respective Affiliates shall cooperate (acting reasonably and in good faith) to take, or cause to be taken, all such actions as are reasonably necessary to notify as promptly as practicable, all third-party counterparties required under any material agreement, instrument or arrangement to which the Group is a party that Collapse Closing has taken place.

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2.	Further finance

2.1

The business of the Group shall be the provision and manufacturing of decarbonisation solutions and any ancillary, complementary, adjacent or reasonably related activities to such business (the Business).

2.2	Any funding requirements of the Group shall be as set out in the Business Plan or as otherwise approved in writing in accordance with the terms of this Agreement.

2.3	Any funding requirements of the UK PLC Group shall be as approved:

(a)	in respect of the period until Collapse Closing, in accordance with the terms of this Agreement; and

(b)	in respect of the period after Collapse Closing, in accordance with the UK PLC Articles.

2.4	Other than as provided in this Agreement, no Investor (nor any of its Affiliates) shall be required to provide additional funding (in any form) to the Group and/or the UK PLC Group.

2.5	If, at any time, the Board considers that any Group Member requires further funding, the Company may, if approved by the Board, either:

(a)	approach the Group’s banking sources or other financial institutions to obtain third party debt finance; or

(b)	seek further debt and/or equity finance from the Investors in accordance with Clause 3 (New Issues of Shareholder Instruments).

3.	New Issues of Shareholder Instruments

3.1

So far as they are legally able, each Investor shall exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco to ensure that no Shareholder Instruments are issued or granted by Topco:

(a)	unless such issue or grant is expressly provided for in the Business Plan and/or the Reorganisation Deed;

(b)

if and to the extent that such issue or grant constitutes a deviation of more than 10 per cent from what is expressly provided for in the Business Plan (prior to taking into account any automatic amendments as a result of the operation of this Clause 3.1), unless prior written consent to such issue or grant has been given by each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more (for the avoidance of doubt, such consent right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to any transferee of such Investor (other than a Permitted Affiliate Transferee)), in which case the Business Plan or Annual Budget shall be automatically amended to reflect such issue or grant to the extent that the Investors exercise their rights to subscribe for the relevant Shareholder Instruments in accordance with Schedule 1 (Pre-emption on Issue);

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(c)

save in circumstances where Clause 3.3 applies, unless: (i) the Investors have first been offered an opportunity to subscribe for such New Shareholder Instruments in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue); and (ii) immediately following the issuance of New Shareholder Instruments in accordance with Schedule 1 (Pre-emption on Issue), the Company has issued and allotted such number of Shares to the Award Holders as is equivalent to the Shortfall Proportion, on the same terms as the terms of the New Shareholder Instruments issued in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue); and

(d)	to any person (other than in relation to any issue or grant of Shareholder Instruments by a Group Member to a Wholly Owned Group Member) that is not an existing Investor until:

(i)	such person has become a party to this Agreement by executing and delivering to Topco and each other Investor a Deed of Adherence as an Investor; and

(ii)

where such person is a Controlled Person that is not a Permitted Affiliate Transferee, such person’s Approved Parent executes and delivers to Topco a Deed of Adherence as an Approved Parent, provided that, if one or more Shareholder Instruments are subsequently Transferred to such person, such person shall immediately become an Investor for the purposes of this Agreement (in addition to being an Approved Parent, if relevant).

3.2	No Shareholder Instruments shall be issued or granted:

(a)	to any person that is:

(i)	a Restricted Person; or

(ii)

a Sanctioned Person or a person where, in the reasonable opinion of the Board, there is, or would be, a risk of Topco or any of the Investors being in breach of Sanctions Law were such a person to hold Shareholder Instruments or become a party to this Agreement; or

(b)	if such issuance would constitute or result in a breach or violation of, or non-compliance with, any applicable foreign direct investment Laws, regulations, rules, or governmental orders.

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3.3

Clause 3.1(c) and the obligation to offer New Shareholder Instruments to Investors and any Award Holders in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue) shall not apply in relation to any of the following:

(a)	any issue or grant of Shareholder Instruments by a Group Member to a Wholly Owned Group Member;

(b)	any Employee Issue;

(c)	an issue of new securities in connection with the IPO Primary Issuance in accordance with Clause 26 (Indian IPO and Exit);

(d)	any issue or grant of Shareholder Instruments in UK PLC pursuant to the Reorganisation Deed;

(e)	any Emergency Funding Issue made in compliance with Schedule 2 (Emergency funding procedure);

(f)	any issue or grant of Shares pursuant to Clauses 21.11 or 22.7; or

(g)	any issue or grant of Shareholder Instruments in respect of which prior Investor Super Majority Consent and the written consent of the Founder has been obtained.

3.4	Indian Tax Valuation and Reporting Requirements

(a)

In respect of any issue or grant of New Shareholder Instruments by way of a rights issue or preferential allotment by Topco or any Group Member incorporated in India (including, following Collapse Closing, the Company), Topco shall, so far as it is legally able, exercise its rights with respect to each relevant Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that), at the relevant Group Member’s cost and prior to such issue or grant, an Issuance Tax Benchmark Valuation Report is procured, prepared on a reliance basis by a SEBI registered merchant banker, chartered accountant or a Big Four Accounting Firm (as required by applicable Law), and a copy of such Issuance Tax Benchmark Valuation Report is provided to each Investor entitled to subscribe for such New Shareholder Instruments, provided that an Issuance Tax Benchmark Valuation Report shall not be required in respect of a rights issue in which all shareholders participate in the ratio of their existing shareholding, and provided further that Topco or the relevant Group Member may procure such report in any event.

(b)

The Subscription Price for any New Shareholder Instruments issued or granted pursuant to a rights issue or preferential allotment referred to in Clause 3.4(a) above shall not be less than the net asset value determined in the applicable Issuance Tax Benchmark Valuation Report.

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(c)

Each of the Company and, until Collapse Closing, UK PLC shall procure that each relevant Group Member (or its duly authorised agents) shall, at that Group Member’s cost and within any applicable time limit, prepare, submit and deal with (or procure the preparation, submission and dealing with) all reports, returns and filings required to be made under the Indian transfer pricing provisions of the IT Act in respect of any issue or grant of New Shareholder Instruments, on the following basis:

(i)

in respect of any issue or grant of New Shareholder Instruments by UK PLC prior to Collapse Closing the relevant transaction shall be reported in Form 48 within the time period prescribed under applicable Law;

(ii)

in respect of any issue or grant of New Shareholder Instruments by the Company following Collapse Closing to an Investor that is not resident in India for Tax purposes, the relevant transaction shall be reported in Form 48 within the time period prescribed under applicable Law.

(d)

Each of the Company and, until Collapse Closing, UK PLC shall provide and afford to each relevant Investor, within a reasonable time period following the filing of any Form 48 pursuant to Clause 3.4(c) above, a copy of such Form 48, and each Investor undertakes and agrees to provide such information as Topco may reasonably require in connection with the preparation and filing of any Form 48, provided that such information is in the possession of, or is reasonably available to, the relevant Investor.

4.	General governance

4.1	Topco shall have a Board which shall be constituted in accordance with Clause 5 (Directors and management) and Schedule 4 (Board and management appointments) from time to time.

4.2

The Board shall be responsible for the overall direction, supervision and management of the Group in accordance with the Business Plan, the Annual Budget, the provisions of this Agreement and the Reorganisation Deed, and shall be responsible for all decisions in respect of the Group and in the absence of the Management Delegation of Authority Matrix shall retain all decision-making, save that:

(a)

the Board may delegate certain powers to Management from time to time pursuant to the Management Delegation of Authority Matrix, which the Company shall adopt after the Closing Date on such date as is determined by the Board; and

(b)

the Board shall not pass or implement any resolution in respect of any Investor Reserved Matter unless the Requisite Approval has first been obtained in accordance with Clause 8 (Investor Reserved Matters) or such resolution or implementation (as the case may be) is wholly conditional on such Requisite Approval being so obtained.

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4.3	The Board shall consult with the CEO from time to time in respect of any proposed changes to the Management Delegation of Authority Matrix.

4.4

If this Agreement, the Articles or Law is silent as to whether a particular matter falls within the competence of a General Meeting or the Board, each Investor agrees that such matter shall fall within the competence of the Board.

4.5

Proceedings and papers, minutes and notices of the Board and committees of the Board shall be in English. Topco shall, so far as it is legally able, procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) proceedings and papers, minutes and notices of the boards and committees of each other Group Member shall be in English.

4.6	Each of:

(a)

UK PLC and the Company shall, so far as they are legally able, do, execute and deliver (and each member of the Controlling Investor Group shall procure that UK PLC and the Company do, execute and deliver) all such acts, documents and things; and

(b)

each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company and/or UK PLC or under this Agreement to ensure that such acts, documents and things are done, executed and delivered, as may be necessary or desirable to give full effect to, and implement the provisions of, this Agreement.

5.	Directors and management

Composition	of the Board: nomination and removal of Directors

5.1

From the date of this Agreement until the date on which a Listing occurs, subject to any requirement under applicable Law, the composition of the Board shall be determined in accordance with paragraphs 1 to 5 of Schedule4 (Board and management appointments).

5.2

If the Equity Proportion of an Investor Group at any time falls below the level required to entitle that Investor Group or its Relevant Appointer (as applicable) to nominate for appointment or appoint (as applicable) the number of Directors then appointed further to nominations or appointments (as applicable) made by it pursuant to Schedule 4 (Board and management appointments), the Directors not nominated by that Investor Group or appointed by its Relevant Appointer (as applicable) (the Non-Affected Directors) shall resolve to remove:

(a)	such Director(s) as the relevant Investor or its Relevant Appointer (as applicable) promptly notifies the Board in writing; or

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(b)	failing that, such Director(s) as the Non-Affected Directors shall determine by simple majority,

so that the number of Directors that have been appointed at its nomination or appointed by it (as applicable) (if any) does not exceed such number as it is then entitled to nominate or appoint pursuant to Schedule 4 (Board and management appointments).

5.3

Save in respect of the circumstances set out in Clause 40.13, each Investor Group that has a right to nominate one or more Directors for appointment pursuant to paragraph 2 of Schedule 4 (Board and management appointments), or its Relevant Appointer (as applicable), may nominate a Director for appointment or appoint a Director (as applicable), or request that a Director nominated by it or appointed by its Relevant Appointer (as applicable) be removed, by notice in writing to Topco. The appointment or removal shall, unless the notice indicates otherwise:

(a)	prior to Collapse Closing, take effect from the date the notice is received by UK PLC without the need for any further shareholder approval; and

(b)

from Collapse Closing, take effect from the date of approval by the shareholders of the Company by ordinary resolution, provided that in the case of a removal under Clauses 5.2 or 40.13, the removal shall take effect immediately.

5.4	Upon receipt, or in the case of Clauses 5.2 or 40.13 upon the deemed giving and receipt, of any such notice from an Investor Group or its Relevant Appointer (as applicable):

(i)	Topco shall immediately notify the Investors in each other Investor Group in writing of such nomination for appointment or request, or deemed request, for removal; and

(ii)

provided the relevant nomination for appointment or request for removal has been duly made by one or more Investors or its Relevant Appointer (as applicable) entitled to do so under Schedule 4 (Board and management appointments), or in the case of a deemed request for removal under Clauses 5.2 or 40.13, the Investors shall, so far as they are legally able, exercise their rights in relation to Topco to vote at all meetings, sign such written resolutions, and take all other actions, including by voting or signing written resolutions in respect of its holding of Shareholder Instruments, so as to ensure that the nominees nominated for appointment by each Investor in accordance with Schedule 4 (Board and management appointments) are elected, removed and/or appointed and maintained in office as Directors.

5.5	If a Director other than an independent director:

(a)	is or becomes prohibited from acting as a Director by Law, this Agreement or the Articles; or

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(b)

consents to, carries out or is involved in an activity which in the reasonable opinion of the Directors, acting by a resolution of the Board, brings the Group into material disrepute (including, for the avoidance of doubt, fraud or any breach of Anti-Bribery Law), the Investor Group or its Relevant Appointer (as applicable) which nominated that Director for appointment or appointed that Director (as applicable) shall, within five Business Days of the occurrence of any such event, give notice in writing to Topco requesting the removal of such Director (unless such person has already ceased to be a Director).

5.6

If a Director other than an independent director dies, resigns, retires, is incapacitated and/or is removed as a Director, or is removed as a Director pursuant to Clauses 5.5, 40.12 or 40.13, the Investor Group or its Relevant Appointer (as applicable) which nominated that Director for appointment or appointed that Director (as applicable) may nominate another Director for appointment or appoint another Director (as applicable) in accordance with Schedule 4 (Board and management appointments) and Clause 5.3.

5.7

An Investor Group with a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) pursuant to paragraph 2 of Schedule 4 (Board and management appointments) requesting (or whose Relevant Appointer is requesting), or which is (or whose Relevant Appointer is) deemed to have requested, the removal of a Director, or whose Director resigns from office as a Director under the Articles, shall indemnify and hold harmless (on an after-Tax basis) the other Investors, the remaining Directors, Topco from and against any liability for compensation for loss of office, any claim for unfair or wrongful dismissal or otherwise arising in connection with that Director ceasing to hold office as a Director.

Information sharing with appointing Investor

5.8

Subject to Clause 7 (Conflicts) and applicable Law, each of the Directors is hereby authorised to disclose all information available to him/her as a Director as he/she reasonably considers appropriate to any member of the Investor Group that nominated him/her (or whose Relevant Appointer appointed him/her) for appointment as a Director, provided that:

(a)	such information may not be disclosed (directly or indirectly) to any portfolio company within such Investor Group that is a Competing Business; and

(b)	the relevant Investor Group must ensure that it has in place, and maintains at all relevant times, effective and enforceable information barriers that:

(i)

prevent disclosure of such information to any person who is a Representative of a Competing Business, provided that this Clause 5.8(b)(i) shall not prevent disclosure to a third party adviser firm acting for the relevant Investor Group so long as such third party adviser firm maintains industry-standard conflicts management and information barriers between the engagement team of the third party adviser firm acting for the relevant Investor Group and any other team in the same firm that is otherwise a Representative of a Competing Business; and

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(ii)	are documented and materially consistent with industry standards for the protection of competitively sensitive information,

in each case, provided that information shall not be deemed to have been disclosed to any such portfolio company solely as a result of it having been disclosed to a member of the relevant Investor Group which is entitled to appoint a director to the board of directors of such portfolio company, provided that they comply with the provisions of Clause 33 (Confidentiality).

Chair

5.9	Subject to Clause 5.17 and any requirement under Law, the Chair shall be appointed from amongst the Directors (and may be removed) as follows:

(a)	from the Closing Date until the earlier to occur of:

(i)

the date that is four months prior to the expected date of submission of the first Draft Red Herring Prospectus by the Company to SEBI following Collapse Closing (such expected date to be determined by the Board following recommendation by the Strategic Options Committee);

(ii)

the Founder Investor Group ceasing to hold an aggregate Equity Proportion (for the purpose of this Clause 5.9, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent; and

(iii)	the date which is two years after the Closing Date,

or in any case until such date as may be agreed between the Founder and the Approved Parent of any Controlling Investor Group (the Initial Chair Period), the Founder shall be the Chair; and

(b)	following the Initial Chair Period, paragraphs 7 to 10 of Schedule 4 (Board and management appointments) shall apply.

Vice Chair

5.10

Subject to Clause 5.17 and provided that the Founder Investor Group continues to hold an aggregate Equity Proportion (for the purpose of this Clause 5.10, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent, upon being replaced as Chair in accordance with the terms of this Agreement, the Founder shall continue to be a Director and, unless his designation or appointment as the Vice Chair would result in the Company having to appoint a greater number of independent directors than would be required pursuant to any applicable regulatory requirement but for such appointment or designation, shall be appointed or designated as vice chair of the Board (Vice Chair) for an initial period of three years following such replacement.

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5.11

Subject to Clause 5.17, following expiry of the initial three-year term described in Clause 5.10 above or any subsequent three-year term approved in accordance with this Clause 5.11, and in each case provided that the Founder Investor Group continues to hold an aggregate Equity Proportion (for the purpose of this Clause 5.11, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent, the Founder may be re-appointed as Vice Chair for one or more additional terms of three years at a time by the Board.

5.12

Upon the Founder Investor Group ceasing to hold an aggregate Equity Proportion (for the purpose of this Clause 5.12, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent, the Founder shall no longer have a right to be a Director on the Board pursuant to paragraph 4 of Schedule 4 and shall cease to be Vice Chair.

CEO

5.13	The Founder shall be the initial CEO.

5.14

At any time following Closing, the Board may remove the CEO from their position with or without a “Bad Act” (as defined in the CEO’s relevant employment contract), provided that in the case of termination without a “Bad Act”, the CEO shall be eligible for certain “Good Leaver” treatment in respect of any outstanding Equity Awards they may hold at the date of such termination as provided in the relevant award agreements.

5.15	At any time following Closing, the Board may appoint a replacement CEO (who need not be a Director of Topco) in accordance with the following procedures:

(a)

prior to the second anniversary of the Closing Date, the NomRem Committee shall initiate a CEO successor identification process (the Successor Identification Process) and determine the minimum qualification criteria for an individual to be appointed as the CEO (the CEO Criteria);

(b)	in connection with the Successor Identification Process:

(i)

the NomRem Committee shall, in consultation with the Founder, engage a reputable independent executive search agency (with suitable credentials) to compile a list of potential internal and external candidates, in each case meeting (in the reasonable opinion of the NomRem Committee) the requirements of the CEO Criteria; and

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(ii)

the Founder shall, upon the request of the Board and prior to the second anniversary of the Closing Date, use reasonable efforts to recommend to the NomRem Committee one or more candidates from the list of potential candidates compiled in accordance with Clause 5.15(b)(i),

(the potential candidates identified by the independent executive search agency and the Founder, together, the Potential Successor CEO Candidates);

(c)

the NomRem Committee shall, acting reasonably and in good faith and in the interests of the Investors as a whole, select and recommend to the Board for appointment as the CEO a shortlist of candidates from those Potential Successor CEO Candidates identified under Clause 5.15(b) above (the Recommended Successor CEO Candidates);

(d)

subject to Clause 5.17, the Board shall consult on a reasonable basis with the Founder and each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more (for the avoidance of doubt, such consultation right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to, any transferee of such Investor (other than a Permitted Affiliate Transferee), prior to the identification and appointment of a suitable candidate to succeed the Founder as CEO (the Successor CEO);

(e)

following such consultation (which for the avoidance of doubt shall not constitute and shall not be construed as constituting a consent right, approval right or veto right in favour of the Founder or any Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more), the Board:

(i)

shall be entitled to proceed with the appointment of the Successor CEO, notwithstanding any objection by the Founder or any Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more or any failure by the Founder or any Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more to provide their consent or approval for identification and appointment of the Successor CEO; and

(ii)	shall select for appointment as Successor CEO an individual from the shortlist of Recommended Successor CEO Candidates; and

(f)

upon the identification of the Successor CEO in accordance with this Clause 5.15, the Board, in consultation with the Founder, shall establish, periodically review and, in the case of the Founder, use all reasonable efforts to implement a comprehensive succession transition plan incorporating clear and objective milestones and related timelines to ensure an orderly, efficient, and effective transfer of leadership and responsibilities in respect of the CEO role from the Founder to the Successor CEO.

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5.16

Following the appointment of the Successor CEO in accordance with Clause 5.15 above, subject to any requirement under Law, the CEO shall be appointed (and may be removed) in accordance with paragraphs 11 to 13 of Schedule 4 (Board and management appointments).

Founder departure

5.17	If:

(a)

the members of the Founder Investor Group hold an aggregate Equity Proportion (for the purpose of this Clause 5.17, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of 2.5 per cent or less, then the Founder shall immediately be removed as Chair or Vice Chair (if he then holds either position) and cease to benefit from his rights pursuant to Clauses 5.9(a), 5.10 and 5.11 above; or

(b)	if a Bad Leaver Scenario (as defined in the Initial CEO Employment Contract) occurs, then the Founder shall immediately:

(i)	be removed as Chair (if he then holds that position) and the Initial Chair Period shall be deemed to have expired;

(ii)	be removed as Vice Chair (if he then holds that position) and cease to benefit from his rights pursuant to Clauses 5.10 and 5.11 above;

(iii)	be removed as a Director (if he is a Director); and

(iv)	cease to benefit from his rights pursuant to Clause 5.15 above.

Management

5.18	Subject to any requirement under Law, from and after the Closing Date, all members of Management other than the CEO shall be appointed (and may be removed) by the Board in consultation with the CEO.

5.19	The powers delegated to Management by the Board from time to time shall be those set out in the Management Delegation of Authority Matrix.

Board observers

5.20

Each Investor Group shall, for so long as it holds an aggregate Equity Proportion of the Minority Threshold or more, be entitled to appoint one person to act as an observer at Board Meetings. The observer shall be entitled to receive notice of, attend and speak at all Board Meetings and to receive copies of all board papers and minutes as if the observer were a Director, but shall not be entitled to vote on any resolutions proposed. The provisions of Clause 5.8 on sharing of information by Directors shall also apply to observers (mutatis mutandis).

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Quorum

5.21

Subject to Clause 7.7, the Quorum for transacting business at any Board Meeting (including those requisitioned pursuant to Clause 5.24) shall be determined in accordance with Schedule 5 (Board quorum).

Board Meetings

5.22	Subject to Clause 5.28 and unless otherwise unanimously agreed by the Directors:

(a)

all Board Meetings, and meetings of any committee of the Board, will be conducted in a manner that enables all Directors to participate through an Audio-Visual Facility and each Director so participating in the communication is deemed to be present at a meeting with the other Directors so participating (and shall be counted in the Quorum in respect of any such meeting unless such Director is to be excluded for any items of business under provisions of Law), notwithstanding that all the Directors so participating are not present together in the same place; and

(b)	a Board Meeting, or meeting of any committee of the Board, held not in accordance with this Clause 5.22 shall be invalid.

5.23	Board Meetings shall take place at least quarterly in each Financial Year with a gap of less than 120 days between two consecutive Board Meetings.

5.24

The Chair or any other two Directors may, and on the requisition of any Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more shall, at any time convene a Board Meeting. Subject to any requirement under Law and to Clauses 5.25, 5.26 and 6.7, at least 10 Business Days’ notice shall be given to each Director of any Board Meeting (or at least two Business Days’ notice in the case of an adjourned meeting), which notice period must exclude the date of the notice and the date of the Board Meeting.

5.25	If the Chair or a majority of Directors determines that urgent business has arisen, notice of the relevant Board Meeting may be reduced to not less than two Business Days.

5.26

A Board Meeting may be held at shorter notice than set out in Clause 5.24 or 5.25, or without notice, if the prior written consent of at least one Director nominated by each Investor Group entitled to nominate one or more Directors or appointed by their Relevant Appointer(s) (as applicable) has been received.

5.27	If the Chair is not present at a Board Meeting, the Directors shall (by simple majority of those present) designate one of their number to act as chair to preside over such meeting.

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5.28

The affairs of UK PLC shall be conducted so that UK PLC remains resident solely in the United Kingdom for Tax purposes and the affairs of the Company shall be conducted so that the Company remains resident solely in India for Tax purposes. For this purpose:

(a)

save with approval of the Board, having taken external professional advice as to Tax residence consequences, Company Board Meetings shall take place in India (with a majority of the participating Directors being physically present in India) and, until Collapse Closing, UK PLC Board Meetings shall take place in the United Kingdom (with a majority of the participating Directors being physically present in the United Kingdom); and

(b)

save with approval of the Board, having taken external professional advice as to Tax residence consequences, and without prejudice to Clause 5.28(a) above, no Company Board Meeting or, until Collapse Closing, UK PLC Board Meeting shall take place with a majority of the participating Directors being physically present in a single jurisdiction outside of India or the United Kingdom, respectively; and

(c)

paragraphs 5.28(a) and (b) above shall also apply to any Board Meeting conducted through an Audio-Visual Facility, with reference to Directors attending the meeting being read as a reference to participating in the meeting.

5.29	Minutes of all Board Meetings, and meetings of any committee of the Board, will be prepared recording discussions which took place and decisions made at the meetings.

5.30

All material strategic, operational and business decisions of the Company shall be taken by the Board, unless the Board has delegated any of its powers to a committee of the Board pursuant to Clause 5.33(b), in which case the relevant committee shall promptly and fully report to the Board on each decision taken pursuant to such delegated authority, and in any event no later than at the next Board Meeting following the date of such decision.

Voting at Board Meetings

5.31	Subject to Clause 7 (Conflicts):

(a)

resolutions of the Board shall be passed by a simple majority of the votes cast by the Directors at the relevant Board Meeting (or, in the case of a written resolution, by Directors collectively entitled to cast a simple majority of the votes of the Directors entitled to vote on the relevant resolution); and

(b)	each of the Directors shall be entitled to cast one vote.

5.32	Neither the Chair nor the Vice Chair shall have a second or casting vote at any Board Meeting (or any meeting of a committee of the Board).

Board committees

5.33	Subject to Clauses 5.34 to 5.38, the Directors may:

(a)	establish committees of the Board; and

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(b)	delegate any of their powers to a committee of the Board.

5.34

Subject to any requirement under Law and Clause 26.2, unless the Board delegates any of its powers to a committee of the Board, the committees of the Board shall serve an advisory function only by making recommendations to the Board in respect of matters referred to them by the Board or within their terms of reference.

5.35	The initial committees of the Board shall comprise:

(a)	a nomination and remuneration committee (the NomRem Committee);

(b)	a financial and operations committee (the F&O Committee);

(c)	an audit committee;

(d)	the Strategic Options Committee; and

(e)	an environmental, social and corporate governance committee (the ESG Committee).

The requirements of Clauses 5.22, 5.24, 5.25, 5.26 and 5.28 above shall apply mutatis mutandis to meetings of any such committee (including that references to “Board Meetings” shall be read as references to meetings of the relevant committee).

5.36

Subject to Clauses 5.34, 5.38 and Clause 26.6, the Board shall determine the terms of reference for, and constraints on, each of the committees it establishes, and proceedings of committees shall be conducted in the same manner as proceedings of the Board and in accordance with the other provisions of this Clause 5, as applicable.

5.37	The constitution of each committee of the Board shall comply with the provisions of:

(a)	prior to Collapse Closing, the Act; and

(b)

following Collapse Closing, the (Indian) Companies Act and the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015 (SEBI LODR), as applicable, including in relation to the requirement of appointing non-executive directors and independent directors.

5.38	Subject to Clause 5.37, the Board shall be entitled to nominate for appointment the members of each committee of the Board, provided that:

(a)

for so long as there is a Controlling Investor Group, that Controlling Investor Group shall be entitled to nominate for appointment as many members of each committee of the Board as it determines in its complete discretion;

(b)

each Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more shall be entitled to nominate for appointment one member of (i) the F&O Committee; and (ii) the Strategic Options Committee;

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(c)

the CEO from time to time shall be entitled to attend any portion of any NomRem Committee meeting which relates to the remuneration of senior members of Management (other than the CEO himself) as a non-voting observer; and

(d)	for so long as the Founder is CEO, he shall be entitled to be a member of the ESG Committee and the F&O Committee.

Appointment and removal of independent directors

5.39	From the date of this Agreement until the date on which a Listing occurs, subject to any requirement under applicable Law:

(a)	the selection and appointment of independent directors shall be conducted in accordance with the following procedures:

(i)

the NomRem Committee shall engage a reputable independent executive search agency (with suitable credentials) to compile a list of potential candidates, in each case meeting (in the reasonable opinion of the NomRem Committee) the requirements applicable to independent directors under Law (the potential candidates identified by the independent executive search agency, together, the Potential ID Candidates);

(ii)

the NomRem Committee shall, acting reasonably and in good faith, select and recommend to the Board for appointment as independent directors a longlist of such number of candidates from those Potential ID Candidates identified under sub-Clause (i) above that is at least three more than the relevant number of independent directors proposed to be nominated for appointment (the NRC Recommended ID Candidates); and

(iii)	the Board shall, subject to the approval of Investors as required under applicable Law, select from those NRC Recommended ID Candidates identified under sub-Clause (ii) above and:

(A)	until Collapse Closing, cause the Relevant Appointers (acting jointly), who agree to appoint and remove independent directors as requested by the Board, to appoint; and

(B)	following Collapse Closing, appoint,

the relevant number of independent directors as Directors for an initial term of three years; and

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(b)	the removal and replacement of independent directors shall be conducted in accordance with the following procedures:

(i)	if a Director that is an independent director:

(A)	is or becomes prohibited from acting as a Director by Law, this Agreement or the Articles; or

(B)

consents to, carries out or is involved in an activity which in the reasonable opinion of the Directors, acting by a resolution of the Board, brings the Group into material disrepute (including, for the avoidance of doubt, fraud or any breach of Anti-Bribery Law), the Board shall, within five Business Days of the occurrence of any such event, give notice in writing to Topco requesting the removal of such Director (unless such person has already ceased to be a Director); and

(ii)

if a Director that is an independent director dies, resigns, retires, is incapacitated and/or is removed as a Director, the Board shall procure that another independent director shall be selected and appointed in his or her place in accordance with Clause 5.39(a).

Directors’ remuneration, expenses and insurance

5.40

Subject to Clause 5.41, each Investor Group shall be responsible for the remuneration and expenses of any Director(s) nominated for appointment or appointed by, and any observer appointed by, its Investor Group or its Relevant Appointer (as applicable) and any associated employer’s payroll or social security tax costs and any costs in connection with the appointment and removal of each such Director. The Company or UK PLC (as applicable) shall be responsible for the remuneration and expenses of any independent director(s) (including any independent directors nominated for appointment by or appointed by the relevant Investor Groups (or their Relevant Appointer(s) (as applicable)) in accordance with Schedule 4 (Board and management appointments)) and any associated employer’s payroll or social security tax costs and any costs in connection with the appointment and removal of each such independent director. For the avoidance of doubt, nothing contained in this clause shall prejudice the rights of the Founder to claim compensation or remuneration in his role as the CEO or the Chair or the Vice Chair (as may be applicable), in accordance with the terms of any agreement (including any employment agreement) as may be entered into between the Founder and the Company or UK PLC (as applicable), which claims shall only exist to the extent such compensation or remuneration is agreed with the Company or UK PLC (as applicable).

5.41

Each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company and/or UK PLC or under this Agreement to ensure that the Company or UK PLC (as applicable) shall reimburse each Investor Group for reasonable travelling, accommodation and other expenses reasonably incurred by any Director nominated for appointment or appointed, or any observer appointed, by that Investor Group or its Relevant Appointer (as applicable) in attending Board Meetings (or meetings of a committee of the Board) or otherwise in connection with that Director’s functions as a Director or observer’s role as an observer. Such sums shall be payable within 20 Business Days of the receipt by the Company or UK PLC (as applicable) of a valid invoice from the relevant Investor.

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5.42	In respect of:

(a)	the period from Closing to Collapse Closing, UK PLC; and

(b)	the period from Collapse Closing, the Company,

shall, so far as it is legally able, purchase and maintain, with a reputable insurer, insurance effective from and including the Closing Date, for or for the benefit of any person who is or was at any time a Director or director or officer of any Group Member, including insurance against, subject to Law, any liability incurred by or attaching to him/her in respect of any act or omission in the actual or purported exercise of his/her powers, in each case from and including the Closing Date (or, if later, the date of appointment of such Director or director or officer of any Group Member), and/or otherwise in relation to his/her duties, powers or offices in relation to any Group Member (and all costs, charges, losses, expenses and liabilities incurred by him/her in relation thereto).

Boards of Material Subsidiaries

5.43

Topco shall, and shall procure that each relevant Group Member shall, so far as legally possible, exercise its voting rights as a shareholder of other Group Members to ensure that each Investor Group or Relevant Appointer thereof (as applicable) that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Schedule 4 (Board and management appointments) is able to nominate an equal number of directors for appointment or appoint an equal number of directors to the board of directors of each Material Subsidiary. For this purpose the provisions of Clauses 4.1, 4.5, 4.6, 5.1 to 5.23, (save in relation to the Company or UK PLC) 5.24 to 5.42 (inclusive), 40.12, 40.13, and Clauses 48.6 to 48.9 (inclusive) shall apply mutatis mutandis to such boards of directors, but on the basis that rights are exercised through voting rights attaching to the shares held by the relevant Group Member(s) in Group Members rather than by Investors directly, and subject to the following:

(a)	any reference to the Investors in any of those Clauses shall be taken as a reference to Investors in Topco and not a reference to the shareholder in the relevant Group Member;

(b)	any references to the CEO or Management in any of those Clauses shall be taken as references to the chief executive officer or senior management of the relevant Group Member;

(c)	any notifications made pursuant to those Clauses shall be given to and by Topco (as referred to in those Clauses), rather than to and by any other Group Members;

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(d)	Clause 5.28 shall be read without any reference to UK PLC and references to “India” shall be taken as a reference to “the jurisdiction of incorporation of the relevant Group Member”; and

(e)	Clause 5.18 shall not apply.

Litigation involving Investor Groups with Director appointment rights

5.44	Each party agrees that:

(a)

if any Investor or Investor Group that has, or has at any time from and including the Closing Date had, the right to be appointed or nominate one or more Directors for appointment to the Board pursuant to paragraph 2 of Schedule 4 (Board and management appointments) is a named party (or if the Approved Parent, or any Wholly Owned Subsidiary of the Approved Parent, of such Investor Group is a named party) (each such Investor Group, a Litigation Protected Investor Group) in any legal proceedings or other form of dispute resolution alongside any Group Member where both they and the relevant Group Member are either both claimants or both defendants (the Relevant Proceedings), no decisions relating to the conduct (including the settlement) of any legal proceedings in respect of any Group Member to which such Litigation Protected Investor Group is named in shall be taken without the prior written consent of the relevant Litigation Protected Investor Group where the proposed action or decision would be materially prejudicial to the relevant Litigation Protected Investor Group’s claim, defence or other interest in the Relevant Proceedings;

(b)

an Investor Group shall not be a Litigation Protected Investor Group if it ceases to have the right to nominate one or more Directors for appointment to the Board as a consequence of a Trigger Event or a Transfer of all of the Shareholder Instruments held by such Investor Group, in each case in accordance with this Agreement;

(c)

to the extent permitted by applicable Law and any legal privilege considerations, Topco shall notify each Litigation Protected Investor Group in writing upon becoming aware that such Litigation Protected Investor Group is a named party to any Relevant Proceedings;

(d)

the consent of the relevant Litigation Protected Investor Group shall not be required if such Litigation Protected Investor Group has an Investor Conflict (other than a Litigation Conflict arising solely by reason of the Relevant Proceedings) in relation to such Relevant Proceedings;

(e)	each Litigation Protected Investor Group shall exercise its rights under this Clause 5.44 reasonably and in good faith and shall not unreasonably withhold or delay its consent;

(f)	any consent right held by a Litigation Protected Investor Group under this Clause 5.44 shall not in itself constitute an Investor Conflict or a Litigation Conflict; and

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(g)	nothing in this Clause 5.44 shall:

(i)	require Topco or any Group Member to disclose any information that is subject to legal professional privilege or litigation privilege;

(ii)

restrict the ability of any Group Member to take any urgent or interim step in any proceedings where, in the reasonable opinion of the Board, delay would be materially prejudicial to the interests of the Group, provided that such step shall not be materially prejudicial to the relevant Litigation Protected Investor Group and Topco shall notify the relevant Litigation Protected Investor Group in writing as soon as reasonably practicable thereafter; or

(iii)	apply to any proceedings between a Group Member and the relevant Litigation Protected Investor Group or any member of its Investor Group, in which case Clause 7 (Conflicts) shall apply.

6.	Investor Proceedings

6.1	All General Meetings shall take place in accordance with Law and the Articles.

6.2

All Company General Meetings shall be held in India and all UK PLC General Meetings shall be held in the UK (in each case, or at such other location as may, subject to Clause 5.28, be approved by the Board) and may, subject to applicable Laws, be held through an Audio-Visual Facility.

6.3

For so long as he is the Chair, Vice Chair and/or CEO and provided Topco is unlisted, the Founder shall chair each General Meeting. If the Founder is absent from any such General Meeting, the Investors’ representatives present at such a General Meeting shall (by simple majority of those present) designate one of their number to act as chair to preside over such meeting. The chair of the General Meeting shall not have a second or casting vote at any General Meeting.

6.4	Proceedings of General Meetings and related papers, minutes and notices shall be in English.

6.5

No business shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business and remains present during the transaction of business. Subject to Clauses 6.6 and 7.4, a quorum shall exist at any General Meeting if at least:

(a)	where at the relevant time there is a Controlling Investor Group, a majority are authorised representatives of the Controlling Investor Group; and

(b)	one representative of each Investor Group that holds an aggregate Equity Proportion of 12.5 per cent or more,

are present, being Investors entitled to vote on the matter concerned.

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6.6

Subject to Clause 8 (Investor Reserved Matters), if a quorum is not present at a General Meeting or an adjourned General Meeting within 30 minutes from the time specified for the General Meeting or adjourned General Meeting, or if during the meeting a quorum is no longer present, the meeting shall be adjourned for at least five, but no more than 10, Business Days (excluding the date of the original General Meeting and the date of the adjourned General Meeting) to the same place and time of day. Subject to Clause 7.4, a quorum shall exist at any adjourned General Meeting if at least:

(a)	where at the relevant time there is a Controlling Investor Group, one representative of such Controlling Investor Group is present and entitled to vote on the matter concerned; or

(b)	in other circumstances, a representative of two or more different Investor Groups are present, being Investors entitled to vote on the matter concerned.

6.7

Unless all Investors agree otherwise in writing and subject to any requirement under Law and to Clause 7 (Conflicts), at least 10 Business Days’ notice shall be given to each Investor of any General Meeting (or five Business Days’ notice in the case of an adjourned meeting) (which notice period must exclude the date of the notice and the date of the General Meeting).

7.	Conflicts

Key definitions

7.1	In addition to the words and expressions defined in Schedule 15 (Definitions and Interpretation), the following words and expressions shall have the following meanings:

Cross-Directorship Conflict means, in relation to a Director or director of any Group Member:

(a)

that person being simultaneously a director of: (i) Topco or the relevant Group Member; and (ii) a business which the Board (excluding the relevant Director) reasonably considers, acting in good faith, to be a Competing Business; and

(b)

a matter being considered by the Board or the board of the relevant Group Member where: (i) the interests of Topco and such Competing Business are considered by the Board (excluding the relevant Director), acting reasonably and in good faith, to be in conflict; (ii) the information to be disclosed to, or discussed by, the Board or the board of the relevant Group Member in relation to such matter would be of competitive or commercial value to such Competing Business; or (iii) the Director cannot reasonably participate in the consideration of such matter and fulfil their duties to both Topco or the relevant Group Member and such other Competing Business;

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Director Conflict means:

(a)	a Cross-Directorship Conflict;

(b)	any matter in which a Director or director of a Group Member has a direct or indirect personal interest that conflicts, or may conflict, with the interests of Topco or the relevant Group Member; or

(c)

an Investor Conflict that relates to an Investor in the Investor Group that nominated (or whose Relevant Appointer nominated (as applicable)) the relevant Director or director of any Group Member for appointment (or any of such Investor’s Affiliates), provided that none of the following shall constitute a Director Conflict: (i) the fact that a Director or director of any Group Member has been nominated for appointment by an Investor Group or its Relevant Appointer pursuant to the terms of this Agreement in and of itself; and (ii) a Director or a director of a Group Member having any direct or indirect interest in any matter, decision or act (including the entry into any documents) which relates to a Listing (whether directly or indirectly);

Investor Conflict means, in relation to an Investor:

(a)

a direct or indirect interest of that Investor or any of its Affiliates in any contract or transaction or proposed contract or transaction or other arrangement or relationship with any Group Member, including where that Investor and/or any of its Affiliates has or may have a financial or material interest in the outcome of a decision on any such matter, other than: (i) an interest as an Investor in common with the other Investors; or (ii) any matter, decision or act (including the entry into any documents) which relates directly to a Listing; or

(b)	a Litigation Conflict,

provided that none of the following shall constitute an Investor Conflict: (i) the fact that a Director or director of any Group Member that has been nominated for appointment by such Investor’s Investor Group or its Relevant Appointer (as applicable) pursuant to the terms of this Agreement is subject to a Cross-Directorship Conflict; and (ii) the fact that an Investor or any of its Affiliates is invested in a Competing Business as or through one or more of its or their portfolio companies in compliance with the terms of this Agreement for so long as such Investor or its Affiliates (as the case may be) and such portfolio companies have in place and comply with their bona fide internal policies and procedures regarding a Competing Business with respect to the Group (on the one hand) and the applicable Competing Business (on the other hand) (including, without limitation, at the very minimum by imposing information barriers to prevent the disclosure of any Confidential Information to the applicable Competing Business); and

Litigation Conflict means, in relation to an Investor, any litigation (or any other form of dispute resolution) which:

(a)	a Group Member is engaged in, or is considering commencing, against that Investor or any of its Affiliates; or

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(b)	such Investor or any of its Affiliates is engaged in, or is considering commencing, against any Group Member.

Investor Conflicts

7.2

Any Investor to which an Investor Conflict relates (the Interested Investor) shall, as soon as practicable after becoming aware of that Investor Conflict and subject to any applicable confidentiality restrictions (and, in the case of a Litigation Conflict, subject to any legal privilege considerations), notify Topco in writing of (and Topco shall take reasonable steps to ensure that senior management of the Group notifies Topco, to the extent known, of) that Investor Conflict.

7.3

Topco shall notify the Investors in writing of any Investor Conflict of which Topco is aware at the beginning of any General Meeting at which a resolution relating to any matter relevant to the Investor Conflict is to be proposed or, where such resolution is proposed as a written resolution or an approval request is provided, Topco shall notify each Investor in writing of the Investor Conflict at the same time as the written resolution or approval request is circulated to Investors for consent.

7.4	An Interested Investor shall not:

(a)	be entitled to receive any materials circulated by Topco or relevant Group Member in relation to the Investor Conflict or which are restricted by Law;

(b)	be entitled to attend any part of a meeting where the Investor Conflict is being discussed or during which any information relevant to the Investor Conflict is provided;

(c)

be entitled to vote on or seek to influence any vote on the Investor Conflict at any General Meeting (or, if applicable, by written resolution) and any decision, approval or resolution in respect of any such Investor Conflict which would otherwise require the consent of the Interested Investor (whether or not such decision, approval or resolution would otherwise constitute an Investor Super Majority Matter or an Investor Majority Matter) shall:

(i)

for any Investor Conflict other than an Investor Conflict relating to the Controlling Investor Group, be deemed not to require such consent and the Shareholder Instrument holding of the Interested Investor shall be disregarded in calculating the votes required in favour of a resolution in order to pass it; and

(ii)	in the case of any Investor Conflict relating to the Controlling Investor Group, be resolved in accordance with Clause 9 (Deadlock); and

(d)

for the purposes of a General Meeting to consider any matter relevant to the Investor Conflict, be counted in the quorum in respect of any such meeting (and the quorum requirements in Clauses 6.5 and 6.6 shall be adjusted as necessary so as not to require the presence of the Interested Investor),

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in each case (except in relation to Clause 7.4(c)(ii)), without the prior written approval (to the extent such approval is permitted by Law) of the Controlling Investor Group. In considering giving such prior written approval, the Controlling Investor Group shall act in good faith.

7.5

Notwithstanding any other provision of this Agreement, an Interested Investor that is not entitled to vote on an Investor Conflict shall, subject to Law, be entitled to receive a copy of any written resolution or notice of the General Meeting (as applicable) and to be present and speak at the General Meeting (if applicable), except where that Interested Investor is not entitled to vote as a consequence of a Litigation Conflict, in which case such Interested Investor shall not be permitted to receive any materials circulated to the Investors in relation to that Litigation Conflict and shall not be permitted to attend any part of a meeting where the Litigation Conflict is being discussed.

Director Conflicts

7.6

Any Director or director of a Group Member to whom a Director Conflict relates (the Interested Director) shall, as soon as practicable after becoming aware of that Director Conflict, declare the existence and (subject to any applicable confidentiality restrictions, save to the extent they conflict with Law) the nature and extent of that Director Conflict to the Board or relevant committee of the Board or relevant board or committee of any Group Member (or have the same recorded in the minutes of the Board Meeting or meeting of the relevant committee of the Board or meeting of the relevant board or committee of any Group Member). The Interested Director shall be required to disclose such details of the Director Conflict as are:

(a)	required to be disclosed by Law and in the manner prescribed therein; and

(b)

subject to any applicable confidentiality restrictions (save to the extent they conflict with Law), reasonably required in order to enable the relevant board or committee to understand the nature and extent of the Director Conflict.

7.7	An Interested Director shall not be obliged to resign from office as a result of such Director Conflict except:

(a)	where otherwise required in accordance with Law; or

(b)

in the case of a Cross-Directorship Conflict, in which case the Director shall (and the Investor Group or Relevant Appointer thereof (as applicable) which appointed such Director shall procure that such Director shall) resign as a director either of the Group Member or the Competing Business within 10 Business Days of such Cross-Directorship Conflict arising,

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but, in each case, shall not:

(c)

be entitled to receive any information or advice received by any Group Member in relation to any matter relevant to the Director Conflict or which is restricted by Law (but shall be informed by Topco, or such Group Member, that this Clause 7.7 applies to the Interested Director);

(d)

be entitled to attend or participate in any discussion concerning any matter (or during which any relevant information is provided) relevant to the Director Conflict at a Board Meeting or meeting of the relevant committee of the Board or meeting of the relevant board or committee of any Group Member (or the relevant part of such meeting);

(e)

be entitled to vote on any matter relevant to the Director Conflict at any Board Meeting or meeting of the relevant committee of the Board or any meeting of the relevant board or committee of any Group Member (or, if applicable, by written resolution) and any decision, approval or resolution in respect of any matter relevant to such Director Conflict which would otherwise require the consent of the Interested Director shall:

(i)

for any Director Conflict other than a Director Conflict relating to a Director nominated by the Controlling Investor Group or appointed by [Appointer A] (provided such Director Conflict does not preclude such number of other Directors nominated by the Controlling Investor Group or appointed by [Appointer A] still constituting a majority of the Board), be deemed not to require such consent; or

(ii)

for any Director Conflict relating to a Director nominated by the Controlling Investor Group or appointed by [Appointer A] that would result in such Directors no longer constituting a majority of the Board, be resolved in accordance with Clause 9 (Deadlock); and

(f)

for the purposes of a Board Meeting or meeting of the relevant committee of the Board or meeting of the relevant board or committee of any Group Member convened to discuss any matter relevant to the Director Conflict (or at which resolutions in relation to any matter relevant to the Director Conflict are proposed), be counted in the Quorum in respect of any such meeting (and the quorum requirements in Clause 5.21 and Schedule 5 (Board quorum) shall be adjusted as necessary so as not to require the presence of the Interested Director), in each case, without the prior written approval (to the extent such approval is permitted by Law) of the Directors nominated by the Controlling Investor Group or appointed by [Appointer A] or director(s) of the relevant Group Member. In considering giving such prior written approval, each of the Director(s) or director(s) of the relevant Group Member shall act in good faith. The Investors and the other Director(s) or director(s) of the relevant Group Member shall give any consents, waivers, authorisations or approvals as are required to give effect to Clauses 7.6 and 7.7.

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7.8

If, in respect of any matter that requires approval by the Board or any board meeting of any Group Member, the number of Interested Directors is such that, notwithstanding Clauses 7.7(e) and 7.7(f), such matter cannot be passed at the relevant Board Meeting or any board meeting of any Group Member on the grounds that there are insufficient remaining Directors or directors of the relevant Group Member who are able to vote in respect of such matter, the Directors or directors of the relevant Group Member may resolve that such matter shall be resolved in accordance with Clause 9 (Deadlock).

7.9

Notwithstanding Clause 7.7(c), an Interested Director and the Investor Group that has nominated (or whose Relevant Appointer has nominated (as applicable)) such Interested Director(s) shall be entitled to receive all information and advice received by any Group Member in relation to any matter relevant to any Cross-Directorship Conflict for so long as, and only to the extent, such Investor Group and the relevant Interested Director(s) do not have an Investor Conflict and have in place and comply with their bona fide internal policies and procedures regarding a Competing Business with respect to the Group (on the one hand) and the applicable Competing Business (on the other hand) (including without limitation at the very minimum by imposing information barriers) to prevent the disclosure of any such information and advice to the relevant Interested Director or to the applicable Competing Business.

8.	Investor Reserved Matters

8.1

Subject to Clause 8.2, Topco shall ensure that no action or decision is taken (whether by the Board, any Group Member or any of their respective officers or managers), and each Investor shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco to ensure that no action or decision is taken (whether by the Board, any Group Member or any of their respective officers or managers), in each case in respect of:

(a)	any Investor Super Majority Matter, without prior Investor Super Majority Consent; and

(b)	any Investor Majority Matter, without prior Investor Majority Consent.

8.2

A series of related transactions shall be construed as a single transaction, and any amounts involved in related transactions shall be aggregated, to determine whether a matter is an Investor Reserved Matter.

8.3	If an action or decision requires Investor Super Majority Consent or Investor Majority Consent, the Board shall notify the Investors in writing and seek the Requisite Approval as soon as practicable.

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8.4

The Investors shall resolve on any action or decision referred to them in accordance with Clause 8.3 at a General Meeting convened and held in accordance with Clause 6 (Investor Proceedings) or in writing within 10 Business Days of receipt of notice from the Board (such notice, or any notice of General Meeting, to include, to the extent known to the Group, such information as the Investors reasonably require to assess whether to approve the matter in question) and such resolution shall become effective immediately upon the required level of consent having been obtained.

8.5	Subject to Clause 5.28 and the Articles, Investor Super Majority Consent or Investor Majority Consent may be provided by the Investors:

(a)

at a General Meeting held in accordance with Clause 6 (Investor Proceedings) provided that the Investors whose consent is required by this Agreement, or their respective Appointed Persons, consent to the relevant action or decision at such General Meeting; or

(b)

in writing (which may be by means of several documents in the like form, each signed (whether by electronic means or otherwise) by one or more Investors whose consent is required by this Agreement to the relevant action or decision, or their respective Appointed Persons); or

(c)

by a Director appointed by the relevant Investor or its Relevant Appointer (as applicable) (and having been specifically authorised by such Investor to provide such consent) at a meeting of the Board, recorded in the minutes of such meeting as having been given specifically for the purposes of this Clause 8.5(c).

9.	Deadlock

9.1	This Clause 9 shall apply upon the occurrence of any of the following circumstances:

(a)

a Quorum not being present or ceasing to be present at a Reconvened Board Meeting duly convened in accordance with Clause 5 (Directors and management) and Schedule 5 (Board quorum) by reason of the absence of sufficient Directors nominated for appointment by an Investor Group (or appointed by its Relevant Appointer (as applicable)) from that Reconvened Board Meeting who were also absent from the relevant First Board Meeting;

(b)

any of the Investor Reserved Matters is proposed for decision at two consecutive duly convened General Meetings (or in writing) by one or more of the Investors and, at each meeting (or following the circulation of the relevant resolution in writing), that Investor Reserved Matter is not approved in accordance with Clause 8.1; or

(c)

one or more Investor Reserved Matters are proposed for decision at an adjourned General Meeting but are not approved in accordance with Clause 8.1 by reason of the absence of an Investor Group from that adjourned General Meeting that was also absent from the immediately preceding General Meeting or adjourned General Meeting at which the Investor Reserved Matter(s) would have been tabled for approval, where such Investor Reserved Matter(s) require the approval of that Investor Group,

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(each, a Deadlock).

9.2	If a Deadlock:

(a)	occurs pursuant to Clause 9.1(a), each Investor that (together with the other members of its Investor Group) holds an aggregate Equity Proportion of 12.5 per cent or more; or

(b)	occurs pursuant to:

(i)	Clause 7.4(c)(ii), 7.7(e)(ii) or 7.8; or

(ii)	Clauses 9.1(b) or 9.1(c) in respect of an Investor Majority Matter or Investor Super Majority Matter,

any Investor,

may serve written notice on each of the other Investors stating that a Deadlock has arisen (a Deadlock Notice).

9.3

Following the service of a Deadlock Notice, the Investors, or such of them as are named in the Deadlock Notice or otherwise declare themselves to be interested in the Deadlock, shall attempt in good faith to resolve the Deadlock through a face-to-face meeting or telephone conference call within 20 Business Days from and including the last date on which the Deadlock Notice is received by the Investors (or such longer period as may be agreed in writing between the Investors).

9.4

If the Investors are unable to resolve the Deadlock by amicable negotiation within the time period referred to in Clause 9.3, the Deadlock shall be referred to the respective Deadlock Representatives of:

(a)

in the case of a Deadlock pursuant to Clause 9.2(a), the Investors that (together with the other members of their respective Investor Group) hold an aggregate Equity Proportion of 12.5 per cent or more; or

(b)

in the case of a Deadlock pursuant to Clause 9.2(b), the Investors that (together with the other members of their respective Investor Group) hold an aggregate Equity Proportion of the Minority Threshold or more, who shall attempt in good faith to resolve the Deadlock through a face-to-face meeting or telephone conference call within 10 Business Days from and including the date on which the Deadlock was referred to them in writing (or such longer period as may be agreed in writing between the Investors).

9.5	If the Deadlock cannot be resolved by the end of the negotiation period referred to in Clause 9.4:

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(a)

if and to the extent that the Deadlock is in respect of a matter related to a Listing of the Company and failure to resolve the Deadlock would prevent or materially delay the proposed Listing of the Company, the Deadlock in respect of such matter shall be deemed resolved in favour of, for so long as there is a Controlling Investor Group, the Controlling Investor Group; and

(b)	in any other case, the status quo shall continue to apply.

9.6

This Clause 9 shall not restrict or exclude the right of any party to pursue, in accordance with Clause 51 (Dispute Resolution), any Dispute as regards the parties’ rights and obligations under this Agreement.

10.	Business Plan and Annual Budget

Business Plan

10.1	The Company shall adopt the Initial Business Plan with effect from Closing.

10.2

Any subsequent business plan for the Group (which shall be in substantially the same form as the Initial Business Plan unless otherwise agreed by the Board) in relation to the period following the Initial Business Plan Period in accordance with this Clause 10 shall be a Subsequent Business Plan.

10.3	No later than:

(a)

60 Business Days before the end of the final Financial Year covered by the then applicable Business Plan, a draft Subsequent Business Plan relating to the next Business Plan Period shall be prepared by the Company, with such process being overseen by the CEO, and circulated to the Board and those Investors eligible to receive it under Clause 11.6; and

(b)

20 Business Days after the circulation of such draft Subsequent Business Plan (or on such other date prior to the end of the then current Financial Year as may be agreed by the Board), the Board shall consider and, if thought fit, adopt the Subsequent Business Plan.

10.4	The Business Plan:

(a)	subject to Clause 10.5, may be amended at any time by approval of the Board; and

(b)

shall be deemed to be automatically amended if the provisions of Clause 3.1(b) apply (and the relevant issue or grant of Shareholder Instruments received prior written consent in accordance with the terms of that Clause). Any such amended Business Plan shall be circulated to those Investors eligible to receive it under Clause 11.6 within 10 Business Days of the amendment having become effective.

10.5

If and to the extent that an amendment to the Business Plan under Clause 10.4 (which shall include the adoption of any Subsequent Business Plan) constitutes a deviation of more than 10 per cent from Key Line Items of the then current Business Plan (after an adjustment for inflation by reference to the Inflation Index as published from time to time that is applicable to the Business Plan Period to which such Business Plan relates), it shall require the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more. Such consent right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to any transferee of such Investor (other than a Permitted Affiliate Transferee) until the third anniversary of Closing.

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10.6

Unless otherwise approved by the Board (or, in the case of any action which would constitute a deviation of the kind referred to in Clause 10.5, with the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more), the Company shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) no action inconsistent with the Business Plan shall be taken by any Group Member (or the directors, officers or employees of any Group Member).

10.7

If, at any time, the Board fails to approve and adopt a Subsequent Business Plan or an amendment to any Business Plan in accordance with this Clause 10, the Company shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) the Group continues to adopt and comply with the then current Business Plan (with each number in the Business Plan being adjusted for inflation by reference to the Inflation Index as published from time to time that is applicable to the Business Plan Period to which such Business Plan relates) until such time as a new Business Plan is approved and adopted.

10.8	The Board shall consult with the CEO in respect of any proposed changes to the Business Plan, provided that the Board will not be under any obligation to accept the CEO’s input on the Business Plan.

Annual Budget

10.9	The Company shall adopt the Initial Annual Budget with effect from the Closing Date.

10.10

The Annual Budget shall be derived from the then current Business Plan and any deviations from such Business Plan in the Annual Budget shall be subject to approval by the Board in accordance with this Agreement.

10.11	No later than:

(a)

30 Business Days before the end of the Initial Financial Year, and, in the case of any subsequent Financial Years, 30 Business Days before the end of that subsequent Financial Year, a draft annual budget for the Group (in substantially the same form as the Initial Annual Budget) relating to the following Financial Year (a Subsequent Annual Budget) shall be prepared by the Company, with such process being overseen by the CEO, and circulated to the Board and those Investors eligible to receive it under Clause 11.6; and

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(b)

15 Business Days after the circulation of such draft Subsequent Annual Budget (or on such other date prior to the end of the then current Financial Year as may be agreed by those Investors whose consent is required in respect of such Subsequent Annual Budget under Clause 10.13(b)), the Investors or the Board (as the case may be) shall consider and, if thought fit, adopt the Subsequent Annual Budget subject to Clause 10.13.

10.12

The Annual Budget may be amended at any time if the requisite Investor consent or Board approval (as the case may be) has been obtained in respect of such amendment in accordance with Clauses 10.13 or 10.14. Any such amended Annual Budget shall be circulated to those Investors eligible to receive it under Clause 11.6 within 10 Business Days of the amendment having become effective.

10.13	Adopting the Subsequent Annual Budget under Clause 10.11 shall require:

(a)	subject to Clauses 10.11(a), 10.11(b) and 10.13(b), the prior approval of the Board in accordance with Clause 5 (Directors and management); and

(b)

if and to the extent that any Key Line Item in the Subsequent Annual Budget constitutes a deviation of more than 20 per cent from a Key Line Item in the then prevailing Business Plan, the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more (for the avoidance of doubt, such consent right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to any transferee of such Investor (other than a Permitted Affiliate Transferee)).

10.14	Any amendment to the Annual Budget under Clause 10.12 shall require:

(a)	subject to Clause 10.14(b), the prior approval of the Board in accordance with Clause 5 (Directors and management); and

(b)

if and to the extent that such amendment constitutes a deviation of more than 20 per cent from a Key Line Item in the then prevailing Business Plan, the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more (for the avoidance of doubt, such consent right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to any transferee of such Investor (other than a Permitted Affiliate Transferee)).

10.15	The Board shall review the Annual Budget at least once every three months against the actual incurred costs and expenses for the previous quarter as shown in the management accounts of the Group.

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10.16

Unless otherwise approved by the Board (or, in the case of any action which would constitute a deviation of the kind referred to in Clause 10.13(b), with the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more), the Company shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) no action inconsistent with the Annual Budget shall be taken by any Group Member (or the directors, officers or employees of any Group Member).

10.17

If, at any time, the Board fails to approve and adopt an Annual Budget for the following Financial Year in accordance with this Clause 10, the Company shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) the Group continues to adopt and comply with the Annual Budget for the preceding Financial Year (excluding non-recurring items) (with each number in the Annual Budget being adjusted (in each case with effect from the expiry of the period to which such Annual Budget relates) for:

(a)	inflation (where applicable) by reference to the Inflation Index as published from time to time; and

(b)	in respect of any cost of debt line item, the base rate applicable to such line item as published from time to time by the relevant central bank,

in each case until such time as a new Annual Budget is approved and adopted.

10.18	The Board shall consult with the CEO in respect of any proposed changes to the Annual Budget, provided that the Board will not be under any obligation to accept the CEO’s input on the Annual Budget.

10.19

The Annual Budget shall include a discrete line item setting out the projected annual liquidity available to the Founder, in accordance with his Annual Liquidity Right, which line item shall be implemented as part of the Annual Budget as long as the stipulations set out in Clause 13.1(a) and Clause 13.1(b) have been satisfied.

Long Term Financial Model

10.20

Every six months from the Closing Date, the Company shall prepare, with such process being overseen by the CEO, and circulate to the Board and those Investors eligible to receive it under Clause 11.6, a long-term detailed financial model that shall:

(a)	cover a period of at least the next five Financial Years; and

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(b)	include a statement of progress in respect of the Group’s performance in the previous two quarters against the then current Business Plan,

(the Long Term Financial Model).

11.	Financial matters, information, reporting and retention of records

Auditors and accounts

11.1

The Group’s auditors shall be an internationally recognised firm of chartered accountants as may be approved from time to time by the Board with the Requisite Approval (if applicable). All auditing costs shall be borne by the Company or UK PLC (as applicable).

11.2	The Company shall prepare its financial statements and management accounts:

(a)	in INR; and

(b)	in accordance with Law and the Accounting Principles.

11.3	UK PLC shall prepare its financial statements and management accounts:

(a)	in USD in the case of its standalone financial statements and INR in the case of its consolidated financial statements; and

(b)	in accordance with Law and the Accounting Principles.

11.4	The consolidated financial statements of Topco shall be audited within three months after the end of each Financial Year.

11.5

The appointment and removal of any external auditor for UK PLC and the Company shall require the prior approval of CPPIB Parent and CPPIB. Subject to the prior approval of CPPIB Parent and CPPIB, UK PLC and the Company may engage or otherwise cause the auditor of CPPIB Parent and CPPIB to provide any Non-Audit Services to the Company and UK PLC.

Information and records

11.6	Subject to any applicable Law, the Company and, until Collapse Closing, UK PLC, shall (at its sole cost) supply copies of the following information to:

(a)

each Investor that (together with the other members of its Investor Group) holds an aggregate Equity Proportion of the Minority Threshold or more (in relation to the Founder Investor Group, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis):

(i)

monthly and quarterly management accounts of the Group, which shall include a consolidated profit and loss account, balance sheet and cash flow statement broken down according to the divisions of the Group together with a statement of progress against the then current Business Plan no later than 45 days after the end of each such month or quarter (as applicable);

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(ii)	the health and safety reporting of the Group as typically prepared in the ordinary course of business carried on by the Group as at the date of this Agreement;

(iii)	the draft Business Plan and Annual Budget within the period specified in Clauses 10.3 and 10.11(a);

(iv)	any amended Business Plan and Annual Budget within the period specified in Clauses 10.4 and 10.12;

(v)	subject to Clause 7 (Conflicts), copies of all board papers at the same time that such board papers are circulated to the Directors;

(vi)

at the request of any such Investor (at that Investor’s expense) and provided that it does not unduly interfere with the Business, any information in the possession of the Group which is reasonably required by that Investor solely for the purposes of (A) managing the audit (internal and external), accounting, compliance or Tax affairs of that Investor (or any of its Affiliates); and/or (B) monitoring their investment in Topco, as soon as practicable after such request and in any event within 20 Business Days of such request; and

(vii)	the Long Term Financial Model within 10 Business Days of it having been issued by the Board in accordance with Clause 10.20; and

(b)

each Investor (together with the other members of its Investor Group) holding an aggregate Equity Proportion of at least two per cent (in relation to the Founder Investor Group, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis):

(i)

quarterly management accounts of the Group, which shall include a consolidated profit and loss account, balance sheet and cash flow statement broken down according to the divisions of the Group together with a statement of progress against the then current Business Plan no later than 45 days after the end of each such quarter (as applicable);

(ii)

the Audited Accounts (complying with all relevant legal requirements) in respect of each Financial Year as soon as reasonably practicable but in any event not later than three months after the end of that Financial Year; and

(iii)

at the request of any such Investor (at that Investor’s expense) and provided that it does not unduly interfere with the Business, any information in the possession of the Group which is reasonably required by that Investor solely for the purposes of (A) managing the audit (internal and external), accounting, compliance or Tax affairs of that Investor (or any of its Affiliates); and/or (B) monitoring their investment in Topco, as soon as practicable after such request and in any event within 20 Business Days of such request.

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11.7

If Topco fails to provide any of the information required to be provided by it to an Investor that is entitled to receive such information under Clauses 11.6 within the period specified, the relevant Investor may serve written notice on Topco requesting such information. If such information is not provided within five Business Days of such written notice being received, the relevant Investor shall be entitled to request the auditors of Topco, or in the absence of their agreement within five Business Days, to appoint a firm of accountants, to prepare such information at the Company’s or, until Collapse Closing, UK PLC’s expense and the Company and UK PLC (as applicable) each agrees to provide (or to procure the provision of) all information reasonably required by the auditors or such accountants, as the case may be, for such purpose.

Management Q&A

11.8

Each Investor Group that holds an aggregate Equity Proportion of the Minority Threshold or more shall be entitled to nominate certain of its Representatives (including any senior advisors) to jointly meet with Management on an annual basis to discuss the current business performance of the Group (including ongoing actions and projects, performance against the Annual Budget, financial and operational reporting and other relevant matters arising in the Business).

12.	Distributions

12.1

On Closing, UK PLC (and from Collapse Closing, the Company) shall adopt the Distribution Policy, which shall facilitate the distribution to the Investors of 100 per cent. of the cash of the Group which is available for distribution (whether by way of dividend, return of capital, repayment of shareholder debt or otherwise) on a quarterly basis on a pro rata basis by reference to the Equity Proportion held by each Investor as at the date of such distribution and in accordance with the Accounting Principles, subject to (i) all applicable Law, (ii) the working capital requirements of the Group, (iii) any capital expenditure in the three-year period from the adoption of the Distribution Policy and/or liabilities of the Group in accordance with the Business Plan and Annual Budget, (iv) any financing policy, and (v) any financing documents.

12.2

Save as may otherwise be agreed with Investor Super Majority Consent, no Group Member shall declare or pay any dividend or distribution otherwise than in accordance with the Distribution Policy or the terms of the Reorganisation Deed.

12.3	Except to the extent such change is required to comply with applicable Law, the Distribution Policy may only be amended or updated from time to time with Investor Super Majority Consent.

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12.4

Each Investor shall be solely liable and responsible for any Tax payable on receipt by it of any dividend or distribution of Topco and Topco shall be entitled to make any deductions or withholdings in respect of Tax as may be required by applicable Law in respect of any dividend or distribution made by it to an Investor.

12.5

If Topco is required by applicable Law to make any deduction or withholding in respect of Tax from any dividend or distribution made by it to an Investor, Topco shall reasonably cooperate and consult with that Investor in good faith in connection with claiming any available exemption, credit or refund in respect of such withholding or deduction, and such Investor shall provide to Topco all documentation (including any declaration) as is required to support any available claim under an applicable double tax treaty.

13.	Founder Annual Liquidity

13.1

The Founder Investor Group shall have the right, by delivering a notice no later than one month before the end of a Financial Year (an Annual Liquidity Notice) to the Company, to require the Company, provided that:

(a)	the Company has met or is able to meet financial requirements under the Annual Budget Obligations; and

(b)

where applicable, any reduction in such available financial resources results solely from bona fide amendments to the then current Annual Budget made in accordance with this Agreement, and absent such amendments the Company would have been able to meet the requirements under the Annual Budget Obligations; and

in accordance with Clauses 13.5 to 13.8 below, (i) subject to the Buyback Provisions, to buy back Founder Liquidity Securities that are Shares from one or more members of the Founder Investor Group, and (ii) to cash settle such number of Founder Liquidity Securities that are vested Equity Awards, in each case at the relevant Founder Liquidity Securities Price (together, a Founder Annual Liquidity Transaction), resulting in a receipt by the relevant members of the Founder Investor Group of up to an aggregate amount of the INR equivalent of:

(a)

in respect of the period from Closing until the end of the Financial Year in which Closing occurs (the First Founder Liquidity Period) a pro rata amount of US$15m calculated by reference to the number of days elapsed from Closing until the start of the first Financial Year commencing after Closing as a proportion of 365 days;

(b)

following expiry of the First Founder Liquidity Period, US$15m per Founder Liquidity Period for the three consecutive Founder Liquidity Periods thereafter (or, if earlier, until completion of an Indian IPO), the last day of such period (or such earlier date of an Indian IPO), being the Initial Annual Liquidity End Date; and

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(c)	following the Initial Annual Liquidity End Date, US$25m per Founder Liquidity Period until the Company has purchased and/or cash settled all of the Founder Liquidity Securities, as calculated by reference to the prevailing Exchange Rate at the date of the Annual Liquidity Notice (the Annual Liquidity Right), save that (i) the Annual Liquidity Right may only be exercised once in each Founder Liquidity Period, and (ii) the Annual Liquidity Right shall terminate automatically on completion of an Indian IPO, without prejudice to any Annual Liquidity Notice delivered prior to such completion of an Indian IPO.

For the purposes of this Clause 13.1, the number of Equity Awards shall be taken into account on a net settlement basis (after accounting for applicable exercise prices and any required deductions or withholdings in respect of Tax) of such Equity Awards.

13.2

Completion of any Founder Annual Liquidity Transaction pursuant to the exercise of the Annual Liquidity Right (each, an Annual Liquidity Completion) shall, subject to Clause 13.1, occur during the final quarter of the relevant Financial Year in which the Annual Liquidity Right is exercised, and by no later than 15 Business Days prior to the end of that Financial Year (or, if earlier, immediately prior to the completion of an Indian IPO in that Financial Year).

13.3	The price payable in respect of any Founder Liquidity Securities which are Shares (the Founder Liquidity Share Price) shall be the fair market value of such Shares, to be calculated as follows:

(a)	in relation to the first 12 months following Closing, at the Closing Price; and

(b)

in relation to each 12 month period thereafter, as established in the most recent valuation report as issued by an independent third party valuer commissioned by the Board, the valuation date of which report shall not be more than 3 (three) months prior to the end of the relevant Financial Year in which the Annual Liquidity Right is exercised.

13.4	Each Annual Liquidity Notice shall set out:

(a)	the total amount of the Annual Liquidity Right, subject to the caps noted in Clause 13.1 (Annual Exercise Amount);

(b)

the breakdown of the Annual Exercise Amount that is intended to be exercised by tendering the Founder Liquidity Securities which are Shares and the Founder Liquidity Securities which are vested Equity Awards, along with details of any such vested Equity Awards per Tranche (including their relevant exercise price); and

(c)	the bank account to which payment of the amount payable in respect of the relevant Founder Annual Liquidity Transaction in accordance with this Clause 13.1 should be paid.

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13.5

To the extent that any members of the Founder Investor Group are tendering Founder Liquidity Securities which are Shares pursuant to any Annual Liquidity Notice, the buyback of such Shares shall be in accordance with Clause 13.7 below.

13.6

To the extent that the Founder is tendering Founder Liquidity Securities which are vested Equity Awards pursuant to any Annual Liquidity Notice, immediately prior to the relevant Annual Liquidity Completion:

(a)

the Company shall cash settle such Founder Liquidity Securities such that the Founder receives, in respect of each tranche of vested Equity Awards identified in the relevant Annual Liquidity Notice (each tranche being a group of vested Equity Awards sharing the same exercise price (a Tranche)), an amount equal to the Intrinsic Value of that Tranche as at the date of the Annual Liquidity Notice multiplied by the number of Shares that would have been issued to the Founder if the Founder had exercised the vested Equity Awards in that Tranche under such vested Equity Awards, with the total amount payable to the Founder being the aggregate of all such per-Tranche amounts, less any Tax or amount in respect of or on account of Tax required by applicable Law to be deducted or withheld from such amount (and to the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid);

(b)

the Company (or the relevant employing entity) shall be entitled to withhold from the amount payable pursuant to Clause 13.6(a) any income tax and social security contributions it is obligated to withhold in respect of such vested Equity Awards that are so deemed exercised;

(c)	upon the payment of the amounts in the manner set out in Clause 13.6(a) and/or Clause 13.6(b), the Company shall be entitled to cancel the applicable Tranche of the vested Equity Awards.

13.7	At the relevant Annual Liquidity Completion:

(a)	each relevant member of the Founder Investor Group will sell and Transfer to the Company the Relevant FOL Sale Shares, and for such purposes:

(i)

each relevant member of the Founder Investor Group Transferring Shares shall, upon receipt of confirmation provided by the Company as stated in Clause 13.7(a)(ii)(B), Transfer their respective proportion of the Relevant FOL Sale Shares to the Company by delivering to their respective depositary participants, duly executed, irrevocable and unconditional written instructions instructing such depositary participant to debit the depositary account of such members of the Founder Investor Group to the extent of their respective proportion of the Relevant FOL Sale Shares, in favour of the depositary account of the Company; and

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(ii)	the Company will purchase and acquire the Relevant FOL Sale Shares from the relevant members of the Founder Investor Group in the proportions referred to above, and for such purposes:

(A)

the Company will pay to each relevant member of the Founder Investor Group, by electronic funds transfer in cleared funds in INR, the Founder Liquidity Share Price multiplied by the number of Shares sold and Transferred by it to such bank account as shall be notified in the Annual Liquidity Notice, less any Tax or amount in respect of or on account of Tax required by applicable Law to be deducted or withheld from such amount (and to the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid); and

(B)

the Company will provide copies of confirmation to the relevant members of the Founder Investor Group, in relation to the remittance of the amount transferred by the Company as set out in Clause 13.7(a)(ii)(A) above, by electronic funds transfer in cleared funds, and for the avoidance of doubt, any vested Equity Awards cash-settled by the Company pursuant to Clause 13.6 shall not be treated as Shares for the purposes of this Clause 13.7, and the Relevant FOL Sale Shares shall not include any Shares that would have been issued or acquired by the Founder pursuant to the deemed exercise of vested Equity Awards under Clause 13.6(a);

(b)	a Company Board Meeting shall be convened at which the Transfer of the Relevant FOL Sale Shares from the relevant members of the Founder Investor Group to the Company shall be approved; and

(c)

the Company and the relevant members of the Founder Investor Group shall each do all such other things and execute all such other documents (including any deed) as may reasonably be required to give effect to the sale and purchase of the Relevant FOL Sale Shares pursuant to the Annual Liquidity Right.

13.8

The Shares sold and purchased pursuant to the Annual Liquidity Right shall be sold by the relevant members of the Founder Investor Group free from Encumbrances and together with all rights attaching to them at the Annual Liquidity Completion, including the right to receive and retain all dividends and other distributions declared, paid or made after the relevant Annual Liquidity Completion.

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13.9

Each Investor shall: (A) so far as legally possible: exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company to procure that the Company complies with its obligations set out in Clauses 13.6 and 13.7; and (B) not offer any Shares in any buyback undertaken by the Company pursuant to Clause 13.7.

13.10

Each Investor agrees and acknowledges that: (A) to the extent the provisions of Clauses 13 and 14 are restricted in any manner under applicable Law, the Company, the Controlling Investor Group and the Founder shall discuss in good faith alternative mechanisms to achieve the commercial objectives underlying Clauses 13 and 14; and (B) in the event of any inconsistency or conflict between the provisions of Clauses 13 and 14 and any other provision of this Agreement, the provisions of Clauses 13 and 14 shall prevail.

14.	Founder Post-Closing Liquidity

14.1	The Founder Investor Group shall not be entitled to any liquidity (whether by way of secondary sale or otherwise):

(a)	as part of Closing; or

(b)	in connection with any primary capital raise undertaken by the Company in the 12 months following Closing; or

(c)	in connection with any direct or indirect syndication by the Controlling Investor Group prior to or following Closing.

14.2	From the date falling 12 months after Closing, if:

(a)

the Company undertakes one or more primary capital raises in an aggregate amount in excess of the INR equivalent of US$200,000,000 (as calculated by reference to the prevailing Exchange Rate on the Business Day before each such primary capital raise) by issuing Securities to one or more persons, other than to the Continuing Investors or to any member of the Consortium; or

(b)

the Controlling Investor Group Transfers Shareholder Instruments (other than to a Permitted Affiliate Transferee) a cumulative amount equivalent to an Equity Proportion of more than five per cent in a single or series of transactions, each a Post-Closing Liquidity Event,

the Founder Investor Group shall have the right (the Founder Post-Closing Liquidity Right), by delivering a notice (a Founder Post-Closing Liquidity Notice) to the Company and subject to Clause 18.7, to Transfer, (in the case of Shares) to any party or parties, or (in the case of Equity Awards) to cash settle in accordance with Clause 14.6, Founder Liquidity Securities of an amount up to 25 per cent. of the total Founder Liquidity Securities held as at Closing, in each of (i) the period commencing on the date falling 12 months after Closing and ending on the date falling 24 months after Closing and (ii) the period commencing on the date falling 24 months after Closing and ending on the date falling 36 months after Closing (the Founder Post-Closing Liquidity Securities), at (i) if the Post-Closing Liquidity Event is the event in Clause 14.2(a), the price per Share implied by its valuation (converted at the Exchange Rate prevailing on the date of the Founder Post-Closing Liquidity Notice); or (ii) if the Post-Closing Liquidity Event is the event in Clause 14.2(b), the same price and economic terms per Share as the Transfer by the Controlling Investor Group triggering the applicable Post-Closing Liquidity Event (any such Transfer being a Founder Post-Closing Liquidity Transaction).

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14.3	In the case of a Post-Closing Liquidity Event:

(a)

under Clause 14.2(a), the Founder Investor Group shall have the ability to sell up to 25 per cent. of the total Founder Liquidity Securities (in aggregate, taken together with any sale pursuant to paragraph (b) below); and/or

(b)

under Clause 14.2(b): (A) the Founder Investor Group shall have the ability to sell up to 25 per cent of the total Founder Liquidity Securities held as at Closing (in aggregate, taken together with any sale pursuant to paragraph (a) above), irrespective of the number of Shares being offered for sale by the Controlling Investor Group; and (B) the Controlling Investor Group shall use its best efforts to facilitate the Founder Investor Group’s liquidity entitlement under (A) in connection with any Transfer of Shares by the Controlling Investor Group.

For the avoidance of doubt, the Founder Investor Group will be entitled to avail liquidity under Clause 14.2 up to a maximum aggregate amount of 25 per cent. of the total Founder Liquidity Securities held at Closing (and not 25 per cent. separately under each of Clause 14.2(a) and Clause 14.2(b)) as a result of one or more Post-Closing Liquidity Events under Clause 14.2(a) or Clause 14.2(b).

14.4

Completion of any Founder Post-Closing Liquidity Transaction pursuant to the exercise of the Founder Post-Closing Liquidity Right (each, a Founder Post-Closing Liquidity Completion) shall occur as soon as practicable, and, in any event, no later than 15 Business Days, after the date of the Founder Post-Closing Liquidity Notice.

14.5	Each Founder Post-Closing Liquidity Notice shall set out:

(a)

the total amount of the Founder Post-Closing Liquidity Securities that is intended to be exercised, provided that such amount shall not under any circumstances exceed 25 per cent of the total Founder Liquidity Securities held as at Closing (the Closing Exercise Amount);

(b)

the breakdown of the Founder Post-Closing Liquidity Securities comprising the Closing Exercise Amount that is intended to be exercised by tendering the Founder Post-Closing Liquidity Securities which are Shares and the Founder Post-Closing Liquidity Securities which are vested Equity Awards, along with details of any such vested Equity Awards per Tranche (including their relevant exercise price); and

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(c)	the bank account to which payment of the amount payable in respect of the relevant Founder Post-Closing Liquidity Transaction in accordance with this Clause 14 should be paid.

14.6

To the extent that the Founder is tendering Founder Post-Closing Liquidity Securities which are vested Equity Awards pursuant to any Founder Post-Closing Liquidity Notice, the applicable provisions of Clause 13.6 shall apply mutatis mutandis.

14.7

To the extent that any members of the Founder Investor Group are tendering Founder Post-Closing Liquidity Securities which are Shares pursuant to any Founder Post-Closing Liquidity Notice, the applicable provisions of Clause 13.7 shall apply mutatis mutandis and references in Clause 13.7 to the Company shall, where the context requires, be read as references to the relevant third party transferee.

14.8

The Shares sold and purchased pursuant to any Founder Post-Closing Liquidity Transaction shall be sold by the relevant members of the Founder Investor Group free from Encumbrances and together with all rights attaching to them at the Founder Post-Closing Liquidity Completion, including the right to receive and retain all dividends and other distributions declared, paid or made after the relevant Founder Post-Closing Liquidity Completion.

14.9

Each Investor shall, so far as legally possible, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company to procure that the Company complies with its obligations set out in Clauses 14.6 and 14.7.

15.	Founder IPO Liquidity

15.1

In connection with any Indian IPO, the Founder Investor Group shall be entitled to Transfer to any party or parties other than the Company up to 50 per cent of the Founder Liquidity Securities, less any Founder Post-Closing Liquidity Securities realised by the Founder Investor Group pursuant to Clause 14 above in the “Offer for Sale” component of the Indian IPO.

15.2	In addition to Clause 15.1 above, and subject to applicable Law, the Founder Investor Group shall be entitled to participate on a pro rata basis in:

(a)	any liquidity event in connection with completion of an Indian IPO; and

(b)	any Block Trades conducted in accordance with Clause 23 for a period of 24 months following completion of an Indian IPO,

in each case relative to the Founder Investor Group’s proportion of Shares and vested equity awards: (i) in the case of any Equity Awards that are vested as at Closing, on a gross basis; and (ii) in all other cases, on a net settlement basis (accounting for applicable exercise prices and any required deductions or withholdings in respect of Tax).

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16.	Founder Liquidity Tax Matters

16.1

Prior to the completion of any Transfer of Founder Liquidity Securities or any other Shareholder Instruments to the Company pursuant to Clauses 13 or 14 above, the Company shall procure that any such valuation or other reports as may be required as a matter of applicable Law (including but not limited to, any Tax Benchmark Valuation Report, any Transfer Pricing Report, and/or any report required under the Foreign Exchange Management Act, 1999, with any such reports being Tax Reports) are prepared by a SEBI registered merchant banker or chartered accountant to the reasonable satisfaction of the Company and the transferor.

16.2

The transferor shall cooperate with and assist the Company in connection with the preparation of any reports as described in this Clause 16, including providing the Company (or, at the Company’s request, any third party appointed to prepare such Tax Reports) with such documents and information as the Company (or such appointed third party) requires in connection with the preparation thereof.

16.3

The transferor and the Company shall each make any filings, submit any returns, complete any procedural formalities and/or otherwise comply with all applicable Tax compliance requirements, in each case required by applicable Law to be made, submitted, completed or complied with by it in connection with the transfer of Founder Liquidity Securities or any other Shareholder Instruments to the Company pursuant to Clauses 13 and 14 above, and in each case within the time period prescribed by applicable Law.

17.	Founder Restrictive Covenant

17.1

The Founder acknowledges and agrees that the covenants, undertakings, and restrictions contained in this Clause 17 are entered into in connection with the transactions contemplated by this Agreement and are essential to protect and preserve the goodwill of the Business of the Group. The Founder further acknowledges and agrees that:

(a)	he has obtained, and will continue to obtain Confidential Information and personal knowledge of and influence over suppliers, customers, clients and employees of the Company; and

(b)	the restrictions set out below are reasonable and necessary in all the circumstances for the protection of the legitimate interests of the Company and its goodwill.

17.2

The Founder hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon the Founder by law, the Founder will be bound by the covenants and undertakings contained in this Clause 17. In this Clause 17, unless the context otherwise requires:

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Customer means any person to which the Company distributed, sold or supplied Restricted Products or Restricted Services during the Relevant Period and with which, during that period, either the Founder, or any employee under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), had material dealings, or about which the Founder had Confidential Information, but always excluding therefrom, any division, branch or office of such person with which the Founder and/or any such employee had no dealings and about which the Founder had no Confidential Information;

Founder Restricted Period means any period during which the Founder is a Director and a period of six months after the Founder ceases to be a Director;

Prospective Customer means any person with which the Company was actively negotiating during the Relevant Period regarding a material contract for distribution, sale or supply of Restricted Products or Restricted Services and with which, during such period, the Founder, or any employee who was under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), had material dealings during the Relevant Period, or about which the Founder had Confidential Information, but always excluding therefrom any division, branch or office of that person with which the Founder and/or any such employee had no dealings during that period and about which the Founder had no Confidential Information;

Relevant Period means (i) the period of 12 months immediately prior to Closing and any period during which the Founder is a Director;

Restricted Area means:

(a)	the Territory; and

(b)	any other country in the world where, during the Relevant Period, the Company deals in Restricted Products or Restricted Services;

Restricted Employee means any person who is or was a director or employee of the Company and who is dealing with or dealt with a Restricted Product or engaged in Restricted Services at any time within the Relevant Period and who by reason of that position and in particular their seniority or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if they were to leave the employment of the Company and/or become employed or engaged by a competitor of the Company;

Restricted Products means any products, equipment or machinery or artificial intelligence technology in each case that is or is being researched, developed, manufactured, supplied, marketed, distributed or sold by the Company and with which the Founder’s duties were materially concerned or for which either the Founder, or any employee who was under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), were responsible during the Relevant Period or about which the Founder had Confidential Information;

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Restricted Services means any services (including but not limited to technical and product support, technical advice and customer services) that are or are being researched, developed or supplied by the Company and with which the Founder’s duties were materially concerned or for which either the Founder, or any employee who was under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), were responsible during the Relevant Period or about which the Founder had Confidential Information;

Supplier means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, the Founder, or any employee under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), had material dealings in the course of the Relevant Period, or about which the Founder had Confidential Information.

17.3

During the Founder Restricted Period, the Founder will not, without the prior written consent of the Company, whether by himself, through his employees or agents and whether on the Founder’s own behalf or on behalf of any person, directly or indirectly:

(a)

solicit business from any Customer or Prospective Customer in respect of Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services;

(b)

accept any orders from, act or have any business dealings with any Customer or Prospective Customer in respect of Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services;

(c)

within the Restricted Area, be employed or engaged in or provide Confidential Information to that part of a business which is involved in Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services. For the purposes of this sub-clause, acts done by the Founder outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services in the Restricted Area to a material extent;

(d)

solicit or induce any person who is a Restricted Employee (and with whom the Founder had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)

employ or otherwise engage any Restricted Employee in the business of Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services; or

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(f)	solicit or induce any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company.

17.4

Clause 17 shall also apply as though references to the “Company” include references to each Group Member. The obligations undertaken by the Founder pursuant to this Clause 17.4 shall, with respect to each Group Member, constitute a separate and distinct covenant in favour of and for the benefit of each Group Member and which shall be enforceable either by the particular Group Member or by the Company on behalf of the Group Member and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Member.

17.5	The Founder hereby undertakes to the Company that the Founder will not at any time:

(a)

engage in any trade or business or be associated with any person (except the Company or any Group Member or any person to which the Company or the Group Member has authorised the usage of the trading names of the Company or any Group Member) engaged in any trade or business using any trading names used by the Company or any Group Member including the name(s) or incorporating the word(s) “ReNew”;

(b)

represent or otherwise indicate any association or connection with the Company or any Group Member, other than as an employee, director, chairman, vice chairman, shareholder or former employee, director / chairman / vice chairman or shareholder (as the case may be from time to time).

17.6

The Founder undertakes that he will not at any time during the Founder Restricted Period and at any time (without limit) after the Founder Restricted Period make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Member or any of its or their respective shareholders, officers, employees or agents.

17.7

The restrictions in this Clause 17 (on which the Founder has had the opportunity to take independent advice, as the Founder hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Member but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

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18.	Restrictions on Transfer

18.1

Subject to Clause 18.8, prior to the date which is the earlier of (i) three years after the Closing Date, and (ii) the date on which the Controlling Investor Group has Transferred all of the Relevant Priority Shares, no Investor (other than the Controlling Investor Group) may Transfer any Shareholder Instruments other than to a Permitted Affiliate Transferee, as part of a public takeover offer for 100 per cent of the Shareholder Instruments in issue (however structured), or a Transfer pursuant to Clause 13 (in the case of the Founder), a Full Tag Transfer triggered under Clause 21 (Tag Along) and Clause 22 (Drag Along) (the Controlling Investor Priority Liquidity).

18.2	In the event of a Transfer by the Controlling Investor Group of some or all of the Relevant Priority Shares (a Controlling Investor Priority Liquidity Transfer):

(a)

Topco shall, so far as it is legally able and acting reasonably and in good faith, take, or cause to be taken, all such actions as are reasonably necessary to effect, as promptly as practicable, a Controlling Investor Priority Liquidity Transfer; and

(b)

each of the other Investors shall, so far as it is legally able and acting reasonably and in good faith, exercise all of their rights and powers (direct or indirect) in their capacity as a shareholder of Topco (including exercising all voting rights and all rights under this Agreement and executing all relevant documents required of it in such capacity), to procure that Topco shall take, or cause to be taken all such actions by Topco as are reasonably necessary to effect, as promptly as practicable, a Controlling Investor Priority Liquidity Transfer.

18.3

Upon the date which is the earlier of (i) three years after the Closing Date, and (ii) the date on which the Controlling Investor Group has Transferred all of the Relevant Priority Shares, Clauses 18.1 and 18.2 shall cease to apply and any subsequent Transfer by an Investor (including for the avoidance of doubt the Controlling Investor Group) shall be subject to, and in accordance with, Clauses 13 (in the case of the Founder), 18.4 to 18.7 (inclusive), 19 (Provisions applying to all Transfers), 20 (Right of First Offer), 21 (Tag Along), 22 (Drag Along) and 23 (Block Trades) (as applicable), and any of the Schedules referred to therein.

18.4

Subject to Clauses 18.1 to 18.3 (inclusive), any Investor may freely Transfer its Shareholder Instruments from time to time, provided that, other than a Transfer in connection with the implementation of the PLC Collapse in accordance with the Reorganisation Deed:

(a)

such Transfer is made in accordance with Clauses 19 (Provisions applying to all Transfers), 24 (Mandatory Consents for Transfers and new issues) and 25 (Registration and monitoring of Transfers and issues);

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(b)	in the case of a Transfer by:

(i)	any Investor that is a member of the Controlling Investor Group, if applicable, the Transfer is in accordance with Clauses 21 (Tag Along) and 22 (Drag Along); or

(ii)	the Investor Group with the single largest holding of Shareholder Instruments, the Transfer is in accordance with Clause 21 (Tag Along); and

(c)	in the case of a Transfer by an Investor other than a member of the Controlling Investor Group or the Investor Group with the single largest holding of Shareholder Instruments:

(i)	such Transfer is made in accordance with Clause 20 (Right of First Offer) and Schedule 6 (Right of First Offer);

(ii)	the Transfer is not to a Competitor;

(iii)

the Transfer is made pursuant to a bona fide arm’s length public takeover (however structured), provided that if such offer is for less than 100 per cent of the Shareholder Instruments in issue, each Investor’s participation shall be limited to its pro rata share of the Shareholder Instruments being sought, calculated by reference to its Equity Proportion relative to the aggregate Equity Proportion of all participating Investors; or

(iv)

if such Transfer is made following completion of an Indian IPO during the Restricted Period, such Transfer is in accordance with Clause 23 (Block Trades) (to the extent applicable to such Investor at the relevant time), provided that this Clause 18.4(c) shall not apply to any Transfer to a Permitted Affiliate Transferee of the applicable Investor.

18.5

No Investor (a Transferor) may Transfer any Shareholder Instruments to any person (the Transferee) except as expressly permitted by and in accordance with the restrictions provided in Clauses 13 (Founder Liquidity) to 25 (Registration and monitoring of Transfers and issues) (inclusive), including, for the avoidance of doubt, in accordance with Clauses 18.1 to 18.3 (inclusive).

18.6	Subject to Clauses 18.1 to 18.3, 18.7, 23 (Block Trades) and 40.9(e), the restriction in Clause 18.5 shall not apply in the case of:

(a)	a Transfer to a Permitted Affiliate Transferee of the Transferor;

(b)	a Transfer in connection with the implementation of the PLC Collapse in accordance with the Reorganisation Deed;

(c)	a Transfer by any member of the Founder Investor Group in accordance with Clause 13 (Founder Liquidity) and Clause 20 (Right of First Offer);

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(d)	a Required Transfer made in accordance with Clause 25.6;

(e)	a Transfer by any Investor that is not a member of the Controlling Investor Group in accordance with Clause 18.4;

(f)	a Transfer by a Tagging Investor in accordance with Clause 21 (Tag Along);

(g)	a Transfer by a Dragged Investor in accordance with Clause 22 (Drag Along);

(h)	a Transfer of any Shareholder Instrument or UK PLC Share to a purchaser made pursuant to a public takeover (however structured); and

(i)	a Transfer pursuant to and in accordance with Schedule 2 (Emergency funding procedure).

18.7	No Investor may Transfer any Shareholder Instruments to:

(a)	any Restricted Person; or

(b)

any Sanctioned Person or any person where, in the reasonable opinion of Topco, there is, or would be, a risk of Topco or any of the Investors being in breach of Sanctions Law were such a person to hold Shareholder Instruments or become a party to this Agreement.

18.8

Where any member of the Controlling Investor Group holds UK PLC Shares (prior to Collapse Closing) or Shares (following Collapse Closing) which are (in either case) Relevant Priority Shares, any UK PLC Shares (prior to Collapse Closing) or Shares (following Collapse Closing) which are Transferred by a member of the Controlling Investor Group shall be deemed for the purposes of Clause 18.1 to have been Relevant Priority Shares and, following such Transfer, the balance of the Relevant Priority Shares which are held by such member of the Controlling Investor Group shall be deemed reduced accordingly, provided that if the number of UK PLC Shares or Shares (as applicable) Transferred by a member of the Controlling Investor Group in a single Transfer exceeds the balance of the Relevant Priority Shares held by such member immediately prior to that Transfer, only such number of UK PLC Shares or Shares as is equal to the balance of Relevant Priority Shares then held by such member shall be deemed to be Relevant Priority Shares for the purposes of Clause 18.1, and the remainder of the UK PLC Shares or Shares (as applicable) Transferred shall be deemed, for all purposes of this Agreement (including Clause 21 (Tag Along)), to constitute a separate and subsequent Transfer to which Clauses 18.3 to 18.7 (inclusive) shall apply.

19.	Provisions applying to all Transfers

19.1	All Transfers of Shareholder Instruments (other than in connection with the PLC Collapse) by any Investor shall:

(a)	comply with Schedule 8 (Transfer terms); and

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(b)

require an equivalent Transfer of such proportion of the UK PLC Shares held by the transferring Investor as is equal to the proportion that the number of Shareholder Instruments proposed to be Transferred bears to the total number of Shareholder Instruments held by such Investor immediately prior to the relevant Transfer.

19.2

Save in respect of a Transfer of Shareholder Instruments immediately following which this Agreement will automatically terminate in accordance with Clause 28.3, no Shareholder Instruments shall be Transferred to any person who is not already a party to this Agreement unless and until such person has become a party to this Agreement by executing and delivering to Topco a Deed of Adherence as an Investor.

20.	Right of First Offer

20.1

Subject to Clauses 13 and 20.2, the parties agree to comply with the terms of Schedule 6 (Right of First Offer) in relation to any relevant Transfer of Shareholder Instruments by any Investor that is not a member of a Controlling Investor Group.

20.2	This Clause 20 and Schedule 6 (Right of First Offer) shall automatically terminate and cease to have any force or effect upon, and with effect from, the completion of an Indian IPO.

21.	Tag Along

21.1

Subject to Clause 18.1, and, in the case of the Founder Investor Group, in addition to Clause 14, if the Controlling Investor Group or the Investor Group with the single largest holding of Shareholder Instruments proposes to make a bona fide Transfer of any Shareholder Instruments (other than a Transfer referred to in Clauses 18.6(a), (b), (c), (d), (g), (h), or (i), 23 or 40.9(e)(i) or (ii)) in one or a series of related transactions that would (or, in the case of a series of related transactions, the transaction, the completion of which would):

(a)	as a result, cause the Transferee, together with any of its Affiliates and any persons acting in concert with it or any of them, to hold:

(i)	an aggregate Equity Proportion of more than 50 per cent (a Full Tag Transfer); or

(ii)	an aggregate Equity Proportion of 50 per cent or less (a Pro Rata Tag Transfer),

(a Full Tag Transfer and Pro Rata Tag Transfer, each a Tag Transfer), the relevant Transferor and the other members of its Investor Group shall not complete such Tag Transfer unless, subject to Clause 21.11 below, it first ensures that the Transferee makes a separate offer to each other Investor Group and each Award Holder, other than (i) the Sanctioned Investors and/or (ii) Investors in the same Investor Group as the Transferor (any such accepting Investor or Award Holder being a Tagging Investor) to buy from it, on the Tag Terms:

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(iii)	in the case of a Full Tag Transfer, all of the Shareholder Instruments (of each class) held by the Tagging Investor; or

(iv)

in the case of a Pro Rata Tag Transfer, such proportion of Shareholder Instruments (of each class) held by such Tagging Investor as equals the aggregate proportion of the holding of Shareholder Instruments (of the relevant class) which is proposed to be Transferred pursuant to the Pro Rata Tag Transfer (which in respect of any Award Holder, shall be calculated after taking account of the Shares and vested Equity Awards on a gross settlement basis, provided that in respect of any Pro Rata Tag Transfer that occurs and as a result of such transfer the Controlling Investor Group or the Investor Group with the single largest holding of Shareholder Instruments ceases to hold the single largest holding of Shareholder Instruments, the Tagging Investor shall be entitled to tag in respect of all (rather than a pro rata proportion) of the Shareholder Instruments held by it which shall therefore be deemed to be a Full Tag Transfer,

(a Tag Along Offer).

21.2

Any agreement to effect a Tag Transfer must be conditional upon Tag Along Offers being made in accordance with, and the Transferor and the Transferee otherwise complying with the provisions of, this Clause 21.

21.3	Each Tag Along Offer shall be:

(a)

an irrevocable and unconditional offer consisting of consideration comprising (at the sole election of the Controlling Investor Group or the Investor Group with the single largest holding of Shareholder Instruments (as applicable)), cash and/or Marketable Securities only; and

(b)	in writing addressed to the relevant Investor to whom the Tag Along Offer is made (a Tag Along Notice).

21.4	Each Tag Along Notice shall specify in respect of the Tag Along Offer:

(a)	whether the proposed Tag Transfer would constitute a Full Tag Transfer or a Pro Rata Tag Transfer;

(b)	subject to Clause 21.11 below, the number and type of Shareholder Instruments which the Tagging Investor is entitled to Transfer (the Tag Shares);

(c)	the identity and notice details of the proposed Transferee;

(d)	subject to Clause 21.11 below, the price per Shareholder Instrument payable;

(e)	the material terms and conditions of the Transfer; and

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(f)	the proposed date and location of completion of the Transfer, being a date not later than completion of the Tag Transfer.

21.5

Each Tagging Investor may accept the Tag Along Offer by notifying the proposed Transferee in writing (a Tag Acceptance Notice) within 15 Business Days following the date of the Tag Along Notice, which notice shall include:

(a)	details of the bank account to which the purchase price for the Tagging Investor’s Tag Shares should be transferred; and

(b)	any Tag Shareholder Specific Conditions in relation to the Tagging Investor’s Transfer of Tag Shares.

21.6

Subject to Clause 21.11, within five Business Days after the expiry of the 15 Business Day period described in Clause 21.5 above, the Transferor shall deliver to each Tagging Investor all documents necessary to be executed by the relevant Tagging Investor to give effect to the Transfer of its relevant Shareholder Instruments to the Transferee pursuant to the Tag Along Offer, provided that such documents:

(a)	shall include only the following conditions to completion of the Transfer:

(i)

a condition that the Tag Transfer is completed in accordance with its terms and this Clause 21 or, in the case of a series of related transactions, a condition that those transactions of the series of related transactions that have not completed by the date of the Tag Along Notice are completed in accordance with their terms and this Clause 21; and

(ii)	any Tag Shareholder Specific Condition specified by the Tagging Investor in its Tag Acceptance Notice;

(b)	shall be in compliance with Schedule 8 (Transfer terms);

(c)	shall incorporate terms giving effect to Clause 21.7 and, where any Tag Shareholder Specific Condition is notified by the relevant Tagging Investor in accordance with Clauses 21.6(a)(ii) and 21.9;

(d)

shall include the number of Shareholder Instruments proposed to be acquired from the relevant Tagging Investor, including, in the case of Equity Awards, the number of Shares to be acquired pursuant to Clause 21.11;

(e)

shall include the price per Shareholder Instrument at which the Shareholder Instruments are proposed to be acquired from the relevant Investor, which shall be the same price (which must comprise only cash and/or Marketable Securities) per Shareholder Instrument as the Tag Transfer or, in the case of a series of related transactions, the weighted average price (which must comprise only cash and/or Marketable Securities) per Shareholder Instrument of the series of related transactions;

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(f)

save for any Tag Shareholder Specific Condition applicable to the relevant Tagging Investor and without prejudice to Clause 21.6(g) below, shall not include any terms (including any warranties, covenants, undertakings or indemnities) that are more onerous in any respect for such Tagging Investor than:

(i)	the terms of the Tag Transfer or, in the case of a series of related transactions, the terms of any of the series of related transactions; or

(ii)	the terms of the Transfer of Shareholder Instruments by any other Tagging Investor,

and shall include a warranty from the Transferee (for itself and as agent for the Transferor) to this effect;

(g)

shall not include any representation, undertaking, warranty, indemnity or covenant from the relevant Tagging Investor other than: (i) customary warranties or covenants as to its solvency and its title, authority and capacity to sell the Shareholder Instruments held by it; and (ii) a customary leakage undertaking, subject to customary permitted leakage provisions and with each Tagging Investor having several liability for their own leakage only; and

(h)

shall specify that the maximum aggregate liability of each Tagging Investor in respect of the Transfer of its Shareholder Instruments to the Transferee pursuant to this Clause 21 shall, to the maximum extent permitted by Law, not exceed, in aggregate, the lower of: (i) the sale consideration payable to that Tagging Investor; and (ii) the pro rata equivalent of any equivalent limitation on liability applicable to any relevant member of the Controlling Investor Group in relation to its transfer of Shareholder Instruments, such terms being the Tag Terms for the purposes of this Clause 21.

21.7

Each Tagging Investor shall execute and send or make available (and shall procure that other members of its Investor Group execute and send or make available) to the Transferor all documents necessary to be executed to give effect to the Transfer of its Shareholder Instruments in accordance with this Clause 21 to the Transferee within 15 Business Days from receipt of all documents necessary to be executed by the relevant Tagging Investor to give effect to the Transfer of its relevant Shareholder Instruments in accordance with Clause 21.6.

21.8

Subject to Clause 21.9, the Transfer of Shareholder Instruments by each Tagging Investor to the Transferee shall be completed at the same time as the Tag Transfer and the Tagging Investors shall be bound to sell the relevant Shareholder Instruments, on the Tag Terms, pursuant to the Tag Along Offer and their acceptance of it, and this Clause 21.

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21.9	If any Tag Shareholder Specific Condition is not satisfied on or prior to the Tag Completion Longstop Date:

(a)	any obligation on, or agreement by, the Transferee to acquire that Tagging Investor’s Shareholder Instruments; and

(b)	the Tag Along Offer made to such Tagging Investor (and such Tagging Investor’s acceptance of it),

shall lapse and cease to be effective, unless the Transferee and the Tagging Investor that is subject to such Tag Shareholder Specific Condition agree otherwise.

21.10	No Tag Along Offers shall be required to be made pursuant to Clause 21.1 if a Drag Along Notice has been served pursuant to Clause 22.1.

21.11	In the case of Tagging Investors which are Award Holders, in respect of any Tag Shares which are vested Equity Awards, the Tag Transfer shall be effected in one of the following mechanisms:

(a)	Mechanism A:

(i)

immediately prior to completion of the Tag Transfer, the Transferee shall subscribe to such number of Shares as have an aggregate price, based on the price included in the Tag Along Notice in accordance with Clause 21.4(d), equal to the Intrinsic Value of the relevant vested Equity Awards (the amounts invested by the Transferee as consideration to the subscription of such Shares, the Aggregate Tag Consideration); and

(ii)	at completion of the Tag Transfer, the Company shall pay the Award Holder an amount equal to the Aggregate Tag Consideration in consideration for the cancellation of the relevant Equity Awards.

(b)	Mechanism B:

(i)	immediately prior to completion of the Tag Transfer, each such Award Holder will be deemed to have immediately exercised all such vested Equity Awards on a net settlement basis;

(ii)

the Company shall issue to such member of the Founder Investor Group such number of Shares as have an aggregate price, based on the price included in the Tag Along Notice in accordance with Clause 21.4(d), equal to the Intrinsic Value of the relevant vested Equity Awards; and

(iii)

at completion of the Tag Transfer the relevant Award Holder shall Transfer the Shares issued pursuant to Clause 21.11(b)(ii) above to the Transferee and the Transferee shall pay to the relevant Award Holder the price per Share included in the Tag Along Notice in accordance with Clause 21.4(d).

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22.	Drag Along

22.1

If a bona fide Transfer (save where it is a Transfer referred to in Clauses 18.6(a), (b), (d), (h) or (i) or 40.9(e)(i) or (ii)) is proposed to be made in one or a series of related transactions by any member of the Controlling Investor Group that would (or, in the case of a series of related transactions, the transaction, the completion of which would), as a result, cause the Transferee (other than a Transferee that is a Permitted Affiliate Transferee), together with any of its Affiliates and any persons acting in concert with it or any of them, to hold an aggregate Equity Proportion of more than 50 per cent (such relevant transaction, a Drag Transfer), the Controlling Investor Group (the Dragging Shareholder) shall have the right, subject to Clause 40.9(e), to require all (but not some only) of the other Investors and each Award Holder, in each case that are not Sanctioned Investors (together, the Dragged Investors), to Transfer all (but not some only) of the Shareholder Instruments held by each of them (or that will become held by them in accordance with Clause 22.7) to the Transferee, on the Drag Terms, by giving written notice to that effect to each Dragged Investor (the Drag Along Notice) accompanied by copies of all documents necessary to be executed by the relevant Dragged Investor to give effect to the Transfer of its Shareholder Instruments to the Transferee.

22.2

The Drag Along Notice (including any accompanying documents) shall fully describe all the terms and conditions of the proposed Transfer of Shareholder Instruments by the relevant Dragged Investor to the Transferee pursuant to this Clause 22, and such terms and conditions shall:

(a)	include only the following conditions:

(i)

a condition that the Drag Transfer is completed in accordance with its terms and this Clause 22 or, in the case of a series of related transactions, a condition that the series of related transactions are completed in accordance with their terms and this Clause 22; and

(ii)	any Drag Shareholder Specific Condition notified in writing by the relevant Dragged Investor to the Dragging Shareholder(s) within 10 Business Days of receipt of the Drag Along Notice;

(b)	be in compliance with Schedule 8 (Transfer terms);

(c)	incorporate terms required to give effect to Clauses 22.4 and 22.6 and, where the Transfer by any Dragged Investor is subject to a Drag Shareholder Specific Condition, Clause 22.5;
(d)	include the number of Shareholder Instruments proposed to be acquired from the relevant Dragged Investor;

(e)

include the price per Shareholder Instrument at which the Shareholder Instruments are proposed to be acquired from the relevant Dragged Investor, which shall be the same price (which must be paid in cash (unless elected otherwise) to the relevant Dragged Investor) per Shareholder Instrument as the Drag Transfer or, in the case of a series of related transactions, the weighted average price (which must be paid in cash to the relevant Dragged Investor) per Shareholder Instrument as the series of related transactions (which, if expressed in a currency other than INR, shall be converted into INR at the Bloomberg spot rate as at close of business the trading day prior to the date of the Drag Along Notice) (the Drag Price), provided that, for the avoidance of doubt, nothing in this Clause 22.2(e) shall prevent the Dragged Investor(s) from electing to receive consideration for their Shareholder Instruments in cash and/or Marketable Securities (with the value of any such Marketable Securities calculated by reference to the volume-weighted average price of such Marketable Securities over the twenty (20) consecutive trading days ending on the third trading day prior to the date of the Drag Transfer);

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(f)

not include any representation, undertaking, warranty, indemnity or covenant from the Dragged Investor other than: (i) customary warranties or covenants as to its solvency and its title, authority and capacity to sell the Shareholder Instruments held by it; and (ii) a customary leakage undertaking, subject to customary permitted leakage provisions and with each Dragged Investor having several liability for their own leakage only; and

(g)

specify that the maximum aggregate liability of each Dragged Investor in respect of the Transfer of its Shareholder Instruments to the Transferee pursuant to this Clause 22 shall, to the maximum extent permitted by Law, not exceed, in aggregate, the lower of: (i) the sale consideration payable to that Dragged Investor; and (ii) the pro rata equivalent of any equivalent limitation on liability applicable to any relevant member of the Controlling Investor Group in relation to its transfer of Shareholder Instruments, such terms being the Drag Terms for the purposes of this Clause 22. The Drag Along Notice shall also specify the date on which the Transfer of the Shareholder Instruments to the intended Transferee is expected (subject to the time required to satisfy any Drag Shareholder Specific Condition(s)) to occur.

22.3

Each Dragged Investor shall execute and send or make available (and shall procure that other members of its Investor Group execute and send or make available) to the Dragging Shareholder(s) all documents necessary to be executed to give effect to the Transfer of its Shareholder Instruments to the Transferee pursuant to this Clause 22 within 15 Business Days after receipt of the Drag Along Notice (or any longer period to which the Dragging Shareholder(s) may agree).

22.4

Subject to Clause 22.5 and Clause 22.6, the Transfer of Shareholder Instruments by each Dragged Investor to the Transferee shall be completed, subject to Clause 22.5, at the same time as the Drag Transfer (or, in the case of a series of related transactions, the last transaction in time of the series) and the Dragged Investors shall be bound to sell the relevant Shareholder Instruments, on the Drag Terms, pursuant to this Clause 22.

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22.5

Any Transfer of Shareholder Instruments by a Dragged Investor to the Transferee that is subject to a Drag Shareholder Specific Condition which is not satisfied prior to the date that is five Business Days prior to the Drag Completion Longstop Date (unless the Drag Completion Longstop Date has been extended in accordance with Clause 22.6(b)) shall not be completed in accordance with Clause 22.4 and the Drag Along Notice in respect of that Dragged Investor only shall lapse and cease to be effective.

22.6

Save where as a result of any Dragged Investor not complying with its obligations under this Clause 22, if the Drag Transfer has (or, in the case of a series of related transactions, the series of transactions have) not completed:

(a)	within six months (or such longer period as may be required pursuant to Clause 24.1(b)) after the date of the Drag Along Notice (the Drag Completion Longstop Date); or

(b)	by such later date as the Controlling Investor Group notifies the Dragged Investors in writing shall be the Drag Completion Longstop Date,

the Dragged Investors shall no longer be obliged to proceed with the Transfer of their Shareholder Instruments to the Transferee required pursuant to this Clause 22. In such case, the Dragging Shareholder(s) shall return to the relevant Dragged Investors all of the documents referred to in Clause 22.3.

22.7

Notwithstanding anything to the contrary in this Clause 22, in the case of Dragged Investors which are Award Holders, in respect of Equity Awards, the Drag Transfer shall be effected in one of the following mechanisms:

(a)	Mechanism A:

(i)

the delivery of a Drag Along Notice to any Award Holder shall be deemed to constitute an irrevocable exercise of all Equity Awards held by such Award Holder on a net settlement basis at the completion of the Drag Transfer;

(ii)

immediately prior to completion of the Drag Transfer, the Company shall issue to each such Award Holder such number of Shares as have an aggregate price, based on the price included in the Drag Along Notice in accordance with Clause 22.2(e), equal to the Intrinsic Value of each vested Equity Award held by that Award Holder; and

(iii)	at completion of the Drag Transfer:

(A)

the relevant Award Holder shall Transfer the Shares issued pursuant to Clause 22.7(a)(ii) above to the Transferee and the Transferee shall pay to the relevant Award Holder the price per Share included in the Drag Along Notice in accordance with Clause 22.2(e); and

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(B)	the relevant Award Holder shall cease to hold any further Equity Awards.

(b)	Mechanism B:

(i)

immediately prior to completion of the Drag Transfer, the Transferee shall subscribe to such number of Shares as have an aggregate price, based on the price included in the Drag Along Notice in accordance with Clause 22.2(e), equal to the Intrinsic Value of all the Equity Awards (the amounts invested by the Transferee as consideration to such subscription of Shares, the Aggregate Drag Consideration); and

(ii)	at completion of the Drag Transfer, the Company shall pay the Award Holder an amount equal to the Aggregate Drag Consideration in consideration for the cancellation of all Equity Awards.

22.8	To secure performance by each Dragged Investor of its obligations under this Clause 22:

(a)

each Dragged Investor irrevocably and unconditionally appoints any one Director (by way of security for the performance of its obligations under this Agreement) as its attorney to execute any Transfer or transfer of Shareholder Instruments or UK PLC Shares which the appointing Dragged Investor may fail to execute when obliged to do so under this Agreement, and to execute all such other documents, and to do all such other acts, as it may in its absolute discretion consider necessary or desirable to transfer title to the Shareholder Instruments or UK PLC Shares which are the subject of the Transfer, on behalf of such appointing Dragged Investor (including, in the case of any Award Holder, any acts to effect the exercise and/or settlement of all vested Equity Awards in accordance with Clause 22.7);

(b)

each Dragged Investor undertakes to approve, ratify and confirm the execution of any Transfer or transfer of Shareholder Instruments or UK PLC Shares and other relevant documents, and the performance of all such other acts, by the attorney appointed under Clause 22.8(a) and to indemnify and keep such attorney indemnified and held harmless from and against all losses which the attorney may suffer or incur as a result of the lawful exercise by it of the powers conferred on it under this Clause 22;

(c)	each Dragged Investor authorises the Directors to approve the registration of all Transfers and related documents; and

(d)

this power of attorney shall remain in force in relation to each Dragged Investor until this Agreement is terminated in respect of the rights and obligations of that Dragged Investor under Clause 28 (Termination).

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22.9

For the purposes of Clauses 22.9 to 22.19 (inclusive) each Investor (together with the other members of its Investor Group) that holds an aggregate Equity Proportion of 12.5 per cent or more, as at Closing, shall be a Qualifying Investor. For the avoidance of doubt, the status of each Investor (together with other members of its Investor Group) as a Qualifying Investor shall be determined solely by reference to the aggregate Equity Proportion held by such Qualifying Investor (together with the other members of its Investor Group) as at the Closing Date and shall not be affected by any subsequent dilution, Transfer (other than a transfer of 100 per cent of its Shareholder Instruments) or other change to the aggregate Equity Proportion held by such Investor (together with the other members of its Investor Group), provided that the rights of any Qualifying Investor pursuant to Clauses 22.9 to 22.19 (inclusive), shall not be exercisable by any Qualifying Investor to the extent it undergoes a Change of Control, nor are they transferable to any transferee of such Qualifying Investor (other than to a Permitted Affiliate Transferee).

22.10

 Notwithstanding anything contained in this Clause 22, the Dragging Shareholder(s) shall not be entitled to exercise any rights conferred on it under this Clause 22 in respect of any Qualifying Investor at any time prior to the sixth anniversary of the date of this Agreement, unless the consideration to be received by such Qualifying Investor pursuant to the relevant Drag Transfer would yield to such Qualifying Investor (gross of any withholding or deduction for or on account of Taxes) in cash (and not, for the avoidance of doubt, Marketable Securities unless the relevant Qualifying Investor at its sole discretion consents otherwise) per Relevant Instrument equal to:

(a)	in respect of each Relevant Instrument, the Drag Price; and

(b)

to the extent required, an additional amount per Relevant Instrument which, taking into account the Drag Price, would provide the Qualifying Investor with an IRR of 11 per cent, such IRR to be calculated in accordance with Clause 22.11 by reference to:

(i)	the aggregate number of Relevant Instruments held by such Qualifying Investor as at Closing multiplied by the HTP Price (the Rolled-Over Amount); and

(ii)

to the extent applicable, the aggregate number of Relevant Instruments subscribed for by such Qualifying Investor following the date of Closing multiplied by the subscription price actually paid in respect of that Relevant Instrument subscribed for, in each case, consistent with the outflows recorded under Clause 22.11(b)(ii), the Additional Drag Price, provided that the Additional Drag Price shall only apply in respect of a Drag Transfer of Relevant Instruments.

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22.11	For the purpose of Clause 22.10, IRR will be calculated:

(a)

in respect of Shares, including Shares held by a Qualifying Investor at Closing or subsequently (and including any Shareholder Instruments issued against those Shares including bonus shares or other instruments issued for no or nominal subscription price) but excluding any other Shareholder Instruments and excluding any Shareholder Instruments Transferred by a Qualifying Investor (other than to a Permitted Affiliate Transferee) or to a Qualifying Investor prior to the date of the relevant Drag Along Notice, provided that any Shareholder Instruments Transferred by a Qualifying Investor following Closing but prior to the date of a Drag Along Notice shall be deemed to comprise, first, Shareholder Instruments held by that Qualifying Investor as at Closing, and thereafter, Shareholder Instruments subsequently subscribed for by such Qualifying Investor following the Closing Date (in the order subscribed for) (Relevant Instruments); and

(b)	in INR by applying the “xIRR” function in Microsoft Excel with:

(i)

inflows recorded (on a per Relevant Instrument basis, adjusted for any consolidation, subdivision or reclassification, and in each case gross of any Tax or amount in respect of Tax payable or otherwise borne by the recipient in respect of such inflows (including, for the avoidance of doubt, any such Tax or amount in respect of Tax required to be withheld by the payor of such inflow)) for:

(A)

on the date of actual receipt, any cash distribution, return of capital, or consideration for a repurchase or redemption of Relevant Instruments in respect of each Relevant Instrument held by Qualifying Investor;

(B)	on the date of completion of the Drag Transfer, the Drag Price payable in respect of each Relevant Instrument; and

(C)	if applicable, the Additional Drag Price on the date of completion of the Drag Transfer payable in respect of each Relevant Instrument; and

(ii)

outflows recorded (on a per Relevant Instrument basis, adjusted for any consolidation, subdivision or reclassification, and in each case gross of any Tax or amount in respect of Tax actually borne by the payer in respect of such outflows) for:

(A)

on the date of Closing, in respect of each Relevant Instrument held by a Qualifying Investor at such date, the INR equivalent of the price paid by the Controlling Investor Group for each UK PLC Share as part of the scheme of arrangement as at the Closing Date, as converted at the spot rate of exchange for the conversion of United States Dollars (USD) into Indian Rupees (INR) published by Bloomberg under the heading “FX” (or any successor heading) on page FXC (or such other page as may replace it), as at 11:00 London time on the date of Closing, provided that if such rate is not available on such date, the rate published on the immediately preceding Business Day shall be used (the HTP Price) (such amount, in aggregate, being the Rolled-Over Amount referred to in Clause 22.10(b)(i)); and

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(B)

on the date of subscription, the subscription price actually paid in respect of that Relevant Instrument subscribed for (in respect of any Relevant Instrument subscribed by a Qualifying Investor (or any other member of its Investor Group)), with any amount not funded or received in INR converted into INR at the spot exchange rate shown on Bloomberg as at the close of trading the day prior to the date of the relevant inflow or outflow (as applicable), other than in the case of the Drag Price or Additional Drag Price, which shall be converted based on such rate as at the close of the trading day prior to the date of the Drag Along Notice.

22.12

Example calculations in respect of the application of Clause 22.10, for illustrative purposes only, are set out in the excel spreadsheet entitled “ADIA Drag calcs_Jul 2026” as agreed between the Controlling Investor Group and any Qualifying Investors as at Closing.

22.13

With effect from, and including, the sixth anniversary of the Closing Date, the Additional Drag Price shall cease to apply and the Dragging Shareholder(s) shall be entitled to exercise their rights conferred under Clause 22.1 in respect of any Qualifying Investor without being subject to the Additional Drag Price, provided that the Fair Market Value Protection (as defined in Clause 22.19) shall continue to apply at all times in accordance with Clause 22.19.

22.14

Where a Drag Transfer requiring Investor Majority Consent pursuant to paragraph 6 of Part A of Schedule 3 is proposed by the Dragging Shareholder(s) and such Investor Majority Consent to commence the Sale Process during the Material Market Disruption Period has not been received pursuant to Clause 8, the Dragging Shareholder(s) shall not be entitled to serve a Drag Along Notice in connection with the relevant Sale Process unless and until:

(a)	a Market Recovery has occurred within a period of 12 months of the date of the Material Market Disruption; or

(b)

a period of 12 months has elapsed since the date of the Material Market Disruption, whether or not a Market Recovery has occurred (provided that, where one or more prior Material Market Disruptions have delayed or suspended the relevant Sale Process, the aggregate of all such prior Material Market Disruption Periods shall be credited against and shall reduce the relevant 12 month period applicable to any subsequent Material Market Disruption, such that the Dragging Shareholder(s) shall not be required to recommence a further 12 month period upon each subsequent occurrence or recurrence of a Material Market Disruption).

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22.15

For the avoidance of doubt, the relevant 12 month period referred to in Clause 22.14 above shall apply to the date of commencement of the Sale Process and may be reduced by the aggregate duration of any prior Material Market Disruption Periods affecting the relevant Sale Process.

22.16

From and after the date on which the Dragging Shareholder(s) validly commence a Sale Process in accordance with this Clause 22, each Qualifying Investor shall (acting reasonably and in good faith) cooperate in, and shall use commercially reasonable efforts to, support the achievement of the best reasonably available outcome for all Investors in connection with such Sale Process, including by:

(a)

providing such information and assistance as may be reasonably requested by the Dragging Shareholder(s), Topco or their respective advisers in connection with the conduct of the Sale Process, subject to applicable Law and any confidentiality obligations binding on such Qualifying Investor; and

(b)	taking such other steps as are reasonably necessary to support the timely and orderly completion of the Sale Process.

22.17

The obligations set out in Clause 22.16 shall not restrict or prevent any Qualifying Investor from implementing tax structuring, reorganisation measures or other arrangements in connection with a relevant Sale Process and/or Drag Transfer (as applicable), provided that such measures:

(a)	do not result in a material adverse or prejudicial outcome for the Dragging Shareholder(s) or any other Investor; and

(b)	do not materially delay or impede the conduct or completion of the Sale Process.

22.18

If a Material Market Disruption occurs after the valid commencement of a Sale Process, each Qualifying Investor shall continue to cooperate in good faith and shall continue to use commercially reasonable efforts to support the Sale Process in accordance with Clauses 22.16 and 22.17, it being acknowledged and agreed that:

(a)	the Dragging Shareholder(s) and each Qualifying Investor are aligned in seeking the best reasonably available outcome for all Investor Groups; and

(b)

the occurrence of a Material Market Disruption after the valid commencement of a Sale Process shall not operate to reset or recommence the 12 month period referred to in Clause 22.14 in respect of such Sale Process.

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22.19

The Dragging Shareholder(s) shall, in all circumstances, use best efforts to achieve the best reasonably available price for all Investor Groups in connection with any Sale Process (the Fair Market Value Protection). For the avoidance of doubt, Fair Market Value Protection shall apply at all times, including on or after the sixth anniversary of the Closing Date, irrespective of whether a Material Market Disruption has occurred or is subsisting and irrespective of whether the Additional Drag Price applies.

22.20

Fair Market Value Protection shall be deemed to be satisfied where the Dragging Shareholder(s) conduct(s) a Sale Process that is managed by one or more internationally recognised investment banks acting as financial advisers to Topco or the Dragging Shareholder(s) (as applicable) in connection with such Sale Process (an Investment Bank-Led Sale Process), conducted in accordance with customary market practice for transactions of the relevant type, size and jurisdiction. If the Dragging Shareholder(s) propose(s) to accept or enter into negotiations with respect to any bilateral approach or any offer received otherwise than pursuant to an Investment Bank-Led Sale Process, Topco shall obtain an independent valuation with respect to such Sale Process.

23.	Block Trades

23.1

Following an Indian IPO until the end of the Restricted Period and subject to Clauses 18.1 to 18.3 and 22, no Investor Group that holds an aggregate Equity Proportion of the Minority Threshold or more as at the Closing Date and/or at the date of the completion of an Indian IPO may Transfer any of its Shareholder Instruments except by way of a coordinated sale of Shareholder Instruments (whether by way of accelerated bookbuild, placing or equivalent process) (a Block Trade) conducted in accordance with this Clause 23 (Block Trades) and any applicable Law. Any purported Transfer in breach of this Clause 23 (Block Trades) shall be void.

23.2

Subject to the Controlling Investor Priority Liquidity rights set out in Clauses 18.1 to 18.3, the Founder Investor Group and each Investor Group that holds an aggregate Equity Proportion of the Minority Threshold or more as at the Closing Date and/or at the date of the completion of an Indian IPO (each an Eligible Investor Group) shall have the right, but not the obligation, to participate in each Block Trade on a pro rata basis by reference to its proportionate Equity Proportion as at the date of such Block Trade, relative to all participating Eligible Investor Groups prior to such Block Trade (each a Block Trade Allocation). In the case of the Founder Investor Group, for the purposes of this Clause 23.2 the number of Equity Awards shall be taken into account on a net settlement basis (after accounting for applicable exercise prices and any deductions or withholdings in respect of Tax) of such Equity Awards.

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23.3

The Controlling Investor Group shall use commercially reasonable efforts to conduct one or more Block Trades in accordance with this Clause 23 (Block Trades) every six months commencing from the date that is six months following completion of an Indian IPO, subject to the prevailing market conditions being favourable for a Block Trade (as determined by the Controlling Investor Group, acting reasonably) and shall use commercially reasonable efforts to ensure that during any six-month period (a Block Trade Period) any transfer of Shareholder Instruments by Block Trade shall constitute six per cent. (or such other amount agreed by the Controlling Investor Group and each other Eligible Investor Group at the beginning of the relevant Block Trade Period) of the total Shareholder Instruments then in issue.

23.4

To the extent the Controlling Investor Group has not initiated a Block Trade in accordance with this Clause 23 within any relevant Block Trade Period, prior to the expiry of such Block Trade Period, an Eligible Investor Group shall have the right to request the Controlling Investor Group to initiate a Block Trade and the Controlling Investor Group shall use its best efforts to conduct a Block Trade in accordance with this Clause 23, provided that such Eligible Investor Group shall only be entitled to exercise this right once in each Block Trade Period. For the avoidance of doubt, if no Block Trade is able to be undertaken in any relevant Block Trade Period, the Controlling Investor Group shall have no obligation under this Clause 23.4 to conduct such a Block Trade in that relevant Block Trade Period.

23.5

Not less than seven Business Days prior to the anticipated launch of a Block Trade, the Controlling Investor Group shall notify each Eligible Investor Group in writing of the proposed timing, structure and aggregate number of Shareholder Instruments to be Transferred, including an indicative price range for the Shareholder Instruments to be Transferred (Block Trade Notification). No later than seven Business Days from the date of the Block Trade Notification, each Eligible Investor Group shall notify the Controlling Investor Group in writing whether it elects to participate in the Block Trade by delivering a written notice to the Controlling Investor Group (a Block Trade Participation Notice). Each Investor Group that holds an aggregate Equity Proportion of 12.5 per cent or more shall also have the right to propose an indicative price range for the Shareholder Instruments to be Transferred (the 12.5 per cent Investor Group Price Range) in the Block Trade Participation Notice. Failure to deliver a Block Trade Participation Notice by such date shall be deemed an election not to participate in the relevant Block Trade. A Block Trade Participation Notice shall be irrevocable once delivered, provided that the price for such Shareholder Instruments to be Transferred as part of the Block Trade is within the range provided in the Block Trade Notification or, where provided in the Block Trade Participation Notice, the 12.5 per cent Investor Group Price Range.

23.6

If the number of Shareholder Instruments that are proposed to comprise a Block Trade exceeds demand for those Shareholder Instruments, Block Trade Allocations shall be scaled back on a pro rata basis among the participating Eligible Investor Groups.

23.7

Subject to Clauses 23.11 and 23.12, to the extent that any Eligible Investor Group elects not to, or is unable to, participate in a Block Trade (including by reason of Clause 23.11 or it being a Restricted Trading Investor Group), the participating Eligible Investor Groups (including, if applicable, the Controlling Investor Group) may elect to apportion the non-participating Eligible Investor Groups’ Block Trade Allocation(s) (or any unused portions thereof) among themselves on a pro rata basis.

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23.8

The Controlling Investor Group shall determine the price (which shall not be lower than the lowest price indicated in any Block Trade Notification or, where provided in the Block Trade Participation Notice, the 12.5 per cent Investor Group Price Range, other than with the prior written consent of the Eligible Investor Group who delivered such Block Trade Participation Notice(s)), timing, volume and process of each Block Trade, including the appointment of investment bank(s) to conduct the Block Trade, provided that in the case of a Block Trade where the price is not lower than the 12.5 per cent Investor Group Price Range, subject to Clause 23.9, any BRLM Lock-up and provided that at least six months have passed since the completion of an Indian IPO, the Eligible Investor Group shall have the right to require the launch of a Block Trade by the Controlling Investor Group at the same price or better. Each participating Eligible Investor Group shall execute such documents and provide such information as the Controlling Investor Group or the appointed investment bank(s) reasonably require in connection with the Block Trade. Costs shall be borne by participating Eligible Investor Groups pro rata to their respective allocations of Shareholder Instruments Transferred in the Block Trade.

23.9

Subject to the Controlling Investor Priority Liquidity and only to the extent that each Block Trade pursuant to this Clause 23.9 shall be in accordance with Clause 23.2, nothing in this Clause 23.9 shall limit the ability of any Eligible Investor Group to Transfer its Shareholder Instruments during any ‘black out period’ (as the term is commonly understood, a Black Out Period) applicable to another Eligible Investor Group or its Affiliates (including any period during which that Eligible Investor Group, its Affiliates or any director appointed by the foregoing holds material non-public information or unpublished price sensitive information relating to the Group as a result of which the relevant Eligible Investor Group or its Affiliates are unable to Transfer Shareholder Instruments (such Eligible Investor Group, a Restricted Trading Investor Group). If the Controlling Investor Group is a Restricted Trading Investor Group then the Controlling Investor Group shall have no obligation to conduct Block Trades until such restriction has fallen away.

23.10

Where the Controlling Investor Group is a Restricted Trading Investor Group (a CIG Restriction), any other Eligible Investor Group (the Initiating Eligible Investor Group) may, on or after the date that is six months after the completion of an Indian IPO, launch and conduct a Block Trade in accordance with this Clause 23 (a Permitted Alternative Block Trade). For this purpose:

(a)

prior to launching a Permitted Alternative Block Trade, the Initiating Eligible Investor Group shall deliver written notice to the Controlling Investor Group (a Proposed Launch Notice) stating its intention to exercise its rights under this Clause 23.10. The Controlling Investor Group shall, within seven Business Days of receipt of a Proposed Launch Notice, confirm in writing whether it is a Restricted Trading

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Investor Group and whether a Block Trade process is already underway. If the Controlling Investor Group confirms that it is a Restricted Trading Investor Group and that no Block Trade process is already underway, the Initiating Eligible Investor Group may proceed to launch a Permitted Alternative Block Trade in accordance with this Clause 23.10. If the Controlling Investor Group does not respond within such period, it shall be deemed to have confirmed that it is a Restricted Trading Investor Group and that no Block Trade process is already underway;

(b)

a Permitted Alternative Block Trade must be launched and completed while the CIG Restriction remains in force. If the CIG Restriction falls away prior to completion of a Permitted Alternative Block Trade that has already been launched, the Initiating Eligible Investor Group shall promptly notify the Controlling Investor Group in writing and the Permitted Alternative Block Trade shall lapse, whereupon the Controlling Investor Group shall resume its obligations under Clause 23.1 and the Initiating Eligible Investor Group’s rights under this Clause 23.10 shall cease in respect of that trade. For the avoidance of doubt, any Block Trade Notifications or Block Trade Participation Notices already delivered shall be of no effect upon such lapse;

(c)

references in Clauses 23.3, 23.5 and 23.8 to the Controlling Investor Group shall be read as references to the Initiating Eligible Investor Group, including for the purpose of determining whether market conditions are favourable; and

(d)	the Initiating Eligible Investor Group shall offer each other Eligible Investor Group the right to participate in the Block Trade on a pro rata basis in accordance with Clause 23.2.

23.11

The aggregate number of Shareholder Instruments that any Eligible Investor Group may Transfer pursuant to a Block Trade under this Clause 23 shall not exceed that Eligible Investor Group’s pro rata share of six per cent (or such other amount agreed by the Controlling Investor Group and each other Eligible Investor Group at the beginning of the relevant Block Trade Period) of the total Shareholder Instruments then in issue during any Block Trade Period, calculated by reference to its aggregate Equity Proportion relative to all Eligible Investor Groups prior to such Transfer, and Clause 23.7 shall not apply to increase such limit.

23.12

If a Restricted Trading Investor Group is unable to participate in a Block Trade as a result of a Black Out Period, once it is no longer in a Black Out Period and is able to Transfer Shareholder Instruments in accordance with Law, it shall be permitted during the relevant Block Trade Period to Transfer some or all of the Shareholder Instruments that comprise its relevant Block Trade Allocation. For the avoidance of doubt, no Restricted Trading Investor Group shall be permitted to roll over its Block Trade Allocation in accordance with this Clause 23 into the subsequent rolling Block Trade Period and its right to Transfer its Block Trade Allocation relating to the Block Trade Period during which such Restricted Trading Investor Group was subject to the Black Out Period shall lapse upon the expiry of the relevant Block Trade Period.

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23.13

The restrictions in this Clause 23 (Block Trades) shall cease to apply and Investors may Transfer Shareholder Instruments subject to Law and in accordance with the other provisions of this Agreement in the following scenarios:

(a)	on expiry of the Restricted Period; or

(b)

in respect of an Investor, on the date on which such Investor’s aggregate Equity Proportion falls to 50 per cent or less of such Investor’s aggregate Equity Proportion as at the date of the completion of the Indian IPO.

For the avoidance of doubt, any Relevant Priority Shares that have been sold or are subject to a binding agreement for sale shall be treated as no longer held by the Controlling Investor Group for the purposes of calculating its aggregate Equity Proportion under this Clause 23.13(b).

23.14

No Eligible Investor Group (other than the Controlling Investor Group) shall (i) directly or indirectly, solicit any third-party indication of interest in respect of a potential Block Trade process or (ii) initiate a Block Trade process in any Block Trade Period, if a Block Trade process has already been initiated under this Clause 23 and has concluded or has been initiated but has not yet concluded or lapsed. For the avoidance of doubt, nothing in this Clause 23 shall prevent any Eligible Investor Group from receiving an unsolicited indication of interest from a third party in respect of the acquisition of Shareholder Instruments.

24.	Mandatory Consents for Transfers and new issues

24.1

If a Transfer, grant or issue of Shareholder Instruments to any person (the Acquiror) is permitted by, or required to be effected under, this Agreement but requires or is likely to require a Mandatory Consent in connection with such Transfer, grant or issue, the Investors and Topco:

(a)	agree that the completion of such Transfer, grant or issue shall be conditional upon such Mandatory Consent(s) being obtained;

(b)

agree that any procedure or time period to be followed under this Agreement to effect the Transfer, grant or issue shall be extended until such time as the relevant Mandatory Consents have been obtained (subject always to such Transfer, grant or issue completing prior to the longstop dates set out in Clause 21.9, Clauses 22.5 and 22.6, paragraph 3 of Schedule 1 (Pre-emption on Issue), paragraph 4(c) of Schedule 2 (Emergency funding procedure) and paragraph 12 of Schedule 6 (Right of First Offer) (as applicable)); and

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(c)	shall, at the Acquiror’s expense, use all reasonable endeavours to assist the Acquiror in obtaining such Mandatory Consents including, but not limited to:

(i)

providing and/or procuring that the Group Members provide, on a confidential basis, to the Acquiror (or, where appropriate, to the Acquiror’s external counsel on a counsel-to-counsel basis) all information reasonably required (being consistent with the form and substance of such information which has previously been provided by such Investor in similar circumstances, or as otherwise required by Law or a Governmental Authority) and reasonably within their control which the Acquiror may reasonably request, to enable the Acquiror to determine which Mandatory Consents are required in connection with the Transfer, grant or issue; and

(ii)

providing and/or procuring that the Group Members provide, on a confidential basis, to the Acquiror (or, where appropriate, to the Acquiror’s external counsel on a counsel-to-counsel basis or such other person who is required to obtain the Mandatory Consent or who is dealing with the notification, submission, communication or filing) all information reasonably required (being consistent with the form and substance of such information which has previously been provided by such Investor in similar circumstances, or as otherwise required by Law or a Governmental Authority) and reasonably within their control which the Acquiror may reasonably request for making (or responding to any requests for further information following) any notification, submission, communication or filing in connection with the seeking of the Mandatory Consent, provided that the obligation of the Continuing Investors to procure that the Group Members provide information or take any other action shall be limited to, so far as they are lawfully able, exercising their voting powers (direct or indirect) as shareholders of Topco to the extent any resolution approving the same is required.

25.	Registration and monitoring of Transfers and issues

25.1

So far as is possible, any purported Transfer, grant or issue of Shareholder Instruments which is not in accordance with this Agreement or Law shall be void and Topco shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco to ensure that) the relevant Group Member shall refuse to register such Transfer, grant or issue.

25.2

Topco shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) any Transfer, grant or issue of Shareholder Instruments made pursuant to and in compliance with this Agreement and applicable Law is duly registered and given effect to by each relevant Group Member.

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25.3	To enable UK PLC, the Company and the Investors to determine whether or not:

(a)	there has been any Transfer, grant or issue, or purported Transfer, grant or issue, of Shareholder Instruments or UK PLC Shares in breach of this Agreement, the Articles or the UK PLC Articles;

(b)	any holder of Shareholder Instruments or UK PLC Shares may be obliged to make a Required Transfer of any Shareholder Instruments or UK PLC Shares;

(c)

applicable Law is complied with, including determining whether any Shareholder Instruments or UK PLC Shares are owned or controlled, directly or indirectly, by a Sanctioned Person or a Restricted Person; or

(d)	there has been a Change of Control,

Topco shall be entitled (and shall be required to do so, if so reasonably requested by any Investor) to require any Investor (or intended Transferee or subscriber of Shareholder Instruments) to provide Topco and the Controlling Investor Group with such information and evidence as Topco or such Investor (in each case, acting reasonably) may think appropriate in order to make a determination in relation to the circumstances set out in any of Clauses 25.3(a) to (c) above. In the case of Clauses 25.3(a) to 25.3(c) above, until such information has been provided, Topco shall, so far as it is legally able, be entitled to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) the Directors refuse to register any relevant Transfer, grant or issue and/or the Directors shall be entitled to treat the Investor as an Interested Investor for the purposes of Clause 7.4.

25.4

If such information or evidence as may be requested pursuant to Clause 25.3 is not provided within such reasonable period as Topco may have specified (which shall be not less than 10 Business Days from the receipt of the request by the Investor for the relevant information), Topco shall be entitled (and shall be required to do so, if reasonably requested by any Investor) to notify the holder of the relevant Shareholder Instruments in writing of that fact requesting compliance and disclosure within a further five Business Days (the Notification Period). If the holder fails to provide such information or evidence and to remedy any disclosed breach of (or otherwise comply with) this Agreement (providing evidence thereof to the reasonable satisfaction of Topco and/or the Investors) prior to the expiry of the Notification Period, then Clause 27 (Default and Trigger Events) shall apply.

25.5	Prior to:

(a)	a Change of Control of an Investor within limb (a) of the definition of Change of Control; or

(b)	an Investor ceasing to be Controlled by its Approved Parent,

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in either case, which has not been approved by the prior consent of the Controlling Investor Group, the Investor shall:

(i)	notify Topco and the other Investors in writing of that fact; and

(ii)	subject to Clause 40.9(e), procure that the relevant Shareholder Instruments held by it are transferred to its Approved Parent or to a Permitted Affiliate Transferee of that Approved Parent.

25.6

If, notwithstanding Clause 25.1, any Transfer, grant or issue of Shareholder Instruments in breach of this Agreement is effective under Law, Topco (and, in the case of a Transfer, the person that Transferred the Shareholder Instruments, provided such person remains an Investor) shall, if and to the extent permitted by applicable Law including for the avoidance of doubt Sanctions Law, require that the person to whom the relevant Shareholder Instruments were wrongly Transferred, granted or issued shall transfer such Shareholder Instruments:

(a)

in the case of a Transfer, to the Investor(s) who originally Transferred such Shareholder Instruments (the Original Transferor), provided that the Original Transferor is, at the relevant time, an Investor which is Controlled by the person that was the Approved Parent of the Original Transferor immediately before the Transfer in breach of this Agreement, or if no such person exists, to such person(s) as the Investors (other than any Investor that is a member of the Investor Group of which the Original Transferor was a member of immediately prior to the Transfer) shall agree; or

(b)	in the case of an issue or grant, to such person as Topco may specify,

in each case, as soon as reasonably practicable and, in any event, within 10 Business Days’ notice from Topco (in each case, together with any Transfer required by Clause 25.5(b)(ii), a Required Transfer).

25.7

If before completion of a Required Transfer a Trigger Event occurs in respect of the person to whom Shareholder Instruments are to be Transferred in accordance with Clause 25.6 (the Transfer Back Recipient), or a Trigger Event would have occurred had the Transfer Back Recipient held those Shareholder Instruments at the relevant time, a Trigger Event shall be deemed to have occurred in respect of the Shareholder Instruments the subject of Clause 25.6 and the provisions of Clause 27 (Default and Trigger Events) shall apply with the person required to make a Required Transfer being deemed to be an Affected Investor.

25.8	Any Required Transfer shall be made on the terms set out in Schedule 8 (Transfer terms).

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26.	Indian IPO and Exit

Indian IPO

26.1

Subject to the specific provisions of this Agreement, each of the Investors agrees that the Company and its Subsidiaries shall retain and/or amend (as required) its internal policies and procedures in relation to financial reporting, general governance and legal and financial compliance to facilitate the intention of the Investors to effect an Indian IPO.

Strategic Options Committee

26.2

No later than 12 months following Closing, the Board shall establish a committee to discuss strategic options for the Group, including but not limited to an Indian IPO (the Strategic Options Committee).

26.3	The Strategic Options Committee shall continue to exist as a committee of the Board until the Board votes in favour of dissolving the Strategic Options Committee.

26.4	Without prejudice to the generality of Clause 26.2, the Strategic Options Committee will be responsible for making non-binding recommendations to the Board in respect of:

(a)	commencing exploratory work by the Company in connection with any possible Indian IPO;

(b)

the identification, selection and appointment of one or more investment bank(s) of international repute and one or more domestic investment banks with a leading reputation for Indian IPOs to act as book running lead managers, co-book running lead managers, joint global coordinator(s) and joint bookrunner(s) (together the BRLM(s)) for any Indian IPO;

(c)

the appointment of domestic and international legal counsel to the Company and domestic and international legal counsel to the BRLMs, reporting accountants, industry consultant, independent chartered accountants and engineers, and such other advisors as may reasonably be required in connection with any Indian IPO;

(d)

the proposed offer structure, equity story, timetable (provided that the timetable for any Indian IPO shall not conflict with any of the provisions of this Agreement), optimal execution market windows, marketing strategy, capital structure (including stock splits or bonus issues) and capital allocation policies, and offer size (including as to the portion of the sale of existing securities and issue of new securities comprising such offer) for any Indian IPO;

(e)

the number of equity securities to be issued by the Company in connection with the IPO, which shall be determined based on: (i) the capital needs of the Group as evidenced by the then-current Business Plan; (ii) the advice of the BRLMs; (iii) any mandatory requirements under applicable Law on the minimum capital to be raised by the Company; and (iv) the reasonable requirements of the Group’s Rating Agencies (the IPO Primary Issuance);

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(f)	subject to Clause 26.8, the proposed price range for any Indian IPO (the IPO Price Range); and

(g)

preparing, drafting and/or negotiating (with the assistance of the BRLM(s) and other advisers as necessary) the Draft Red Herring Prospectus, Updated Draft Red Herring Prospectus, Red Herring Prospectus, engagement letters, offer agreement, underwriting agreement, investor presentations, analyst presentations and all other agreements and documentation relating to the Indian IPO.

26.5	The Strategic Options Committee shall be comprised of at least five members, to be appointed from time to time as follows:

(a)	for so long as the Founder continues to be a Director, the Strategic Options Committee shall include the Founder;

(b)	for so long as there is a Controlling Investor Group, the Controlling Investor Group shall be entitled to appoint a majority of the members of the Strategic Options Committee; and

(c)	each other Investor Group holding an aggregate Equity Proportion of at least 12.5 per cent shall be entitled to appoint one member of the Strategic Options Committee,

provided that:

(i)

if required under applicable Law (as evidenced by an opinion of an Indian senior advocate or retired judge with market standing in company and securities law matters procured by the Company) in order to permit the Strategic Options Committee to continue to perform its functions and exercise its powers as contemplated in this Agreement to the fullest extent, each such appointed member must be a Director and the Investors and the Company shall take all necessary steps to reconstitute the Strategic Options Committee accordingly; and

(ii)

the CEO (other than where the Founder is the CEO) shall be entitled to receive notice of, attend and speak at all meetings of the Strategic Options Committee and to receive copies of all Strategic Options Committee papers as if he/she were a member of the Strategic Options Committee, but shall not be entitled to vote on any resolutions proposed.

26.6	Clause 5.36 shall apply in respect of the Strategic Options Committee, provided that:

(a)	subject to Clause 26.6(b), the quorum for the transaction of business by the Strategic Options Committee shall be:

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(i)

where there is a Controlling Investor Group, (A) all members appointed by the Controlling Investor Group; and (B) the Founder (if he is a member of the Strategic Options Committee at the time) being present; and

(ii)	in other circumstances, (A) the Founder (if he is a member of the Strategic Options Committee at the time); (B) any other two members of the Strategic Options Committee being present;

(b)

if a quorum is not present at a meeting of the Strategic Options Committee within 30 minutes from the time specified for such meeting, or if during the meeting a quorum is no longer present, the meeting shall be adjourned for the Adjournment Period to the same place and time of day. A quorum shall exist at the adjourned Strategic Options Committee meeting if:

(i)	where there is a Controlling Investor Group, all members appointed by the Controlling Investor Group are present; and

(ii)	in other circumstances, any two members of the Strategic Options Committee are present; and

(c)

for so long as it is entitled to appoint a member to the Strategic Options Committee, the terms of reference for the Strategic Options Committee shall not be amended without the prior written consent of the Controlling Investor Group.

26.7	Clause 5.28 shall apply to the Strategic Options Committee, provided that references to “Board Meetings” shall be read as “meetings of the Strategic Options Committee”.

Determination of the IPO Price Range

26.8

The decision in respect of the proposed IPO Price Range shall be a decision of the Board in respect of which the Strategic Options Committee shall be authorised only to make recommendations to the Board.

Prospectus votes

26.9

The parties hereby agree and acknowledge that the tabling of any resolution at a Board Meeting (or the circulation to the Directors of any proposed circular resolution) in respect of the submission of any:

(a)	Draft Red Herring Prospectus;

(b)	Updated Draft Red Herring Prospectus;

(c)	Red Herring Prospectus; or

(d)	Prospectus,

shall be conditional upon Collapse Closing having taken place, and in relation to any Draft Red Herring Prospectus such resolution may not be tabled until the date that is one year from the date of Collapse Closing.

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Indian IPO cooperation

26.10	If Board approval has been obtained to initiate the process of an Indian IPO:

(a)

a ‘promoter’ of the Company in connection with such Indian IPO shall be identified in accordance with the provisions of applicable Law and the Founder hereby agrees to be identified as a ‘promoter’, subject to the Company’s compliance with the condition set out in Clause 10.3 of the Founder Services Agreement. Such person shall be represented as a ‘promoter’ in any regulatory or other filings by the Company in connection therewith and shall comply with all duties and obligations of ‘promoters’ under applicable Law in connection with such Indian IPO;

(b)

the Shares required to be offered for lock-up requirements by the promoter(s) of the Company under applicable Law in connection with the Indian IPO shall be offered only by CPPIB from its shareholding in the Company;

(c)

each party agrees to take such action within their respective power as is reasonably requested by the Board or reasonably requested by the Strategic Options Committee within the parameters for the proposed Indian IPO set by the Board, to prepare for and achieve a successful Indian IPO, including:

(i)

assisting in the identification, selection and appointment of all advisers in relation to the Indian IPO (including one or more investment bank(s) of international repute and one or more domestic investment banks with a leading reputation for Indian IPOs to act as BRLMs for any Indian IPO);

(ii)

assisting in the production, negotiation, execution and filing of, and providing information for inclusion in, such documentation as is required to effect the Indian IPO (including, as applicable, any pre-filed Draft Red Herring Prospectus, Draft Red Herring Prospectus, Updated Draft Red Herring Prospectus, Red Herring Prospectus, Prospectus, agreements in relation to the Indian IPO and the Post-IPO Inter-se Agreement), provided that no Investor shall be required to provide non-public information about itself, its affiliates and its officers, directors or employees except as required by applicable Law or considered to be reasonably necessary in connection with the IPO by the BRLM(s) acting reasonably and in good faith taking into account the role of the relevant Investor in the Indian IPO and consistent with the form and substance of such information which has previously been provided by such Investor.

(iii)	assisting in the production of any marketing documents and cooperating with the marketing efforts in connection with any Indian IPO;

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(iv)	providing reasonable assistance to the advisers advising the Company and the BRLM(s) in relation to the Indian IPO;

(v)	approving any resolutions of the Investors put to any General Meetings or otherwise in connection with the Indian IPO, including resolutions to:

(A)	increase the authorised share capital of the Company;

(B)	confer on the directors authority to allot shares;

(C)	disapply any applicable statutory pre-emption rights;

(D)	reclassify/reorganise the share capital of the Company including stock splits or bonus issues in order to comply with any requirements of applicable Law or SEBI in connection with the Indian IPO;

(E)	convert the Company to a public limited company in connection with the Indian IPO;

(F)	change the composition of the Board in compliance with the requirements of applicable Law and in accordance with paragraph 5 of Schedule 4 (Board and management appointments);

(G)	constitute or re-constitute such committees of the Board and/or amend their respective terms of reference to ensure compliance with the requirements of applicable Law;

(H)

adopt new Articles or any amendment, modification or waiver of any provisions of the Articles or memorandum or by-laws of the Company or any policies of the Group that in any manner conflict with the provisions of the documentation as is required to effect the Indian IPO (as the case may be);

(I)	establish a new management incentive plan in a form and amount customary for Indian IPOs of the nature of the proposed Indian IPO; and

(J)

adopt any policies reasonably proposed by CPPIB to assist the CPPIB Entities to comply with the 30% Rule in relation to their investment in any Group Member and the exercise of any CPPIB Entity’s rights under this Agreement in accordance with Clause 32.1, in each case, as requested or required by SEBI, stock exchanges or the Strategic Options Committee on the advice of external legal counsel to the Company and external legal counsel to the BRLMs;

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(vi)

assisting in the conversion of any Shareholder Instruments convertible into Shares prior to the filing of the Updated Draft Red Herring Prospectus or Red Herring Prospectus in connection with the Indian IPO, as is required under applicable Law or required by the BRLM(s);

(vii)	in the case of the Investors only:

(A)

subject to Clause 26.10(b), agreeing to such undertakings (on a several basis) in relation to the retention, disposal or manner of disposal of their Shares or securities received as consideration for Shares in accordance with then current market practice (known as “lock-ups”) as are considered by the BRLM(s) to be necessary or desirable in connection with the Indian IPO (a BRLM Lock-up), provided that any Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more shall have the ability to negotiate the period and terms of any BRLM Lock-up with that BRLMs where the proposed duration of the BRLM Lock-up is longer than six months; and

(B)

if required under applicable Law and to the extent they are selling their securities in the Indian IPO, entering into an offer agreement, underwriting agreement and other customary agreements, and giving customary representations, warranties and indemnities (on a several basis) as are reasonably required in connection with such agreements (which requirements may differ as between Investors, taking into account then current market practice for a shareholder with an equivalent shareholding proportion),

(viii)

without prejudice to the generality of the foregoing, and in particular where the Strategic Options Committee or the Board, taking into account the advice of the BRLM(s) and/or external legal counsel advising the Company, determines that the level of indebtedness of the Company is higher than is consistent with a successful Indian IPO, taking any reasonable actions within their respective power required to implement any debt capital structure changes, including: (A) prepayment or repayment; (B) refinancing; or (C) restructuring, to effect the Indian IPO consistent with market practice as are reasonably requested in writing (email being sufficient) by the BRLM(s) and/or external legal counsel advising the Company, where the Strategic Options Committee determines acting reasonably and in good faith that such changes are in the best interests of the Company and all the shareholders of the Company taken together (provided that no Investor nor any of its Affiliates may be required to make any payment, waive any debt, give any representations, warranties and indemnities or accept any liability (including any contingent or prospective liability) in relation to the same);

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(d)

from the date of the Board approving the submission of a Draft Red Herring Prospectus to SEBI in connection with an Indian IPO until the earlier to occur of: (i) completion of the relevant Indian IPO; and (ii) the Board resolving to withdraw the relevant Draft Red Herring Prospectus or not submit to SEBI a related Updated Draft Red Herring Prospectus, each Investor shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company and a party to this Agreement to effect the relevant Indian IPO; and

(e)	Clause 8.1 shall not apply in relation to any matter, act or decision which:

(i)	relates directly or indirectly to the Indian IPO; and

(ii)	is either: (A) conditional upon admission of the Shares to the relevant Indian Exchange in connection with such Indian IPO becoming effective; or (B) expressly contemplated in Clause 26.10(c) above.

26.11

Subject to Clauses 15, 18.1 to 18.3, each Investor other than the Founder (each, an Entitled Secondary Investor) shall have the right but not the obligation to offer for sale in a Listing a proportion equal to (unless otherwise agreed by such Investors) its Equity Proportion (Secondary Allocation) of any ‘Offer for Sale’ component (if any) of that Listing (with its Equity Proportion being based on the number of securities such Entitled Secondary Investor holds immediately prior to such sale as a proportion to the total number of securities held by all Entitled Secondary Investors immediately prior to such sale) provided that, for the purposes of calculating the Equity Proportion of the Controlling Investor Group, the number of securities held by the Controlling Investor Group shall be reduced by the number of Relevant Priority Shares sold (or agreed to be sold prior to the Indian IPO) by the Controlling Investor Group in the relevant ‘Offer for Sale’ component; and provided further that if any Entitled Secondary Investor does not exercise its right to sell all of its Secondary Allocation (such Entitled Secondary Investor, a Shortfall Investor), each of the other Entitled Secondary Investors shall have the right but not the obligation to take up the remainder of the Shortfall Investor’s Secondary Allocation pro rata as between themselves based on their respective Equity Proportions (which remainder shall continue to be allocated on this basis until either the ‘Offer for Sale’ component has been fully allocated amongst the Entitled Secondary Investors or no Entitled Secondary Investor wishes to participate further in the same).

26.12	To the extent permitted by applicable Law:

(a)

each Investor shall be responsible for its own costs and expenses (including any underwriting commission payable in respect of securities sold by it as part of the Listing and fees of its own advisers and including Taxes) incurred directly in connection with any sale of its securities pursuant to an Indian IPO; and

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(b)

the Company shall be responsible for all other costs and expenses incurred in connection with an Indian IPO, including out-of-pocket costs, any underwriting commission in connection with the primary issuance of securities pursuant to an Indian IPO and adviser fees, provided that the Strategic Options Committee shall prepare a budget in respect of Indian IPO-related costs and expenses and shall keep the Investors reasonably informed from time to time as to the level of costs incurred against such budget and as to any changes to cost estimates detailed in the budget.

26.13	In relation to any proposed Indian IPO:

(a)

the Company shall (and each Investor shall, so far as legally possible, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company to ensure that the Company shall) procure that Management will provide reasonable assistance in respect of such Indian IPO, including assisting in the preparation and finalisation of such documentation as is required to effect the Indian IPO (including marketing documents, adviser reports, financial models, comfort or representation letters, legal opinions or other ancillary documentation), the giving of presentations to potential purchasers, investors, financiers and their advisers, providing financial forward guidance in connection with the Indian IPO to the book running lead managers (including any financial projections and business model targets) (to the extent that such forward guidance is permitted by Law) and/or support with respect to any due diligence process; and

(b)

the Strategic Options Committee shall work alongside Management on the development of any forward guidance in connection with the Indian IPO (including any financial projections and business model targets) to the extent it is permitted by applicable Law.

Post-Indian IPO governance

26.14

The Investors acknowledge their intention that with effect from the completion of an Indian IPO until such time as there ceases to be an Investor Group which holds at least 10 per cent of the Shareholder Instruments of the Company, unless prohibited by applicable Law, the stock exchanges and SEBI:

(a)

the governance of the Company (or such other entity in respect of which such Indian IPO occurs) (the Listed Entity) shall be on terms consistent with the principles set out in Schedule 11 (Post-IPO Governance Principles) (the Post-IPO Governance Principles);

(b)

a new agreement among the material shareholders of the Listed Entity, being the members of the Consortium and those who hold an Equity Proportion of five per cent or more as at Closing or five per cent or more as calculated immediately after completion of an Indian IPO, on terms consistent with the Post-IPO Governance Principles shall be put in place (the Post-IPO Inter-se Agreement),

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and subject to the provisions of applicable Law, each party agrees to use all reasonable efforts to negotiate in good faith, agree and obtain any required regulatory and/or shareholder approvals to enter into and adopt the Post-IPO Inter-se Agreement, following completion of the Indian IPO.

26.15

The Investors acknowledge that subject to applicable Law and approval by the Company’s members by way of special resolution and to the extent practicable, the Post-IPO Inter-se Agreement shall include:

(a)

provisions in substantially the same form as Clause 11.6 to 11.7 (inclusive) (Information and Records), Clause 23 (Block Trades), Clause 15 (Founder IPO Liquidity), Clauses 18.1 to 18.3 (inclusive) (Restrictions on Transfer) and Clause 32 (30% Rule); and

(b)	as part of the terms of reference for the constituted or re-constituted committees of the Board, the provisions of this Agreement (to the extent relevant after the completion of the Indian IPO).

Investor support of Indian IPO

26.16	Without prejudice to Clause 26.10, for so long as there is a Controlling Investor Group, the members of each other Investor Group undertake (without prejudice to Clause 26.2) to:

(a)

in their capacity as Investors, vote all Shares held by them in favour of any resolution proposed by, and vote in the same way as, the members of the Controlling Investor Group to: (A) initiate the process of an Indian IPO; (B) submit to SEBI a Draft Red Herring Prospectus, Updated Draft Red Herring Prospectus or Red Herring Prospectus; and (C) comply with its obligations pursuant to Clause 26.10(c); and

(b)

subject to Clause 26.17, direct that any Directors appointed by it or any member of its Investor Group or its Relevant Appointer (as applicable) vote at any Board Meeting or meeting of the Strategic Options Committee in favour of any resolution proposed by, and vote in the same way as, any Director or member (as applicable) appointed by the Controlling Investor Group or its Relevant Appointer (as applicable) to: (A) initiate the process of an Indian IPO; (B) submit to SEBI a Draft Red Herring Prospectus, Updated Draft Red Herring Prospectus or Red Herring Prospectus; and (C) comply with its obligations pursuant to Clause 26.10(c).

26.17

If any Director appointed by an Investor Group or its Relevant Appointer (as applicable) determines in good faith that they are unable to vote on a resolution tabled at the Board or the Strategic Options Committee in accordance with Clause 26.16(b) pursuant to their fiduciary duties under applicable Law, such Director shall promptly notify the Board or Strategic

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Options Committee (as applicable) in writing (setting out in reasonable detail the reasons why such Director has determined that they are unable to vote in favour of such resolution, together with any necessary evidence in support of such determination) and such proposal shall, as far as permitted by applicable Law, be escalated to an Investor decision, in respect of which Clause 26.16(a) will apply.

Public company status

26.18

Following submission of the first Draft Red Herring Prospectus to SEBI in respect of a possible Indian IPO, the Company shall remain a public limited company under Indian Law, unless Investors together holding an Equity Proportion of not less than 75 per cent vote in favour of the reconversion of the Company into a private limited company under Indian Law.

Alternative Exit routes

26.19	If the Company does not submit a Draft Red Herring Prospectus to SEBI within five years of the Closing Date the Board shall discuss in good faith alternative Exit options.

26.20

For the avoidance of doubt and notwithstanding any other provision of this Agreement (including without limitation Clause 26.14 above), no Investor may be required to sell any Shares held by it or any other member of its Investor Group, including as part of an Exit which is a Sale structured through a disposal (whether through a single transaction or a series of transactions) of all or substantially all of the Shares, other than pursuant to and in accordance with Clause 22 (Drag Along).

Specific Performance

26.21

Without affecting any other rights or remedies that any party to this Agreement may have, each of the parties acknowledges that the other parties to this Agreement may be irreparably harmed by any breach of the terms of this Clause 26 and that damages alone may not necessarily be an adequate remedy. Accordingly, such other parties shall be entitled to seek the remedies of final or interim injunction, specific performance or any combination of these remedies, for any anticipatory or actual breach of its terms.

27.	Default and Trigger Events

27.1	Each of the following events shall be a Material Default with respect to the relevant Investor (and shall be deemed to be a Material Default with respect to each other member of its Investor Group):

(a)	an Investor (or any member of its Investor Group):

(i)	Transfers Shareholder Instruments otherwise than in accordance with this Agreement; or

(ii)	fails to complete or procure the completion of any Required Transfer of Shareholder Instruments in accordance with this Agreement within the period specified therefor in Clause 25.6; or

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(b)	an Investor (or any member of its Investor Group) fails to provide any information or evidence requested pursuant to Clause 25.4 within the required period;

provided that, if such default is reasonably capable of remedy, it shall only be a Material Default if such default remains unremedied for 20 Business Days after such party has received written notice from Topco or any other Investor requiring remedy of the default.

27.2	If any of the following occurs with respect to an Investor (an Affected Investor):

(a)	a Material Default;

(b)	an Insolvency Event; or

(c)

a Change of Control which has not been approved in writing by Non-Affected Investors holding an aggregate Equity Proportion (disregarding for the purposes of both the numerator and the denominator of such calculation any Shareholder Instruments held by the Affected Investor and any other member of its Investor Group) of 50 per cent or more and which has not been remedied within the Change of Control Remedy Period in accordance with Clause 27.3 (an Unapproved Change of Control), each a Trigger Event, Topco shall as soon as reasonably practicable (and in any event within 10 Business Days of becoming aware of the Trigger Event) notify the Non-Affected Investors in writing of the occurrence of the Trigger Event.

27.3

If an Investor undergoes a Change of Control that would, if not remedied in accordance with this Clause 27.3, constitute an Unapproved Change of Control, it shall immediately notify the Non-Affected Investors in writing (a Change of Control Notice) and shall have 20 Business Days from the date of service of the Change of Control Notice to remedy such Change of Control (the Change of Control Remedy Period), during which time the provisions of Clause 27.4 shall apply in full to the Affected Investor (and each member of its Investor Group). The Affected Investor shall notify the Non-Affected Investors in writing as soon as reasonably practicable after it has remedied such Change of Control, including with such notice any such information as may reasonably be required by the Non-Affected Investors to evidence that such Change of Control has been remedied.

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27.4	Upon the occurrence of a Trigger Event:

(a)

the Affected Investor and each member of its Investor Group, and where the Material Default is under Clause 27.1(a)(i) then any purported Transferee of the Shareholder Instruments, (and any of the Directors nominated for appointment by any member of such Investor Group or its Relevant Appointer (as applicable)) shall immediately cease to have any rights to:

(i)	other than where the Trigger Event is an Insolvency Event, receive any distributions or other payments from the Group; or

(ii)

vote or otherwise give its consent in respect of any matter concerning the Group, including any Investor Reserved Matter (and where a vote is to be taken on any Investor Reserved Matter, the votes attributable to the Equity Proportion of the Affected Investor’s Investor Group shall be allocated among the Non-Affected Investors which are not also an Affected Investor (or their Directors (as the case may be)) pro rata to their respective Equity Proportions); and

(b)

the pre-emption right set out in Clause 3.1 in respect of an issue or grant of Shareholder Instruments, Clause 20 (Right of First Offer), the tag along right set out in Clause 21.1 and the drag along right set out in Clause 22.1 in respect of a Transfer of Shareholder Instruments shall cease to apply in favour of the Affected Investor and each member of its Investor Group, but for the avoidance of doubt an Affected Investor and each member of its Investor Group may still be a Dragged Investor pursuant to Clause 22.1.

27.5	The parties acknowledge and agree that the terms of Clause 27.4 are material terms which are fundamental to the commercial bargain between the parties and are primary obligations of the parties.

27.6	Without prejudice to Clause 27.5, each of the parties acknowledges and agrees that:

(a)	the Investors have a common commercial objective and interest, being the successful promotion and development of the Group and the Business, and that this is dependent on:

(i)	mutual trust, confidence and cooperation between the Investors and between the Directors that they nominate for appointment;

(ii)	the Group and the Business being operated and managed in accordance with this Agreement, the Business Plan and Annual Budget; and

(iii)

the ability to remove an Affected Investor from its position of control and influence over the operation and management of the Company, the Group and the Business and to restrict an Affected Investor’s ability to increase its shareholding in the Company where it has committed a Material Default or undergone an Unapproved Change of Control;

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(b)	a Material Default or an Unapproved Change of Control is likely to substantially affect and damage the commercial objectives and interests of the Non-Affected Investors;

(c)

Clause 27.4 is a common provision in agreements of this nature and is reasonable and proportionate in order to secure performance of this Agreement by the Investors, deter any breach of this Agreement by the Investors and facilitate the removal of the Affected Investor from its position of control and influence over the operation and management of the Company, the Group and the Business, and thereby to protect the Non-Affected Investors’ legitimate interests described in Clause 27.6(a) above; and

(d)

each of the Investors is a sophisticated commercial enterprise, or other sophisticated investor (not necessarily an enterprise), which has engaged its own legal and, where required, financial advisers to advise it in relation to this Agreement.

27.7	Each party undertakes to give written notice immediately to each other party of any matter or event coming to its attention that constitutes or is reasonably likely to constitute:

(a)	a breach of any of the provisions of this Agreement; or

(b)	with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof, a Trigger Event.

28.	Termination

28.1

Upon any Investor (other than an Approved Parent) ceasing to hold any Shareholder Instruments as a consequence of a Transfer of such Shareholder Instruments in accordance with the terms of this Agreement and the Articles, it shall, subject to Clause 28.4, cease to be a party to this Agreement.

28.2	Subject to Clause 28.3:

(a)

upon any Approved Parent that is a party to this Agreement and all of its Affiliates ceasing to hold (directly or indirectly) any Shareholder Instruments as a consequence of a Transfer of such Shareholder Instruments in accordance with the terms of this Agreement and the Articles, such Approved Parent shall, subject to Clause 28.4, cease to be a party to this Agreement; and

(b)	subject to Clause 28.4, this Agreement shall cease to apply in respect of:

(i)	UK PLC upon Collapse Closing; and

(ii)	the CPPIB Parent upon Collapse Closing and the CPPIB Parent ceasing to directly hold any Shareholder Instruments.

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28.3	Subject to Clause 28.4, this Agreement:

(a)	may be terminated at any time by the written agreement of all the parties; and

(b)	shall terminate automatically upon:

(i)	all of the Shareholder Instruments being held by:

(A)	one person; or

(B)	members of the same Investor Group; or

(ii)	the completion of, and from the date of commencement of listing and trading of Shares on recognised Indian stock exchanges pursuant to, any Indian IPO.

28.4	The occurrence of any of the events specified in Clauses 28.1 to 28.3 (inclusive) shall not:

(a)	relieve any party from any liability or obligation for any matter, undertaking or condition which has not been done, observed or performed by that party before its withdrawal or termination;

(b)	affect the Surviving Provisions, which shall remain in full force and effect and continue to bind the parties; and

(c)	affect the parties’ accrued rights and obligations at the date of the relevant event.

28.5	If this Agreement ceases to apply to an Investor in accordance with Clause 28.1, that Investor shall:

(a)

at its own expense, request the removal of all of the Directors nominated for appointment by it or its Relevant Appointer (as applicable) and, if requested by the other Investors, do all things and sign all documents as may otherwise be necessary to exercise its rights, as far as it lawfully can, to ensure the removal, resignation or dismissal of all such Directors in a timely manner; and

(b)

(if required by notice from Topco or any other party) at its election destroy or return the Confidential Information of Topco or the relevant party (as the case may be) in accordance with the provisions of Clause 33.5.

29.	Tax matters

Partnership	Election

29.1	Topco shall not:

(a)	take any action inconsistent with the treatment of Topco as a corporation for US federal income Tax purposes; or

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(b)	elect to be treated as an entity other than a corporation for US federal income Tax purposes unless (in either case) the Investors unanimously agree that such an election should be made.

Upon notification by the Investors that they have unanimously agreed that any Group Member should elect to be classified as a partnership or disregarded entity for US federal income Tax purposes (the Partnership Election), UK PLC (in the case of an election in respect of UK PLC) or the Company (in the case of any election in respect of another Group Member) shall make, or shall cause to be made, the Partnership Election by filing, or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form) provided that such election is in compliance with all Laws, and UK PLC and the Company shall not permit the Partnership Election to be terminated or revoked without the written consent of the Investors.

Tax Compliance

29.2

Each Group Member shall comply in all material respects with all Tax compliance, payment and withholding obligations with which it is required to comply under the Laws of the jurisdictions in which the Group operates, including but not limited to:

(a)	implementing internal Tax policies and controls (and evidentiary requirements) taking into account Tax risks arising from the current and future operations of the Group;

(b)	adhering to applicable transfer pricing rules and documentation requirements in all jurisdictions in which the Group operates;

(c)	conducting internal and external testing to the extent reasonably necessary, as determined on the basis of advice received from an auditing firm to achieve Tax compliance; and

(d)	taking all commercially reasonable steps to claim tax holiday benefit under Section 138 of the IT Act, to the extent applicable to the Group Members.

29.3

The Group shall engage the auditing firm referred to in Clause 11.1 or such other appropriately qualified advisor from a Big 4 Accounting Firm to assist in the management of its Tax compliance matters in all jurisdictions in which the Group operates. The Company shall engage the statutory auditor referred to in Clause 11.1 or such other appropriately qualified advisor from a Big 4 Accounting Firm to undertake a review of the Tax compliance of UK PLC and its Subsidiaries or, from Collapse Closing, the Company and its Subsidiaries, on an annual basis, and such auditor shall provide a letter to UK PLC or, following Collapse Closing, the Company endorsing (or identifying any issues or concerns with) the material positions taken by the Group with respect to the Tax returns filed by them. Topco shall share this letter with the Investors.

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Management of Tax affairs and Information Sharing

29.4

Without prejudice to Clauses 29.2 and 28.5 and 29.5 to 29.7 each of the Company and, until Collapse Closing, UK PLC shall procure that each Group Member (or its duly authorised agents) shall, at that Group Member’s cost and within any applicable time limit:

(a)	prepare, submit and deal with (or procure the preparation and submission of and dealing with) all computations and returns of each Group Member relating to Tax;

(b)

prepare, submit and deal with (or procure the preparation and submission of and dealing with) all claims, elections, surrenders, disclaimers, notices and consents of each Group Member for Tax purposes; and

(c)

deal with all other matters which relate to the Tax affairs of each Group Member, including, without limitation, any correspondence, enquiry, dispute, negotiation or settlement involving any Tax Authority in respect of all periods relevant for Tax purposes of each Group Member and/or all transactions undertaken by each Group Member.

29.5

Each of the Investors undertakes and agrees to provide Topco with such information as Topco may reasonably require in connection with the management of the Tax affairs of any Group Member, provided that such information is in the possession of, or is reasonably available to, the relevant Investor. Topco shall ensure that such information is kept confidential and is not transmitted or otherwise made available to any person that is not a Group Member (or such Group Member’s duly authorised agents).

29.6

Each of the Company and, until Collapse Closing, UK PLC shall, and shall procure that each Group Member shall, provide and afford to each Investor and its duly authorised agents within a reasonable time period (and at the expense of the person requesting it) all information, documents and assistance reasonably requested by that Investor to enable it, or any of its Affiliates:

(a)

to comply with its or their own Tax obligations or facilitate the management or settlement of its or their Tax affairs (including providing any document or other information (including any document or information relating to a Group Member’s compliance with its statutory Tax obligations, including relating to income tax returns, services taxes, goods and services taxes, excise payments, and any foreign investment related tax compliance) that is available and reasonably required in order to complete any Tax returns, to comply with any Tax reporting requirements or Tax audits, enquiries or investigations, and to comply with any disclosure requirements of any Governmental Authority having jurisdiction over it); and

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(b)

to determine the Tax consequences of any transaction it (or one or more of its Affiliates) undertakes or proposes to undertake and to manage as appropriate the Tax consequences of any such transaction (including providing any document or other information that is available and reasonably required to determine or discharge any obligation of any Group Member to make any deduction or withholding for or on account of Tax), and for the avoidance of doubt the obligations of the Company and, until Collapse Closing, UK PLC, pursuant to this Clause 29.6 shall extend to:

(c)

the Company and, until Collapse Closing, UK PLC, procuring at the request of a Transferor that, prior to the completion of any Transfer by a Transferor, any such valuation or other reports as may be required as a matter of applicable Law (including any Tax Reports) are prepared by a SEBI registered merchant banker or chartered accountant to the reasonable satisfaction of the Company and, until Collapse Closing, UK PLC, and the Transferor, and where applicable, that any such Tax Reports are provided to the Transferor on a reliance basis, provided that the Transferor shall provide such co-operation and assistance in connection with the preparation of such reports as may reasonably be requested by the Company and, until Collapse Closing, UK PLC, to be provided to it or any third party appointed to prepare such reports, and

(d)

in connection with a Transfer referred to in Clause 29.6(c) above in respect of which a Transferor has requested the assistance of the Company and, until Collapse Closing, UK PLC, the Company and, until Collapse Closing, UK PLC, making any filings, submitting any returns, completing any procedural formalities and/or otherwise complying with all applicable tax compliance requirements, in each case required by applicable Law to be made, submitted, completed or complied with by it or in connection with the Transfer, in each case within the time period prescribed by applicable Law.

29.7

The Company and, until Collapse Closing, UK PLC acknowledges and agrees that it shall notify each Investor in writing in the event it becomes aware of the commencement of any Tax audit, enquiry, investigation or proceeding with respect to any Group Member which is, or which the Company or UK PLC (as applicable) considers is reasonably likely to be, material (taking into account both economic and/or reputational aspects) in the context of the Group’s business (a Tax Proceeding) and shall keep, and shall procure that each Group Member shall keep, each Investor informed on a timely basis of any material developments, and where requested by an Investor shall provide, and shall procure that each Group Member provides, to such Investor copies of all material written correspondence and documentation provided to or by a Tax Authority in relation to any Tax Proceeding (save to the extent that such documentation is subject to confidentiality obligations owed by a Group Member to a third party (other than another Group Member or Investor) prohibiting such disclosure to an Investor, and provided that such documentation may be redacted to remove any personal data to the extent that its disclosure would, absent such redaction, not be permitted by applicable Law).

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30.	Pillar 2

30.1

Subject to Clause 30.6, in this Clause 30, in addition to the words and expressions defined in Schedule 15 (Definitions and Interpretation), the following words and expressions shall have the following meanings:

Company Owned Constituent Entity means a Constituent Entity which is a member of the same Group as Topco and in which Topco owns (directly or indirectly) an Ownership Interest;

Company’s P2 Status means:

(a)	whether Topco will be a member of the same MNE Group as any Investor;

(b)	whether Topco will be a Partially-Owned Parent Entity, Minority-Owned Parent Entity or Joint Venture;

(c)	whether any such MNE Group will meet the Revenue Threshold; or

(d)	whether (if Topco is a Joint Venture) any MNE Group to which any Investor belongs meets the Revenue Threshold;

GloBE Rules means the rules set out in the Pillar 2 Model Rules and any accompanying commentary, examples and administrative guidance as such rules, commentary, examples and guidance are implemented into domestic Law by any relevant jurisdiction (including, for the avoidance of doubt, in relation to any Qualifying Domestic Minimum Top-up Tax);

Group has the meaning given in the Pillar 2 Model Rules;

Pillar 2 Model Rules means the model rules published by the Organisation for Economic Co-operation and Development as “Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two): Inclusive Framework on BEPS”;

Pillar 2 Tax means any Tax charged in accordance with the GloBE Rules including (for the avoidance of doubt) any Qualifying Domestic Minimum Top-up Tax; and

Pillar 2 Tax Liability means a liability of any Group Member to make or suffer an actual payment of Pillar 2 Tax or an amount in respect of Pillar 2 Tax, regardless of whether such liability arises due to the operation of an IIR, UTPR or Qualifying Domestic Minimum Top-up Tax.

30.2

Defined terms and expressions used in this Clause 30 and not otherwise defined in this Agreement shall take their meaning from the Pillar 2 Model Rules, and references to Articles are to Articles of the Pillar 2 Model Rules, in each case unless expressly stated otherwise.

30.3	The parties acknowledge that it is currently intended that the Company’s P2 Status shall be as follows for the first Reporting Fiscal Year falling after the date of this Agreement:

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(a)	neither the Company nor UK PLC will be a member of a Group with any Investor;

(b)	neither the Company nor UK PLC will be a Partially-Owned Parent Entity, Minority-Owned Parent Entity or Joint Venture; and

(c)	Topco will be the UPE of an MNE Group (constituted of UK PLC or the Company (as the case may be) and each Company Owned Constituent Entity) within the scope of the GloBE Rules.

30.4	Each Investor severally and not jointly, with respect to itself and no other Investor, hereby represents and warrants to each other Investor that on the date of this Agreement:

(a)

it is not aware of any requirement to include its Interest within any consolidation for accounting purposes or of any other matter relating to the holding of its Interest that would be likely to impact the application of the GloBE Rules to the Group in such a way as would increase the Group or any other Investor’s liability to Pillar 2 Tax;

(b)

save to the extent required by applicable Law or generally accepted accounting practice, it shall not include its Interest in any consolidation for accounting purposes or take or omit to take any other action that would be likely to impact the application of the GloBE Rules to the Group in such a way as would increase the Group or any other Investor’s liability to Pillar 2 Tax; and

(c)	it is an Excluded Entity, and it is not aware of any fact, matter or circumstance which could reasonably be expected to prejudice its treatment as such under the GloBE Rules.

30.5

If any Investor or any of its Affiliates becomes aware of any facts or circumstances the result of which is that the GloBE Rules shall or are reasonably likely to apply to the Group in such a way as may increase the Group or any other Investor’s liability to Pillar 2 Tax for any reason:

(a)	that Investor shall promptly notify the Company and, until Collapse Closing, UK PLC and the other Investors in writing; and

(b)

the Investors shall each use reasonable endeavours, and shall cooperate in good faith with the other Investors and the Company and, until Collapse Closing, UK PLC, to mitigate any adverse Pillar 2 Tax effects imposed or which may be imposed on the Company, the Group, until Collapse Closing, UK PLC and the other Investors as a result of the application of such rules (as applicable).

30.6	In Clauses 30.4 to 30.5 (inclusive), “Group” shall have the meaning given to that term in Schedule 15 (Definitions and Interpretation) to this Agreement.

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30.7

No party to this Agreement shall be entitled to recover damages or obtain recovery, payment or reimbursement under this Clause 30 to the extent that such party has already obtained (and retained) recovery, payment or reimbursement in respect of the same matter under this Agreement.

31.	Payments

31.1

All sums payable under this Agreement (including, for the avoidance of doubt in connection with a Transfer of Shareholder Instruments pursuant to Clause 18) shall be paid free and clear of all deductions and withholdings whatsoever, save only as may be required by applicable Law or expressly permitted by another provision of this Agreement. Where any deduction or withholding in respect of Tax is required by applicable Law, for the avoidance of doubt, Clauses 29.4 and 29.6 shall apply in respect of any associated tax compliance and filing requirements.

32.	30% Rule

30% Rule cooperation

32.1

Each Investor shall cooperate (including exercising its governance rights under this Agreement to cause each Group Member, their nominated directors, or directors nominated by their affiliated Appointer to cooperate) with the relevant CPPIB Entities, to the extent commercially reasonable and provided that one or more CPPIB Entities agree to reimburse the Investors in full for all reasonable out-of-pocket costs or expenses incurred by them, if any, in respect of any such cooperation, excluding, for the avoidance of doubt, the cost of acquiring any securities, to assist the CPPIB Entities to comply with the 30% Rule in relation to their investment in any Group Member and the exercise of any CPPIB Entity’s rights under this Agreement. In furtherance of the foregoing, each Investor agrees to take (or omit to take) any commercially reasonable action or step reasonably requested by any CPPIB Entity (provided that one or more CPPIB Entities agree to reimburse the Investors in full for all reasonable out-of-pocket costs or expenses incurred by them, if any, in respect of any such action or step), excluding, for the avoidance of doubt, the cost of acquiring any securities including, without limitation, a change in the authorised capital of a Group Member (including the adoption of the “irrevocable waiver” structure in respect of the Company, on terms substantially similar to those appended hereto in Schedule 14 (30% Rule Irrevocable Waiver)) that is necessary to avoid any breach or potential breach of the 30% Rule, including in connection with any Listing, arising under this Agreement or otherwise in relation to any Group Member.

32.2

Notwithstanding anything contained in this Clause 32, no Investor shall be required to take any action or step to assist the CPPIB Entities to comply with the 30% Rule in relation to their investment in any Group Member that has, or would reasonably be likely to have, an adverse effect (other than an insignificant adverse effect) on the Group and/or on such Investor’s economic, governance, or other rights under this Agreement or as a shareholder in Topco.

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UK PLC Appointers

32.3	It is acknowledged and agreed that Appointer A has been designated in the UK PLC Articles as of the date of this Agreement as “Appointer A” thereunder; and

32.4	Appointer B has been designated in the UK PLC Articles as of the date of this Agreement as “Appointer B” thereunder.

32.5

Each Appointer and each Investor for so long as it is entitled to appoint a Director pursuant to paragraph 2 of Schedule 4 may, by notice in writing to UK PLC at any time, designate a replacement Appointer for itself or its Relevant Appointer (as applicable) to assume all of its Director appointment, removal and replacement rights under the UK PLC Articles and be designated as such under the UK PLC Articles, provided that:

(a)

designation of any replacement Appointer shall require the prior written consent of the Investor which initially designated the Relevant Appointer or its predecessor (such Appointer’s Relevant Appointing Investor and, such Investor’s Investor Group, the Appointer’s Relevant Appointing Investor Group), which, for the avoidance of doubt, shall be: (i) CPPIB in respect of Appointer A; and (ii) Platinum in respect of Appointer B;

(b)	the replacement Appointer satisfies the Appointer Criteria;

(c)	the replacement Appointer must sign and deliver an Appointer Deed of Accession and execute and deliver a joinder to the Appointer Deed Relating to Shares in accordance with the terms thereof; and

(d)

if a replacement Appointer, at any point in time, ceases to satisfy the Appointer Criteria, then such replacement Appointer shall immediately and automatically cease to be an Appointer, and another replacement Appointer may be designated by the Relevant Appointing Investor which satisfies the Appointer Criteria and complies with Clause 32.5(c) above.

32.6	Each Investor acknowledges and agrees that:

(a)

if it and its Investor Group ceases to hold an Equity Proportion of 10 per cent or more, its Relevant Appointer shall immediately and automatically cease to be an Appointer, provided that, if at any time such Investor subsequently holds an Equity Proportion of 10 per cent or more, it may, by notice in writing to UK PLC, designate a replacement Appointer in accordance with Clause 32.5 above; and

(b)	if it ceases to be entitled to designate an Appointer, its Appointer shall be deemed to have immediately notified UK PLC to request the removal of all Directors appointed by such Appointer.

32.7

Upon any Investor other than CPPIB and Platinum coming to hold an Equity Proportion of 10 per cent or more, such Investor may, by notice in writing to UK PLC, designate an Appointer, provided that the terms of Clause 32.5 shall apply mutatis mutandis in respect of such designation.

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32.8

In the event an Appointer or an Investor gives written notice to UK PLC under Clauses 32.5 or 32.7 for designating an Appointer or replacement Appointer, or in the event that any Appointer ceases to be an Appointer, then the Investors agree to exercise all of their voting rights and powers to make such amendments as are necessary to the UK PLC Articles to reflect such change in the Relevant Appointer(s).

32.9

Each of the Investors shall vote at all shareholder meetings, sign such written resolutions, and take all other actions as a shareholder in UK PLC, including by voting or signing written resolutions in respect of its holding of Shareholder Instruments, so as to ensure that the nominees nominated for appointment by each Investor in accordance with Schedule 4 (Board and management appointments) are elected, removed and/or appointed and maintained in office as Directors.

32.10

The parties agree and acknowledge that the UK PLC Articles to be adopted with effect as of the date hereof in accordance with the Reorganisation Deed shall be in the form appended hereto at Schedule 13 and that the Articles of the Company to be adopted with effect as of Collapse Closing shall include the irrevocable waiver language appended hereto in Schedule 14.

32.11	In relation to UK PLC only, each of the Investors undertakes and agrees that it shall not:

(a)

introduce, or exercise its voting or other rights in favour of, any resolution to appoint or remove one or more of the Directors pursuant to any provision of the UK Companies Act 2006 (the “Act”), including under section 168 of the Act, or pursuant to common law;

(b)

introduce, or exercise its voting or other rights in favour of, any resolution to amend or modify the UK PLC Articles to the extent such amendment or modification relates to the appointment or removal of the Directors, gives any shareholder any right to appoint or remove Directors which is inconsistent with the Appointers’ exclusive right to appoint or remove Directors, or to make any other change to the UK PLC Articles as a whole which would have the same or a substantially similar effect; and/or

(c)

exercise any right arising as a result of the so-called “duomatic principle” under common law or any equivalent principle under any rule of law for the purpose of appointing or removing one or more Directors or to amend or modify the UK PLC Articles in the manner described in Clause 32.11(b) above.

32.12	The undertakings set out in Clause 32.11 above shall cease:

(a)

automatically (if and to the extent, with respect to each Investor), if: (i) CPPIB is given written advice by its Canadian counsel that such undertaking is no longer required (or can be relaxed) in order for CPPIB to comply with the 30% Rule; (ii) CPPIB notifies the Investors and the Appointers of such advice in writing (providing a copy of the advice with such notice); and (iii) such revocation or relaxation applies in an identical manner to CPPIB and Platinum;

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(b)	automatically with respect to an Investor, subject to compliance by that Investor with its undertakings in this Clause 32, if that Investor ceases to hold any Shares; or

(c)	automatically, if CPPIB ceases to hold directly or indirectly an economic interest in UK PLC.

33.	Confidentiality

33.1	Each Investor shall keep confidential and shall not disclose any information:

(a)	which it may have or acquire before, on or after the date of this Agreement in relation to the Business and the customers, assets or affairs of any Group Member;

(b)	which it may have or acquire before, on or after the date of this Agreement in relation to the customers, business, assets or affairs of any other party (or any of its Affiliates) as a result of:

(i)	negotiating this Agreement and the Transaction Documents;

(ii)	being a direct or indirect shareholder in UK PLC, the Company or a Group Member;

(iii)	having any Directors on the Board and/or the board of any Group Member;

(iv)	exercising any of its rights or performing any of its obligations under this Agreement; or

(v)	negotiating the purchase of any Shareholder Instruments or entering into a Deed of Adherence;

(c)	which relates to the contents of, or negotiations leading to, this Agreement (or any agreement or arrangement entered into pursuant to this Agreement); or

(d)	which it acquires under Clauses 5.8 and 11.6 to 11.7 (inclusive), (all such information being Confidential Information).

33.2	Each of the Investors shall not:

(a)	copy or reproduce the Confidential Information; or

(b)	use Confidential Information for its own business purposes or the business purposes of any of such Investor’s and its Affiliates’ portfolio companies (other than the Group).

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33.3	The obligations under Clauses 33.1 and 33.2 do not apply to:

(a)

any disclosure of information which is expressly consented to in writing by each of the Investors prior to such disclosure being made (or, if the information only relates to one Investor or Investor Group, which is expressly consented to in writing by such Investor or Investor Group);

(b)

disclosure in confidence by an Investor to any of its Representatives on a “need to know” basis where the recipient, in the reasonable opinion of the disclosing Investor, requires access to the information for a purpose reasonably incidental to that Investor’s investment in Topco, provided that the Investor shall procure that its Representatives keep such information confidential on terms no less onerous than the provisions of this Clause 33 except for Clause 33.3(j);

(c)

disclosure of information to the extent required by any Tax Authority, or otherwise to the extent reasonably required for the purpose of managing the Tax affairs of the relevant Investor (or any of its Affiliates);

(d)

disclosure of information to the extent required by Law or by any stock exchange or Governmental Authority (other than a Tax Authority). If this Clause 33.3(d) applies, the party making the disclosure shall to the extent reasonably practicable and lawful to do so:

(i)

first consult with the other parties (or, if the information only relates to one or more Investors or Investor Groups, with such Investors or Investor Groups) to give the party an opportunity to contest the disclosure;

(ii)

take into account the other parties’ (or, if the information only relates to one or more Investors or Investor Groups, the relevant Investors’ or Investor Groups’) reasonable requirements about the proposed form, timing, nature and extent of the disclosure; and

(iii)

disclose only the minimum amount of Confidential Information that is required to be disclosed and use reasonable endeavours to assist the other parties (or, if applicable, the relevant Investor or members of the relevant Investor Group) in respect of any reasonable action that they may take to resist or limit such disclosure;

(e)

disclosure of information related to the Group to a lender or other fund provider whose primary business is the provision of funding services (or any of their respective external consultants, agents or advisers) of an Investor, provided that before any such disclosure, the relevant Investor obtains from such bank a confidentiality undertaking in favour of Topco and each Group Member on terms no less onerous than the provisions of this Clause 33, except for Clause 33.3(k);

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(f)

disclosure of information which was or becomes lawfully in the possession of that Investor or any of its Representatives (in either case as evidenced by written records) without any obligation of confidentiality prior to it being received or held;

(g)	disclosure of any information which has previously become publicly available other than through that Investor’s fault (or that of any of its Representatives);

(h)	disclosure required for the purposes of any arbitral or judicial proceedings arising out of this Agreement;

(i)	disclosure required pursuant to the terms of this Agreement;

(j)

disclosure of information to the extent reasonably required for the purposes of any internal audit conducted by or on behalf of the relevant Investor or any of its Affiliates, or any external audit of, or relating to, the relevant Investor or any of its Affiliates conducted by the relevant Investor’s or any of its Affiliates’ auditors, in each case, provided that before any such disclosure, the Investor shall procure that any person to whom Confidential Information is disclosed pursuant to this Clause 33.3(j) is subject to market standard confidentiality obligations for internal or external auditors;

(k)	any disclosure made in accordance with Clause 34 (Marketing);

(l)	disclosure of information made in connection with an Indian IPO or any other Listing in respect of which Board approval has been obtained; or

(m)	any announcement made in accordance with Clause 35 (Announcements).

33.4

The disclosing Investor shall be responsible for any breach of this Clause 33 by a Representative to whom it provides Confidential Information or of any breach of any confidentiality undertaking entered into pursuant to Clause 33.3 or Clause 34 (Marketing) by any person to whom it (or any of the Directors nominated for appointment by it or its Relevant Appointer (as applicable)) provides any Confidential Information, in either case as if the disclosing Investor were the party that had breached this Clause 33 or such confidentiality undertaking.

33.5	If required to destroy or return Confidential Information pursuant to Clause 28.5(b), the relevant Investor shall (and shall ensure that its Representatives shall) promptly:

(a)	destroy, or return to the Disclosing Party (as applicable), all copies of any document that contains any Confidential Information;

(b)	destroy all copies of any documents derived from Confidential Information;

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(c)	take reasonable steps to erase the Confidential Information from any computer or other digital device on which it is held; and

(d)	appoint one of its employees to supervise the steps contemplated in this Clause 33.5, and to confirm in writing to the Disclosing Party that they have been carried out.

For the purposes of this Clause 33.5, document includes any material prepared by or on behalf of the relevant Investor or any of its Representatives using or containing Confidential Information.

33.6

The undertakings in this Clause 33 shall not apply to any Confidential Information which the relevant party, a Representative or a member of the relevant party’s Investor Group must retain under Law or in accordance with its automatic computer back-up procedures or any written document retention policy or the policies and procedures implemented by each person in order to ensure compliance with Law, applicable professional standards and/or corporate governance policies, provided that any information retained under this Clause 33.6 shall be retained in compliance with this Clause 33.

33.7

Topco shall, so far as it is legally able (and shall exercise its rights with respect to each Group Member to procure so far as it is legally able that each other Group Member and its and their directors, officers, employees, consultants, agents and advisers (including auditors, investment advisers and investment managers and independent valuers) shall) observe obligations in favour of the Investors in respect of Confidential Information relating to each Investor or any member of the Investor’s Investor Group equivalent to those set out in Clauses 33.1 to 33.6 except for Clause 33.3(j) and save that the reference in Clause 28.5(b) to this Agreement ceasing to apply to an Investor shall, for the purposes of this Clause 33, be read as a reference to this Agreement terminating.

33.8

Topco agrees that it shall, so far as it is legally able (and shall exercise its rights with respect to each Group Member to procure so far as it is legally able) procure that no submission, filing, notification or communication is made by or on behalf of any Group Member that:

(a)	is not made in the ordinary course of business of the Group or as required by applicable Law; and

(b)	names, identifies or otherwise makes reference to an Investor or any member of an Investor Group,

except with the prior written consent of such Investor on behalf of it or any member of such Investor Group.

33.9

Nothing in Clause 33.8 shall prohibit any Group Member from making any submission, filing, notification or communication which consists of a factual statement that an Investor is a shareholder in Topco.

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33.10

Topco agrees that it shall, so far as it is legally able (and shall exercise its rights with respect to each Group Member to procure so far as it is legally able) first consult with any Investor Group which is named, identified or otherwise referenced in any submission, filing, notification or communication prior to such submission, filing, notification or communication.

33.11

For the purposes of this Clause 33, a person shall not be deemed to have disclosed Confidential Information to any of its Affiliates or Representatives by virtue of the fact that a director, officer or employee of any such Affiliate or Representative also serves as a director, officer or employee of a Group Member.

34.	Marketing and other Transfer support

34.1	Any party who, in good faith, is considering making a Transfer of:

(a)	Shareholder Instruments pursuant to Clause 19 (Provisions applying to all Transfers); or

(b)

securities in that Investor or any entity through which its Approved Parent directly or indirectly holds its interest in the Investor that would result in the third party having, in aggregate, an interest, directly or indirectly, of an aggregate Equity Proportion of not less than five per cent (an Indirect Investor Interest), may discuss such potential Transfer with, and disclose Confidential Information relating to the Group to, one or more third parties (other than: (i) Sanctioned Persons; (ii) Restricted Persons; and (iii) any Competitor) and their consultants, agents, advisers and actual or potential lenders with a view to ascertaining their interest in acquiring such Shareholder Instruments or Indirect Investor Interests and the potential terms of any such acquisition, provided that:

(c)

before any such discussions or disclosure, the relevant party obtains from each third party a confidentiality undertaking in favour of Topco and each Group Member on terms no less onerous than the provisions of Clause 33 (Confidentiality), except for Clause 33.3(j); and

(d)	the relevant party complies with the provisions of Schedule 7 (Management Assistance) (if applicable).

34.2

Where an Investor Group other than any Controlling Investor Group that holds an aggregate Equity Proportion of the Minority Threshold or more is considering, in good faith, a valid Transfer in accordance with the terms of this Agreement of some or all of its Shareholder Instruments, the provisions of Schedule 7 (Management Assistance) shall apply.

35.	Announcements

35.1

Subject to Clause 35.2, unless otherwise agreed in writing, no party (nor any of its Representatives) shall make any announcement or issue any communication in connection with the existence or subject matter of this Agreement (or any other Transaction Document). Nothing in this Clause 35.1 shall prevent an Investor or any of its Affiliates from making statements in the ordinary course of its business about its holding of Shareholder Instruments or its individual participation in the Business.

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35.2	No Group Member shall have the right to:

(a)

use non-public information or the branding, commercial names or trade marks of the Controlling Investor Group or any Investor Group in any public announcement, regulatory filing or other public relations materials or credentials; or

(b)	represent that any of the Business’s products or services are endorsed by the Controlling Investor Group or any Investor Group,

without the prior written consent of the Controlling Investor Group and/or the relevant Investor Group (as applicable).

35.3	Nothing in this Clause 35 shall prevent a Group Member from making statements in the ordinary course of its business about an Investor’s holding of Shareholder Instruments.

35.4

The restriction in Clause 35.1 shall not apply to the extent that the announcement or communication is required by Law, by any stock exchange or by any Governmental Authority. In this case, the party making the announcement or issuing the communication shall, as far as reasonably practicable:

(a)

obtain the consent of any Investor which holds an aggregate Equity Proportion of 12.5 per cent or more, and any Investor who is named in such announcement, in advance as to what form it takes, what it contains and when it is issued;

(b)	take into account the relevant parties’ reasonable requirements; and

(c)

announce and/or disclose (as applicable) only the minimum amount of Confidential Information that is required to be announced and/or disclosed (as applicable) and use reasonable endeavours to assist the relevant parties in respect of any reasonable action that they may take to resist or limit such announcement and/or the issuance of such circular (as applicable).

36.	Notices

36.1	Any notice to be given by one party to another party in connection with this Agreement shall be:

(a)	in writing in English and signed (whether by electronic means or otherwise) by or on behalf of the party giving it; and

(b)	delivered by email.

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36.2	Subject to Clause 36.3, a notice shall be effective upon receipt and shall be deemed to have been received at the time it is sent, in which case:

(a)

except as provided in Clause 36.2(b), the time at which an email is sent shall be the time in the place specified as the address of the recipient in Clause 36.4 or Schedule 12, as applicable, (as may be updated from time to time in accordance with Clause 36.6); and

(b)

where an email delivery failure notice is received within 15 minutes of sending, the general deemed-receipt rule shall not apply and the notice shall only be effective if re-sent by hand, registered post or courier within 48 hours, in which case it shall be deemed received on the date the sender originally sent the email.

36.3	If a notice is deemed received outside Working Hours, the notice shall be deemed to have been received when Working Hours recommence.

36.4	The addresses and email addresses of the parties for the purpose of Clause 36.1 are:

Canada Pension Plan Investment Board For the attention of:	Address: 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3	Email:

Dyuti Private Holdings Inc. For the attention of:	Address: 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3	Email:

Mr Sumant Sinha For the attention of:	Address: 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India	Email:

Wisemore Advisory Private Limited For the attention of:	Address: 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India	Email:

Cognisia Investment For the attention of:	Address: 1017B, Aralias, Golf Course Road, DLF Phase V, Gurgaon, Haryana-122009	Email:

Renew Private Limited For the attention of:	Address:	Email:

Renew Energy Global PLC For the attention of:	Address:	Email:

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36.5

For the purpose of Clause 36.1 any notice to a Continuing Investor shall be delivered to the address and/or email address (as applicable) of the relevant Continuing Investor in accordance with the details set out in Schedule 12 (The Continuing Investors).

36.6	Each party shall notify Topco in writing of a change to its details from time to time, provided that such notice shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take place; or

(b)

if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date which is the fifth Business Day after notice of any change has been given.

36.7	This Clause 36 does not apply to the formal service of any arbitration proceedings.

37.	Warranties

37.1	Each party warrants to each other party:

(a)	it is duly incorporated, established or set up and validly existing under the Laws of the place of its incorporation or establishment;

(b)

it has the legal right and the full corporate power and authority to execute, deliver and perform its obligations under this Agreement (and the other agreements to be entered into by it in connection with this Agreement);

(c)

it has obtained all authorisations and all other applicable governmental, statutory, regulatory or other consents, clearances, approvals, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this Agreement (and the other agreements to be entered into by it in connection with this Agreement) and for this Agreement (and such other agreements) to be duly and validly authorised, executed and delivered by it;

(d)

the execution, delivery and performance of this Agreement (and the other agreements to be entered into by it in connection with this Agreement) has been properly authorised by it and does not, and shall not:

(i)	contravene any existing Law applicable to it; or

(ii)	breach the terms of its constitutional documents or by-laws;

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(e)

this Agreement (and the other agreements to be entered into by it in connection with this Agreement) constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy; and

(f)

there are no actions, claims, proceedings or investigations pending or to the best of its knowledge threatened against it or by it that may have a material adverse effect on its ability to perform its obligations under this Agreement (or the other agreements to be entered into by it in connection with this Agreement).

38.	Holdings by members of an Investor Group

38.1

Subject to Clause 40.10, if Shareholder Instruments are at any time held by two or more members of the same Investor Group (each an Appointing Person), each Appointing Person (other than the Appointed Person, as defined below) shall as soon as reasonably practicable together nominate one member (the Appointed Person) of that Investor Group as its attorney for the performance of its obligations and the exercise of its rights or discretions pursuant to this Agreement with authority (or otherwise authorise the Appointed Person) at any time to execute such voting instructions, proxies, mandates, written resolutions and other documents as are required to enable the Appointed Person to:

(a)

exercise the rights attaching to the Shareholder Instruments held by each such Appointing Person (and references in this Agreement to an Investor Group having or exercising rights shall be construed accordingly);

(b)	transfer the Shareholder Instruments held by the Appointing Person as permitted or required by this Agreement;

(c)	give any voting instruction, consent or waiver, or exercise any discretion, referred to in this Agreement or desirable for the purposes of this Agreement on behalf of each such Appointing Person;

(d)	give any notice referred to in this Agreement on behalf of each such Appointing Person;

(e)

nominate for appointment, or give written notice to remove, any Director(s) or take any other action in relation to any Director as is permitted or required by this Agreement or the Articles on behalf of the Appointing Person;

(f)

receive notices pursuant to Clause 36 (Notices) (for the avoidance of doubt, any notice given to an Appointed Person under this Agreement shall be deemed to be received by each member of such Appointed Person’s Investor Group); and

(g)	execute any document in connection with the exercise or enforcement of rights or discretions under this Agreement.

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38.2	Any Appointed Person appointed in accordance with Clause 38.1 shall give written notice, together with evidence of the appointment, to Topco, within five Business Days of being so appointed.

38.3

Immediately upon an Appointed Person and an Appointing Person ceasing to be members of the same Investor Group, any appointment and power of attorney granted by that Appointing Person to that Appointed Person pursuant to this Clause 38 shall terminate (provided that, for the avoidance of doubt, any appointment and power of attorney granted to the Appointed Person by other continuing members of its Investor Group shall remain unaffected and continue in force).

38.4

Immediately upon a party becoming a member of an Investor Group in respect of which an Appointed Person has already been appointed (and not replaced pursuant to Clause 38.5), it shall, as soon as reasonably practicable, appoint such Appointed Person to be its attorney on the same terms as set out in Clause 38.1.

38.5

An Investor Group may, by written notice to Topco and the other Investors on behalf of each Investor that is a member of the relevant Investor Group, elect to replace its Appointed Person pursuant to this Clause 38 at any time.

39.	Anti Bribery and Corruption and Anti-Money Laundering

39.1

Topco warrants in respect of itself and each other member of the Group, that it has not, and none of its current or former directors, officers or employees or Affiliates has (and, as far as it is aware, none of its other current or former Associated Persons has) in the last five years:

(a)

made, authorised, offered, promised or given any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any Government Official (or to another person at the request or with the assent or acquiescence of such Government Official), or any other natural or legal person, in order to assist it in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage;

(b)

been the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offence or alleged offence under Anti-Bribery Law or Anti-Money Laundering Law, and no such investigation, inquiry or proceedings have been threatened or are pending, and, so far as it is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings; and

(c)	engaged in any other conduct which would violate applicable Anti-Bribery Law or any Anti-Money Laundering Law.

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39.2

Each Investor warrants in respect of itself that it has not and, so far as it is aware, none of its directors or officers or Affiliates (other than any portfolio companies), or other third parties acting on its behalf (in respect of activities on its behalf), has done any of the following:

(a)

made, authorised, offered, promised or given any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any Government Official (or to another person at the request or with the assent or acquiescence of such Government Official), or any other natural or legal person, in order to assist it in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage;

(b)

been the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offence or alleged offence under Anti-Bribery Law or Anti-Money Laundering Law, and no such investigation, inquiry or proceedings have been threatened or are pending, and, so far as it is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings; and

(c)	engaged in any other conduct which would violate applicable Anti-Bribery Law or any Anti-Money Laundering Law.

39.3	Topco warrants in respect of itself and each other member of the Group that:

(a)	it has in place ABC Policies and Procedures and AML Policies and Procedures;

(b)

it has for the last five years, kept accurate and fair records of its activities, including financial records, books, and accounts, in a form and manner and level of detail appropriate for a business of its size and resources; and

(c)	none of its officers, directors or any person that directly or indirectly owns or controls it is a Government Official.

39.4	The Company, UK PLC and each Investor agree and warrant that neither this Agreement, nor the activities contemplated hereunder:

(a)	are or shall be structured as to unlawfully evade taxation;

(b)	are or shall be intended to promote criminal activity; or

(c)	involve property or monies in whole or in part derived from any criminal activity including:

(i)	the use, acquisition, or possession of such property or monies;

(ii)	being designed to conceal, disguise, convert, transfer or remove such property or monies; or

(iii)	being designed to facilitate any person or entity in any of the activities described in this Clause 39.4.

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39.5	The Company, UK PLC and each Investor undertake that for as long as it is a party to this Agreement:

(a)

it will not, and will seek to procure that none of its directors or officers or persons that own or control them or Associated Persons will, in relation to this Agreement and the activities contemplated under this Agreement, engage in any of the conduct described in Clauses 39.1 or 39.2; and

(b)	will:

(i)	have in place ABC Policies and Procedures and AML Policies and Procedures;

(ii)	keep accurate and fair records of its activities, including financial records, books, and accounts, in a form and manner and level of detail appropriate for a business of its size and resources;

(c)	it shall promptly notify the other parties in writing if, at any time during the term of this Agreement:

(i)	it becomes aware that any violations of this Clause 39 have occurred; or

(ii)

it becomes aware that its performance of or entry into this Agreement, or its activities contemplated hereunder, have become the subject of any investigation, inquiry, or enforcement proceedings by any governmental, administrative, or regulatory body regarding any offence or alleged offence involving bribery, corruption, or money laundering.

40.	Sanctions

General

40.1

The Company, UK PLC and each Investor recognise and acknowledge that in all matters relevant to UK PLC, the Company, its business and the subject matter of this Agreement, they are obliged to comply with all applicable Sanctions Laws.

40.2	The parties acknowledge and agree that nothing in this Agreement (or any other Transaction Document) shall:

(a)	require any party to carry out any act or make any omission that is reasonably likely to constitute or result in an actual or potential breach by that party of any Sanctions Law; or

(b)	prevent any party from complying with any Sanctions Law to which it is or becomes subject.

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Warranties

40.3

Each Investor warrants to the other Investors as at the date of this Agreement that it is not, and it is not owned or controlled, directly or indirectly, by, or acting on behalf of or at the direction of, a Sanctioned Person. This warranty shall be deemed to be repeated immediately before Closing by reference to the facts and circumstances then existing as if the reference to the date of this Agreement was a reference to the Closing Date.

40.4

The Company, UK PLC and each Investor warrant as at the date of this Agreement that, in the last five years, it has not, and, so far as it is aware, none of its directors or officers or any Approved Parent, or other third parties acting on its behalf (in respect of activities done on its behalf), has done any of the following:

(a)	engaged in any dealings with or business in, or made any investments in, a Sanctioned Territory that were not permitted under applicable Sanctions Law;

(b)	engaged in any dealings or business with, funded, made any investments in, or made any payments to any Sanctioned Person that were not permitted under applicable Sanctions Law;

(c)	engaged in any other conduct which would violate or could lead to penalties under any applicable Sanctions Law; or

(d)

in the last five years been the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence under applicable Sanctions Law, and no such investigation, inquiry or proceedings have been threatened or are pending, and, so far as it is aware, there are no circumstances likely to give rise to any such investigation, inquiry, litigation or proceedings.

40.5

The Company, UK PLC and each Investor (solely with respect to their respective activities and actions related to the Business) undertake that for as long as they are a party to this Agreement, they will not, and will seek to procure that none of their directors or officers or persons that own or control them or other third parties acting on their behalf will engage in any of the conduct described in Clauses 40.4(a) to 40.4(d).

40.6

The Company, UK PLC and each Investor (solely with respect to their respective activities and actions related to the Business) warrant as at the date of this Agreement that they have in place, and undertake that they will have in place and will maintain for as long as they are parties to this Agreement, policies and procedures:

(a)	designed to prevent them from violating any applicable Sanctions Law; and

(b)

for internally reporting a violation or suspected violation of any applicable Sanctions Law and/or generally accepted standards of business ethics and conduct, and for ensuring that all such reports are investigated and acted upon appropriately.

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Notification obligations

40.7	If Topco or an Investor becomes aware that it:

(a)	has breached Sanctions Law;

(b)	has received any reports or complaints alleging the same;

(c)	becomes aware of any investigation or inquiry relating to the same, whether by a regulator, auditor, supplier, customer or other person; or

(d)	has otherwise breached this Clause 40,

the Company, UK PLC or the Investor (as applicable) will, to the extent permitted by applicable Law, promptly notify the Company, UK PLC and the Investors in writing (save any Investor to whom the breach, allegations, investigation or inquiry relates) and will take reasonable steps to investigate, address and remedy such breach or issue. The Investors agree to take reasonable steps to cooperate with each other to conduct any related investigation or remediation.

40.8

Each Investor shall promptly notify Topco and the other Investors in writing if it, or any Director nominated for appointment by it, its Investor Group or appointed by its Relevant Appointer (as applicable), becomes a Sanctioned Person.

Sanctioned Investors

40.9

If an Investor becomes a Sanctioned Person or in the reasonable opinion of Topco there is, or would be a risk of Topco or any of the Investors being in breach of Sanctions Law were an Investor to exercise or benefit from its rights under this Agreement (in either case in relation to the relevant Investor, a Sanctions Event, and the relevant Investor being the Sanctioned Investor), it agrees that, for so long as the Sanctions Event persists:

(a)	all of its rights pursuant to this Agreement shall be suspended and the Sanctioned Investor shall not be entitled to exercise any rights under it, including but not limited to:

(i)

rights pursuant to Clauses 3 (New Issues of Shareholder Instruments), 5 (Directors and management), 8 (Investor Reserved Matters), 9 (Deadlock), 12 (Distributions), 20 (Right of First Offer), 21 (Tag Along), 22 (Drag Along), 23 (Block Trades), 26 (Indian IPO and Exit) and 27 (Default and Trigger Events);

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(ii)

the right to vote or give its consent in respect of: (A) any decision, approval or resolution relating to Topco; or (B) any other matter that would otherwise require the consent of the Sanctioned Investor, (whether or not such decision, approval, resolution or matter would constitute an Investor Reserved Matter) and, where relevant, the Sanctioned Investor and the Shareholder Instruments held by the Sanctioned Investor shall be disregarded in calculating the level of approval or the votes required in order to pass or obtain the relevant decision, approval or resolution (and the definitions in this Agreement including, but not limited to, Investor Majority Consent, Investor Super Majority Consent and Equity Proportion shall be read accordingly as excluding any Sanctioned Investor and disregarding their holding of Shareholder Instruments); and

(iii)

the right to be counted in the quorum for any General Meeting (and the quorum requirements in Clauses 6.5 and 6.6 shall be adjusted as necessary so as not to require the presence of any Sanctioned Investor);

(b)	it shall not exercise any voting or other rights (whether directly or through, or as, a proxy) attached to any Shareholder Instruments as a matter of Law or pursuant to the Articles;

(c)

all actions and decisions taken by Topco and/or the other Investors pursuant to the terms of this Agreement and in reliance upon this Clause 40.9 which may otherwise have required the participation of any Sanctioned Investor shall be valid, and the Sanctioned Investor irrevocably waives any right to challenge the validity of any such actions or decisions;

(d)

it shall irrevocably waive any right to challenge the validity of any resolution of Topco passed by the shareholders (or any action taken by Topco or the other Investors in reliance upon, or in connection with, such resolution) on grounds that the resolution disregards, or does not include, any votes of any Sanctioned Investor (whether purported to be cast or not); and

(e)	it shall not Transfer any Shareholder Instruments save:

(i)	where prior Investor Super Majority Consent has been obtained and Topco has obtained a Sanctions Opinion in relation to such Transfer; or

(ii)

where it is a Dragged Investor Transferring Shareholder Instruments in accordance with Clause 22 (Drag Along) and the Dragging Shareholder(s) has obtained a Sanctions Opinion in relation to such Transfer.

40.10	Immediately upon:

(a)

an Appointing Person becoming a Sanctioned Investor, any appointment and power of attorney granted by that Appointing Person to the relevant Appointed Person pursuant to Clause 38 (Holdings by members of an Investor Group) shall terminate (provided that, for the avoidance of doubt, any appointment and power of attorney granted to the Appointed Person by other members of the Appointing Person’s Investor Group which is not itself a Sanctioned Person shall remain unaffected and continue in force); and

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(b)

an Appointed Person becoming a Sanctioned Investor, any appointment and power of attorney granted by any relevant Appointing Person(s) to the relevant Appointed Person pursuant to Clause 38 (Holdings by members of an Investor Group) shall terminate.

40.11	For the avoidance of doubt, the parties acknowledge and agree that, as a result of the operation of this Clause 40, any provision of this Agreement:

(a)

that refers to any right of the Investors shall be read as referring only to Investors that are not Sanctioned Investors (and accordingly, the performance of any obligation, or the exercise of any right, in this Agreement by Topco and/or any Investor that is not a Sanctioned Investor which recognises only the rights held by Investors that are not Sanctioned Investors will be treated as the full performance of the relevant obligation, or the valid exercise of the relevant right, by those persons);

(b)

that refers to the relative holdings of Shareholder Instruments or other rights as between the Investors (including but not limited to where the term Equity Proportion is used) shall be read as referring only to the relative holdings of Shareholder Instruments or other rights as between the Investors that are not Sanctioned Investors; and

(c)

that obliges an Investor to exercise its rights in relation to Topco or as a holder of Shareholder Instruments so as to procure a particular action or outcome shall not apply to any Sanctioned Investor, save where it is an obligation related to the Transfer of Shareholder Instruments by a Sanctioned Investor in the circumstances described in Clause 40.10(b).

Removal of Directors

40.12

If a Director is or becomes a Sanctioned Person, the Investor Group or Relevant Appointer thereof (as applicable) that nominated that Director for appointment shall be deemed to have immediately notified:

(a)	prior to Collapse Closing, UK PLC; and

(b)	from Collapse Closing, the Company,

to request the removal of such Director.

40.13	If an Investor is or becomes a Sanctioned Person, that Investor (or that Investor’s Investor Group or Relevant Appointer, as applicable) shall be deemed to have immediately notified:

(a)	prior to Collapse Closing, UK PLC; and

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(b)	from Collapse Closing, the Company,

to request the removal of all Directors nominated for appointment by it pursuant to Clause 5 (Directors and management).

Overcoming the Sanctions Event

40.14

Following the date on which a Sanctions Event first occurs (the Sanctions Event Date), the Sanctioned Investor shall, in good faith and to the extent permitted by Sanctions Law, liaise with the other Investors and Topco to find a mutually acceptable means (in their respective absolute discretions) of overcoming the Sanctions Event and enabling the Group to continue to be operated, and the Business to be conducted, in accordance with this Agreement.

40.15

If the Investors (including the Sanctioned Investor) and the Company or UK PLC (as applicable) fail to reach a mutually acceptable means (in their respective absolute discretions) of overcoming the Sanctions Event within 30 Business Days of the Sanctions Event Date, the other Investors may require the Sanctioned Investor to Transfer all of their Shareholder Instruments (the Suspended Shareholder Instruments), subject to the terms of Clause 20 (Right of First Offer) and in accordance with Clause 40.9(e)(i):

(a)	to such party or parties as they determine;

(b)	by such date as they may reasonably direct; and

(c)	subject to Clause 40.17, for consideration equal to their Fair Market Value as at the time of transfer.

40.16

If the payment of consideration in accordance with Clause 40.15(c) would be prohibited by any Sanctions Law, the Company or UK PLC (as applicable) shall in good faith liaise with the Sanctioned Investor to find a mutually acceptable means (in their respective absolute discretions) of paying the consideration. For the avoidance of doubt, in complying with this obligation no Investor (other than any Sanctioned Investor) shall be required to:

(a)	incur any material costs;

(b)	undertake any activities which would, or would be likely to, have a material adverse effect (including as to reputation) on itself, Topco or the Business; or

(c)	breach any applicable Sanctions Law or contractual obligation.

40.17

If, on the tenth anniversary of the transfer of the Suspended Shareholder Instruments, a mutually acceptable means of paying the consideration has not been found, the relevant transferee(s) shall cease to have any obligation to pay any consideration (or any accrued and unpaid distributions or similarly accrued monies) to the relevant Sanctioned Investor or any other party for, or in relation to, the Suspended Shareholder Instruments.

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41.	Costs and interest

41.1

Except as set out in Clause 41.2 and as otherwise provided in this Agreement, each of the Investors shall be responsible for its own costs, charges and expenses (including Tax) incurred in connection with negotiating, preparing and implementing this Agreement and the transactions contemplated by it.

41.2	The costs of and incidental to:

(a)	the reorganisation of the Group to implement the PLC Collapse, including the issuance to Investors of any Shareholder Instruments prior to the date that is 12 months after the Closing Date;

(b)	any eventual Winding-Up; and

(c)

the preparation, negotiation and implementation of this Agreement and the take-private of UK PLC (the Transaction) and any other agreement, document or transactions that reasonably relates to and directly facilitates the implementation of the Transaction (including in relation to the proposed aborted transaction relating to the Company in 2025 to the extent that such preparation and negotiation reasonably relates to and facilitates the implementation of this Agreement and Transaction);

(together, the Transaction Costs); and

(d)

defending and settling any litigation brought or threatened by any third party against any Investor in relation to the Transaction other than any Excluded Claim Costs (the Litigation Costs and together with the Transaction Costs, the Reimbursable Costs), provided that:

(i)

any Litigation Costs (excluding, for the avoidance of doubt any Excluded Claim Costs) incurred by or on behalf of any member of the Founder Investor Group in relation to the Transaction (the Founder Litigation Costs) shall not count towards, or be subject to, the Reimbursable Costs Cap, the Transaction Costs Cap or any pro rata allocation under this Clause 41.2, and shall be reimbursed in full in accordance with Clause 41.2(e); and

(ii)

if UK PLC or the Company (as applicable) has paid, borne or reimbursed any costs, fees or expenses in respect of any litigation that is subsequently determined, admitted or agreed (whether by judgment, settlement or otherwise) to constitute, in whole or in part, an Excluded Claim Cost, the relevant Bad Act Investor Group shall, on demand, repay to UK PLC or the Company (as applicable) an amount equal to such costs, fees or expenses (or, where only part of the relevant litigation constitutes an Excluded Claim Cost, the proportion of such costs, fees or expenses reasonably attributable to that part), shall each be borne and paid by UK PLC or the Company (as applicable), provided that:

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(e)

upon completion of the re-registration of UK PLC as a private company, UK PLC or the Company (as applicable) shall reimburse each member of the Consortium and each Continuing Investor that holds an aggregate Equity Proportion of 5 per cent or more as at Closing in respect of any Reimbursable Costs properly and reasonably incurred by or on behalf of such person, provided that:

(i)	the aggregate amount payable by UK PLC or the Company (as applicable) in respect of:

(A)	Reimbursable Costs (excluding any Founder Litigation Costs) pursuant to this Clause 41.2(e) shall not exceed USD 60,000,000 (the Reimbursable Costs Cap); and

(B)	Transaction Costs (for the avoidance of doubt excluding any Litigation Costs referred to in Clause 41.2(d)) pursuant to this Clause 41.2(e) shall not exceed USD 40,000,000 (the Transaction Costs Cap);

(ii)

the amount reimbursed to any Investor (including, for the avoidance of doubt, the Founder Investor Group but excluding any Founder Litigation Costs) pursuant to this Clause 41.2(e) shall not exceed the lower of: (A) the amount of Reimbursable Costs (excluding any Founder Litigation Costs) properly and reasonably incurred by or on behalf of such Investor; and (B) such Investor’s pro rata share of the Reimbursable Costs Cap, calculated by reference to its Equity Proportion as at the Closing Date, provided that (x) the amount reimbursed to any Investor in respect of Transaction Costs (for the avoidance of doubt, excluding any Litigation Costs referred to in Clause 41.2(d)) shall not in any event exceed such Investor’s pro rata share of the Transaction Costs Cap, calculated by reference to its Equity Proportion as at the Closing Date; and (y) the Founder Investor Group shall be reimbursed in full for all Founder Litigation Costs properly and reasonably incurred by or on behalf of it, without regard to the Reimbursable Costs Cap, the Transaction Costs Cap or any pro rata allocation under this Clause 41.2(e); and

(iii)

to the extent that the Reimbursable Costs properly and reasonably incurred by or on behalf of any Investor are less than such Investor’s pro rata share of the Reimbursable Costs Cap (or, as the context requires, the Transaction Costs Cap) as determined pursuant to Clause 41.2(e)(ii), the resulting unused portion of such Investor’s pro rata share of the Reimbursable Costs Cap or the Transaction Costs Cap (as applicable) shall not be reallocated, applied or otherwise made available to increase the amount reimbursable to any other Investor, save that nothing in this Clause 41.2(e)(iii) shall restrict or limit the reimbursement in full of Founder Litigation Costs pursuant to Clause 41.2(e)(ii).

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41.3	Notwithstanding anything to the contrary in this Agreement, if:

(a)

any deduction or withholding in respect of Tax is required by Law from any reimbursement payment required to be made by UK PLC or the Company (as applicable) pursuant to Clause 41.2, UK PLC or the Company (as applicable) shall pay the payee such additional amount as will, after such deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding; and

(b)

UK PLC or the Company (as applicable) is required to account to a Tax Authority for VAT under a reverse charge mechanism in respect of any reimbursement payment required to be made by UK PLC or the Company (as applicable) pursuant to Clause 41.2, the amount of the reimbursement payment shall not be reduced to take account of such VAT, and UK PLC or the Company (as applicable) shall bear any cost of such VAT.

41.4

All payments between the parties under this Agreement shall be in US dollars, unless otherwise provided for in this Agreement. Payments under this Clause 41 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

41.5

If any party fails to pay any amount due and payable by it under this Agreement or under any arbitral award in connection with this Agreement, such party shall pay the party to whom the sum was due interest on any overdue amount at the higher of:

(a)	the Default Rate on the due date for payment; and

(b)	the rate (if any) fixed or payable under any arbitral award in connection with this Agreement,

with such amount accruing daily from (and including) the due date for payment up to (and including) the actual date of payment and compounding at quarterly intervals.

41.6

For the purposes of calculating the amount of any payment under this Agreement, any amounts which are to be included in any such calculation which are expressed in a currency other than US dollars shall be converted into US dollars at the Exchange Rate as at the Closing Date or the date on which the relevant payment is due.

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42.	Whole agreement

42.1

This Agreement and the Transaction Documents together set out the whole agreement between the parties in respect of Topco and the Business and supersede any previous draft, agreement, arrangement or understanding between them, whether in writing or not, relating to it. In particular it is agreed that:

(a)

no party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking, made by or on behalf of any other party (or any of its Representatives) in relation to Topco and the Business that is not expressly set out in this Agreement or any other Transaction Document;

(b)

any terms or conditions implied by Law in any jurisdiction in relation to Topco and the Business are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)

except for any liability in respect of a breach of this Agreement or any other Transaction Document, no party (nor any of its Representatives) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Representatives) in relation to Topco and the Business.

42.2	Nothing in Clause 42.1 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

42.3	Each party agrees to the terms of this Clause 42 on its own behalf and as agent for each of its Representatives.

43.	Legal Relationship

43.1

Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership (or association of persons or joint ventures) between the Investors nor, except as may be expressly set out in it, shall any party be constituted as the agent of the other for any purpose.

43.2

Except as expressly set out in this Agreement, no party is the agent, employee or representative of any other party, and no party has the power to incur any obligations on behalf of, or pledge the credit of, any other party.

44.	Assignment

No party may assign, transfer, charge or otherwise deal with any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, in whole or in part, unless otherwise stated in this Agreement. Any purported assignment in contravention of this Clause 44 shall be void.

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45.	Variations

45.1	No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of:

(a)

Topco and the Controlling Investor Group, subject to first having obtained Investor Super Majority Consent and the consent of any Investor Group which, as at Closing, holds an aggregate Equity Proportion of 5 per cent or more; or

(b)	to the extent such variations are immaterial and purely administrative or technical in nature, Topco and the Controlling Investor Group, subject to first having obtained Investor Majority Consent,

except that (i) a variation of any provision of this Agreement which only affects the respective rights and obligations of the Investors as between themselves does not need Topco’s agreement; and (ii) if any variation adversely impacts the Founder Group, then the prior written consent of the Founder to such amendment shall be required (if not already provided pursuant to Clause 45.1(a) or (b) above).

45.2	If this Agreement is varied:

(a)	the variation shall not constitute a general waiver of any provisions of this Agreement;

(b)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(c)	the rights and obligations of the parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

46.	Invalid terms

46.1	Each of the provisions of this Agreement is severable.

46.2	If and to the extent that any provision of this Agreement:

(a)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Agreement shall remain in force.

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46.3

The parties shall negotiate in good faith to amend or replace any invalid, void or unenforceable provision with a valid, binding and enforceable substitute provision or provisions, so that, after the amendment or replacement, the commercial effect of the Agreement is as close as possible to the effect it would have had if the relevant provision had not been invalid, void or unenforceable.

47.	Enforceability, rights and remedies

47.1

Any waiver of, or election whether or not to enforce, any right or remedy provided under or pursuant to this Agreement or by Law must be in writing, and no waiver or election shall be inferred from a party’s conduct. Any such waiver shall not be, or be deemed to be, a waiver of any subsequent breach or default.

47.2

Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or by Law shall impair such right or remedy or operate or be construed as a waiver or variation of it or be treated as an election not to exercise such right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

47.3

A party that waives a right or remedy provided under this Agreement or by Law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

47.4

The rights and remedies of each of the parties under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under Law.

47.5

The Representatives specified in Clause 42 (Whole agreement) shall have the right to enforce the relevant terms of that Clause by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to:

(a)	the rights of the parties to amend or vary this Agreement without the consent of any Representative; and

(b)	the other terms and conditions of this Agreement.

47.6

Save as set out in Clause 47.5, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 or any other statutory provision to enforce any of its terms.

47.7

Unless expressly provided otherwise in this Agreement, the liability of each of the parties under this Agreement shall be several and not joint and several, save where there is more than one party in an Investor Group, in which case the liability of the parties from that Investor Group shall be joint and several.

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48.	Further assurances

General

48.1	So far as it is legally able, each Investor, acknowledging its commitment to the success of the joint venture and the Business as a whole, shall procure that:

(a)	its rights as a holder of Shareholder Instruments; and

(b)	the rights of the Directors nominated by it or its Relevant Appointer (subject to Law and the Directors’ duties and obligations thereunder),

are exercised in a manner, and that it and they shall act, so as to ensure that: (i) the provisions of this Agreement (and any other Transaction Documents) are completely and punctually fulfilled, observed and performed by it or its Investor Group; and (ii) the Directors nominated by it or its Relevant Appointer do not act inconsistently with this Agreement (and any other Transaction Documents).

Support undertakings

48.2

Subject to any written consent(s) required under this Agreement having been obtained and any Requisite Approval having been granted in accordance with Clause 8 (Investor Reserved Matters), so far as they are legally able, Topco shall (and each Investor shall, so far as it is legally able, exercise its voting rights and powers (direct or indirect) as a shareholder of Topco and its rights under this Agreement to ensure that Topco shall) exercise its rights with respect to each Group Member, to procure the passing of all necessary resolutions or approvals required to give effect to the provisions of this Agreement, including, for the avoidance of doubt: (i) the issue or grant of Shareholder Instruments in accordance with Clause 3 (New Issues of Shareholder Instruments); (ii) facilitating the procedure set out in Schedule 2 (Emergency funding procedure); (iii) the carrying out of any action or decision in respect of which Requisite Approval has been granted; (iv) the election of Directors nominated pursuant to Clause 5 (Directors and management); and (v) any distribution by Topco made in accordance with Clause 12 (Distributions).

Anti-circumvention

48.3

Each Investor shall not, and shall procure that the other members of its Investor Group shall not, employ any device or technique or participate in any transaction designed to directly or indirectly circumvent, avoid, evade or otherwise frustrate the intent, purpose or application of any provision of this Agreement, including, for the avoidance of doubt, Clauses 18 (Restrictions on Transfer), 19 (Provisions applying to all Transfers), 20 (Right of First Offer), 21 (Tag Along), 22 (Drag Along) or 23 (Block Trades), or any of the Schedules referred to therein, and each of the Investors shall, so far as it is legally able, exercise their rights in relation to their Investor Group to procure that all members of their Investor Group comply with the terms of this Agreement that are applicable to them.

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Controller obligations

48.4

Each Approved Parent that is a party to this Agreement shall ensure that the members of its Investor Group perform its respective obligations under this Agreement. The liability of an Approved Parent under this Clause 48.4 shall not be discharged, or impaired by any amendment to or variation of this Agreement, any release of or granting of time or other indulgence to any member of its Investor Group or any third party or any other act, event or omission which but for this Clause 48.4 would operate to impair or discharge the liability of such Approved Parent under this Clause 48.4.

48.5

Where any obligation in this Agreement is expressed to be undertaken or assumed by any party, that obligation is to be construed as requiring the party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

Compliance with Articles and UK PLC Articles

48.6

Subject to Clause 48.7, each of the parties agrees that it shall comply with, and fully and punctually perform any obligations to which it is subject under, the Articles and the UK PLC Articles. Topco shall, so far as it is legally able, procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) each other Group Member shall comply with, and fully and punctually perform any obligations to which it is subject under such Group Member’s constitutional documents.

48.7

If this Agreement conflicts with the Articles, the UK PLC Articles or the constitutional documents of any other Group Member, this Agreement shall, to the extent permitted by Law, prevail as between the parties to the extent of the inconsistency, other than in respect of any right to appoint or remove a Director, in which case the UK PLC Articles (until Collapse Closing) or the Articles (following Collapse Closing) shall prevail to the extent of the inconsistency. Topco shall, so far as it is legally able, procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) the Articles, the UK PLC Articles and the constitutional documents of any other Group Member are, where necessary, amended to give effect to the provisions of this Agreement (including by adopting an amended form of Articles and/or UK PLC Articles to reflect any amendments to this Agreement).

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Topco obligations

48.8

Topco shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and, unless the Investors agree otherwise in writing, each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) each Group Member conducts its businesses:

(a)	subject to the restrictions and approval rights with respect to Investor Reserved Matters, as if the provisions of Clause 8 (Investor Reserved Matters) apply directly to it; and

(b)	subject to Clause 48.7, otherwise in accordance with the constitutional documents of that entity as adopted or amended from time to time in accordance with this Agreement.

48.9

Neither the Company nor UK PLC is bound by any provision of this Agreement to the extent that it constitutes an unlawful fetter on any of its statutory powers. This shall not affect the validity of the relevant provision as between the other parties to this Agreement.

Successors

48.10

The parties agree that if the Company undergoes any process of reconstruction or amalgamation other than in respect of an Indian IPO (whether or not involving the liquidation of the Company), to the extent such party continues to be a shareholder in relation to such reconstructed or amalgamated entity, each of the parties’ rights and obligations pursuant to this Agreement in relation to the Company shall constitute rights and obligations in relation to such reconstructed or amalgamated entity.

49.	Counterparts[1]

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart by email attachment shall be an effective mode of delivery.

50.	Governing law

This Agreement and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with, English Law.

51.	Dispute Resolution

LCIA Arbitration

51.1

Subject to Clause 26.21 any Disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered under the LCIA Rules, which Rules are deemed to be incorporated by reference to this Clause 51.

[1]

Note: If a large number of shareholders choose to roll, we would suggest including a manager’s representation construct where the Company (acting through its board or management) makes a set of representations to the Investors in respect of the business, financial condition and affairs of the Group.

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51.2	The seat of arbitration shall be London.

51.3	The arbitral proceedings shall be conducted in English.

51.4

The tribunal shall consist of three arbitrators (the Tribunal). The parties to the Dispute shall each be entitled to nominate one arbitrator, provided that where there are multiple claimants or multiple respondents, the multiple claimants jointly and the multiple respondents jointly shall nominate a single arbitrator. The third arbitrator, who shall be the presiding arbitrator on the Tribunal, shall be nominated by agreement of the two party-nominated arbitrators or, if they fail to agree on a nomination within 30 calendar days of the nomination date of the second arbitrator, the third arbitrator shall be selected and appointed by the LCIA Court.

51.5

Subject to Clause 51.6 below, the parties to the Dispute shall equally share the costs of the arbitration (including the Tribunal’s fees and expenses, the LCIA Court’s administrative fees and expenses, the costs of expert advice and of other assistance required by the Tribunal, and the cost of any hearing venue), but shall bear the costs and expenses of their own legal counsel and any respective party-appointed expert(s) engaged for the purposes of the arbitration.

51.6

The parties agree that the Tribunal shall have the power to allocate the costs of the arbitration between the parties to the Dispute. The Tribunal shall also have the power to order that all or part of a party’s reasonable legal or other costs (including reasonable fees and expenses of legal counsel engaged by the parties for the purposes of the arbitration) be paid by another party to the Dispute.

51.7	The Tribunal shall have the power to award interest up to the date of the payment of the award.

51.8

Nothing in this Clause 51 shall prevent any party from seeking interim relief from any competent court in support of the arbitration proceedings at any time, whether before or after the constitution of the Tribunal.

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Schedule 1

Pre-emption on Issue

Pre-emption procedure

1.

Subject to Clause 27.4(b), if a Group Member proposes to issue or grant New Shareholder Instruments in accordance with Clause 3 (New Issues of Shareholder Instruments), save where Clause 3.3 applies, the Investors shall, so far as they are legally able, exercise their rights as holders of Shareholder Instruments, and Topco shall, so far as it is legally able, exercise its rights with respect to each Group Member, so as to procure that:

(a)

the New Shareholder Instruments shall be offered for subscription in cash and on the same terms to each Investor and each Award Holder (each a Pre-emption Participant), with each Pre-emption Participant being offered its Pre-emption Proportion (or as nearly as may be) in each case (as at the close of business on the day which is two Business Days prior to such offer) on the basis that each Pre-emption Participant may take up (or nominate any Permitted Affiliate Transferee to take up) all, or part or none of the New Shareholder Instruments offered to it (and if a Pre-emption Participant so nominates a Permitted Affiliate Transferee, references in this Schedule 1 (Pre-emption on Issue) to Shareholder Instruments being issued or granted to that Pre-emption Participant shall be construed accordingly);

(b)

subject to the aggregate subscription price per New Shareholder Instrument (the Subscription Price) having been determined in accordance with paragraph 4 of this Schedule 1 (Pre-emption on Issue) below, each offer shall be made by written notice from the relevant Group Member (the Issue Notice) specifying:

(i)	the number of New Shareholder Instruments to which the relevant Pre-emption Participant is entitled (such Pre-emption Participant’s Issue Entitlement);
(ii)	the Subscription Price (established in accordance with paragraph 4 of this Schedule 1 (Pre-emption on Issue) below);

(iii)	any other material terms of issue; and

(iv)

the time (being not less than 20 Business Days from the date of the Issue Notice) within which the offer (if not irrevocably accepted in writing) will be deemed to have been declined (the Pre-emption Period);

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(c)

each Pre-emption Participant who irrevocably accepts the offer (in respect of all or some of the New Shareholder Instruments offered to it) in accordance with paragraph 1(b) of this Schedule 1 (Pre-emption on Issue) shall, in addition to such acceptance, confirm either:

(i)

that it would irrevocably accept, on the same terms, New Shareholder Instruments (specifying a maximum number) that are not accepted by other Pre-emption Participants (Excess New Shareholder Instruments); or

(ii)	that it would not accept any Excess New Shareholder Instruments,

(and, if a Pre-emption Participant who accepts the offer fails to give a confirmation in the terms of paragraph 1(c)(i) or (ii) of this Schedule 1 (Pre-emption on Issue), it shall be deemed to have made a confirmation in the terms of (ii) of this Schedule 1 (Pre-emption on Issue));

(d)	any Pre-emption Participant who does not accept the offer within the Pre-emption Period shall be deemed to have irrevocably declined the offer in full;

(e)

Excess New Shareholder Instruments (if any) shall be allocated to each Pre-emption Participant who has indicated that it shall accept Excess New Shareholder Instruments, pro rata to the Pre-emption Proportions of all those Pre-emption Participants who have indicated that they would accept Excess New Shareholder Instruments (provided that no Pre-emption Participant shall be allocated more than the maximum number of Excess New Shareholder Instruments that it has indicated it is willing to accept);

(f)

if, after the first allocation of Excess New Shareholder Instruments, there remain Excess New Shareholder Instruments which have not been allocated and one or more Pre-emption Participants have indicated in their response to the Issue Notice that they would accept more Excess New Shareholder Instruments than they have been allocated (the Remaining Pre-emption Participants), the remaining Excess New Shareholder Instruments shall be allocated to the Remaining Pre-emption Participants pro rata to the Pre-emption Proportions (or as nearly as may be) of the Remaining Pre-emption Participants, and Excess New Shareholder Instruments shall continue to be allocated on this basis until either: (A) all Excess New Shareholder Instruments are allocated; or (B) all requests for Excess New Shareholder Instruments have been satisfied (provided, in each case, that no Pre-emption Participant shall be allocated more than the maximum number of Excess New Shareholder Instruments that it has indicated it is willing to accept); and

(g)

where any allocation of New Shareholder Instruments pursuant to this Schedule 1 (Pre-emption on Issue) would result in a fractional allotment of New Shareholder Instruments, the board of the relevant Group Member may, in its absolute discretion, round up or down such fractional allotments so that the offers or allotments of New Shareholder Instruments by the relevant Group Member are of whole numbers of New Shareholder Instruments (totalling the number of New Shareholder Instruments for which the Requisite Approval for the issue or grant thereof has been obtained).

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Issue of New Shareholder Instruments

2.

Subject to paragraph 3 of this Schedule 1 (Pre-emption on Issue) below, promptly after completion of the allocation process pursuant to this Schedule 1 (Pre-emption on Issue), the relevant Group Member shall, upon receipt of the aggregate Subscription Price for the New Shareholder Instruments, allot and issue (credited as fully paid) or grant (as applicable) the New Shareholder Instruments, enter the relevant allottees in the relevant register and complete and despatch to the relevant allottee(s) certificates for the New Shareholder Instruments.

Mandatory Consents

3.

If any Mandatory Consents are required for the issue or grant of New Shareholder Instruments to any person in accordance with this Schedule 1 (Pre-emption on Issue) (Restricted Shareholder Instruments), such issue or grant shall complete within 10 Business Days of the Mandatory Consents being obtained, but if the issue or grant has not completed on or prior to the date which is six months from the end of the Pre-emption Period (or such extended period as may be agreed in writing between that Pre-emption Participant and Topco) (such date being, in each case, the Issue Longstop Date), then:

(a)

the Issue Notice served in respect of the New Shareholder Instruments shall lapse and cease to be effective to the extent it relates to the Restricted Shareholder Instruments and, as soon as reasonably practicable after the Issue Longstop Date, the Restricted Shareholder Instruments shall be offered for subscription to each Pre-emption Participant who had originally accepted the offer to subscribe for the New Shareholder Instruments and paragraphs 1 to 3 of this Schedule 1 (Pre-emption on Issue) shall apply mutatis mutandis to such offer of Restricted Shareholder Instruments (save that the Pre-emption Participant who failed to obtain the requisite Mandatory Consent for the issue or grant of New Shareholder Instruments prior to the Issue Longstop Date shall be excluded from such offer); and

(b)

if the issue or grant of the Restricted Shareholder Instruments is then not completed by the date one month from the end of the Pre-emption Period applicable to such issue or grant, the Issue Notice served in respect of the Restricted Shareholder Instruments pursuant to paragraph 3(a) of this Schedule 1 (Pre-emption on Issue) shall lapse and cease to be effective.

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Subscription Price

4.

The Subscription Price in respect of any allocation of New Shareholder Instruments pursuant to this Schedule 1 (Pre-emption on Issue) shall be their Fair Market Value as at the date of the Issue Notice, provided that the Subscription Price shall never be less than is required by applicable Law and shall be adjusted upwards if required in order to ensure compliance with applicable Law.

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Schedule 2

Emergency funding procedure

Emergency funding requirements

1.	For the purposes of this Schedule 2 (Emergency Funding procedure), an Emergency Funding Situation means:

1.1	in the reasonable opinion of the Board, any of the following occurs or is reasonably likely to occur in respect of any Group Member:

(a)	it is, or is deemed for the purposes of any Law to be, unable to pay its debts or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities);

(d)	it suspends making payments on any of its debts or announces an intention to do so; or

(e)	a moratorium is declared in respect of any of its indebtedness; or

1.2

any corporate action, legal proceeding or other procedure or step is taken or proposed to be taken in relation to or with a view to the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member or any analogous procedure or step is threatened or taken in any jurisdiction, provided that the foregoing shall not apply to any such procedure that, in the reasonable opinion of the Board, is frivolous or vexatious or likely to be discharged, stayed or dismissed, provided that a refinancing or proposed refinancing of indebtedness incurred under any Finance Agreement shall not constitute an Emergency Funding Situation.

2.

If the Board, acting in good faith, considers that there is a material risk of an Emergency Funding Situation arising, the Board shall promptly notify the Investors in writing of the circumstances giving rise to, or which threaten to give rise to, the Emergency Funding Situation (such notice being an Emergency Funding Notice), and together with such notice or as soon as practicable thereafter, details of any proposed fundraising from Investors in the form of an issue or grant of Shareholder Instruments.

3.

If the Board serves an Emergency Funding Notice on the Investors in accordance with paragraph 2 of this Schedule 2 (Emergency Funding procedure), the Board may (acting in good faith and in the best interests of Topco) resolve to issue or grant New Shareholder Instruments otherwise than in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue) provided that in the reasonable opinion of the Board, acting in good faith and in the best interests of Topco, further financing is required to avoid, mitigate or remedy an Emergency Funding Situation.

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Procedure

4.	If the Board resolves that an event is an Emergency Funding Situation pursuant to paragraph 1 of this Schedule 2 (Emergency Funding procedure) above:

(a)

the Board may resolve to issue or grant only such number of New Shareholder Instruments as would, in the Board’s reasonable opinion, cure or avoid the relevant Emergency Funding Situation (Emergency Funding Issue);

(b)

the New Shareholder Instruments issued or granted shall be Shares, unless otherwise approved by the Board, in which case the parties shall (prior to the issue or grant taking effect) negotiate in good faith any amendments to this Agreement that are reasonably necessary to reflect the Shareholder Instruments to be issued or granted and use their respective reasonable endeavours to enter into an amended form of this Agreement reflecting such amendments;

(c)

the Investors shall first be offered an opportunity to subscribe (or to nominate a Permitted Affiliate Transferee to subscribe in its place), on the same terms, pro rata to their respective Pre-emption Proportions, for all or some of such New Shareholder Instruments in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue), save that, for the purposes of this paragraph 4 of this Schedule 2 (Emergency Funding procedure) the Pre-emption Period may be reduced to such shorter period as the Board may resolve, in which case the other provisions in Schedule 1 (Pre-emption on Issue) shall apply mutatis mutandis; and

(d)

the pricing of an Emergency Funding Issue shall be agreed by the Board, based on advice received by an appropriately qualified independent financial adviser and shall be in compliance with applicable Law.

Catch-up Option

5.	Subject to paragraph 6 of this Schedule 2, if any Investor:

(a)	elects not to participate in an Emergency Funding Issue; or

(b)	elects to participate in an Emergency Funding Issue but does not elect to subscribe for its entire Issue Entitlement,

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(each, a Catch-up Investor) then, within 20 Business Days of completion of such Emergency Funding Issue, each Catch-up Investor may elect, by notice to Topco and each other Investor, to purchase (without regard to any pre-emption rights or rights of first offer, including as set out in Schedule 6 (Right of First Offer), or nominate a Permitted Affiliate Transferee to purchase in its place, from Investors who participated in the Emergency Funding Issue (Participating Investors) such number of New Shareholder Instruments, up to a maximum amount of its Issue Entitlement, that would, if exercised in full by each Catch-up Investor (together with its nominated Permitted Affiliate Transferee, if applicable), result in each Participating Investor and each Catch-up Investor holding the same Pre-emption Proportion it held immediately prior to the Emergency Funding Issue (the Catch-up Option).

6.

If a Catch-up Investor elects to exercise a Catch-up Option pursuant to paragraph 5 above, the relevant Participating Investor(s) and Catch-up Investor (together with its nominated Permitted Affiliate Transferee, if applicable) and (if applicable) Topco shall complete the purchase (or, where determined by the majority of the Directors, additional issuance) of the New Shareholder Instruments which are subject to the Catch-up Option (in the same form as those New Shareholder Instruments issued to Participating Investors pursuant to the relevant Emergency Funding Issue), in consideration for the payment of the Catch-up Option Price by such electing Catch-up Investor, as soon as reasonably practicable following such election and, in any event, by no later than 90 days after the relevant Emergency Funding Issue, provided that such 90-day deadline shall only apply where the Catch-Up Investor is solely responsible for any delay in completing the purchase of the New Shareholder Instruments, failing which the Catch-up Option shall lapse.

7.	For the purposes of this Schedule 2, and subject to compliance with applicable Law, the Catch-up Option Price shall be the aggregate of:

(a)

the price per New Shareholder Instrument paid in respect of the Emergency Funding Issue by each Participating Investor (as determined in accordance with paragraph 4(d) above) multiplied by the number of New Shareholder Instruments to be purchased by (or issued or granted to) the Catch-up Investors pursuant to paragraph 6; and

(b)

a catch-up payment equal to 15 per cent per annum calculated on the basis of a daily rate of the aggregate price of the New Shareholder Instruments to be purchased by (or issued or granted to) the Catch-up Investors calculated in accordance with paragraph 7(a)) above.

8.	The Investors agree that from the date of the Emergency Funding Issue until the later of:

(a)	the date falling 20 Business Days after the Emergency Funding Issue; and

(b)

where any Investor elects to exercise a Catch-up Option pursuant to paragraph 5 above in relation to such Emergency Funding Issue, the date that all purchases of New Shareholder Instruments which are subject to such Catch-up Option(s) have completed or lapsed in accordance with paragraph 6, (the Emergency Funding Period), the Investors shall be considered to hold such number of Shareholder Instruments that they held immediately prior to the Emergency Funding Issue for the purposes of this Agreement.

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9.	Other than as provided in this Schedule 2, the Investors agree that no new Shareholder Instruments may be issued or granted pursuant to this Schedule 2 during an Emergency Funding Period.

10.	Clause 29 (Tax matters) shall apply in respect of the exercise of the Catch-up Option.

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Schedule 3

Investor Reserved Matters

Part A Investor Majority Matters

1.

Any Group Member entering into any merger, amalgamation or consolidation with any party other than another Group Member or acquiring (whether in a single transaction or series of transactions) any business (or any material part of any business) or any shares in any company or (where the funding requirements have not been provided for in the Business Plan) any assets where the value of that business or those shares or assets exceeds US$250m.

2.

Any Group Member entering into (whether in a single transaction or series of transactions) any sale, disposal, mortgage, pledge, Encumbrance, lease or conveyance of or over any assets, including any sale or disposal of shares or securities pursuant to (or as part of) an initial public offering and admission to trading on any stock exchange, where the value of the assets, shares or securities concerned exceeds US$250m.

3.	Any material amendment, modification or waiver of any provisions of the memorandum and articles of association, or equivalent constitutional documents, of Topco.

4.

Any Group Member borrowing money which would result in the aggregate borrowings of the Group being equal to or greater than 6.75 times: (i) the net debt of the Group, or (ii) EBITDA for the preceding twelve months (in each case, excluding (a) debt and corresponding EBITDA, if any, related to projects that are under construction or have been operational for less than one year, and (b) contributions from joint venture partners that comprise of CCD, OCD or NCD in accordance with applicable accounting standards), as determined by reference to the Group’s last reported financial statements;

5.

Any Group Member entering into, renewing, amending or waiving any right with respect to any transaction, contract or arrangement with any Investor or any of its Affiliates where such transaction contract or arrangement which the Board reasonably considers is valued at equal to or less than US$10m and which does not, when aggregated with all other transactions, contracts or arrangements entered into with the same Investor or any of its Affiliates in the same calendar year, exceed US$10m in aggregate.

6.

Any Drag Transfer involving a Qualifying Investor pursuant to Clause 22 where the Representative Index has fallen by more than ten per cent during the three-month period immediately preceding the proposed Drag Transfer date (a Material Market Disruption and such average for the Representative Index over such period, the MMD Representative Index Average), except where such Representative Index exceeds the MMD Representative Index Average by more than five per cent (a Market Recovery Threshold, such occurrence being a Market Recovery, and the period between the notice of such Material Market Disruption by the Dragging Shareholder(s) and the date of Market Recovery being the Material Market Disruption Period).

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7.	Appointing any Group Member’s auditors where such auditor is not one of KPMG, Deloitte, Ernst & Young or PricewaterhouseCoopers or any of their respective affiliated firms.

8.

Any restructuring of, or material change to, the Tax classification, Tax residency or jurisdiction of incorporation or domicile of any Group Member, where such restructuring or material change has a disproportionately adverse impact on the relevant Investor as compared to another.

Part B Investor Super Majority Matters

1.

Subject to Clause 3.1, the issue or grant of any Shareholder Instruments on a non-pro rata basis in or changing or varying the share capital of Topco or any other Group Member (including the creation of any new class of securities with preferential rights, a reduction of capital or a purchase or redemption of shares or a consolidation, sub-division, conversion or cancellation of any shares, and any issuance of Shareholder Instruments by way of share consideration in connection with an M&A transaction), save in connection with Clauses 3.3(a) to 3.3(f).

2.

Any amendment, modification or waiver of any provisions of this Agreement, the memorandum and articles of association, or equivalent constitutional documents, of any Group Member or any other material Transaction Document, where such alterations would have a materially adverse impact on the relevant Investor Group, excluding any such amendment, modification or waiver in connection with an Indian IPO, provided that it is conditional upon admission of the Shares to the relevant Indian Exchange in connection with the Indian IPO becoming effective.

3.	Modifying, varying or abrogating the terms of or any rights attaching to any Shareholder Instruments where such alterations would have a materially adverse effect on the rights of any Investor Group.

4.

Any proposal to wind up the Company or any other Group Member or other proceeding seeking liquidation, administration (whether out of court or otherwise), reorganisation, readjustment or other relief under any bankruptcy, insolvency or similar Law or the consent by the Company or any other Group Member to a decree or order for relief or any filing of a petition, application or document under such Law or to the appointment of a trustee, receiver, administrator (whether out of court or otherwise) or liquidator.

5.

Any Group Member entering into, renewing, amending or waiving any right with respect to any transaction, contract or arrangement with any Investor or any of its Affiliates where such transaction contract or arrangement which the Board reasonably considers is valued at more than US$10m or which, when aggregated with all other transactions, contracts or arrangements entered into with the same Investor or any of its Affiliates in the same calendar year exceeds US$10m in aggregate.

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6.

Any Group Member declaring or paying any dividend or distribution otherwise than in accordance with the terms of the Reorganisation Deed or the Distribution Policy or making any non-pro rata distribution otherwise than in accordance with the terms of the Reorganisation Deed, or any material amendment, modification or waiver of any provisions of the Distribution Policy.

For the purposes of paragraph 5 of Part A and paragraph 5 of Part B in this Schedule3 only, references to “Affiliate” shall include any portfolio company of the relevant Investor’s Investor Group which is Controlled (directly or indirectly) by such Investor Group, notwithstanding that such portfolio company is not 100% owned by such Investor Group, and therefore the exclusion in paragraph (ii) of the proviso to the definition of “Affiliate” shall not apply for these purposes.

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Schedule 4

Board and management appointments

Appointments of Directors

1.

Subject to paragraph 5 of this Schedule 4 (Board and management appointments), the Board shall consist of the Directors nominated and appointed in accordance with Clause 5 (Directors and management), paragraph 2 of this Schedule 4 (Board and management appointments) and the Articles.

2.	Subject to paragraphs 4, 5 and 6 of this Schedule 4 (Board and management appointments), from the Closing Date:

(a)

until Collapse Closing, the Relevant Appointer of each Investor Group that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Clause 5.3(a) shall be entitled to appoint to the Board; and

(b)

from Collapse Closing, each Investor Group that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Clause 5.3(b) (it being understood that the purposes of this paragraph 2(b), this shall not include the Founder Investor Group) shall be entitled to nominate for appointment to the Board, in each case:

(i)	as many Directors as it determines in its complete discretion, for so long as: (A) such Appointer’s Relevant Appointing Investor Group; or (B) such Investor Group, as applicable, holds:

(A)	an aggregate Equity Proportion of more than 50 per cent; or

(B)

an aggregate Equity Proportion of 40 per cent or more but not more than 50 per cent, provided such Investor Group’s Equity Proportion is the single largest aggregate Equity Proportion of all Investor Groups; and

(ii)	one Director, for so long as: (A) such Appointer’s relevant Investor Group; or (B) such Investor Group, as applicable, holds an aggregate Equity Proportion of 10 per cent or more.

For the purposes of this paragraph 2, in the case of the CPPIB Investor Group, from Collapse Closing the rights in this paragraph 2 shall vest in CPPIB alone and not in any other member of the CPPIB Investor Group.

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3.

In connection with paragraph 2(b) above, each of the Investors shall vote at all meetings, sign such written resolutions, and take all other actions, including by voting or signing written resolutions in respect of its holding of Shares, so as to ensure that the nominees nominated for appointment by each Investor are elected, removed and/or appointed and maintained in office as Directors.

4.	Notwithstanding paragraphs 2 and 6 of this Schedule 4 (Board and management appointments), the Founder shall be a Director on the Board for so long as:

(a)

subject to paragraph 5 of this Schedule 4, the Founder Investor Group holds an aggregate Equity Proportion (for the purpose of this paragraph 4, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent; and

(b)	the Founder is the CEO, the Vice Chair or the Chair,

5.

and if either of the above conditions are no longer satisfied the Founder shall be removed from his position as Director. If the Founder holds an aggregate Equity Proportion of 10 per cent or more he may nominate someone other than himself to be Director in his place. From the fifth anniversary of the Closing Date, for the purposes of calculating the Founder Investor Group’s aggregate Equity Proportion for paragraph 4 of this Schedule 4, each Award Holder will be deemed to have immediately exercised all such vested Equity Awards on a net settlement basis, and for the purposes of paragraph 4 of this Schedule 4 only, the “Equity Proportion” definition shall be interpreted on a fully diluted basis.

6.	If following the recommendation of the Strategic Options Committee, Board approval has been obtained to initiate the process of an Indian IPO:

(a)

prior to the Board approving the submission of the Draft Red Herring Prospectus, each Investor Group shall ensure that the Company shall be converted into a public limited company under Indian Law and is in compliance with all applicable provisions of the (Indian) Companies Act and the SEBI LODR in connection with the Indian IPO, including in relation to the composition of the Board and constitution or re-constitution of the Board committees; and

(b)

with effect from the Board approving the submission of the Draft Red Herring Prospectus (x) until Collapse Closing, the Relevant Appointer of each Investor Group that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Clause 5.3 shall be entitled to appoint to the Board; and (y) from Collapse Closing, each Investor Group shall be entitled to nominate for appointment to the Board, in each case:

(i)	as many Directors as it determines in its complete discretion, for so long as: (A) such Appointer’s Relevant Appointing Investor Group; or (B) such Investor Group, as applicable, holds:

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(A)	an aggregate Equity Proportion of 50 per cent or more; or

(B)

an aggregate Equity Proportion of 40 per cent or more but not more than 50 per cent, provided such Investor Group’s Equity Proportion is the single largest aggregate Equity Proportion of all Investor Groups; and

(ii)	one Director, for so long as: (A) such Appointer’s relevant Investor Group; or (B) such Investor Group, as applicable, holds an aggregate Equity Proportion of 10 per cent or more.

The Chair

7.

During the period commencing on the expiry of the Initial Chair Period and ending on the date of filing of the Draft Red Herring Prospectus of the Company with SEBI and Indian Exchanges (the Second Chair Period), the Chair shall be appointed (and removed) in accordance with paragraphs 8 to 9 of this Schedule 4 (Board and management appointments) and by giving written notice of such appointment (or removal) under Clause 5.3.

8.	During the Second Chair Period:

(a)	for so long as there is a Controlling Investor Group, the Chair shall be appointed (and removed) by the Approved Parent of the Controlling Investor Group; and

(b)	in other circumstances, the Chair shall be appointed (and removed) by the Directors from amongst themselves by simple majority decision.

9.

Any appointment or removal pursuant to paragraph 8 of this Schedule 4 (Board and management appointments) above shall, unless the notice indicates otherwise, take effect from the date the notice is received by the Company. Upon receipt of any such notice, the Company shall immediately notify each of the Investors in writing of such nomination for appointment or request for removal.

10.	During the period commencing on the expiry of the Second Chair Period, the Board shall appoint as Chair one of the independent directors appointed as Directors in accordance with Clause 5.39.

CEO

11.

From such time as the Successor CEO is appointed in accordance with Clause 5.15, the CEO shall be appointed by the Board, in accordance with the following procedure (unless otherwise agreed by the Board):

(a)

the NomRem Committee shall engage a reputable independent executive search agency (with suitable credentials) to compile a longlist of potential candidates, in each case meeting (in the reasonable opinion of the NomRem Committee) the CEO Criteria (the potential candidates identified by the independent executive search agency, together, the Potential CEO Candidates);

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(b)

the NomRem Committee shall, acting reasonably and in good faith, select and recommend to the Board for appointment as CEO a shortlist of candidates from those Potential CEO Candidates identified under sub-paragraph (a) above (the Recommended CEO Candidates);

(c)

the Board shall consult with each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more prior to the identification and appointment of the CEO (for the avoidance of doubt, such consultation right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to, any transferee of such Investor (other than a Permitted Affiliate Transferee); and

(d)

the Board shall, acting reasonably and in good faith, select from those Recommended CEO Candidates identified under sub-paragraph (b) above and nominate for appointment one candidate as the CEO for such initial term as determined by the Board, subject to applicable Law.

12.	The CEO may be removed by the Board.

13.	The CEO need not be a Director of the Company.

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Schedule 5

Board quorum

1.

In this Schedule 5 (Board quorum), in addition to the words and expressions defined in Schedule 15 (Definitions and Interpretation), the following words and expressions shall have the following meanings:

First Board Meeting has the meaning given to it in paragraph 2 of this Schedule 5 (Board quorum);

Quorum means, subject to applicable Law:

(a)

in respect of the First Board Meeting: (i) if at the relevant time there is a Controlling Investor Group, a majority of Directors are Directors nominated for appointment by, or appointed by the Relevant Appointer of (as applicable), the Controlling Investor Group; (ii) at least one Director nominated for appointment by, or appointed by the Relevant Appointer of (as applicable), each Investor Group that holds an aggregate Equity Proportion of 12.5 per cent or more; and (iii) if he is a Director, the Founder;

(b)	in respect of the Reconvened Board Meeting:

(i)

if at the relevant time there is a Controlling Investor Group, at least three Directors nominated for appointment by such Controlling Investor Group or appointed by its Relevant Appointer (as applicable); and

(ii)	in other cases, any two Directors; and

Reconvened	Board Meeting has the meaning given to it in paragraph 2 of this Schedule 5 (Board quorum).

2.

If a Quorum is not present at a Board Meeting (a First Board Meeting) within 30 minutes from the time specified for the First Board Meeting, or if during the meeting a Quorum is no longer present, the meeting shall be adjourned for the Adjournment Period to the same place and time of day (a Reconvened Board Meeting).

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Schedule 6

Right of First Offer

ROFO Offer Notice

1.	The other provisions of this Schedule 6 (Right of First Offer) will not apply in respect of Transfers in accordance with Clauses 18.6(a), (b), (d), (h) or (i) and 23 (Block Trades).

2.

Save as referred to in paragraph 1 of this Schedule 6 (Right of First Offer) and subject to Clause 28.4(b), if any Investor or any member of its Investor Group that holds Shareholder Instruments from time to time other than an Investor that is a member of a Controlling Investor Group at the relevant time (the relevant party being the ROFO Seller) wishes to sell any Shareholder Instruments, the ROFO Seller must, at any time prior to entering into binding documentation to effect the sale, first give notice in writing (a ROFO Offer Notice) to the Appointed Person of any Controlling Investor Group (the ROFO Beneficiary).

3.

If more than one Investor from the same Investor Group wishes to sell Shareholder Instruments they may between them give a single ROFO Offer Notice in respect of all such Shareholder Instruments, in which case ROFO Seller, ROFO Shareholder Instruments and other terms and expressions used in this Schedule 6 (Right of First Offer), and this Schedule 6 (Right of First Offer) generally, shall be construed accordingly.

4.

Nothing in this Schedule 6 will prevent any ROFO Seller before giving a ROFO Offer Notice, from engaging advisers, seeking potential purchasers, entering into discussions or negotiations, or taking any other steps (other than entering into binding documentation to effect the sale), with a view to selling (whether by way of private sale(s) or through any form of marketed offering) any of its Shareholder Instruments to a third party or parties. However, after giving a ROFO Offer Notice, the ROFO Seller must comply with the relevant remaining provisions of this Schedule 6 (Right of First Offer) before entering into binding documentation to effect the relevant sale.

5.	A ROFO Offer Notice shall specify:

(a)	the number of Shareholder Instruments the ROFO Seller wishes to sell (the ROFO Shareholder Instruments); and

(b)	that the ROFO Beneficiary will have 60 days from the date of the ROFO Offer Notice (the ROFO Offer Period) in which to make an offer to purchase the ROFO Shareholder Instruments;

but may also (at the ROFO Seller’s option) include or append:

(c)	any asking price for each ROFO Shareholder Instrument that the ROFO Seller wishes to specify;

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(d)

any other material terms of sale that the ROFO Seller wishes to specify (the ROFO Terms) or alternatively a near final draft copy of the form of a sale and purchase agreement in relation to the proposed sale and transfer of the ROFO Shareholder Instruments (the ROFO SPA), provided that in either case the consideration structure for each ROFO Shareholder Instrument is, at the sole election of the ROFO Seller, either in cash consideration and/or Marketable Securities deliverable at closing; and

(e)	the identity of any third party or parties to which the ROFO Seller wishes to sell the ROFO Shareholder Instruments.

ROFO Beneficiary ROFO Notice

6.

The ROFO Beneficiary will be entitled by notice in writing to the ROFO Seller given within 45 days after the date of the ROFO Offer Notice (a ROFO Beneficiary ROFO Notice) to make an offer to acquire all (but not some only) of the ROFO Shareholder Instruments. A ROFO Beneficiary ROFO Notice shall:

(a)	state that the ROFO Beneficiary is offering to purchase and acquire all of the ROFO Shareholder Instruments;

(b)	state the price offered by it for each ROFO Shareholder Instrument, which must be in cash payable and/or Marketable Securities deliverable at closing (the ROFO Beneficiary ROFO Offer Price);

(c)

append a near final draft copy of the form of a sale and purchase agreement in relation to the proposed purchase and acquisition by the ROFO Beneficiary of the ROFO Shareholder Instruments (the ROFO Beneficiary ROFO SPA) which must:

(i)	if the ROFO Offer Notice specified any ROFO Terms but did not append a ROFO SPA:

(A)	include and reflect such ROFO Terms; and

(B)

otherwise be of a customary nature for a share transfer between shareholders and shall include warranties given by the ROFO Seller only in respect of authority, capacity, good title and ownership to the ROFO Shareholder Instruments; or

(ii)	if the ROFO Offer Notice appended a ROFO SPA, be substantially in the same form as such ROFO SPA except for:

(A)	any minor or legally required changes that it proposes;

(B)	any changes reasonably necessary to take account of the ROFO Beneficiary being the proposed purchaser of the ROFO Shareholder Instruments; and

(C)	any changes in the conditions to closing of the transaction to incorporate any Mandatory Consents given the identity of the ROFO Beneficiary as the proposed purchaser.

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7.

The giving of a ROFO Beneficiary ROFO Notice by the ROFO Beneficiary to the ROFO Seller shall constitute an irrevocable offer by the ROFO Beneficiary to purchase and acquire all of the ROFO Shareholder Instruments from the ROFO Seller for cash and/or Marketable Securities at the ROFO Beneficiary ROFO Offer Price and on the other terms set forth in the ROFO Beneficiary ROFO SPA (the ROFO Beneficiary ROFO Offer). A ROFO Beneficiary ROFO Notice, once given, may not be revoked.

8.

If a ROFO Beneficiary ROFO Notice is not given in accordance with paragraph 6 of this Schedule 6 (Right of First Offer) within the ROFO Offer Period, then the ROFO Seller will be entitled to sell and transfer the ROFO Shareholder Instruments to a third party or parties (whether by way of private sale(s) or through any form of marketed offering) on such terms as it chooses, unless either:

(a)	binding documentation to effect such sale and transfer is not entered into within nine months after the expiry of the ROFO Offer Period; or

(b)	if binding documentation is entered into within such period, the relevant sale and transfer is subsequently terminated,

in which case the provisions of this Schedule 6 (Right of First Offer) shall apply again in respect of any future proposed sale of any of the relevant ROFO Shareholder Instruments.

Acceptance of the ROFO Beneficiary ROFO Offer

9.

The ROFO Seller will be entitled by notice in writing to the ROFO Beneficiary given within 60 days after the date of the ROFO Beneficiary ROFO Notice (a ROFO Acceptance Notice) to accept the ROFO Beneficiary ROFO Offer in respect of all (but not some only) of the ROFO Shareholder Instruments. The ROFO Acceptance Notice may append to it an amended version of the ROFO Beneficiary ROFO SPA indicating any minor or legally required changes that the ROFO Seller proposes be made. A ROFO Acceptance Notice, once given, may not be revoked.

10.	If a ROFO Acceptance Notice is given in accordance with paragraph 9 of this Schedule 6 (Right of First Offer), then:

(a)

the ROFO Seller will sell and transfer to the ROFO Beneficiary, and the ROFO Beneficiary will purchase and acquire from the ROFO Seller, the ROFO Shareholder Instruments at the ROFO Beneficiary ROFO Offer Price and on the terms of the ROFO Beneficiary ROFO SPA as amended to take account of the changes referred to in paragraph 9 of this Schedule 6 (Right of First Offer) and any further changes negotiated and agreed between the relevant parties;

(b)

the ROFO Seller and ROFO Beneficiary agree to negotiate in good faith in order to agree the final form of the ROFO Beneficiary ROFO SPA to effect the sale and transfer of the ROFO Shareholder Instruments (the Final ROFO SPA); and

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(c)

the ROFO Seller and the ROFO Beneficiary agree to use their best endeavours to ensure that the Final ROFO SPA is executed by them not later than 10 Business Days after the date of the ROFO Acceptance Notice.

11.

If, after the Final ROFO SPA is entered into, the relevant sale and transfer of the ROFO Shareholder Instruments is subsequently terminated, the provisions of this Schedule 6 (Right of First Offer) shall apply again in respect of any future proposed sale of any of the relevant ROFO Shareholder Instruments.

Non-acceptance of the ROFO Beneficiary ROFO Offer

12.	If the ROFO Seller:

(a)	gives notice to ROFO Beneficiary within 60 days after the date of the ROFO Beneficiary ROFO Notice rejecting the ROFO Beneficiary ROFO Offer; or

(b)	does not give a ROFO Acceptance Notice in accordance with paragraph 9 of this Schedule 6 (Right of First Offer) within that period,

the ROFO Beneficiary ROFO Offer will lapse and will not be capable of acceptance thereafter.

13.

In such circumstances, the ROFO Seller will be entitled to sell and transfer all (but not some only) of the ROFO Shareholder Instruments to a third party or parties (whether by way of private sale(s) or through any form of marketed offering) (the Third Party Sale), provided that:

(a)	binding documentation to effect such sale and transfer is entered into within six months after:

(i)	the date on which a rejection notice is given by the ROFO Seller in the case of paragraph 12(a) of this Schedule 6 (Right of First Offer); or

(ii)	expiry of the period of 60 days after the date of the ROFO Beneficiary ROFO Notice in the case of paragraph 12(b) of this Schedule 6 (Right of First Offer);

(b)	such binding documentation provides for closing of the sale and transfer of the ROFO Shareholder Instruments to occur:

(i)

if no Mandatory Consents are required, by the later of: (A) expiry of the period described in paragraph 13(a) of this Schedule 6 (Right of First Offer) above; and (B) 20 Business Days after the date of such binding documentation being entered into; or

(ii)

if any Mandatory Consents are required, by the later of: (A) expiry of the period described in paragraph 13(a) of this Schedule 6 (Right of First Offer) above; and (B) 20 Business Days after the date on which the Mandatory Consents are obtained;

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(c)	both:

(i)

the price paid for each ROFO Shareholder Instrument (the Third Party Offer Price), which must be in cash payable and/or Marketable Securities deliverable at closing, is not less than 101 per cent of the ROFO Beneficiary ROFO Offer Price (and the sale and transfer is otherwise on terms to be agreed by the ROFO Seller at its discretion); and

(ii)

in the reasonable opinion of the ROFO Seller, the non-pricing terms of such binding documentation, taken as a whole (excluding pricing terms), are no less favourable to the ROFO Seller than the terms of the ROFO Beneficiary ROFO Offer, taken as a whole, and the ROFO Seller has complied with paragraph 14 of this Schedule 6 (Right of First Offer) below; and

(d)	if, after binding documentation to effect a Third Party Sale is entered into, the relevant sale and transfer of the ROFO Shareholder Instruments is subsequently terminated:

(i)

the ROFO Seller will be entitled to conduct a Third Party Sale to a different third party or parties (whether by way of private sale(s) or through any form of marketed offering), provided that such Third Party Sale to a different third party or parties otherwise complies with the terms of paragraphs 13(a) to 13(c) of this Schedule 6 (Right of First Offer) above; and

(ii)	if:

(A)	no binding documentation in connection with a Third Party Sale is in force as at the expiry of the period described in paragraph 13(a) of this Schedule 6 (Right of First Offer) above; or

(B)	binding documentation in connection with any Third Party Sale is terminated following the expiry of the period described in paragraph 13(a) of this Schedule6 (Right of First Offer) above,

the provisions of this Schedule 6 (Right of First Offer) shall apply again in respect of any future proposed sale of any of the relevant ROFO Shareholder Instruments.

14.

For the purposes of comparing the value of consideration comprising Marketable Securities to the value of cash consideration for the purposes of paragraph 13(c)(i) of this Schedule 6 (Right of First Offer) above, the value of any Marketable Securities shall be the volume-weighted average price of such Marketable Securities over the twenty (20) consecutive trading days ending on the third trading day prior to the date of execution of the binding documentation to effect the Third Party Sale.

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15.

Prior to entering into the relevant binding documentation to effect any Third Party Sale, the ROFO Seller shall be under no obligation to provide to the ROFO Beneficiary with any further opportunity to submit a revised offer to purchase and acquire the ROFO Shareholder Instruments.

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Schedule 7

Management Assistance

1.

An Investor Group holding an aggregate Equity Proportion of the Minority Threshold or more disclosing Confidential Information to a third party in accordance with Clause 34 (Marketing) (a Disclosing Party) shall be entitled, subject to the terms of paragraphs 1(a) to (f) and 2 of this Schedule 7 (Management Assistance) below, to such Management assistance and Group resource as it may reasonably request for the purpose of assisting with and facilitating the proposed Transfer of Shareholder Instruments or transfer of Indirect Investor Interests (as the case may be), comprising the following (Management Assistance):

(a)	the provision of information for, and providing comments on, any “teaser” or information memorandum;

(b)	assisting the Disclosing Party in collating and maintaining a physical or electronic data room containing Confidential Information;

(c)	providing information for, and providing comments on, any vendor due diligence reports prepared by or on behalf of the Disclosing Party;
(d)	assisting with responding to questions raised by any potential Transferee or providing additional information or documents to update any information contained in the physical or electronic data room;

(e)	preparing management presentation materials reasonably requested by the Disclosing Party (including detailed financial models in Excel format and Group business plans); and

(f)	attending management meetings with any potential Transferee(s), provided that there shall be no more than two management meetings for each potential Transferee.

2.	Management Assistance shall only be made available pursuant to paragraph 1 of this Schedule 7 (Management Assistance) above provided that:

(a)

the Disclosing Party first informs Topco and any other Investor Group that holds an aggregate Equity Proportion of 12.5 per cent or more that Management Assistance is to be used for a purpose referred to in paragraph 1 of this Schedule 7 (Management Assistance) above;

(b)	in the reasonable opinion of the Board, Management shall continue to have sufficient time to devote appropriate attention and care to the Group’s Business and affairs;

(c)	Management shall continue to operate the Group’s Business and affairs in the ordinary course and shall not take any actions which might adversely impact on the implementation of the Business Plan;

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(d)	the Disclosing Party shall use all reasonable endeavours to minimise the demands on Management time and Group resource;

(e)	the Disclosing Party shall give adequate notice of requests and allow Management a reasonable time to provide responses; and

(f)	to the extent that the Management Assistance includes, or would result in, the disclosure of Confidential Information, such disclosure complies with the provisions of Clause 33.

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Schedule 8

Transfer terms

1.

This Schedule 8 (Transfer terms) sets out the terms on which any Shareholder Instruments shall be Transferred under this Agreement (the Shareholder Instruments that are the subject of the Transfer being the Relevant Shareholder Instruments).

2.	Each Transfer shall be made on the following terms:

(a)

the share purchase agreement for the Transfer of the Relevant Shareholder Instruments shall be governed by English Law and the process for the Transfer of the Relevant Shareholder Instruments shall be governed by:

(i)	for the Company, Indian Laws; and

(ii)	for UK PLC, English Laws,

it being clarified that in the event of conflict between the provisions of the share purchase agreement and the process for Transfer of the Relevant Shareholder Instruments under Indian Laws or, for UK PLC, English Laws, the provisions under:

(iii)	in respect of the Transfer of UK PLC Relevant Shareholder Instruments only, English Laws; and

(iv)	in all other cases of a Transfer of Relevant Shareholder Instruments, Indian Laws,

shall prevail solely to the extent necessary to effect the valid Transfer of the Relevant Shareholder Instruments;

(b)

the legal and beneficial title to the Relevant Shareholder Instruments shall be transferred free from Encumbrances and together with all rights attached to them, including the right to receive and retain all dividends and other distributions declared, paid or made after the relevant Transfer date;

(c)

where in respect of Shareholder Instruments in the Company only, except as otherwise provided in this Agreement, the Transferor shall provide the Transferee with a copy of the duly executed, irrevocable and unconditional delivery instruction slips issued by the Transferor to its depository participant instructing the depository participant to Transfer the Relevant Shareholder Instruments of the Company to the Transferee’s demat account, (details of which shall be provided by the Transferee to the Transferor not later than five Business Days prior to the consummation of the transfer);

(d)	the Transferee(s) shall pay the consideration for the Relevant Shareholder Instruments to the Transferor in cleared funds for value on the relevant completion date;

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(e)	a Board Meeting shall be convened at which the Transfer of the Relevant Shareholder Instruments from the Transferor to the Transferee(s) shall be taken on record by the Company;

(f)

the Transferor shall do all such other things and execute all other documents (including any deed) as the Transferee(s) may reasonably request to give effect to the sale and purchase of the Relevant Shareholder Instruments;

(g)	if the Transferee is not a party to this Agreement, it shall, as a condition to the relevant Transfer, deliver to the Company a Deed of Adherence executed by:

(i)	the Transferee; and

(ii)	if the Transferee is a Controlled Person, except where otherwise approved by the Board, the Transferee’s Approved Parent;

(h)	no Investor shall be required to give any warranty or to have any liability with respect to any matters affecting the title of or any breaches or actions of any other Investor(s); and

(i)	the Company and UK PLC shall give the Transferee and the Transferor only customary representations and warranties as to its due incorporation, good standing and solvency.

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Schedule 9

Determination of Subscription Price

1.

Subject to paragraph 2, the Subscription Price of any Shareholder Instruments to be valued for the purposes of Schedule 1 (Pre-emption on Issue) (the Valuation Shareholder Instruments) shall be determined:

(a)	by approval of the Board; or

(b)

failing the process set out in sub-paragraph (a), by reference to the most recent third party purchase of Shareholder Instruments in the last 12 months which set the Fair Market Value of the Shareholder Instruments; or

(c)	failing the process set out in sub-paragraphs (a) and (b), by the annual Fair Market Value conducted by a third party for Topco; or

(d)	failing the process set out in sub-paragraphs (a), (b) and (c), by an expert in accordance with this Schedule 9 (Determination of Subscription Price).

2.

Where required by applicable Law, the Subscription Price of the Valuation Shareholder Instruments shall be determined by the Subscription Price Expert, provided that the final approval shall be determined by the Board (subject to compliance with applicable Law).

3.	The expert shall be one of the independent, Agreed Investment Banks as appointed by the Board (the Subscription Price Expert).

4.

The Subscription Price Expert’s fees and expenses reasonably incurred in connection with its determination of the Subscription Price of the Valuation Shareholder Instruments (including the costs of any advisers to the Subscription Price Expert) shall, in the absence of any determination on cost allocation by the Subscription Price Expert, be borne by the relevant Group Member.

5.

The Subscription Price Expert shall be requested to determine the Fair Market Value of the Valuation Shareholder Instruments (which must be expressed as a single figure value per Valuation Shareholder Instrument expressed in: (i) INR for the Company; and (ii) USD for UK PLC, and not a range of values) within 20 Business Days of its appointment, and to state in writing in a certificate (the Subscription Price Certificate) what, in its opinion, is the Fair Market Value of the Valuation Shareholder Instruments. The Subscription Price Expert shall provide a copy of the Subscription Price Certificate to each of the Investors and Topco.

6.

The Subscription Price Expert shall act as an expert and not as an arbitrator and, save in the case of fraud or manifest error, its decision as to the Fair Market Value of the Valuation Shareholder Instruments shall be final and binding on the Investors, Topco and any third party to whom Shareholder Instruments are issued, granted or Transferred. The Subscription Price Expert’s decision shall not be subject to appeal to any court or tribunal on any basis whatsoever and the Investors and Topco must comply with the Subscription Price Expert’s decision.

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7.	The Subscription Price Expert shall exercise its independent professional judgment in arriving at a determination of the Fair Market Value of any Valuation Shareholder Instruments by:

(a)	assessing the historical and projected financial performance of the Group;

(b)

applying generally accepted methodologies for valuing the Group, including discounted cash flow analyses, comparisons with any similar companies whose shares are traded on any stock exchange and comparisons with any publicly disclosed sales of similar companies or significant pools of similar assets; and/or

(c)	such other valuation methods as the Subscription Price Expert shall consider to be appropriate in the circumstances.

8.	The Subscription Price Expert shall determine the Fair Market Value of the Valuation Shareholder Instruments on the following basis:

(a)

by valuing the Group on a going concern basis for an arm’s length sale between a willing buyer and a willing seller and on the assumption that the Valuation Shareholder Instruments are being sold in the open market;

(b)

by valuing the Valuation Shareholder Instruments by reference to the value of the Group as a whole (and therefore without regard to the size of any relevant holding such that no premium shall apply to any majority or controlling stake and no discount shall apply to any minority stake);

(c)	without regard to the size of the issue or grant of the New Shareholder Instruments;

(d)

if the New Shareholder Instruments are Shares or shares in any Group Member, on the assumption that the share capital of the relevant Group Member has been increased by the issue of the New Shareholder Instruments and that the proceeds of the issue of such Shareholder Instruments have been received; and

(e)	without any discount which would normally be taken into account in the case of a rights issue by a listed company.

9.

The Fair Market Value of the Valuation Shareholder Instruments may also reflect any other factors suggested by an Investor or the Group which the Subscription Price Expert reasonably believes should be taken into account.

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10.

The parties shall procure that the Subscription Price Expert shall have access to all financial and accounting records or other relevant documents of the Group (together with such information as any Investor may wish to provide to it) which it reasonably requests for the purposes of its determination (such information to be provided on a confidential basis and to include at a minimum the prevailing Business Plan, the cap table in respect of the Company and the prevailing Long Term Financial Model) provided that if any party provides any information to the Subscription Price Expert pursuant to this paragraph 10 of this Schedule 9 (Determination of Subscription Price), it shall, at the same time:

(a)	notify each Investor and Topco in writing that it has provided such information to the Subscription Price Expert; and

(b)	provide each Investor and Topco with copies of such information, as provided to the Subscription Price Expert.

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Schedule 10

Deed of Adherence

THIS DEED is made on [•]

BY

(1)	[•] of [•] (the New Party); and

(2)	[[•] of [•], as the New Party’s Approved Parent]

WHEREAS:

(A)

On [•], amongst others Dyuti Private Holdings Inc., Sumant Sinha, [Renew Energy Global Plc, [•] and Renew Private Limited (the Company)][2] entered into a shareholders’ agreement in respect of the Company (such agreement as amended, supplemented or novated from time to time) (the Shareholders’ Agreement).

(B)

[By a Transfer dated [•], [•] Transferred to the New Party [[•] Shareholder Instruments] in the Company.][By an allotment of Shareholder Instruments on [•], the Company allotted [•] Shareholder Instruments to the New Party.]

(C)	This Deed is entered into in compliance with Clause [3.1(d)]/[19.2] of the Shareholders’ Agreement.

NOW THIS DEED WITNESSES as follows:

1.	Words and expressions defined in the Shareholders’ Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.

2.	The New Party undertakes to:

(a)	the parties to the Shareholders’ Agreement as at the date of the Shareholders’ Agreement; and

(b)

any other person or persons who may after the date of the Shareholders’ Agreement (and whether prior to or after the date hereof) assume any rights or obligations under the Shareholders’ Agreement and be permitted to do so by the terms thereof, to be bound by and comply in all respects with the Shareholders’ Agreement, and to assume the benefits of the Shareholders’ Agreement, as if the New Party had executed the Shareholders’ Agreement [as an Investor][as the Approved Parent of [•]]and was named as a party to it.

3.	[Include paragraphs 4 to 11 of this Schedule 10 (Deed of Adherence) where New Party is adhering as an Approved Parent]

[2]

Note: Depending on whether the New Party has acquired RPL or UK PLC shares, amend which entity will be ‘the Company’. In the case of an acquisition of RPL shares, RPL will be the Company; in the case of an acquisition of UK PLC shares, it will be UK PLC.

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4.

[Approved Parent] irrevocably and unconditionally guarantees to the Company and the other Investors and, for the avoidance of doubt, each other person who may from time to time expressly adhere to the Shareholders’ Agreement, the due and punctual performance and observance by [Subsidiary] and any Permitted Affiliate Transferee to which [Subsidiary] or any of [Subsidiary’s] Permitted Affiliate Transferees that adhere to the Shareholders’ Agreement as Investors in accordance with Clause 19.2 Transfers Shareholder Instruments (each, a [Subsidiary] Guaranteed Party) of all the [Subsidiary] Guaranteed Parties’ obligations, commitments and undertakings under or pursuant to the Shareholders’ Agreement, the Articles and the UK PLC Articles (the [Subsidiary] Guaranteed Obligations) and agrees to indemnify the Company and the other Investors against all losses, liabilities, costs, (including legal costs) charges, expenses, actions, proceedings, claims and demands which the Company and the other Investors may suffer through or arising from any breach by a [Subsidiary] Guaranteed Party of its obligations under the Shareholders’ Agreement, the Articles or the UK PLC Articles. This guarantee is given for the benefit of the Company and the other Investors and their respective successors and assigns and shall be binding on [Approved Parent] and its respective successors and assigns.

5.

The liability of [Approved Parent] under paragraphs 4 to 11 of this Deed shall not exceed the aggregate liability of the [Subsidiary] Guaranteed Parties and shall not be released or diminished by any variation of the terms of the [Subsidiary] Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the [Subsidiary] Guaranteed Obligations or any granting of time for such performance or any other fact or circumstance other than a specific written waiver.

6.	[Approved Parent]’s obligations under paragraphs 4 to 11 of this Deed are primary obligations and not those of a mere surety.

7.

If any [Subsidiary] Guaranteed Party defaults for any reason in its performance of any of the [Subsidiary] Guaranteed Obligations, [Subsidiary] Parent shall promptly upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the [Subsidiary] Guaranteed Obligations in regard of which such default has been made in accordance with the Shareholders’ Agreement and so that the Company and the other Investors receive the same benefits as they would have received if the [Subsidiary] Guaranteed Obligations had been duly performed and satisfied by the [Subsidiary] Guaranteed Parties.

8.

[Approved Parent]’s obligations under paragraphs 4 to 11 of this Deed are continuing obligations and remain in force until all of the [Subsidiary] Guaranteed Obligations have been performed or satisfied.

9.

This guarantee is in addition to, without prejudice to and not in substitution for any rights or security which a [Subsidiary] Guaranteed Party may now or after have or hold for the performance and observance of the [Subsidiary] Guaranteed Obligations.

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10.

Any amounts payable under this guarantee shall be paid in full on demand without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, Tax or otherwise).

11.

[Approved Parent] is adhering to the Shareholders’ Agreement pursuant to this Deed for the purposes set out in paragraphs 4 to 11 of this Deed only, and, subject thereto, [Approved Parent] has no other obligations or liabilities pursuant to the Shareholders’ Agreement.

12.

The New Party warrants and undertakes to the Company and to each of the other Investors (and each other person who may from time to time expressly adhere to the Shareholders’ Agreement) in the terms set out in Clauses 37.1 and 38 (Holdings by members of an Investor Group) of the Shareholders’ Agreement, but so that such warranties and undertakings shall be deemed to be given on the date of this Deed and shall be deemed to refer to this Deed of Adherence (in respect of Clause 37.1 only) as well as the Shareholders’ Agreement.

13.	For the purposes of the Shareholders’ Agreement, the New Party’s Deadlock Representative shall be [•].

14.	[For the purposes of the Shareholders’ Agreement, the New Party’s Approved Parent is [•].] [Include where New Party is adhering as an Investor and is a Controlled Person]

15.	The address [and e-mail address] of the New Party for the purpose of Clause 36 (Notices) of the Shareholders’ Agreement shall be as follows:

Address:       [•]

E-mail:         [•]

For the attention of:   [•]

16.	This Deed and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with, English Law.

17.

This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

18.	The provisions of Clause 51 (Dispute Resolution) of the Shareholders’ Agreement shall apply to this Deed.

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IN WITNESS WHEREOF this Deed has been duly executed and delivered on the day and year first above written.

[Appropriate signature block[s] to be inserted]

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Schedule 11

Post-IPO Governance Principles

Board composition

•

Each Investor that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Schedule 4 (Board and management appointments) shall exercise all of its rights as a shareholder in the Company to procure that each Investor may appoint:

•

for so long as it holds an Equity Proportion of 10% or more, one Director; and

•

for so long as it holds an Equity Proportion of 20% or more, two Directors.

•

The foregoing paragraph shall not prevent any Investor from exercising its rights as a shareholder in the Company to appoint additional Directors.

•

The Board will include such number of independent Directors as is required under applicable Law.

•

The right of the Founder to be appointed as a Director or Vice Chair shall remain on the same terms as set out in this Agreement. However, if the Founder’s designation or appointment as Vice Chair leads to a situation where the minimum Independent Director requirement exceeds 1/3, there will be no obligation to appoint the Founder as Vice Chair.

•

Clause 5.20 continues to apply.

Quorum	• Quorum for meetings of the Board shall be as required under applicable Law.

Committee composition

•

Each Investor shall exercise all of its rights as a shareholder in the Company to procure that for so long as CPPIB holds an aggregate Equity Proportion of 20% or more and to the extent permitted by Law, CPPIB shall have the right to appoint one Director appointed by it as a member to each committee of the Board.

•

The Board will be entitled to nominate the members of the Committees, provided that the Controlling Investor Group will be entitled to nominate as many members of each committee as it determines in its complete discretion. Each Investor holding ≥ 12.5 per cent in Topco will be entitled to appoint one representative to each of the F&O and Strategic Options Committee only.

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Controlling Investor Priority Liquidity	• Clauses 18.1 to 18.3 inclusive.

Block Trades	• Clauses 23.1 to 23.14 inclusive.

Takeover Offer	• Notwithstanding the rest of this schedule, post-IPO nothing shall prohibit the acceptance of a bona fide takeover offer for the entire issued share capital of the Company.

Post-IPO cooperation provisions

•

From completion of an Indian IPO until no Investor Group holds at least 10 per cent of the Shareholder Instruments, the Investors acknowledge their intention (subject to applicable Law, the stock exchanges and SEBI) that the governance of the Listed Entity shall be consistent with the Post-IPO Governance Principles set out in this schedule.

•

Subject to applicable Law, a new shareholders’ agreement (the Post-IPO Inter-se Agreement) consistent with the Post-IPO Governance Principles shall be put in place, with each party using all reasonable efforts to negotiate, agree, obtain any required regulatory and/or shareholder approvals, and enter into the Post-IPO Inter-se Agreement prior to and with effect from completion of the Indian IPO.

•

Subject to applicable Law and approval by the Company’s members by special resolution, the Post-IPO Inter-se Agreement shall include provisions in substantially the same form as the Block Trade provisions and the relevant provisions of this Agreement (to the extent applicable post-Indian IPO) as part of the terms of reference for Board committees.

Management Assistance

•

An Investor Group holding an aggregate Equity Proportion of the Minority Threshold or more that is disclosing Confidential Information to a third party (a Disclosing Party) is entitled to Management Assistance and Group resource as reasonably requested to facilitate a proposed Transfer of Shareholder Instruments or Indirect Investor Interests.

•

Management Assistance comprises: (i) preparation of and comments on teasers, information memoranda and vendor due diligence reports; (ii) collating and maintaining a data room; (iii) responding to questions from and providing information to potential transferees; (iv) preparing management presentation materials (including financial models and Group business plans); and (v) attending management meetings with potential transferees, capped at two meetings per potential transferee.

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•

Management Assistance is conditional on: (i) the Disclosing Party first notifying the Company and any other Investor Group holding an aggregate Equity proportion of the Minority Threshold or more that Management Assistance is to be used; (ii) Management continuing, in the reasonable opinion of the Board, to have sufficient time to devote to the Group’s Business; (iii) Management continuing to operate in the ordinary course without adversely impacting the Business Plan; (iv) the Disclosing Party minimising demands on Management time and giving adequate notice of requests; and (v) any disclosure of Confidential Information complying with the confidentiality provisions of the Agreement.

30% Rule cooperation	• Clause 32.

Information rights	• Clause 11.6.

Post-IPO Founder Liquidity	• Clause 15

Tax	• Each Group Member shall comply with all applicable tax laws of the jurisdictions in which the Group operates.

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Schedule 12

The Continuing Investors

Name of Continuing Investor	Notice Address and Information	Notice Email Address	Approved Parent
Platinum Cactus A 2019 Trust (represented by its trustee, Platinum Hawk 2019 RSC Limited) (Platinum)

Level 26, Al Khatem Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, United Arab Emirates, in its capacity as trustee of Platinum

Cactus A

2019 Trust, a trust established under the Laws of Abu Dhabi Global Market by deed of settlement dated 28

March 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited

		private.equity@adia.ae	The Abu Dhabi Investment Authority

JERA Power RN B.V.	De Entree 250, 1101 EE Amsterdam, the Netherlands	legalnotices@jeranex.com	Jera Co., Inc.

[•]	[•]		[•]

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Schedule 13

UK PLC Articles

[To be appended in agreed form]

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Schedule 14

30% Rule Irrevocable Waiver

FORM OF ARTICLE PROVIDING FOR PERPETUAL IRREVOCABLE WAIVER

[To be Included in Articles of Association]

ARTICLE [X]

Introduction

A.

Canada Pension Plan Investment Board, a Crown corporation organized and existing under the Canada Pension Plan Investment Board Act (“CPPIB”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) owns all of the issued and outstanding shares of [CPPIB investment entity], a [•] (“CPPIB Shareholder”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

B.	The CPPIB Shareholder owns certain Voting Securities (as defined below) of the Company;

C.	The CPPIB Shareholders (as defined below) presently do or may in the future come to directly and/or indirectly own more than 30% of the issued and outstanding Voting Securities; and

D.

This Article [X] provides for CPPIB Shareholders to comply with its obligations under the CPPIB Regulations (as defined below) in relation to the restriction on its ability to invest, directly or indirectly, in securities which carry votes on the election and removal of Directors (as defined below).

Interpretation

1.1	Definitions

In this Article, unless the context otherwise requires:

“Companies Act” means the Indian Companies Act, 2013;

“CPPIB Act” means the Canada Pension Plan Investment Board Act of 1997, as amended or replaced from time to time;

“CPPIB Regulations” means the Canada Pension Plan Investment Board Regulations, as amended or replaced from time to time;

“CPPIB Shareholders” means CPPIB and any subsidiary thereof, including the CPPIB Shareholder, who acquires any securities of the Company;

“Director” means a director of the Company;

“Director Election Resolution” means a resolution of the shareholders of the Company to appoint, elect, remove, reappoint or replace a Director; and

“Voting Security” means a security issued by the Company which confers a right to vote on a Director Election Resolution.

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1.2	General References

In this Article, unless the context otherwise requires:

(a)	a reference to a clause is a reference to a clause of this Article;

(b)	a reference to this Article or another instrument includes any variation, novation or replacement of either of them;

(c)	the singular includes the plural and vice versa;

(d)	the term “subsidiary” has the meaning set out in the CPPIB Regulations; and

(e)

the word “person” includes an individual, a body corporate, an association of persons (whether corporate or not), a trust, an entity, a state or an agency of state, government departments and local and municipal authorities, in each case whether or not having a separate legal personality.

2.	Restrictions on Voting Securities held by CPPIB Shareholders

2.1

No CPPIB Shareholder, either individually or collectively with any other CPPIB Shareholders, shall cast any votes on any Director Election Resolution in excess of the Applicable Number (as defined below). For purposes of this Article, “Applicable Number” means the total number of Voting Securities owned by all CPPIB Shareholders at the applicable time to the extent in excess of 30% of the total number of issued and outstanding Voting Securities that may be voted on any Director Election Resolution (for greater certainty, taking into account the resulting reduction in the total number of votes that may be cast by the CPPIB Shareholders on any Director Election Resolution pursuant to this clause 2.1), and rounded down to the nearest whole number.

Illustration: if the total number of Voting Securities issued and outstanding were 10,000 of which the CPPIB Shareholders hold 4,900 and the other Shareholders hold 5,100, then the Applicable Number would be 2,185, calculated as “x” where “x” = (5,100 / .7) – 5,100 and rounded down. The total number of votes entitled to be cast would be the Applicable Number, plus the number of Voting Securities held by the other Shareholders, or 7,285 (calculated as 2,185 plus 5,100). As a result, the number of votes that the CPPIB Shareholders would vote on any Director Election Resolution would be 2,185 out of 7,285 total votes, or 29.999%.

2.2

The restriction in this clause 2 applies only in relation to CPPIB Shareholders holding any Voting Securities. For greater certainty and without limitation, the restrictions in this clause 2 do not apply to any other person (that is not a CPPIB Shareholder) acquiring any of the Voting Securities or to any Voting Securities transferred by any CPPIB Shareholder to any other person that is not a CPPIB Shareholder. For the avoidance of doubt, it is hereby clarified that the obligation to comply with the provisions of this Article [x] shall vest solely on the CPPIB Shareholder.

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2.3

Any resolution placed before the Shareholders for Director Election Resolution shall be put to vote by poll as per Section 109 of the Companies Act (and rules in relation thereto) and not by show of hands.

3.	Term of Restrictions

3.1

Notwithstanding anything contained in this Article to the contrary, except as provided in this clause 3, this Article shall be perpetual and irrevocable and shall not be determinable in nature under any circumstances whatsoever.

3.2	Each of the restrictions on the CPPIB Shareholders in clause 2 may be revoked or terminated only as follows:

(a)

By the Shareholders (at the cost of the CPPIB Shareholder), if (i) the CPPIB Shareholders determine, in consultation with their legal advisors, that the restrictions under this Article [X] are no longer required in order for them to comply with the provisions (if any) of the CPPIB Act or the CPPIB Regulations then in effect specifically relating to investments in Voting Securities and (ii) the CPPIB Shareholders notify the Company and the Shareholders of such determination.

(b)	by an amendment to this Article [X] pursuant to clause 4.

3.3

Notwithstanding anything contained in this Article, each of the restrictions on the CPPIB Shareholders in clause 2 shall cease to be applicable automatically, if the CPPIB Shareholders cease to hold any securities, whether Voting Securities or otherwise, in the Company.

3.4

In furtherance of the foregoing provisions of clause 3.2 and 3.3, all Shareholders shall take necessary steps, and the Shareholders shall vote in a manner, to amend the articles of association of the Company to give effect to any revocation or termination of the restrictions under clause 2 within a reasonable period of occurrence of such revocation or termination.

4.	Amendment

This Article [X] may only be amended with the affirmative consent of (i) a simple majority of the holders of Voting Securities (other than any CPPIB Shareholders that own Voting Securities) and (ii) the CPPIB Shareholder.

5.	Ability to seek Injunction

If there is a breach or potential breach of any provision set forth in this Article by any party, each Shareholder is entitled to seek an injunction against the breaching or potentially breaching Shareholder to prevent that breach or potential breach.

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6.	Specific performance

The Shareholders shall, notwithstanding the other rights, reliefs and remedies available to them under Law, be entitled to enforce specific performance of the terms of this Article against the other Shareholders.

It is hereby clarified that compensation in money would not be an adequate relief for the non-performance, breach or potential breach of the terms of the Article by any Shareholder.

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Schedule 15

Definitions and Interpretation

1.	Definitions

In this Agreement, the following words and expressions shall have the following meanings:

12.5 per cent Investor Group Price Range has the meaning given in Clause 23.5;

30% Rule means those restrictions set out in Section 13 of the Canada Pension Plan Investment Board Regulations, SOR/99-190, that prohibit CPPIB Parent from investing directly or indirectly in the securities of a corporation to which are attached more than 30 per cent of the votes that may be cast to elect the directors of that corporation;

ABC Policies and Procedures means, in relation to an entity, policies, systems, controls and procedures:

(a)	designed to prevent it and its Associated Persons from violating any applicable Anti-Bribery Law; and

(b)

for reporting violations and suspected violations of Anti-Bribery Law and generally accepted standards of business ethics and conduct, and for ensuring that all such reports are fully investigated and acted upon appropriately;

Accounting Principles means the accounting principles and policies to be adopted by UK PLC and the Company, (which, at the date of this Agreement shall be the generally accepted accounting principles applicable in the United Kingdom (for UK PLC) and in India (for the Company)), as amended from time to time by reason of new or amended regulatory obligations;

Acquiror has the meaning given in Clause 24.1;

Act has the meaning given in Clause 32.11(a);

acting in concert shall have the meaning given in the City Code on Takeovers and Mergers;

Adjournment Period means, in respect of a Board Meeting that is being adjourned, a period of at least two, but no more than five, Business Days excluding the date of the original meeting and the date of the adjourned meeting (as those Directors who are present at the original meeting shall determine by a simple majority or, if they cannot agree, as the Chair shall determine);

Additional Drag Price has the meaning given in Clause 22.10(b);

Affected Investor has the meaning given in Clause 27.2;

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Affiliate means, in relation to any person or Undertaking(the relevant person):

(a)	any person Controlled by the relevant person (whether directly or indirectly);

(b)	any person Controlling (directly or indirectly) the relevant person;

(c)	any person Controlled (whether directly or indirectly) by any person Controlling the relevant person,

but in respect of:

(i)	any Investor and/or its other Affiliates, shall exclude the members of the Group; and

(ii)	CPPIB and any Continuing Investor that is a fund, fund manager, institutional investor or other managed investment vehicle (including Platinum),

shall exclude any and all portfolio companies of their relevant person’s Investor Groups which are not 100 per cent owned and Controlled by such Investor Groups;

Aggregate Drag Consideration has the meaning given in Clause 22.7(b)(i);

Aggregate Tag Consideration has the meaning given in Clause 21.11(a)(i);

Agreed Form has the meaning given in paragraph 2(i) of this Schedule 15 (Definitions and Interpretation);

Agreed Investment Banks has the meaning given in Schedule 9 (Determination of Subscription Price);

AML Policies and Procedures means, in relation to an entity, policies, systems, controls and procedures designed to prevent it from violating any applicable Anti-Money Laundering Law and for reporting a violation or suspected violation of Anti-Money Laundering Law and for ensuring that all such reports are fully investigated and acted upon appropriately;

Annual Budget means the Initial Annual Budget or any Subsequent Annual Budget (as the case may be), as derived from the then current Business Plan and any deviations from such Business Plan in the Annual Budget, shall be subject to approval by the Board in accordance with this Agreement;

Annual Budget Obligations means the Company’s financial obligations for that Financial Year pursuant to the Annual Budget (as derived from the then current Business Plan and any deviations from such Business Plan in the Annual Budget, only as approved by the Board in accordance with this Agreement), from available cash on the Company’s balance sheet as at the date of the Annual Liquidity Notice or generated during the relevant Financial Year;

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Annual Exercise Amount has the meaning given in Clause 13.4(a);

Annual Liquidity Completion has the meaning given in Clause 13.2;

Annual Liquidity Notice has the meaning given in Clause 13.1;

Annual Liquidity Right has the meaning given in Clause 13.1;

Anti-Bribery Law means:

(a)	the Bribery Act;

(b)	the FCPA, as amended, and the rules and regulations issued thereunder; and

(c)

any other relevant Law including the Canadian Criminal Code (including Sections 119 to 125 and Section 436), the Canadian Corruption of Foreign Public Officials Act of 1998, and any other Law applicable to the Company’s business that relates to bribery or corruption;

Anti-Money Laundering Law means any and all of the following:

(a)	the UK Proceeds of Crime Act 2002;

(b)	the UK Money Laundering Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017; and

(c)

any other applicable anti-money laundering or anti-terrorism financing related Laws, provisions, regulations, and/or restrictions on the transfers of the proceeds of criminal activity as enforced by the United States, India, the European Union and its member states or Canada;

Appointed Person has the meaning given in Clause 38.1;

Appointer means:

(a)	each of Appointer A and Appointer B, for so long as the CPPIB Investor Group and Platinum Investor Group (as applicable) hold an Equity Proportion of 10 per cent or more; and

(b)	any other person who is designated as an Appointer from time to time in accordance with Clause 32.5;

Appointer A has the meaning given in paragraph (7) of Parties;

Appointer B has the meaning given in paragraph (8) of Parties;

Appointer Criteria means, in respect of an Appointer, that at all times:

(a)	it is not a shareholder in UK PLC; and

(b)	it is an Affiliate of its Relevant Appointing Investor;

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Appointer Deed of Accession means the deed of accession to the Appointer Deed Relating to Shares that may be entered into from time to time;

Appointer Deed Relating to Shares means the deed relating to the UK PLC Shares in the Agreed Form to be executed by each of the Investors and their Relevant Appointers on the date of this Agreement;

Appointing Person has the meaning given in Clause 38.1;

Approved Parent means:

(a)	in relation to members of the CPPIB Investor Group, CPPIB Parent;

(b)	in relation to the members of any other Investor Group:

(i)

the ultimate Controller of the relevant person as set out in column 3 of Schedule 12 (The Continuing Investors) (or such other Controller of the relevant person acceptable to and agreed in writing by the Controlling Investor Group excluding for these purposes any vote of members of the relevant Investor Group); or

(ii)

where the relevant person has no ultimate Controller, such person as is admitted as the Approved Parent in connection with the admission of the first member of that Investor Group to become an Investor;

Articles means the Company’s articles of association in the Agreed Form, as amended from time to time;

Associated Person means, in relation to any undertaking, a person (including any director, officer, employee, agent or other intermediary) who performs services for or on behalf of that undertaking or who holds shares of capital stock, partnership interests, limited liability company membership interests and units, shares, interest and other participations in that undertaking (in each case when performing such services or acting in such capacity);

Audio-Visual Facility means any audio-visual electronic communication facility which enables all the persons participating in a meeting to communicate concurrently with each other without an intermediary and to participate effectively in the meeting;

Audited Accounts means, in relation to any Financial Year of Topco, the audited balance sheet of Topco (and, where relevant, the audited consolidated balance sheet of Topco and any company in relation to which Topco is its parent company) and the audited profit and loss account of Topco (and, where relevant, the audited consolidated profit and loss account of Topco and any company in relation to which Topco is its parent);

Award Holder means each member of the Founder Investor Group which holds Equity Awards;

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Bad Act Investor has the meaning given in the definition of Excluded Claim Costs;

Bad Act Investor Group has the meaning given in the definition of Excluded Claim Costs;

Big 4 Accounting Firm means any of KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu and Ernst & Young, acting through or represented by their respective audit or tax accounting teams or affiliate audit or tax accounting firms, and their respective successors;

Black Out Period has the meaning given in Clause 23.9;

Block Trade has the meaning given in Clause 23.1;

Block Trade Allocation has the meaning given in Clause 23.2;

Block Trade Notification has the meaning given in Clause 23.5;

Block Trade Participation Notice has the meaning given in Clause 23.5;

Block Trade Period has the meaning given in Clause 23.3;

Board means:

(a)	until Collapse Closing, the board of directors of UK PLC; and

(b)	after Collapse Closing, the board of directors of the Company;

Board Meeting means a meeting of the Board duly convened in accordance with the provisions of this Agreement and the Articles;

Bribery Act means the UK Bribery Act 2010;

BRLM(s) has the meaning given in Clause 26.4(b);

BRLM Lock-up has the meaning given in Clause 26.10(c)(vii)(A);

Business has the meaning given in Clause 2.1;

Business Day means a day other than a Saturday or Sunday or public holiday in India, the United Kingdom, Japan or Canada on which banks generally are open in Mumbai, London, Tokyo or Toronto for general commercial business;

Business Plan means the Initial Business Plan or any Subsequent Business Plan (as the case may be);

Business Plan Period means, in respect of a Business Plan, a period:

(a)	commencing:

(i)	in the case of the Initial Business Plan, on the Closing Date until the fifth anniversary of the Closing Date; and

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(ii)	in the case of any Subsequent Business Plan, on the date following the end of the immediately preceding Business Plan Period; and

(b)	ending on the date that is the last day of the fifth Financial Year following such commencement date.

Buyback Provisions means the provisions of Section 68 of the Indian Companies Act, 2013 read with Rule 17 of the Companies (Share Capital and Debenture) Rules, 2014 of the Indian Companies Act, 2013;

Catch-up Investor has the meaning given in paragraph 5 of Schedule 2;

Catch-up Option has the meaning given in paragraph 5 of Schedule 2;

Catch-up Option Price has the meaning given in paragraph 7 of Schedule 2;

CEO means the chief executive officer of the Group from time to time;

CEO Criteria has the meaning given in Clause 5.15(a);

Chair means the chair of the Board from time to time;

Change of Control means in relation to an Investor:

(a)

the direct or indirect acquisition of Control of that Investor by a person, or group of persons acting in concert, who immediately prior to such time did not directly or indirectly Control that Investor, provided that:

(i)	a direct or indirect transfer of Control of interests in the Investor as between persons who are, at the relevant time, Controlled by the same Controller shall not constitute a Change of Control; and

(ii)

where the ordinary or principal shares in the Investor’s Approved Parent are listed on a recognised investment exchange, an acquisition of Control of that Approved Parent that would otherwise constitute a Change of Control shall not constitute a Change of Control; or

(b)	any event or circumstance whereby any member of the Investor’s Investor Group ceases to be Controlled by its Approved Parent;

Change of Control Notice has the meaning given in Clause 27.3;

Change of Control Remedy Period has the meaning given in Clause 27.3;

CIG Restriction has the meaning given in Clause 23.10;

Class A Shares means the class A ordinary shares of US$0.0001 each in the capital of UK PLC with the rights set out in the UK PLC Articles;

Class B Share means the class B ordinary share of US$0.0001 each in the capital of UK PLC with the rights set out in the UK PLC Articles;

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Class C Shares means the class C ordinary shares of US$0.0001 each in the capital of UK PLC with the rights set out in the UK PLC Articles;

Class D Shares means the class D ordinary shares of US$0.0001 each in the capital of UK PLC with the rights set out in the UK PLC Articles;

Closing has the meaning given in Recital (A);

Closing Date means the date on which Closing occurs;

Closing Exercise Amount has the meaning given in Clause 14.5(a);

Closing Price means [•];

Code means the US Internal Revenue Code of 1986, as amended;

Collapse Closing means the date of the PLC Collapse;

Company has the meaning given in paragraph (9) of Parties;

Company Board Meeting means a meeting of the board of directors of the Company duly convened in accordance with the provisions of this Agreement and the Articles;

Company Owned Constituent Entity has the meaning given in Clause 30.1;

Company’s P2 Status has the meaning given in Clause 30.1;

Competing Business means:

(a)	a business whose primary business activity is the planning, development, management or operation of a Renewables Project in the Territory; and

(b)	any counterparty to the Group in respect of the Business;

Competitor means each of:

(a)	ACME Solar;

(b)	Adani;

(c)	Apraava;

(d)	Avaada;

(e)	Azure Power;

(f)	CleanMax;

(g)	Continuum;

(h)	EDF;

(i)	EDP Renewables;

(j)	Emmvee Photovoltaic Power;

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(k)	Engie;

(l)	Evren;

(m)	First Solar India;

(n)	Fourth Partner Energy;

(o)	Gentari;

(p)	Goldi Solar;

(q)	Greenko;

(r)	Hero Future Energies;

(s)	Iberdrola;

(t)	JSW Energy;

(u)	Mahindra;

(v)	NHPC / NHPC Renewable Energy;

(w)	NLC India Renewables / NLC India Green Energy;

(x)	NTPC Green;

(y)	ONGC Green;

(z)	ONGC NTPC Green;

(aa)	Premier Energies; (bb) Reliance ADAG Group;

(cc)	Reliance Industries Group;

(dd)	RenewSys India;

(ee)	Saatvik Green Energy;

(ff)	SAEL Solar;

(gg)	Sembcorp India;

(hh)	Serentica;

(ii)	Shell;

(jj)	SJVN Green Energy;

(kk)	Sprng Energy;

(ll)	Sunsure Energy;

(mm)	Tata Power;

(nn)	THDC India;

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(oo)	Torrent Power;

(pp)	Total Energies;

(qq)	VENA Energy;

(rr)	Vikram Solar; and

(ss)	Waaree Energies,

and in each case, each of their Subsidiaries.

Confidential Information has the meaning given in Clause 33.1;

Consortium has the meaning given in Recital (A);

Constituent Entity has the meaning given in the Pillar 2 Model Rules;

Continuing Investors has the meaning given in paragraph (3) of Parties;

Control means, in relation to any Undertaking (being the Controlled Person), being:

(a)

entitled to exercise, or control the exercise of (directly or indirectly) more than 50 per cent of the voting power at any General Meeting of the shareholders, members or partners or other equity holders (and including, in the case of a limited partnership, of the limited partners of) (or in the case of a trust, of the beneficiaries thereof) in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or

(b)

entitled (including by virtue of the provisions contained in the constitutional documents of the Controlled Person or pursuant to applicable governance rights or delegated authority in respect of such Controlled Person) to appoint or remove or control the appointment or removal of:

(i)

directors on the Controlled Person’s board of directors or its other governing body (or, in the case of a limited partnership, of the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50 per cent of the voting power at meetings of that board or governing body in respect of all or substantially all matters;

(ii)	any managing member of such Controlled Person;

(iii)	in the case of a limited partnership, its general partner; and/or

(iv)	in the case of a trust, its trustee and/or manager,

and Controller, Controlled, and Controlling, shall be construed accordingly;

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Controlling Investor Group means any Investor Group that at the relevant time holds:

(a)	an aggregate Equity Proportion of more than 50 per cent; or

(b)

an aggregate Equity Proportion of 40 per cent or more but not more than 50 per cent, provided such Investor Group’s Equity Proportion is the single largest aggregate Equity Proportion of all Investor Groups;

Controlling Investor Priority Liquidity has the meaning given in Clause 18.1;

Controlling Investor Priority Liquidity Transfer has the meaning given in Clause 18.2;

Corporate Insolvency Event, in relation to an Undertaking, means any of the following:

(a)	it is unable or admits inability to pay its debts as they fall due;

(b)

it suspends, or threatens to suspend, making payments on any of its debts or, by reason of actual or anticipated financial difficulties, starts negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(c)	the value of its assets is less than the amount of its liabilities (taking into account contingent and prospective liabilities);

(d)

a moratorium is declared or takes effect in respect of any of its indebtedness (if a moratorium occurs, the ending of the moratorium shall not remedy any Corporate Insolvency Event caused by that moratorium);

(e)	any corporate action, legal proceedings or other procedure or step is taken in relation to such Undertaking (in each case, whether by that Undertaking, its directors or a third party) in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration (whether out of court or otherwise) or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(ii)	a composition, compromise, assignment or arrangement with any creditor;

(iii)

the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of an Undertaking or any of its assets (in each case whether out of court or otherwise); or

(iv)

enforcement of any security over any assets of an Undertaking, including a creditor attaching or taking possession of, or distress, execution, sequestration or other process being levied or enforced upon or sued against, all or any part of those assets,

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but paragraph (a) of this definition above shall not apply to any corporate action, legal proceedings or other procedure or step taken in relation to:

(A)	a solvent liquidation of an Undertaking; or

(B)	any winding-up petition that is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of its presentation and, in any event, prior to it being advertised; or

(C)

any event occurs that corresponds to any of those in paragraphs (a) to (e) of this definition above in relation to an Undertaking or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject;

CPPIB has the meaning given in paragraph (2) of Parties;

CPPIB Entity means CPPIB Parent and any Subsidiary thereof, including CPPIB, but shall not include, for the avoidance of doubt, any members of the Group;

CPPIB Investor Group means CPPIB, CPPIB Parent and those Investors who are its Affiliates from time to time;

CPPIB Parent has the meaning given in paragraph (1) of Parties;

Cross-Directorship Conflict has the meaning given in Clause 7.1;

Deadlock has the meaning given in Clause 9.1;

Deadlock Notice has the meaning given in Clause 9.2;

Deadlock Representative means each person that for the purposes of Clause 9.4 shall serve as the representative for each Investor that is involved in a Deadlock that has not been resolved by amicable negotiation, as notified in writing to the other Investors that are named in the Deadlock Notice or otherwise declare themselves to be interested in the Deadlock;

Deed of Adherence means a deed of adherence substantially in the form set out in Schedule 10 (Deed of Adherence), or in such other form as shall be approved by the Board, to be executed by any person who becomes the holder of any Shareholder Instrument that is not already a party to this Agreement;

Default Rate means interest at the Reserve Bank of India base rate on the date on which payment of the sum under this Agreement was due but not paid plus 8 per cent;

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Director Conflict has the meaning given in Clause 7.1;

Directors means the directors of the Company from time to time and until Collapse Closing, shall also mean the directors of UK PLC;

Disclosing Party has the meaning given in paragraph 1 of Schedule 7 (Management Assistance);

Dispute means any dispute arising out of or in connection with this Agreement including, without limitation, disputes arising out of or in connection with:

(a)	the creation, validity, effect, interpretation, termination, performance or non-performance of, or the legal relationships established by, this Agreement;

(b)	any claims for set-off and/or counterclaims; and

(c)	any non-contractual obligations arising out of or in connection with this Agreement;

Distribution Policy means the Group’s distribution policy adopted in accordance with Clause 12.1, as amended from time to time in accordance with Clause 8 (Investor Reserved Matters);

document has the meaning given in Clause 33.5;

Draft Red Herring Prospectus means a draft of a red herring prospectus of the Company filed with SEBI and Indian Exchanges;

Drag Along Notice has the meaning given in Clause 22.1;

Drag Completion Longstop Date has the meaning given in Clause 22.6;

Drag Price has the meaning given in Clause 22.2(e);

Drag Shareholder Specific Condition means, in respect of a Transfer of any Shareholder Instruments by a Dragged Investor to the Transferee in accordance with Clause 22 (Drag Along), a Mandatory Consent required in relation to that Transfer that is not already a term of the Drag Transfer (or, in the case of a series of related transactions, is not already a term of any of such transactions);

Drag Terms has the meaning given in Clause 22.2;

Drag Transfer has the meaning given in Clause 22.1;

Dragged Investors has the meaning given in Clause 22.1;

Dragging Shareholder(s) has the meaning given in Clause 22.1;

Eligible Investor Group has the meaning given in Clause 23.2;

Emergency Funding Issue has the meaning given in paragraph 4 of Schedule 2 (Emergency funding procedure);

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Emergency Funding Notice has the meaning given in paragraph 2 of Schedule 2 (Emergency funding procedure);

Emergency Funding Period has the meaning given in paragraph 8 of Schedule 2;

Emergency Funding Situation has the meaning given in paragraph 1 of Schedule 2 (Emergency funding procedure);

Employee Issue means any issue or grant of Shareholder Instruments made pursuant to the terms of:

(a)	the Initial Employee Share Plan; or

(b)	any other scheme adopted with the Requisite Approval for Share participation by Group Employees;

Encumbrance means a mortgage, charge, pledge, lien, option, restriction, right of first offer, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of agreement or arrangement having similar effect;

Entitled Secondary Investor has the meaning given in Clause 26.11;

Equity Awards means:

(a)	options over Shares granted to the Founder or any member of his Investor Group;

(b)	restricted stock units over Shares granted to the Founder or any member of his Investor Group; and

(c)	performance-based units over Shares granted to the Founder or any member of his Investor Group;

Equity Proportion means:

(a)

in connection with the Company, the number of Shares held by the relevant Investor calculated on a Non-Diluted basis and expressed as a proportion of the issued share capital of the Company on a Non-Diluted basis, save that, if the expression ‘Equity Proportion’ is used in the context of some (but not all) of the Investors, it shall mean the respective proportions in which Shares are held by each of those Investors on a Non-Diluted basis; and

(b)	until Collapse Closing, in connection with UK PLC, the number of:

(i)	Class A Shares;

(ii)	Class C Shares; and

(iii)	Notional UK PLC Shares,

held by the relevant Investor calculated on a Non-Diluted basis and expressed as a proportion of the sum of all Class A Shares, Class C Shares and Notional UK PLC Shares in issue (or, in the case of the Notional UK PLC Shares, notionally in issue) at the relevant time, save that, if the expression ‘Equity Proportion’ is used in the context of some (but not all) of the Investors, it shall mean the respective proportions in which Class A Shares, Class C Shares and Notional UK PLC Shares are held by each of those Investors on a Non-Diluted basis;

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ESG Committee has the meaning given in Clause 5.35;

Excess New Shareholder Instruments has the meaning given in paragraph 1(c)(i) of Schedule 1 (Pre-emption on Issue);

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into dollars on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Bloomberg as at the close of business in London as at such date;

Excluded Claim Costs means any costs incurred by an Investor (a Bad Act Investor) or member of its Investor Group (a Bad Act Investor Group) in connection with or arising from any litigation, arbitration, claim, action or proceeding brought by any third party, or any member of another Investor Group against any member of a Bad Act Investor Group, but only to the extent that such costs arise directly in connection with fraud or wilful misconduct by or on behalf of the relevant Bad Act Investor in respect of, arising out of, or in connection with, the Transaction and only in circumstances where a finding of such fraud or wilful misconduct has been finally determined by a court of competent jurisdiction or arbitral tribunal of competent jurisdiction. For the avoidance of doubt, no costs shall constitute Excluded Claim Costs solely to the extent the relevant loss, claim or proceeding arose (i) from the acts, omissions or conduct of any person other than the Bad Act Investor (but excluding any person acting on the Bad Act Investor’s behalf), or (ii) from any mere error of judgment, undertaken honestly and in good faith, by the Bad Act Investor or any such person acting on the Bad Act Investor’s behalf;

Exit means a Sale, Listing, InvIT or Winding-Up;

F&O Committee has the meaning given in Clause 5.35;

Fair Market Value means, in respect of any Shareholder Instruments, the fair market value of such Shareholder Instruments as determined in accordance with Schedule 9 (Determination of Subscription Price);

Fair Market Value Protection has the meaning given in Clause 22.19;

FCPA means the US Foreign Corrupt Practices Act of 1977;

Final ROFO SPA has the meaning given in paragraph 10(b) of Schedule 6 (Right of First Offer);

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Finance Agreements means, in relation to a Group Member, any agreement or arrangement with respect to borrowings and other indebtedness, including by way of overdraft, acceptance credit or similar facilities, loan stocks, bonds, debentures, notes, debt or inventory financing, finance leases or sale and lease back arrangements or any other arrangements the purpose of which is to borrow money, and Finance Agreement means any one of them;

Financial Year means a financial period commencing, other than in the case of the Initial Financial Year, for both UK PLC and the Company, on 1 April and ending on 31 March, unless otherwise resolved by the Requisite Approval;

First Board Meeting has the meaning given in paragraph 2 of Schedule 5 (Board quorum);

First Founder Liquidity Period has the meaning given in Clause 13.1(a);

Founder has the meaning given in paragraph (4) of Parties;

Founder Annual Liquidity Transaction has the meaning given in Clause 13.1;

Founder Investor Group means the SPVs and the Founder;

Founder Liquidity Option Price means, in respect of any Founder Liquidity Securities which are vested Equity Awards, the Intrinsic Value of the relevant vested Equity Awards as at the date of the Founder Annual Liquidity Notice;

Founder Liquidity Period means the First Founder Liquidity Period and each subsequent Financial Year that commences after Closing;

Founder Liquidity Securities means the Equity Awards and Shares held by the Founder Investor Group as at Closing, excluding, for the avoidance of doubt, any options exercisable over Shares granted to the Founder whose per Share exercise price exceeds the Closing Price;

Founder Liquidity Securities Price means:

(a)	in respect of any Founder Liquidity Securities which are Shares, the Founder Liquidity Share Price;

(b)	in respect of any Founder Liquidity Securities which are vested Equity Awards, the Founder Liquidity Option Price;

Founder Liquidity Share Price has the meaning given in Clause 13.3;

Founder Litigation Costs has the meaning given in Clause 41.2(d)(i);

Founder Post-Closing Liquidity Completion has the meaning given in Clause 14.4;

Founder Post-Closing Liquidity Notice has the meaning given in Clause 14.2;

Founder Post-Closing Liquidity Right has the meaning given in Clause 14.2;

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Founder Post-Closing Liquidity Securities has the meaning given in Clause 14.2;

Founder Post-Closing Liquidity Transaction has the meaning given in Clause 14.2;

Full Tag Transfer has the meaning given in Clause 21.1(a)(i);

General Meeting means:

(a)	any annual general or extraordinary general meeting of the shareholders of the Company; or

(b)	until Collapse Closing, any annual general or extraordinary general meeting of the shareholders of UK PLC;

GloBE Rules has the meaning given in Clause 30.1;

Government Official means any official, employee or representative of, or any other person acting in an official capacity for or on behalf of:

(a)	any Governmental Authority, including any entity owned or controlled thereby;

(b)	any political party or political candidate;

(c)	any public international organisation; or

(d)	any candidate for political office or a person acting on his or her behalf;

Governmental Authority means:

(a)

the government of any jurisdiction (or any political or administrative subdivision thereof), whether provincial, state or local, and any department, ministry, agency, instrumentality, court, central bank or other authority thereof, including any entity directly or indirectly owned or controlled thereby;

(b)	any public international organisation or supranational body (including the European Union) and its institutions, departments, agencies and instrumentalities; and

(c)

any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, Tax or other governmental or quasi-governmental authority;

Group means the Company and all entities Controlled by the Company from time to time and until Collapse Closing, shall also include UK PLC and all entities Controlled by UK PLC from time to time;

Group Employee means any individual employed by any Group Member from time to time;

Group Member means any entity in the Group;

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HTP Price has the meaning given in Clause 22.11(b)(ii)(A);

(Indian) Companies Act means the (Indian) Companies Act, 2013 and the rules made thereunder, as amended, supplemented, modified or replaced from time to time and shall include any statutory replacement or re-enactment thereof;

Indian Exchange means the National Stock Exchange of India Limited, BSE Limited or any other stock exchange located in India;

Indian IPO means the admission of all or substantially all of the Shares, or all or substantially all of the shares of such other entity which (directly or indirectly) owns all or substantially all of the Business or assets of the Group at the time, to any Indian Exchange becoming effective;

Indirect Investor Interest has the meaning given in Clause 34.1(b);

Individual Insolvency Event means, in relation to any person, that:

(a)	they are unable, or admit their inability, to pay their debts as they fall due;

(b)	their liabilities exceed the value of their assets (taking into account both contingent and prospective liabilities);

(c)	they propose or make any arrangement, composition, compromise, or assignment with one or more of their creditors;

(d)	they receive a statutory demand (or equivalent) and such demand is not satisfied or set aside within 21 days of valid service of such demand;

(e)	a moratorium is declared (whether pursuant to a breathing space moratorium or otherwise) or takes effect in respect of any of their indebtedness;

(f)	any encumbrancer takes possession of, or a receiver is appointed over or in relation to, any Shares (or other material assets) held by such individual;

(g)

a decision of the individual’s creditors is sought (whether by meeting or otherwise), or the individual takes any action, procedure or step with a view to, a bankruptcy order, a moratorium, debt relief order or a County Court administration order, or the individual takes any action to put in place any debt management plan;

(h)

a petition or any other such document is presented or an order is made for their bankruptcy (other than a frivolous or vexatious petition, or any other such document, dismissed, withdrawn or discharged within fourteen (14) days of being presented or any other petition which is contested on bona fide grounds and dismissed, withdrawn or discharged prior to the bankruptcy order being made); or

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(i)

there occurs in relation to them in any country or territory in which they have a centre of main interests or carry on business or to the jurisdiction of whose courts they or any of their assets is subject, any event which corresponds in that country or territory with, or is equivalent or analogous to, any of those mentioned in paragraphs (a) to (h) (inclusive) of this definition;

Inflation Index means the Consumer Price Index (Combined) for all-India as published by the National Statistical Office, Ministry of Statistics and Programme Implementation, Government of India;

Initial Annual Budget means the annual budget relating to the Financial Year in which this Agreement is entered into, to be agreed between the Controlling Investor Group, Founder and Investors holding at least 12.5 per cent as at Closing;

Initial Annual Liquidity End Date has the meaning given in Clause 13.1(b);

Initial Business Plan means the business plan in respect of the Initial Financial Year and the subsequent four Financial Years, which shall include the amended Initial Business Plan for the Initial Business Plan Period, in the form agreed between the Consortium and Continuing Investors having the right from Closing to nominate a Director or observer for appointment to the Board in accordance with this Agreement;

Initial Business Plan Period means the Initial Financial Year and the subsequent four Financial Years;

Initial CEO Employment Contract means the employment contract entered into between the Company and the Founder, dated the date of this Agreement, as such employment contract may be amended and/or amended and restated from time to time;

Initial Chair Period has the meaning given in Clause 5.9(a);

Initial Employee Share Plan means the scheme for Share participation by Group Employees as adopted by the Board upon Closing;

Initial Financial Year means:

(a)	in respect of UK PLC, the financial period of UK PLC commencing on the Collapse Closing and ending on 31 March; and

(b)	in respect of the Company, the financial period of the Company commencing on the Collapse Closing, and ending on 31 March;

Insolvency Event means an Individual Insolvency Event or, as the case may be, a Corporate Insolvency Event;

Initiating Eligible Investor Group has the meaning given in Clause 23.10;

Interest means any legal, beneficial or other proprietary or economic interest of any kind whatsoever in or to any Shareholder Instrument or any right to control any of the voting or other rights attributable to any Shareholder Instrument, disregarding any conditions or restrictions to which the exercise of any right attributed to such interest may be subject, and Interested shall be construed accordingly;

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Interested Director has the meaning given in Clause 7.6;

Interested Investor has the meaning given in Clause 7.2;

International Stock Exchange means any investment exchange in any jurisdiction outside of India;

Intrinsic Value means, in respect of an Equity Award, the amount by which:

(a)	in the case of Clause 13.1, the price per Share included in the relevant Annual Liquidity Notice;

(b)	in the case of Clause 14.2, the price per Share included in the Founder Post-Closing Liquidity Notice;

(c)	in the case of Clauses 21.11(a)(i) and 21.11(b)(ii), the price per Share included in the relevant Tag Along Notice pursuant to Clause 21.4(d); and

(d)	in the case of Clauses 22.7(a)(ii) and 22.7(b)(i), the price per Share included in the relevant Drag Along Notice pursuant to Clause 22.2(e),

exceeds the exercise price in respect of the relevant Equity Award, provided that, if such amount would otherwise be a negative number, it shall be deemed to be nil;

Investment Bank-Led Sale Process has the meaning given in Clause 22.19;

Investor Conflict has the meaning given in Clause 7.1;

Investor Group means: (a) the Founder Investor Group; (b) the CPPIB Investor Group; or (c) any Continuing Investors who are, at the relevant time, Affiliates of the same Approved Parent and if not an Investor, such Approved Parent;

Investor Majority Consent means, subject to Clause 7.4:

(a)

until Collapse Closing, either: (i) the consent in writing of Investors holding an aggregate Equity Proportion of 87.6 per cent or more in UK PLC, or (ii) the approval of 87.6 per cent or more of the holders of Shareholder Instruments entitled to vote and voting at a General Meeting; and

(b)

after Collapse Closing, either: (i) the consent in writing of Investors holding an aggregate Equity Proportion of 87.6 per cent or more in the Company, or (ii) the approval of 87.6 per cent or more of the holders of Shareholder Instruments entitled to vote and voting at a General Meeting,

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provided that, for the purposes of calculating the Equity Proportion of any Investor Group that held an aggregate Equity Proportion of five per cent. or more as at the Closing Date in connection with determining whether Investor Majority Consent has been obtained, any dilution to such Equity Proportion resulting from the issue or grant of Shareholder Instruments to fund, satisfy, or reimburse Reimbursable Costs in excess of USD 40,000,000 (and up to the Reimbursable Costs Cap of USD 60,000,000) shall be disregarded and such Equity Proportion shall be calculated as if no such issue or grant of Shareholder Instruments had occurred;

Investor Majority Matter means any of the matters indicated in Part A (Investor Majority Matters) of Schedule 3 (Investor Reserved Matters);

Investor Reserved Matters means Investor Super Majority Matters or Investor Majority Matters as indicated in Schedule 3 (Investor Reserved Matters);

Investor Super Majority Consent means, subject to Clause 7.4:

(a)

until Collapse Closing, either: (i) the consent in writing of Investors holding an aggregate Equity Proportion of 95 per cent or more in UK PLC, or (ii) the approval of 95 per cent or more of the holders of Shareholder Instruments entitled to vote and voting at a General Meeting; and

(b)

after Collapse Closing, either: (i) the consent in writing of Investors holding an aggregate Equity Proportion of 95 per cent or more in the Company, or (ii) the approval of 95 per cent or more of the holders of Shareholder Instruments entitled to vote and voting at a General Meeting, provided that, for the purposes of calculating the Equity Proportion of any Investor Group that held an aggregate Equity Proportion of five per cent. or more as at the Closing Date in connection with determining whether Investor Super Majority Consent has been obtained, any dilution to such Equity Proportion resulting from the issue or grant of Shareholder Instruments to fund, satisfy, or reimburse Reimbursable Costs in excess of USD 40,000,000 (and up to the Reimbursable Costs Cap of USD 60,000,000) shall be disregarded and such Equity Proportion shall be calculated as if no such issue or grant of Shareholder Instruments had occurred;

Investor Super Majority Matter means any of the matters indicated in Part B of Schedule 3 (Investor Reserved Matters);

Investors means those parties to this Agreement which at the relevant time hold Shareholder Instruments including any person to whom Shareholder Instruments have been transferred, granted or issued in accordance with the provisions of this Agreement and who has agreed to be bound by this Agreement by executing a Deed of Adherence (and Investor means any one of them), provided always that no Group Member shall be an Investor;

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InvIT means the completion of the transfer of all or substantially all of the Business or the assets of the Group (or the shares or interests in such entities that (directly or indirectly) own all or substantially all of the Business or assets of the Group at the relevant time) to an infrastructure investment trust registered with SEBI under the Securities and Exchange Board of India (Infrastructure Investment Trusts) Regulations, 2014 (as amended, supplemented, modified or replaced from time to time), whether by way of a listing of units of such infrastructure investment trust on an Indian Exchange or otherwise;

IPO Price Range has the meaning given in Clause 26.4(f);

IPO Primary Issuance has the meaning given in Clause 26.4(e);

IRR has the meaning given in Clause 22.10;

Issuance Tax Benchmark Valuation Report means a valuation report in a form and on terms approved and, for the purposes of identification only, confirmed as ‘agreed form’ by email from an authorised representative of each Investor entitled to subscribe for the New Shareholder Instruments in respect of which such report is prepared in accordance with Clause 3.4(a) and the relevant Group Member [GRAPHIC APPEARS HERE] determining the net asset value of the relevant New Shareholder Instruments in accordance with Section 92(2)(m) of the IT Act read with Rule 57 of the Income-tax Rules, 2026;

Issue Entitlement has the meaning given in paragraph 1(b)(i) of Schedule1 (Pre-emption on Issue);

Issue Longstop Date has the meaning given in paragraph 3 of Schedule1 (Pre-emption on Issue);

Issue Notice has the meaning given in paragraph 1(b) of Schedule 1 (Pre-emption on Issue);

IT Act means the Indian Income Tax Act, 2025 and the rules made thereunder read with circulars and notifications issued thereunder, as may be amended from time to time;

Key Line Item means each of:

(a)	revenue;

(b)	EBITDA;

(c)	capex;

(d)	issuances of Shareholder Instruments; and

(e)	total and net debt;

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Law means any applicable statute, law, rule, regulation, guideline, ordinance, code, orders, decrees, by-laws, guidelines, policy or rule of common law issued, administered or enforced by any Governmental Authority, or any judicial or administrative interpretation thereof including the rules of any stock exchange;

LCIA Court means the London Court of International Arbitration;

LCIA Rules means the LCIA Arbitration Rules 2020;

Listed Entity has the meaning given in Clause 26.14(a);

Listing means:

(a)	an Indian IPO; or

(b)

the admission of all or substantially all of the Shares, or all or substantially all of the shares of such other entity which (directly or indirectly) owns all or substantially all of the Business or assets of the Group at the time, to an International Stock Exchange, other than an Indian IPO, becoming effective;

Litigation Conflict has the meaning given in Clause 7.1;

Litigation Costs has the meaning given in Clause 41.2(d);

Litigation Protected Investor Group has the meaning given in Clause 5.44(a);

Long Term Financial Model has the meaning given in Clause 10.20;

Management means the executive management team of the Group, including (without limitation) the CEO;

Management Assistance has the meaning given in paragraph 1 of Schedule 7 (Management Assistance);

Mandatory Consent means any approval including approval from the Competition Commission of India or the termination of any applicable waiting period pursuant to the legislation or regulations in any country or of any Governmental Authority, without which a Transfer, grant or issue of Shareholder Instruments would be unlawful or otherwise prohibited or restricted but for the avoidance of doubt shall not include any licence, permission, approval or other consent required under applicable Sanctions Law;

Marketable Securities means any equity securities that are:

(a)

listed and actively traded on a reputable international stock exchange (including the New York Stock Exchange, NASDAQ, the London Stock Exchange, Euronext, and other exchanges with substantially equivalent listing requirements);

(b)	freely transferable without restrictions; and

(c)	have a publicly available share price;

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Market Recovery has the meaning given in paragraph 6 of Part A of Schedule 3;

Market Recovery Threshold has the meaning given in paragraph 6 of PartA of Schedule 3;

Material Default has the meaning given in Clause 27.1;

Material Market Disruption has the meaning given in paragraph 6 of PartA of Schedule 3;

Material Market Disruption Period has the meaning given in paragraph 6 of Part A of Schedule 3;

Material Subsidiary means such subsidiaries of the Company as are agreed/may be agreed by the Company and the Controlling Investor Group to be material subsidiaries, acting reasonably (each a “Material Subsidiary”);

Minority Threshold means five per cent (5%), provided that if the Litigation Costs are funded by way of an allocation of New Shareholder Instruments pursuant to Schedule 1 (Pre-emption on Issue), the Minority Threshold shall, with effect from the date of such allocation of New Shareholder Instruments, be reduced by the percentage point dilution to Equity Proportions resulting from the issue of any Shareholder Instruments to fund the Litigation Costs in an amount in excess of the Transaction Costs Cap and up to the Reimbursable Costs Cap, such that an Investor Group whose aggregate Equity Proportion was equal to or greater than five per cent (5%) immediately before such dilution continues to satisfy the Minority Threshold;

MMD Representative Index Average has the meaning given in paragraph 6 of Part A of Schedule 3;

New Party has the meaning given in Schedule 10 (Deed of Adherence);

New Shareholder Instruments means any additional Shareholder Instruments issued or granted by any Group Member after Closing;

NomRem Committee has the meaning given in Clause 5.35;

Non-Affected Directors has the meaning given in Clause 5.2;

Non-Affected Investor means the Investors which are not Affected Investors or members of an Affected Investor’s Investor Group;

Non-Audit Services means all services other than audit services, including tax services (including tax compliance and routine tax planning and advice) and audit-related services including but not limited to:

(a)	internal control reviews, limited to procedures and findings reporting;

(b)	attest services that are not required by Law;

(c)	consultation concerning financial accounting and reporting standards;

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(d)	accounting consultations and audits in connection with mergers and acquisitions; and

(e)	review of documents filed with regulators;

Non-Diluted means calculated on the assumption that no Shares which may be capable of being issued on the exercise of conversion rights, option, warrants and other contractual rights (including, for the avoidance of doubt, Equity Awards in respect of any Award Holder) have been issued;

Notification Period has the meaning given in Clause 25.4;

Notional UK PLC Shares means, with respect to any Investor who holds a Class B Share or Class D Share in UK PLC, as of the time of determination, a notional number of Class A Shares in UK PLC (rounded down to the nearest whole number), equal to:

(a)	the number of Shares in the Company, if any, held by such Investor or any member of its Investor Group; multiplied by

(b)

0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or UK PLC Shares after Closing);

NRC Recommended ID Candidates has the meaning given in Clause 5.39(a)(ii);

OFAC means the Office of Foreign Assets Control of the US Department of the Treasury;

Original Transferor has the meaning given in Clause 25.6(a);

Participating Investors has the meaning given in paragraph 5 of Schedule2;

parties means the parties to this Agreement from time to time (including any person who at the relevant time is a party to, or has agreed (by executing a Deed of Adherence) to be bound by, this Agreement);

Partnership Election has the meaning given in Clause 29.1;

Permitted Affiliate Transferee means, in relation to:

(a)

subject to limb (c) of this definition, any Investor, any of its Affiliates which is Controlled by the Approved Parent of such Investor (and in the case of Platinum, also includes any entity which is Controlled by the Government of Abu Dhabi) and that is not, at the relevant time a Sanctioned Person or a Restricted Person;

(b)

the Founder, his spouse, civil partner, parents, children or direct descendants, or any trusts established by the Founder, provided that only the Founder or his aforementioned family members are capable of being beneficiaries thereof, or any entity that is either Wholly Owned or Controlled by the Founder or any of his aforementioned family members; and

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(c)	any Investor other than the Founder that is an individual, shall not have any Permitted Affiliate Transferees;

Permitted Alternative Block Trade has the meaning given in Clause 23.10;

Pillar 2 Model Rules has the meaning given in Clause 30.1;

Pillar 2 Tax has the meaning given in Clause 30.1;

Pillar 2 Tax Liability has the meaning given in Clause 30.1;

Platinum has the meaning given in column 1 of Schedule 12;

PLC Collapse has the meaning given in Recital (B);

Post-Closing Liquidity Event has the meaning given in Clause 14.2;

Post-IPO Governance Principles has the meaning given in Clause 26.14(a);

Post-IPO Inter-se Agreement has the meaning given in Clause 26.14(b);

Potential CEO Candidates has the meaning given in paragraph 11(a) of Schedule 4 (Board and management appointments);

Potential ID Candidates has the meaning given in Clause 5.39(a)(i);

Potential Successor CEO Candidates has the meaning given in Clause 5.15(b);

Pre-emption Participant has the meaning given in paragraph 1(a) of Schedule 1 (Pre-emption on Issue);

Pre-emption Period has the meaning given in paragraph 1(b)(iv) of Schedule 1 (Pre-emption on Issue);

Pre-emption Proportion means, in respect of each Pre-emption Participant, its Equity Proportion;

Proposed Launch Notice has the meaning given in Clause 23.10(a);

Pro Rata Tag Transfer has the meaning given in Clause 21.1(a)(ii);

Prospectus means the prospectus of the Company to be issued by the Company in connection with an Indian IPO in accordance with Section 26 of the (Indian) Companies Act and the provisions of the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2018, and filed with the jurisdictional registrar of companies, containing, inter alia, the offer price, the size of the offer and certain other information;

Qualifying Investor has the meaning given in Clause 22.9;

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Quorum has the meaning given in paragraph 1 of Schedule 5 (Boardquorum);

Rating Agencies means Moody’s Investors Service, Inc., Standard & Poor’s Ratings Group and Fitch Inc., as applicable;

Recommended CEO Candidates has the meaning given in paragraph 11(b) of Schedule 4 (Board and management appointments);

Recommended Successor CEO Candidates has the meaning given in Clause 5.15(c);

Reconvened Board Meeting has the meaning given in paragraph 2 of Schedule 5 (Board quorum);

Red Herring Prospectus means the red herring prospectus of the Company to be issued by the Company in accordance with Section 32 of the (Indian) Companies Act and the provisions of the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2018, and submitted to the jurisdictional registrar of companies, and thereafter with SEBI and the Indian Exchanges in connection with a proposed Indian IPO;

Reimbursable Costs has the meaning given in Clause 41.2(d);

Reimbursable Costs Cap has the meaning given in Clause 41.2(e)(i)(A);

Relevant Appointer means, in respect of an Investor or its Investor Group, the Appointer who from time to time has been designated as an “Appointer” by such Investor or Investor Group;

Relevant Appointing Investor has the meaning given in Clause 32.3;

Relevant Appointing Investor Group has the meaning given in Clause 32.3;

Relevant FOL Sale Shares means, in respect of each exercise of the Annual Liquidity Right, the aggregate number of Shares which are tendered by the relevant members of the Founder Investor Group under Clause 13.5;

Relevant Instruments has the meaning given in Clause 22.11(a);

Relevant Priority Shares means:

(a)	the UK PLC Shares acquired by CPPIB on Closing; and

(b)	the corresponding percentage of Shares acquired by the Controlling Investor Group on Collapse Closing,

in each case, excluding any UK PLC Shares received as part of any primary capital raise that takes place on or around Closing;

Relevant Proceedings has the meaning given in Clause 5.44(a);

Relevant Shareholder Instruments has the meaning given in paragraph 1 of Schedule 8 (Transfer terms);

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Remaining Pre-emption Participants has the meaning given in paragraph 1(f) of Schedule 1 (Pre-emption on Issue);

Renewables Project means any project for the generation of energy from renewable resources (including onshore wind, photovoltaic energy, hydropower and hydrogen) but excluding energy management solutions, electricity/gas transmission, distribution or retail supply;

Reorganisation Deed means the deed entered into on or around the date of this Agreement between, amongst others, the Consortium, the Continuing Investors, UK PLC and the Company in relation to the implementation of the post-Closing reorganisation of the Group (including at all times, for the purposes of this definition only, UK PLC);

Representative means, in relation to a party, any Affiliate of that party and any director, officer, employee, agent, consultant, adviser or representative (including auditors, lawyers, investment advisers, investment managers and independent valuers) of that party or any of its Affiliates, in each case from time to time;

Representative Index means the NIFTY 50 index as published by NSE Indices Limited;

Required Transfer has the meaning given in Clause 25.6;

Requisite Approval means:

(a)	in the case of an Investor Super Majority Matter, Investor Super Majority Consent; or

(b)	in the case of an Investor Majority Matter, Investor Majority Consent;

Restricted Period means, subject to an Indian IPO having completed, the earlier of:

(a)	the fifth anniversary of the Closing Date; and

(b)	following the Indian IPO:

(i)	in the case of all Investors, except the Founder, the three-year period following completion of the Indian IPO; or

(ii)	in relation to the Founder only, the two-year period following completion of the Indian IPO.

Restricted Person means any person who is not an existing Investor and who is:

(a)	subject to an ongoing Insolvency Event;

(b)

subject to any applicable Law and/or an order made by any Governmental Authority under Law that would, were the Restricted Person to become an Investor, result in UK PLC, the Company, any Group Member or any Investor being in breach of Law if:

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(i)

any Director nominated for appointment or appointed by that Restricted Person (or any of its Affiliates or its Relevant Appointer (as applicable)) attends any Board Meeting (in whole or in part); and/or

(ii)	any such Director or the Restricted Person (or any of its Affiliates) receives relevant information from UK PLC, the Company or any Group Member; or

(c)

with respect to whom all customary and reasonable ‘Know Your Customer Requirements’ of the Group and/or each Investor which is (or whose Approved Parent is) required, by applicable Law or regulation, to apply such requirements, have not been completed to the reasonable satisfaction of the Board (in respect of the Group’s ‘Know Your Customer Requirements’) and each such Investor (in respect of such Investor’s ‘Know Your Customer Requirements’);

Restricted Shareholder Instruments has the meaning given in paragraph 3 of Schedule 1 (Pre-emption on Issue);

Restricted Trading Investor Group has the meaning given in Clause 23.9;

ROFO Acceptance Notice has the meaning given in paragraph 9 of Schedule 6 (Right of First Offer);

ROFO Beneficiary has the meaning given in paragraph 2 of Schedule 6 (Right of First Offer);

ROFO Beneficiary ROFO Notice has the meaning given in paragraph 6 of Schedule 6 (Right of First Offer);

ROFO Beneficiary ROFO Offer has the meaning given in paragraph 7 of Schedule 6 (Right of First Offer);

ROFO Beneficiary ROFO Offer Price has the meaning given in paragraph 6(b) of Schedule 6 (Right of First Offer);

ROFO Beneficiary ROFO SPA has the meaning given in paragraph 6(c) of Schedule 6 (Right of First Offer);

ROFO Offer Notice has the meaning given in paragraph 2 of Schedule 6 (Right of First Offer);

ROFO Offer Period has the meaning given in paragraph 5(b) of Schedule6 (Right of First Offer);

ROFO Seller has the meaning given in paragraph 2 of Schedule 6 (Right of First Offer);

ROFO Shareholder Instruments has the meaning given in paragraph 5(a) of Schedule 6 (Right of First Offer);

ROFO SPA has the meaning given in paragraph 5(d) of Schedule 6 (Right of First Offer);

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ROFO Terms has the meaning given in paragraph 5(d) of Schedule 6 (Right of First Offer);

Rolled-Over Amount has the meaning given in Clause 22.10(b)(i);

Sale means the disposal (whether through a single transaction or a series of transactions) of all or substantially all of the Shares or the assets of the Group but shall not include any transaction which constitutes a Listing;

Sale Process means the sale process in connection with a Drag Transfer;

Sanctioned Investor has the meaning given in Clause 40.9;

Sanctioned Person means any person, organization or vessel:

(a)	designated on any Sanctions List;

(b)	that is, or is part of, a government of a Sanctioned Territory (except for the avoidance of doubt the Government of Ukraine in relation to the areas of Ukraine it does not control);

(c)	owned or controlled, directly or indirectly, by or acting on behalf of any of the foregoing;

(d)	incorporated in, domiciled in or operating from a Sanctioned Territory; or

(e)	otherwise subject to or targeted under any Sanctions Law;

Sanctioned Territory means any country or other territory that is subject to a general export, import, financial or investment embargo under Sanctions Law, which countries and territories, as of the date of this Agreement, are Cuba, Iran, North Korea, and the Crimea and separatist-controlled portions of the Luhansk and Donetsk regions of Ukraine (and for the avoidance of doubt a country or other territory shall only be a Sanctioned Territory if, and for so long as, such general export, import, financial or investment embargo under Sanctions Law is in force);

Sanctions Event has the meaning given in Clause 40.9;

Sanctions Event Date has the meaning given in Clause 40.14;

Sanctions Law means all Laws administered by:

(a)	the United States Government, including the US Departments of the Treasury, State and Commerce;

(b)

the United Kingdom (including the Office of Financial Sanctions Implementation, the Export Control Joint Unit, HM Revenue and Customs, HM Treasury, the Department of Trade and the Foreign, Commonwealth and Development Office);

(c)	the European Union and any European Union member state;

(d)	the United Nations or its Security Council;

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(e)	Canada; or

(f)	the United Arab Emirates, in each case relating to economic, financial, or other trade-related sanctions, restrictions, export controls, or embargoes;

Sanctions Lists means:

(a)	the Specially Designated Nationals and Blocked Persons List maintained by OFAC;

(b)	the Sectoral Sanctions Identifications List maintained by OFAC;

(c)	the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions;

(d)	the UK sanctions list maintained by the Foreign, Commonwealth and Development Office of the UK government;

(e)

any other list of targeted persons, entities, groups, organisations, vessels, or bodies issued by, or public announcement of designation under Sanctions Law made by, the United States government (including the United States Departments of the Treasury, State or Commerce), the United Nations or its Security Council, the European Union (or any member state of the European Union) or the United Kingdom (including the Office of Financial Sanctions Implementation, the Office of Trade Sanctions Implementation, the Export Control Joint Unit, HM Revenue and Customs, HM Treasury, the Department of Trade and the Foreign, Commonwealth and Development Office); and

(f)	any other list of targeted persons, entities, groups or bodies issued under the applicable Sanctions Law administered by Canada or the United Arab Emirates,

and Sanctions List means any of the aforementioned Sanctions Lists;

Sanctions Opinion means, in respect of a particular act contemplated by this Agreement, a written legal opinion addressed to, and which can be relied upon by, Topco and all Investors (other than Sanctioned Investors) from an independent law firm of international repute with experience of Sanctions Law and whose identity has been approved by prior Investor Super Majority Consent, confirming that the carrying out, or implementation of, the relevant act will not constitute or result in a breach of Sanctions Law by Topco or any of the Investors;

SEBI means the Securities and Exchange Board of India;

SEBI LODR has the meaning given in Clause 5.37(b);

Second Chair Period has the meaning given in paragraph 7 of Schedule 4 (Board and management appointments);

Secondary Allocation has the meaning given in Clause 26.11;

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Shareholder Instrument means:

(a)	any Shares;

(b)	any other shares in the capital of the Company;

(c)	any instrument, document or security granting a right of subscription for, or conversion into Shares (including, for the avoidance of doubt, any Equity Awards); and

(d)	until Collapse Closing, any UK PLC Shares or other shares in UK PLC or any instrument, document or security granting a right of subscription for, or conversion into shares of UK PLC;

Shares means ordinary shares of INR 10 nominal value each in the capital of the Company, from time to time;

Shortfall Investor has the meaning given in Clause 26.11;

Shortfall Proportion means, if any member of the Founder Investor Group holds vested Equity Awards at the time an offer has been made to subscribe to New Shareholder Instruments in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue) and Clause 3.1, such number of Shares as is equal to the vested Equity Awards at such time on a gross settlement basis.

SPVs means each of Wisemore and Cognisia;

Strategic Options Committee has the meaning given in Clause 26.2;

Subscription Price has the meaning given in paragraph 1(b) of Schedule1 (Pre-emption on Issue);

Subscription Price Certificate has the meaning given in paragraph 5 of Schedule 9 (Determination of Subscription Price);

Subscription Price Expert has the meaning given in paragraph 3 of Schedule 9 (Determination of Subscription Price);

Subsequent Annual Budget has the meaning given in Clause 10.11(a);

Subsequent Business Plan has the meaning given in Clause 10.2;

Subsidiary means, in respect of an entity, any other entity Controlled by that entity from time to time;

Successor CEO has the meaning given in Clause 5.15(f);

Successor Identification Process has the meaning given in Clause 5.15(a);

Surviving Provisions means Clause 10.20 (Business Plan and Annual Budget), Clause 23 (Block Trades), Clause 26 (Indian IPO and Exit), Clause 28 (Termination), Clause 29 (Tax matters), Clause 33 (Confidentiality), Clause 35 (Announcements), Clause 36 (Notices), Clause 40 (Sanctions), Clause 41 (Costs and interest), Clause 42 (Whole agreement), Clause 43 (Legal Relationship), Clause 44 (Assignment), Clause 45 (Variations), Clause 46 (Invalid terms), Clause 47 (Enforceability, rights and remedies), Clause 48 (Further assurances), Clause 50 (Governing law) and Clause 51 (Dispute Resolution);

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Suspended Shareholder Instruments has the meaning given in Clause 40.15;

Tag Acceptance Notice has the meaning given in Clause 21.5;

Tag Along Notice has the meaning given in Clause 21.3;

Tag Along Offer has the meaning given in Clause 21.1;

Tag Completion Longstop Date means, in respect of a Tag Shareholder Specific Condition, the later of:

(a)	60 Business Days after the date of the Tag Along Notice sent to the Investor that is subject to such Tag Shareholder Specific Condition; and

(b)	the date on which all of the conditions to which the Tag Transfer is subject are satisfied (save for any conditions that relate to the subject matter of the Tag Shareholder Specific Condition);

Tag Shareholder Specific Condition means, in respect of a Transfer of any Shareholder Instruments by a Tagging Investor to the Transferee in accordance with Clause 21 (Tag Along), a Mandatory Consent required in relation to that Transfer that is not already a term of the Tag Transfer (or, in the case of a series of related transactions, is not already a term of any of such transactions);

Tag Shares has the meaning given in Clause 21.4;

Tag Terms has the meaning given in Clause 21.6;

Tag Transfer has the meaning given in Clause 21.1;

Tagging Investor has the meaning given in Clause 21.1;

Tax includes the following and amounts payable on account of them:

(a)	taxes on gross or net income, profits and gains (including capital gains); and

(b)

all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, value added, sales, stamp, transfer (including securities transfer), franchise or payroll taxes (including national insurance or social security contributions), Pillar 2 Tax, the clawback or other recovery of any credit or other amount previously paid by a Tax Authority, and any payment which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

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Tax Authority means any government, state or municipality or any national, municipal, local, state, federal or other authority, body or official that is competent to impose, administer or collect Taxes, and any similar competent authority in any jurisdiction;

Tax Benchmark Valuation Report means a valuation report in a form and on terms approved and, for the purposes of identification only, confirmed as ‘agreed form’ by email from an authorised representative of each of the transferor and the Company in respect of the value of Founder Liquidity Securities or any other Shareholder Instruments proposed to be transferred pursuant to Clauses 13 or 14, as at the date of completion of such Transfer prepared in accordance with the provisions of Section 79 and (other than where the report is prepared in respect of the value of Shareholder Instruments proposed to be issued) Section 92(2)(m) of the IT Act, and in each case in the manner prescribed under Section 57 of the IT Act;

Tax Proceeding has the meaning given in Clause 29.7;

Tax Reports has the meaning given in Clause 16.1;

Territory means the Republic of India;

Third Party Offer Price has the meaning given in paragraph 13(c)(i) of Schedule 6 (Right of First Offer);

Third Party Sale has the meaning given in paragraph 13 of Schedule 6 (Right of First Offer);

Topco means:

(a)	until Collapse Closing, UK PLC; and

(b)	on and after Collapse Closing, the Company;

Tranche has the meaning given in Clause 13.6(a);

Transaction has the meaning given in Clause 41.2(c);

Transaction Costs has the meaning given in Clause 41.2(c);

Transaction Costs Cap has the meaning given in Clause 41.2(e)(i)(B);

Transaction Documents means the Reorganisation Deed, and any other document entered into between any of the parties which expressly provides that it is a “Transaction Document” for the purposes of this Agreement;

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Transfer means, in relation to any Shareholder Instrument or UK PLC Share (or other shares in UK PLC or any instrument, document or security granting a right of subscription for, or conversion into shares of UK PLC), to:

(a)	directly or indirectly:

(i)	sell, assign, transfer or otherwise dispose of it (or any Interest therein) (including the grant of any option over or in respect of it); or

(ii)	create or permit to subsist any Encumbrance over it (including, but not limited to any Encumbrance by way of security);

(b)	direct (by way of renunciation or otherwise) that another person should, or assign any right to, receive it;

(c)	enter into any agreement in respect of the votes or any other rights attached to it (other than by way of proxy for a particular shareholder meeting); or

(d)	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing,

and Transferred shall be construed accordingly;

Transfer Back Recipient has the meaning given in Clause 25.7;

Transfer Pricing Report means a valuation report in a form and on terms approved and, for the purposes of identification only, confirmed as ‘agreed form’ by email from an authorised representative of each of the transferor and the Company in respect of the value of the Founder Liquidity Securities or any other Shareholder Instruments proposed to be transferred pursuant to Clauses 13 or 14, as at the date of completion of such Transfer supporting the position that such Transfer is made on an arm’s length basis in compliance with the provisions of the IT Act;

Transferee has the meaning given in Clause 18.5;

Transferor has the meaning given in Clause 18.5;

Tribunal has the meaning given in Clause 51.4;

Trigger Event has the meaning given in Clause 27.2;

UK PLC has the meaning given in paragraph (10) of Parties;

UK PLC Articles means the articles of association of UK PLC in the Agreed Form, as amended from time to time;

UK PLC Board Meetings means a meeting of the board of directors of UK PLC duly convened in accordance with the provisions of this Agreement and the UK PLC Articles;

UK PLC Group means UK PLC and its Subsidiaries (other than the Group);

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UK PLC Shares means the shares in the issued share capital of UK PLC from time to time, including, as at the date of this Agreement:

(a)	the Class A Shares;

(b)	the Class B Share;

(c)	the Class C Shares; and

(d)	the Class D Share;

Unapproved Change of Control has the meaning given in Clause 27.2(c);

Undertaking means a body corporate or partnership or unincorporated association or trust carrying on trade or business with or without a view to profit. In relation to an Undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or agents (as the case may be) appropriate to undertakings of that description;

Updated Draft Red Herring Prospectus means the updated Draft Red Herring Prospectus filed with SEBI, after complying with the observations issued by SEBI and Indian Exchanges on the Draft Red Herring Prospectus and after incorporation of other updates, as may be required, for approval by SEBI;

Valuation Shareholder Instruments has the meaning given in paragraph 1 of Schedule 9 (Determination of Subscription Price);

VAT means value added tax, goods and services tax (including Indian goods and services tax) and any similar sales or turnover tax;

Vice Chair has the meaning given in Clause 5.10;

Wholly Owned has the following meaning: an Undertaking is Wholly Owned by another Undertaking if it has no members, partners or other equity holders or in the case of a trust, beneficiaries, in each case whether legally or beneficially or directly or indirectly, except that other Undertaking (and/or other persons Wholly Owned by that Undertaking), or persons acting on behalf of that other Undertaking or that other Undertaking’s other Wholly Owned Undertakings;

Winding-Up means the completion of:

(a)	a voluntary or involuntary winding-up or dissolution of the Company; or

(b)	a liquidation of the Company in accordance with the Insolvency and Bankruptcy Code, 2016; and

Working Hours means 9.30am to 5.30pm on a day, other than a Saturday, Sunday or public holiday, on which banks are open for general commercial business in the relevant location.

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2.	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(b)

references to an English legal term or concept will, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(c)

references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (in any case, whether or not it has separate legal personality);

(d)	except as otherwise expressly provided in this Agreement, any reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(i)	that enactment as amended, consolidated or re-enacted by or under any other enactment whenever made;

(ii)	any enactment which that enactment re-enacts (with or without modification); and

(iii)	any subordinate legislation (including regulations) whenever made under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii),

except to the extent that any of the matters referred to in (i) to (iii) occurs on or after the date of this Agreement and increases or alters the liability of a party under this Agreement;

(e)	references to US dollars, USD or US$ are references to the lawful currency from time to time of the United States of America;

(f)	references to Rupees or INR are references to the lawful currency from time to time of the Republic of India;

(g)

for the purpose of applying a reference to a monetary sum expressed in a different currency, an amount in a different currency shall be deemed to be an amount in US dollars translated at the Exchange Rate at the relevant date;

(h)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)

when calculating any Shareholder Instrument thresholds, any reference to “vested” Equity Awards shall be according to the vesting conditions of the Equity Awards as set out in the Founder Service Agreement;

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(j)

when calculating any Equity Proportions, second decimal places shall be rounded up such that where applicable, each Equity Proportion shall be calculated to one decimal place (provided that such rounding up of second decimal places shall not result in any Investor Majority Consent or Investor Super Majority Consent being obtained when, but for such rounding up, it would not be so obtained);

(k)

any reference to a document in the Agreed Form is to the form of that document as initialled for the purpose of identification by or on behalf of the Controlling Investor Group, the Founder, each Continuing Investor who holds an aggregate Equity Proportion of five per cent or more as at the Closing Date and UK PLC (in each case with such amendments as may be agreed by them or on their behalf); and

(l)

if there is any inconsistency between any definition set out in this Schedule 15 (Definitions and Interpretation) and a definition set out in any Clause or any other Schedule, then, for the purposes of construing that Clause or Schedule, the definition set out in that Clause or Schedule shall prevail.

3.	References to this Agreement include the recitals and any Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

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Signature

IN WITNESS WHEREOF this Agreement has been duly executed and delivered as a DEED on the date inserted on page 1 of this Agreement:

[Signature blocks to be inserted in due course]

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Annex 3

Announcement

AGREED FORM

[•] 2026

RECOMMENDED CASH ACQUISITION

OF

RENEW ENERGY GLOBAL PLC (“RENEW” OR THE “COMPANY”)

BY

A CONSORTIUM COMPRISING CANADA PENSION PLAN INVESTMENT BOARD

(“CPP INVESTMENTS”) AND MR. SUMANT SINHA (THE “CONSORTIUM”)

to be effected by means of a Scheme of Arrangement

under Part 26 of the Companies Act 2006

1. Introduction

The Consortium and ReNew are pleased to announce that they have entered into an agreement for the acquisition by the Purchaser of the entire issued and to be issued ordinary share capital of ReNew that the Consortium and its Affiliates do not already own, subject to the Rollover (as defined below) (the “Acquisition”).

2. The Acquisition

Cash Offer

Under the terms of the Acquisition, which will be subject to the Conditions and full terms to be set out in the Scheme Document, Scheme Shareholders holding Cash-Out Shares will be entitled to receive:

for each Cash-Out Share: USD [•] in cash

(the “Cash Offer”)

The Acquisition values the entire issued and to be issued ordinary share capital of ReNew at approximately USD [•] billion on a fully diluted basis [and implies an enterprise value of approximately USD [•] billion].

The Cash Offer represents a premium of:

•	[•]% to the closing share price of USD 6.24 per ReNew Share on 28 May 2026 (being the last day of trading prior to the public announcement of the first offer made by the Consortium);

•	[•]% to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	[•]% to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026; and

•

[•]% to the volume-weighted average price of USD [•] per ReNew Share from 15 December 2025 (being the date on which ReNew filed a Form 6-K with the SEC indicating that a consortium comprising, among others, Abu Dhabi Future Energy Company PJSC-Masdar would no longer proceed with the proposed transaction to acquire the entire issued or to be issued share capital of ReNew (the “Previous Transaction Announcement”) to 28 May 2026.

Alternative Offer

As an alternative to the Cash Offer, eligible Scheme Shareholders may elect to retain all (but not some) of their Scheme Shares, which will remain outstanding as ordinary shares in ReNew following the Effective Date, subject to the terms and conditions further described in paragraph 8 below (the “Rollover”).

Eligible Scheme Shareholders will only be able to elect for the Rollover in relation to their entire holding of Scheme Shares and not part only. It is expected that, shortly following the Scheme becoming Effective, the ReNew Shares held by remaining ReNew Shareholders will be subject to a Reorganization (as defined below) such that such remaining ReNew Shareholders will become direct shareholders of ReNew Private Limited (“RPL”), ReNew’s direct private subsidiary incorporated in India. Further details of the Reorganization are set out in paragraph 9 below.

The Acquisition is expected to be effected by means of a Court-sanctioned scheme of arrangement between ReNew and Scheme Shareholders under Part 26 of the Companies Act, although CPP Investments reserves the right to effect the Acquisition by way of a Takeover Offer as an alternative to the Scheme and subject to the terms of the Transaction Agreement.

If, on or after the date of this Announcement and on or prior to the Effective Date, any dividend and/or other distribution and/or return of capital is authorized, declared, made or paid or becomes payable in respect of Scheme Shares, the Consortium reserves the right to reduce the Cash Consideration payable under the terms of the Acquisition by an amount equal to all or part of any such dividend and/or other distribution and/or return of capital, in which case Scheme Shareholders would be entitled to receive and retain any such dividend and/or other distribution and/or return of capital.

If and to the extent that any such dividend, distribution or return of capital is authorized, declared, made or paid or becomes payable on or prior to the Effective Date, and the Consortium exercises its rights under this paragraph 2 to reduce the Cash Consideration payable under the terms of the Acquisition, any reference in this Announcement to the Cash Consideration payable under the terms of the Acquisition shall be deemed to be a reference to the Cash Consideration as so reduced. Any such reduction of the Cash Consideration payable under the terms of the Acquisition by the Purchaser shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the terms of the Scheme or the Acquisition.

It is expected that the Scheme Document (including details of the Court Meeting and the General Meeting) and the Forms of Proxy accompanying the Scheme Document will be published as soon as reasonably practicable and that the Scheme will become Effective in Q[1] 2027, subject to the satisfaction or, where permitted, waiver of the Conditions.

An expected timetable of principal events relating to the Acquisition and further information on the actions to be taken by Scheme Shareholders will be provided in the Scheme Document.

3. Background to the discussions on the Acquisition

On 29 May 2026, ReNew announced that it had received a non-binding proposal dated 28 May 2026 from the Consortium to, subject to the Rollover, acquire the entire issued and to be issued share capital of ReNew not already owned by members of the Consortium and their Affiliates, for cash consideration of USD 6.75 per ReNew Share.

The non-binding proposal represented a premium of:

•	[8.2]% to the closing share price of USD 6.24 per ReNew Share on 28 May 2026 (being the last day of trading prior to the public announcement of the non-binding proposal);

•	[19.9]% to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	[27.4]% to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026; and

•	[25.5]% to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 (being the date on which ReNew published the Previous Transaction Announcement) to 28 May 2026.

It was also announced that the ReNew Board had formed a Special Committee led by Manoj Singh, the Lead Independent Director, consisting of the five independent non-executive ReNew Directors to consider the non-binding proposal. The role of the Special Committee has been to rigorously explore and evaluate all strategic capitalization and financing opportunities available to ReNew, including the proposal received from the Consortium, and act in the interests of all investors. To assist in these efforts, the Special Committee has retained an independent financial advisor, Rothschild & Co US Inc. (“Rothschild & Co”) and independent legal counsel, Linklaters LLP.

On 28 July 2026, ReNew announced that it had received a best and final non-binding proposal dated 27 July 2026 from the Consortium to, subject to the Rollover, acquire the entire issued and to be issued share capital of ReNew not already owned by members of the Consortium and their Affiliates, for cash consideration of USD 7.02 per ReNew Share.

The best and final non-binding proposal represents:

•	a 12.5% premium to the closing share price of USD 6.24 per ReNew Share on 28 May 2026;

•	a 24.7% premium to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	a 32.5% premium to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026;

•	a 30.5% premium to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 to 28 May 2026; and

•	an increase of USD 0.27 per ReNew Share, equivalent to 4.0%, from the USD 6.75 per ReNew Share non-binding proposal dated 28 May 2026.

[•]1

On [•], ReNew announced that the Special Committee had indicated to the Consortium that [•]2.

4. Recommendation of the Special Committee

[The Special Committee, which has received the opinion of Rothschild & Co as to the fairness of the Cash Offer, from a financial point of view, to the holders of Cash-Out Shares, considers that the terms of the Cash Offer, including the terms of the Transaction Agreement, are fair and reasonable and intends to unanimously recommend that Scheme Shareholders vote in favor of the Scheme at the Court Meeting and ReNew Shareholders vote in favor of the Resolution to be proposed at the General Meeting.]

The Special Committee will set out further background for the reasons for reaching this recommendation for the Cash Offer in the Scheme Document alongside the opinion of Rothschild & Co as to the fairness of the Cash Offer, from a financial point of view, to the holders of Cash-Out Shares as of the date of such opinion.

The Special Committee has not asked Rothschild & Co to address, and Rothschild & Co’s opinion does not address, the Rollover.

The Special Committee notes that there are disadvantages and advantages of the Rollover which have significant and variable impact on individual Scheme Shareholders including, in terms of the advantages, for instance, the ability to participate in the future value creation of the ReNew Group and in terms of the disadvantages, for instance, the fact that the ReNew Shares will be illiquid following the Scheme becoming Effective and the level of uncertainty in their future value. The Special Committee will set out further advantages and disadvantages of the Rollover in the Scheme Document.

[1]	Note to Draft: Further details in relation to the negotiations and further proposals to be inserted once available.
[2]	Note to Draft: To track the wording in the relevant communication from the Special Committee.

Accordingly, the Special Committee cannot form an opinion as to whether or not the terms of the Rollover are fair and reasonable and is not making any recommendation to Scheme Shareholders as to whether or not they should elect for the Rollover.

5. Irrevocable undertakings

In connection with the Acquisition, JERA Nex and Platinum Cactus, who collectively hold approximately [•]% of the voting power of the Scheme Shares, have each delivered an irrevocable undertaking in favor of the Consortium, pursuant to which each has agreed, among other things, to (i) exercise (or procure the exercise of) all voting rights attaching to its ReNew Shares (the “Relevant Securities”) in favor of the Scheme, the Acquisition and the related resolutions at the Court Meeting and the General Meeting (and against any resolution to adjourn the relevant shareholder meetings, amend the Scheme, or which is likely to result in a Condition not being fulfilled, impede or frustrate the Scheme, or prevent the Scheme from becoming Effective), (ii) if the Acquisition is implemented by way of a Takeover Offer, accept (or procure acceptance of) that Takeover Offer in respect of its Relevant Securities, (iii) elect to participate in the Rollover in respect of all of its Relevant Securities, (iv) refrain from disposing of, or dealing in, its Relevant Securities, from acquiring further ReNew Shares, from entering into third-party arrangements relating to its Relevant Securities, and from taking any action that would restrict its ability to control the exercise of rights attaching to its Relevant Securities, in each case, other than pursuant to the Acquisition, and (v) cooperate in the implementation of the Reorganization to be undertaken after the Effective Date and enter into the related Shareholders’ Agreement and other documents required to implement the Reorganization, and provide reasonable cooperation in connection with obtaining required regulatory clearances (subject to customary confidentiality and privilege carve-outs).

Each irrevocable undertaking will lapse in specified circumstances, including if the Transaction Agreement is terminated, if the Scheme lapses or is withdrawn, if the Scheme does not become Effective (or, if applicable, the Takeover Offer does not become or is not declared unconditional) by the Long Stop Date, or if a competing offer for the entire issued and to be issued share capital of the Company becomes effective or is declared unconditional.

The foregoing description of the irrevocable undertakings does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the irrevocable undertakings.

6. Information relating to the Consortium

(a) The Consortium

The Consortium comprises: (i) CPP Investments; and (ii) Mr. Sumant Sinha (the founder, Chairman and CEO of ReNew).

(b) Canada Pension Plan Investment Board

CPP Investments is a Crown corporation incorporated in Canada with its principal offices located at One Queen Street East, Suite 2500, Toronto, Ontario M5C 2W5 Canada.

CPP Investments is a professional investment management organization that manages the Canada Pension Plan Fund (the “CPP Fund”) in the best interests of the more than 22 million contributors and beneficiaries. In order to build diversified portfolios of assets, it makes investments around the world in public equities, private equities, real estate, infrastructure and fixed income. Headquartered in Toronto, with offices in Hong Kong, London, Mumbai, New York City, São Paulo and Sydney, CPP Investments is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. As at March 31, 2026, the CPP Fund totaled CA$793.3 billion.

(c) Sumant Sinha

Mr. Sumant Sinha is the founder, Chairman and Chief Executive Officer of ReNew.

7. Information relating to ReNew

ReNew is a leading decarbonisation solutions company. ReNew’s clean energy portfolio of ~20.2 GW on a gross basis as of 18 May 2026, is one of the largest globally. ReNew is a major independent power producer in India. In addition, ReNew provides end-to-end solutions in a just and inclusive manner in the areas of clean energy, value-added energy offerings through digitalization, storage and carbon markets that are increasingly integral to addressing climate change. In addition, ReNew has 6.4 GW of solar module and 2.5 GW of solar cell manufacturing capacities and is expanding its solar cells manufacturing capacity by another 4 GW, which is expected to be operational by December 2026.

The ReNew Shares are traded on Nasdaq under the symbol “RNW”. ReNew’s principal executive offices are located at C/O Vistra (UK) Ltd Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB. Its principal operational office in India is C/O ReNew, Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase V, Gurugram 122009, Haryana, India and its telephone number is (+91) 124 489 6670.

8. Rollover

Under the Rollover, eligible Scheme Shareholders may elect to retain all (but not some) of their Scheme Shares, which will continue to be held by such Scheme Shareholders following the Effective Date, in lieu of such Scheme Shareholders transferring their Scheme Shares to the Purchaser and receiving the Cash Consideration. Further details in relation to the steps to be taken by Scheme Shareholders to participate in the Rollover will be set out in the Scheme Document. The Rollover shall be subject to, among other things, the following terms and conditions:

•

Under applicable law, Scheme Shareholders who are resident in India will not be eligible to participate in the Rollover and any elections from such Scheme Shareholders to participate in the Rollover shall be null and void. Such Scheme Shareholders shall be treated as participating in the Cash Offer for all purposes;

•

if, following the receipt of valid elections from Scheme Shareholders, the total number of ReNew Shareholders (as determined in accordance with the Indian Companies Act 2013) immediately following the Scheme becoming Effective would be expected to exceed 200, then in order to comply with Indian law requirements, any Scheme Shareholder who (i) has validly delivered an election and (ii) holds fewer ReNew Shares than the Cutback Threshold, shall be deemed to have elected for all of its Scheme Shares to participate in the Cash Offer and shall not be treated as participating in the Rollover for any purpose (the “Cutback”); and

•

if, following the Cutback, the aggregate number of Scheme Shares held or beneficially owned (as applicable) by U.S. Rollover Shareholders would be expected to represent more than 9.0% of the total issued and outstanding ReNew Shares immediately following the Scheme becoming Effective (the “Maximum U.S. Rollover Percentage”), the number of Scheme Shares held or beneficially owned (as applicable) by each U.S. Rollover Shareholder subject to the Rollover shall be reduced on a pro rata basis (calculated by reference to each U.S. Rollover Shareholder’s total holding or beneficial ownership (as applicable) of Scheme Shares as a proportion of the aggregate Scheme Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders) to the minimum extent necessary such that the aggregate Rollover Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders do not exceed the Maximum U.S. Rollover Percentage. Any Scheme Shares so reduced shall cease to be Rollover Shares and shall instead be Cash-Out Shares for the purpose of the Scheme.

9. Proposed Reorganization following the Scheme becoming Effective

It is expected that, shortly following the Scheme becoming Effective, ReNew will undergo a reorganization (the “Reorganization”) such that all remaining shareholders in ReNew will become direct shareholders of RPL. In connection with the Reorganization, the following steps are currently contemplated:

•	Shareholders’ Agreement

On or immediately following the Effective Date, a shareholders’ agreement (the “Shareholders’ Agreement”) governing the rights and obligations of the shareholders of ReNew and RPL will be entered into between CPP Investments, Mr. Sumant Sinha, the Scheme Shareholders participating in the Rollover, ReNew and RPL. The Shareholders’ Agreement will include provisions in relation to, among other things, director appointment and removal rights of shareholders of ReNew and RPL. Further details and a summary of the key terms of the Shareholders’ Agreement will be set out in the Scheme Document.

•	Variation of rights attaching to ReNew Shares

It is expected that once the Scheme becomes Effective, the share capital of ReNew, which is currently comprised of four share classes, will be harmonized into a single class of Class A Ordinary Shares with pari passu voting and economic rights.

•	Subscription for Class A Ordinary Shares

It is expected that, as part of the Reorganization, ReNew Shareholders will be invited to subscribe for newly issued Class A Ordinary Shares in ReNew for such aggregate subscription amount to be determined by CPP Investments and ReNew to facilitate the Reorganization, including applying certain proceeds towards the settlement of certain existing indebtedness of the ReNew Group. The share subscription will be fully underwritten by CPP Investments or one of its Affiliates. Rollover Shareholders who do not subscribe for their pro rata entitlement of new Class A Ordinary Shares will be diluted as a result.

•	Transfer of shares in RPL to ReNew Shareholders

Upon completion of the steps above, ReNew will transfer at fair market value its entire holding of shares in RPL to the ReNew Shareholders on a pro rata basis (based on economic, rather than voting rights). This will have the effect of moving the ReNew Shareholders’ shareholdings to RPL directly. Following the completion of the Reorganization steps, it is the current intention of the Consortium to wind up ReNew in due course by way of a members’ voluntary liquidation.

As part of the Scheme, Rollover Shareholders will be required to grant powers of attorney authorizing CPP Investments to execute on their behalf: (i) the Shareholders’ Agreement; and (ii) other documents required to implement the Reorganization steps described above. Further details regarding the proposed steps of the Reorganization will be set out in the Scheme Document.

10. Treatment of Equity Awards

Under the ReNew Share Plans, outstanding Awards (other than those held by Mr. Sumant Sinha) will be treated as follows, conditional on receipt of the Court Order:

•

ID Awards, awards held by former employees (including persons who become former employees following the date hereof) and Non-Resident Awards will immediately vest and become exercisable (to the extent not already vested) upon the Court Order. Any such Award that remains unexercised as of the Scheme Record Time will lapse and terminate, and the holder will instead receive a cash amount equal to the product of (i) the number of Class A Ordinary Shares underlying such Award multiplied by (ii) the Cash Consideration minus the per share exercise price;

•	ITM Awards that have equal to or less than a six-month vesting period remaining as of the Effective Date will immediately vest and become exercisable upon the Court Order (“Accelerated ITM Awards”);

•

Exercisable ITM Awards may be exercised prior to the Scheme Record Time, provided that, subject to obtaining the consent of the holder of the Awards, the combined amount of Exercisable ITM Awards and Non-Resident Awards exercised may not exceed 60% of the net cash value of the Class A Ordinary Shares underlying the Non-Resident Awards and Exercisable ITM Awards after accounting for exercise prices and employee taxes, excluding any such Awards held by former employees, based on those that are outstanding as of the date of the Transaction Agreement. If the number of such Awards elected to be exercised prior to the Scheme Record Time exceeds the 60% cap, subject to obtaining holder consent, the number of Accelerated ITM Awards exercised by current employees shall be reduced on a pro rata basis, by reference to each holder’s total holding of Accelerated ITM Awards and the aggregate amount of Accelerated ITM Awards;

•

any Exercisable ITM Awards that remain unexercised or unsettled as of the Scheme Record Time will lapse and terminate, and the holder will instead be granted, within five Business Days following the Effective Date, replacement awards vesting on the 12-month anniversary of the Effective Date, using the Conversion Ratio under a new incentive plan to be established and operated by RPL following the Effective Date;

•

ITM Awards with more than six but less than 12 months of vesting remaining as of the Effective Date will lapse and terminate on the Effective Date. The holder of such Awards will be granted, subject to obtaining the consent of the holder, within five Business Days following the Effective Date, replacement awards under the new incentive plan vesting on the 12-month anniversary of the Effective Date using the Conversion Ratio;

•

in each case where a holder is granted a replacement award under the new incentive plan that vests on the 12-month anniversary of the Effective Date, and such holder’s employment ends for any reason other than cause within 12 months of the Effective Date, the holder may elect to either retain such replacement award or receive a cash payment equal to the number of Class A Ordinary Shares that would have vested by the cessation date under the original vesting schedule multiplied by an amount equal to the Cash Consideration minus the per share exercise price;

•

Underwater Options will be replaced, within five Business Days following the Effective Date, with replacement awards under the new incentive plan using the Conversion Ratio. Such replacement awards will vest on a schedule of 75% on the 12-month, 12.5% on the 18-month and 12.5% on the 24-month anniversaries of the Effective Date;

•

all other Awards will be replaced, within five Business Days following the Effective Date, with replacement awards under the new incentive plan on substantially the same vesting terms as the original Award, using the Conversion Ratio; and

•

the exercise price per share of each replacement award shall be set using the USD/INR exchange rate on the Effective Date, except that options granted on 23 August 2021 in exchange for prior group stock options will retain their original INR exercise price.

11. Financing of the Acquisition and Terms of the Acquisition

The Purchaser has, or will have, available to it, the funds necessary to satisfy all of its payment obligations under the Transaction Agreement in connection with the Acquisition. The obligations of CPP Investments to consummate the Acquisition are not subject to any financing condition.

Further information on the financing of the Acquisition will be set out in the Scheme Document.

Transaction Agreement

On the date of this Announcement, the Consortium and ReNew entered into a Transaction Agreement in relation to the Acquisition. Pursuant to the Transaction Agreement, amongst other things:

•

the Acquisition will be subject to certain conditions (“Conditions”) and the Scheme will only become Effective if these Conditions are satisfied or, where permitted, waived. The Conditions include (but are not limited to) those extracted and summarized below. Full details of the Conditions are contained in the Transaction Agreement and will be set out in the Scheme Document:

•

the Scheme and the Resolution required to implement the Scheme being duly approved and passed (as applicable) by the requisite majority of Scheme Shareholders and ReNew Shareholders at the Court Meeting and the General Meeting, respectively and, subsequently, sanctioned by the Court;

•	anti-trust approval and clearance having been obtained in India and foreign direct investment approvals and clearances having been obtained in Belgium and France;

•

there not being any event that has had, or would be reasonably expected to have, individually or in aggregate, a material adverse effect on the ReNew Group, or any law or order prohibiting the Acquisition;

•

warranties given by the Company and the Consortium being accurate (in most cases subject to a materiality threshold) and the Company and the Consortium not being in material breach of their respective obligations under the Transaction Agreement; and

•	the Company having obtained the written approval, or confirmation that approval is not required, from a certain provider of finance to the ReNew Group in respect of the Acquisition;

•

the latest date on which the Conditions can be satisfied and/or waived is the date that is the later of (a) 31 March 2027 and (b) 95 days following the publication of the Scheme Document (or such later date as the Company and CPP Investments may agree and the Court may allow) (the “Long Stop Date”);

•

each member of the Consortium has agreed to use all reasonable endeavors to procure the fulfilment of the anti-trust and foreign direct investment Conditions applicable to such member, provided that no member of the Consortium shall be under any obligation to accept any conditions or undertakings in connection with the fulfilment of such Conditions;

•

the Company has agreed to take such actions as are required to bring the Scheme into effect, including making the relevant applications to the Court to convene the Court Meeting, posting the Scheme Document (including notices of the Court Meeting and General Meeting) to ReNew Shareholders and, subject to the satisfaction or waiver of all Conditions, to seek the sanction of the Scheme by the Court and thereafter to file the Court order with the Registrar of Companies;

•	the parties have agreed to certain undertakings with respect to the ReNew Share Plans, further details of which will be provided in the Scheme Document;

•	the Consortium has also agreed to provide ReNew with certain information for the purposes of the Scheme Document and to otherwise assist with the preparation of the Scheme Document;

•	the Company has agreed not to take certain actions from the date of the Transaction Agreement until the Effective Date without the prior written consent of CPP Investments;

•	the Company has made certain warranties to the Consortium with respect to the ReNew Group, and each member of the Consortium has made certain limited warranties to the Company;

•

the Company has agreed to non-solicitation provisions, which include agreements to cease any ongoing discussions with third parties with respect to any competing offer, not to solicit or encourage any competing offer, to liaise with the Consortium should any further competing offer be made to the Company, and to only engage in discussions with third parties in respect of any competing offer if such competing offer is or would reasonably be expected to lead to a superior offer, as well as an agreement to notify the Consortium if there are any material changes affecting the Company, which may impact Scheme Shareholders’ consideration of the Acquisition;

•

the Transaction Agreement contains certain termination rights for each of the Company and CPP Investments, including: (i) by mutual agreement; (ii) if the requisite approvals of the ReNew Shareholders and/or the Scheme Shareholders or the sanction of the Court have not been obtained, or if the Scheme has not taken effect by the Long Stop Date; (iii) if the other party breaches its representations, warranties or covenants in a manner that would cause the Conditions to not be satisfied and fails to cure such breach; (iv) if any law or order prohibiting the Acquisition has become final and non-appealable; (v) by the Company in order to enter into a definitive agreement for a superior offer or if, after the Special Committee changes its recommendation as a result of a material intervening event, the requisite approval is not obtained from Scheme Shareholders; or (vi) by CPP Investments if prior to the Court sanctioning the Scheme, the Special Committee changes its recommendation; and

•

the Company has agreed to reimburse certain expenses incurred by CPP Investments in connection with the Acquisition (subject to a cap) in certain circumstances following termination of the Transaction Agreement, including (i) if the Company terminates the Transaction Agreement in order to enter into a definitive agreement for a superior offer, or (ii) if the Special Committee changes its recommendation and the requisite approvals have not been obtained in relation to the Scheme, or if the Scheme otherwise has not taken effect by the Long Stop Date, and within nine months following such termination, the Company enters into a definitive agreement for, or completes a transaction on the basis of, a competing offer.

The foregoing description of the Transaction Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Transaction Agreement, which will be appended to the Form 6-K to be filed by ReNew on or around the date of this Announcement and is incorporated by reference herein. The Transaction Agreement and the above description have been included to provide ReNew Shareholders with information regarding the terms of the Transaction Agreement. They are not intended to provide any other factual information about the Company or the ReNew Group. The warranties and covenants contained in the Transaction Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Transaction Agreement; and may be subject to limitations agreed upon by the parties, including being qualified and modified by confidential disclosures made by contracting parties to the other for the purposes of allocating contractual risk between them. ReNew Shareholders should be aware that the warranties and covenants or any description thereof may not reflect the actual state of facts or condition of the Company or the ReNew Group. Moreover, information concerning the subject matter of the warranties and covenants may change after the date of the Transaction Agreement. Further, ReNew Shareholders should read the Transaction Agreement not in isolation, but only in conjunction with the other information that the respective companies include in reports, statements and other filings they make with the SEC.

12. Structure of the Acquisition

Structure

It is intended that the Acquisition will be implemented by means of a Court-approved scheme of arrangement between ReNew and the Scheme Shareholders under Part 26 of the Companies Act. CPP Investments reserves the right to elect to effect the Acquisition by way of a Takeover Offer (subject to the terms of the Transaction Agreement).

The purpose of the Scheme is to provide for CPP Investments and its Affiliates to become the holders of all Cash-Out Shares. This is to be achieved by the transfer of the Cash-Out Shares to the Purchaser, in consideration for which the relevant Scheme Shareholders will receive the Cash Consideration on the basis set out in paragraph 2 of this Announcement.

The Cash Consideration payable under the terms of the Acquisition in relation to the Cash-Out Shares will be dispatched to relevant Scheme Shareholders in the manner set out in the Scheme Document.

Subject to the terms and conditions of the Rollover set out in paragraph 8 of this Announcement, Rollover Shareholders will retain their Scheme Shares as ReNew Shares following the Effective Date.

Effect of the Scheme and publication of the Scheme Document

Subject to the satisfaction (or, where applicable, waiver) of the Conditions and the further terms to be set out in the Scheme, the Scheme is expected to become Effective in Q[1] 2027.

Upon the Scheme becoming Effective: (i) it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favor); (ii) entitlements to ReNew Shares held within the systems of The Depository Trust Company will be cancelled upon the transfer of such ReNew Shares held by The Depository Trust Company to the Purchaser by power of attorney in accordance with the terms of the Scheme; (iii) all depositary receipts issued by Computershare representing Cash-Out Shares shall cease to have effect as documents of title to the relevant Cash-Out Shares comprised in the depositary receipts; and (iv) share certificates in respect of the Cash-Out Shares will cease to be valid and have effect as documents of title to the relevant Cash-Out Shares.

Any ReNew Shares issued before the Scheme Record Time and not held by members of the Consortium will be subject to the terms of the Scheme. The Resolution at the General Meeting will, amongst other matters, provide that the ReNew Articles be amended to incorporate provisions requiring any ReNew Shares issued after the Scheme Record Time (other than to any member of the Consortium and/or its nominees), including any ReNew Shares issued in satisfaction of any awards vesting under the ReNew Share Plans, to be automatically transferred to the Purchaser (or as CPP Investments may direct) and for the Cash Consideration to be paid to the original recipient of the ReNew Shares so issued.

Further details of the Scheme, including expected times and dates for each of the Court Meeting, the General Meeting and the Court Hearing, together with notices of the Court Meeting and General Meeting, will be set out in the Scheme Document, which, together with the associated Forms of Proxy, will be made available to ReNew Shareholders as soon as reasonably practicable, and the meetings are expected to be held shortly thereafter. The General Meeting is expected to be held immediately after the Court Meeting.

The Scheme will be governed by English law and is subject to the jurisdiction of the Court.

13. De-listing and re-registration

Upon the Scheme becoming Effective, all Cash-Out Shares will be transferred to the Purchaser and the share certificates for such Cash-Out Shares will thereafter cease to have effect as documents or evidence of title. ReNew will apply to Nasdaq for the delisting of the ReNew Shares on Nasdaq immediately following the Effective Date. Scheme Shareholders will be notified by way of announcement of the results of the Court Hearing and the expected last date of dealings in the ReNew Shares on Nasdaq and an announcement of the Effective Date and the delisting of the ReNew Shares on Nasdaq.

If the Scheme becomes Effective, the Consortium intends to cause ReNew to terminate the registration of the ReNew Shares under the U.S. Exchange Act and ReNew’s reporting obligations under the U.S. Exchange Act as soon as practicable following the Effective Date.

It is also proposed that, following the Effective Date and after its shares are delisted, ReNew will be re-registered as a private limited company under the relevant provisions of the Companies Act.

14. Reserving the right to proceed by way of a Takeover Offer

Subject to the terms of the Transaction Agreement, CPP Investments reserves the right to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme.

In such event, such Takeover Offer will be implemented on the same terms and conditions (or on improved terms for Scheme Shareholders), so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments to reflect, amongst other things, the change in method of effecting the Acquisition, including (without limitation) the inclusion of an acceptance condition set at 90 per cent. of ReNew Shares (other than the Excluded Shares) to which the Takeover Offer relates, (or such lesser percentage as the Company and the Consortium may agree), the Takeover Offer will be conducted in compliance with US tender offer rules, and those amendments considered necessary by CPP Investments and agreed by the Company.

15. General

The Acquisition will be subject to the Conditions and the full terms and conditions to be set out in the Scheme Document in due course. The Scheme Document will be dispatched to ReNew Shareholders as promptly as reasonably practicable (and in any event within ten Business Days) following the date on which the Court grants the order for the convening of the Court Meeting (or such later time as CPP Investments and ReNew may agree).

In deciding whether or not (i) to vote (or, where applicable, procure votes) in favor of the Scheme at the Court Meeting or (ii) to vote (or, where applicable, procure votes) in favor of the Resolution at the General Meeting or (iii) to elect for the Rollover, Scheme Shareholders and ReNew Shareholders should rely on the information contained, and follow the procedures described, in the Scheme Document and the accompanying Forms of Proxy once these have been published.

The defined terms used in this Announcement are set out in Appendix 1.

16. Documents available on website

ReNew will furnish to the SEC a current report on Form 6-K regarding the Acquisition, which will include as an exhibit thereto the Transaction Agreement. All parties desiring details regarding the Acquisition are urged to review these documents, which will be available at the SEC’s website (http://www.sec.gov).

Further details of the Acquisition will be contained in the Scheme Document to be made available to ReNew Shareholders along with notices of the Court Meeting and General Meeting and the Forms of Proxy. This Announcement is not a substitute for the Scheme Document or any other document that may be filed or furnished by the Company with the SEC.

In connection with the Acquisition, the Consortium and ReNew will prepare a Schedule 13E-3 Transaction Statement (the “Schedule 13E-3”). The Schedule 13E-3 will be filed with the SEC.

INVESTORS AND SHAREHOLDERS IN RENEW ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE SCHEDULE 13E-3, SCHEME DOCUMENT (WHICH WILL INCLUDE AN EXPLANATORY STATEMENT IN RESPECT OF THE SCHEME IN ACCORDANCE WITH THE REQUIREMENTS OF THE COMPANIES ACT) AND OTHER MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENEW, THE ACQUISITION, AND RELATED MATTERS.

Shareholders will be able to obtain these documents, as well as other filings containing information about ReNew, the Acquisition, and related matters, without charge from the SEC’s website (http://www.sec.gov).

The contents of the websites referred to in this Announcement and any websites accessible from hyperlinks on these websites are not incorporated into and do not form part of this Announcement.

Enquiries:

Citi (Financial Adviser to CPP Investments)	[•]

•	Rajiv Jumani – Rajiv.Jumani@citi.com

•	Jason Miner – Jason.Miner@citi.com

•	Rory Murphy – Rory.Murphy@citi.com

The Consortium	[•]

•	For all media inquiries: Connie Ling – cling@cppib.com

•	For all other inquiries: Citi

Rothschild & Co (Financial Adviser to ReNew)

•	James Ben – James.Ben@rothschildandco.com

•	Markus Pressdee – Markus.Pressdee@rothschildandco.com

•	Emmet Walsh – Emmet.Walsh@rothschildandco.com

•	Alice Squires – Alice.Squires@rothschildandco.com

•	Aalok Shah – Aalok.Shah@rothschildandco.com

ReNew

Press Enquiries

pr@renew.com

Investor Enquiries

Anunay Shahi

Nitin Vaid

ir@renew.com

Freshfields LLP is acting as legal adviser to CPP Investments. Linklaters LLP is acting as legal adviser to ReNew.

Important notices

Citigroup Global Markets India Private Limited (“Citi”), is acting as financial adviser exclusively for CPP Investments and no one else in connection with the Acquisition and other matters set out in this Announcement and will not be responsible to anyone other than CPP Investments for providing the protections afforded to clients of Citi or its affiliates, nor for providing advice in connection with the Acquisition, the content of this Announcement or any matter referred to herein. Neither Citi nor any of Citi’s affiliates or branches, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct, indirect, consequential, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Citi in connection with this Announcement, any statement contained herein or otherwise. It is to be noted the activities undertaken by Citi do not fall within the regulatory purview of the Securities and Exchange Board of India (“SEBI”). Accordingly, none of the investor protection mechanisms provided by SEBI will be available for any grievances or disputes arising out of or pertaining to services provided by the Citi to CPP Investments.

Rothschild & Co, which is authorized and regulated by FINRA and the SEC, is acting as financial adviser exclusively for the Special Committee and for no one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than the Special Committee for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this Announcement.

UK Takeover Code does not apply

ReNew has a majority of its Board resident outside of the United Kingdom, the Channel Islands and the Isle of Man and its shares are admitted to trading on Nasdaq and therefore, for the purposes of the City Code on Takeovers and Mergers (the “UK Takeover Code”), ReNew is not resident in the UK, and is not subject to regulation under the UK Takeover Code, therefore no dealing disclosures are required to be made under Rule 8 of the UK Takeover Code by shareholders of ReNew or the Consortium.

Forward-looking statements

This Announcement includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations, financial condition or prospects and therefore are, or may be deemed to be, “forward looking statements”. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this Announcement and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the business of the ReNew Group and the Acquisition. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. All statements, other than historical facts, including statements regarding the anticipated benefits of the Acquisition and the expected time of effectiveness of the Acquisition are forward-looking statements.

The forward-looking statements contained in this Announcement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: (1) the Acquisition is subject to the satisfaction or waiver of certain conditions, including the receipt of requisite approvals by ReNew Shareholders and Scheme Shareholders and the sanction of the Scheme by the Court, which conditions may not be satisfied or waived; (2) uncertainties as to the timing of the consummation of the Acquisition and the ability of each party to consummate the Acquisition; (3) the risk that the Acquisition disrupts ReNew’s current operations or affects their ability to retain or recruit key employees; (4) the possible diversion of management time on Acquisition-related issues; (5) the risk of shareholder or other litigation relating to the Acquisition; and (6) unexpected costs, charges or expenses resulting from the Acquisition.

Should one or more of these risks or uncertainties materialise, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. Neither ReNew nor the Consortium will undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this Announcement or elsewhere might not occur. Investors are cautioned that forward-looking statements are not guarantees of future performance.

The forward-looking statements made in this Announcement are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by ReNew on its website or otherwise. Neither ReNew, the Purchaser nor the Consortium undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made other than to the extent required by applicable law.

No Offer or Solicitation

This Announcement is for information purposes only. It is not intended to and does not constitute, or form part of, an offer to sell or otherwise dispose of, or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

The Acquisition will be implemented solely pursuant to the Scheme, subject to the terms and conditions of the Transaction Agreement, which contains the terms and conditions of the Acquisition, and the applicable requirements of the Nasdaq and the SEC.

APPENDIX 1

DEFINITIONS3

The following definitions apply throughout this Announcement unless the context requires otherwise:

“Accelerated ITM Awards”	has the meaning given to it in paragraph 10 of this Announcement;

“Acquisition”	the proposed acquisition by the Purchaser of the Cash-Out Shares for the Cash Consideration, to be effected by way of the Scheme as described in this Announcement, and shall, in any case, where the context so requires, include any modification, addition or condition which (a) the Company and CPP Investments mutually agree and which (if required) is approved by the Court or (b) is otherwise imposed by the Court and agreed to by the Company and CPP Investments;

“Affiliate”	any person that, directly or indirectly, controls, or is controlled by, or is under common control with, that person, but shall exclude, in the case of CPP Investments, all portfolio companies, investee companies and investment funds (where CPP Investments or any of its Affiliates does not have investment decision-making power) in which CPP Investments or any of its Affiliates is invested, directly or indirectly;

“Announcement”	this announcement;

“Awards”	outstanding equity awards granted under the ReNew Share Plans, comprising options, RSUs and PSUs;

“Business Day”	a day which is not a Saturday, a Sunday or a bank or public holiday in Toronto, Canada, London, United Kingdom, New York, USA or New Delhi, India;

“Cash Consideration”	USD [•] in cash per Cash-Out Share;

“Cash-Out Shares”	all Scheme Shares which are not Rollover Shares, including those Scheme Shares that become Cash-Out Shares by operation of the provisions set out in paragraph 8 of this Announcement;

“Class A Ordinary Shares”	Class A ordinary shares of $0.0001 each in the capital of ReNew;

“Companies Act”	the Companies Act 2006 (as amended from time to time);

[3]	Drafting Note: To be updated in due course to align with the final Transaction Agreement.

“Computershare”	Computershare Trust Company, N.A.;

“Conditions”	has the meaning given to it in paragraph 11 of this Announcement;

“Consortium”	CPP Investments and Mr. Sumant Sinha;

“Conversion Ratio”	0.8289, being the conversion ratio applicable to replacement awards granted under the new incentive plan to be established and operated by RPL, subject to adjustment for any variation of share capital following the date of the Transaction Agreement or as agreed by the Company and CPP Investments;

“Court Hearing”	the hearing of the Court at which ReNew will seek an order sanctioning the Scheme pursuant to Part 26 of the Companies Act;

“Court Meeting”	the meeting of Scheme Shareholders (and any adjournment, postponement or reconvention thereof) to be convened by order of the Court pursuant to section 896 of the Companies Act in order for Scheme Shareholders to consider and, if thought fit, approve, the Scheme;

“Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act;

“Court”	the High Court of Justice in England and Wales;

“CPP Investments”	Canada Pension Plan Investment Board, a Canadian Crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40.;

“Cutback Threshold”	such number of issued and outstanding ReNew Shares as, when applied to reduce the number of participating Rollover Election Shareholders, will cause the total number of ReNew Shareholders immediately following the Scheme becoming Effective to be no more than 200;

“Effective Date”	in the context of the Acquisition: (a) if the Acquisition is implemented by way of the Scheme, the date on which the Scheme becomes effective pursuant to its terms; or (b) if the Acquisition is implemented by way of a Takeover Offer, subject to the terms of the Transaction Agreement, the date on which such Takeover Offer becomes or is declared unconditional, and “Effective” shall be construed accordingly;

“Excluded Shares”

any ReNew Shares which are:

(i) registered in the name of, or beneficially owned by, any member of the Consortium or his or its Affiliates, or their respective nominees; or

(ii) held by the Company in treasury,

in each case at any relevant date or time;

“Exercisable ITM Awards”	ITM Awards already vested prior to the Court Order and Accelerated ITM Awards;

“Forms of Proxy”	the forms of proxy in connection with each of the Court Meeting and the General Meeting, which will accompany the Scheme Document;

“General Meeting”	the general meeting of ReNew Shareholders to be convened in connection with the Scheme in order for ReNew Shareholders to consider, and if thought fit approve, certain matters in connection with the Scheme and the Acquisition (including any adjournment, postponement or reconvention thereof);

“ID Awards”	Awards granted under the Company Non-Employee 2021 Incentive Award Plan to independent directors of ReNew;

“ITM Awards”	Awards with an exercise price per share equal to or lower than the Cash Consideration, excluding ID Awards and Non-Resident Awards;

“JERA Nex”	JERA Power RN B.V., a company incorporated in the Netherlands, which is a wholly owned subsidiary of JERA Nex Limited, a company incorporated in England, which, in turn, is a wholly owned subsidiary of JERA Co., Inc., a company incorporated in Japan;

“Latest Practicable Date”	the Business Day immediately preceding the date of this Announcement;

“Long Stop Date”	the date that is the later of (a) 31 March 2027 and (b) 95 days following the publication of the Scheme Document, or such later date as CPP Investments and the Company may agree in writing and the Court may allow;

“Nasdaq”	the Nasdaq Capital Market;

“Non-Resident Awards”	Awards held by holders who are not residents of India;

“Option”	an option to purchase Class A Ordinary Shares granted under and subject to the terms of a ReNew Share Plan;

“Platinum Cactus”	Platinum Cactus A 2019 Trust, a trust established under the laws of Abu Dhabi Global Market by deed of settlement dated 28 March 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited;

“PSUs”	performance-based restricted share units granted under and subject to the terms of a ReNew Share Plan;

“Purchaser”	CPP Investments or, if CPP Investments opts to undertake the Acquisition indirectly through a wholly owned subsidiary, such subsidiary;

“Registrar of Companies”	the Registrar of Companies in England and Wales;

“ReNew Articles”	the articles of association of ReNew in force from time to time;

“ReNew Directors” or “ReNew Board”	the directors of ReNew as at the date of this Announcement or, where the context so requires, the directors of ReNew from time to time;

“ReNew Group”	ReNew and its subsidiaries and subsidiary undertakings from time to time;

“ReNew Share Plans”	the Company 2021 Incentive Award Plan and the Company Non-Employee 2021 Incentive Award Plan;

“ReNew Shareholders”	the registered holders of ReNew Shares from time to time;

“ReNew Shares”	ordinary shares in the capital of ReNew with a par value of $0.0001 each;

“ReNew” or “Company”	ReNew Energy Global Plc, a public limited company registered in England and Wales with registered number 13220321 whose registered office is at C/O Vistra (UK) Ltd, Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB, United Kingdom;

“Resolution”	the special resolution to be proposed at the General Meeting in connection with the Scheme to authorize the ReNew Directors to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect, and to amend the Articles to ensure that any ReNew Shares issued after the General Meeting will be subject to the Scheme or otherwise transferred to the Purchaser (and/or its nominee);

“Rollover Election Shareholders”	eligible Scheme Shareholders which have validly submitted their elections to participate in the Rollover;

“Rollover Shareholders”	Scheme Shareholders participating in the Rollover, after the adjustments (including the Cutback) pursuant to the terms and conditions of the Rollover set out in paragraph 8 of this Announcement;

“Rollover Shares”	Scheme Shares held by the Rollover Shareholders, that are subject to the Rollover pursuant to the terms and conditions set out in paragraph 8 of this Announcement;

“RSUs”	restricted share units granted under and subject to the terms of a ReNew Share Plan;

“Sanctions”	any economic or financial sanctions laws or regulations, as amended from time to time, administered, enacted or enforced by: (i) the United Kingdom; (ii) the European Union or any member state thereof; (iii) the United States of America; (iv) the United Nations; or (v) any other jurisdiction applicable to and binding on the Company or the Purchaser or otherwise affecting ReNew Shares;

“Scheme Document”	the document to be dispatched to ReNew Shareholders and other persons with information rights setting out, amongst other things, the details of the Acquisition, the full terms and conditions of the Scheme and containing notices convening the Court Meeting and the General Meeting;

“Scheme Record Time”	5.30 p.m. (Eastern Standard Time) on the Business Day immediately after the date on which the Court makes its order sanctioning the Scheme;

“Scheme Shareholders”	holders of Scheme Shares;

“Scheme Shares”

all Class A Ordinary Shares:

(i) in issue at the date of the Scheme;

(ii)  (if any) issued after the date of the Scheme and prior to the Scheme Voting Record Time; and

(iii)  (if any) issued at or after the Scheme Voting Record Time and before the Scheme Record Time on terms that the holder thereof shall be bound by the Scheme, or in respect of which the original or any subsequent holders thereof shall have agreed in writing to be bound by the Scheme, and in each case (where the context requires) remaining in issue at the Scheme Record Time, but excluding any Excluded Shares;

“Scheme Voting Record Time”	5.30 p.m. (Eastern Standard Time) on the day which is five Business Days before the date of the Court Meeting or, if the Court Meeting is adjourned, 5.30 p.m. (Eastern Standard Time) on the day which is five Business Days before the date of such adjourned meeting;

“Scheme”	the proposed scheme of arrangement under Part 26 of the Companies Act between ReNew and the holders of the Scheme Shares in connection with the Acquisition, with or subject to any modification, addition or condition which (a) CPP Investments and the Company mutually agree and which (if required) is approved by the Court, or (b) is otherwise imposed by the Court and agreed to by ReNew and CPP Investments;

“SEC”	the United States Securities and Exchange Commission;

“Special Committee”	the special committee comprising certain independent ReNew Directors established by the ReNew Board for the purposes of considering, negotiating and implementing the Acquisition;

“Takeover Offer”	if CPP Investments, with the prior written consent of the Special Committee, elect to implement the Acquisition by way of a takeover offer (as that term is defined in section 974 of the Companies Act) in accordance with the Transaction Agreement, the offer to be made by or on behalf of such members of the Consortium, or an associated undertaking thereof, to acquire the Scheme Shares (excluding any Excluded Shares);

“Transaction Agreement”	the Transaction Agreement dated on or around the date of this Announcement between the members of the Consortium and ReNew relating to, among other things, the implementation of the Acquisition;

“U.S. Exchange Act”	the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

“U.S. Person”	any holder of Scheme Shares (a) whose address appears on the books and records of ReNew, any voting trustee, any depositary, any share transfer agent or any person acting in a similar capacity as being located in the United States, or (b) who is a U.S. resident, in each case as determined in accordance with (i) Rules 800(h) and 800(i) under the US Securities Act of 1933, and/or (ii) Rule 14d-1(d) under the U.S. Exchange Act;

“U.S. Rollover Shareholders”	Rollover Election Shareholders or (in relation to Scheme Shares subject to a valid election for the Rollover represented by depositary receipt(s) issued by Computershare) holder(s) of the relevant depositary receipt(s), in each case who are U.S. Persons;

“U.S.” or “United States”	the United States of America, its territories and possessions, any state of the United States and the District of Columbia and all other areas subject to its jurisdiction and any political sub-division thereof;

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland; and

“Underwater Options”	Options with an exercise price per share greater than the Cash Consideration.

In this Announcement, “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given to them in the Companies Act.

All references to “$”, “USD”, “US$”, “United States dollars”, “cents” or “U.S. dollars” are to the lawful currency of the United States and all references to “₹”, “INR”, and “rupee” are references to the lawful currency of India.

All references in this Announcement to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as amended, extended, modified, replaced or reenacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All the times referred to in this Announcement are London times, unless otherwise stated.

References to the singular include the plural and vice versa.